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                                               FILING PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-98649

PROSPECTUS

                             LAS VEGAS SANDS, INC.
                          VENETIAN CASINO RESORT, LLC

                    EXCHANGE OFFER FOR $850,000,000 OF THEIR
                          11% MORTGAGE NOTES DUE 2010

THE NOTES AND THE GUARANTEES

    We will issue the exchange notes under the indenture dated as of June 4, 2002 pursuant to which we issued $850,000,000 of 11% Mortgage Notes due 2010 on June 4, 2002, which we refer to in this prospectus as the "initial notes." The exchange notes will be considered a single issue with the initial notes and will not be treated as a separate class.

    The exchange notes will mature on June 15, 2010. We will pay interest on the exchange notes on June 15 and December 15 of each year, commencing December 15, 2002. The exchange notes will be secured by a second priority security interest, subject to permitted liens, on substantially all of the assets of the Venetian hotel casino, subject to certain limited exceptions. Our new credit facility is secured by a first priority security interest, subject to permitted liens, on those assets. The exchange notes will be guaranteed on a senior, second-lien secured basis, subject to permitted liens, by our domestic subsidiaries that are also guarantors under our new credit facility. See "Description of Notes."

    The exchange notes will be effectively subordinated to our new credit facility and any indebtedness of our subsidiaries that are not guarantors, including the new mall loan facility of Grand Canal Shops II, LLC. As of September 30, 2002, on a pro forma basis after giving effect to borrowings of $50.0 million under our new credit facility to fund construction costs, we would have had approximately $420.0 million of debt outstanding that will rank effectively senior to the exchange notes.

TERMS OF THE EXCHANGE OFFER

    - It will expire at 5:00 p.m., New York City time, on December 26, 2002, unless we extend it. This exchange offer will not be extended beyond
      December 26, 2003.

    - If all the conditions to this exchange offer are satisfied, we will exchange all of our outstanding initial notes, that are validly tendered and not withdrawn for exchange notes.

    - The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

    BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN
THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 20.

    Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for initial notes where the initial notes were acquired as a result of market-marking activities or other trading activities.

    Neither the Nevada State Gaming Control Board nor the Nevada Gaming
Commission had passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------

               The date of this prospectus is November 22, 2002.

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                               TABLE OF CONTENTS

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                                                                PAGE
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Available Information.......................................      i
Industry and Other Data.....................................     ii
Prospectus Summary..........................................      1
Risk Factors................................................     20
Forward-Looking Statements..................................     37
Use of Proceeds.............................................     39
Capitalization..............................................     42
Selected Historical Financial and Other Data................     43
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     45
Business....................................................     59
Management..................................................     79
Executive Compensation......................................     80
Principal Stockholders......................................     83
Certain Relationships and Related Party Transactions........     85
Description of Other Indebtedness...........................     89
The Exchange Offer..........................................     96
Description of Notes........................................    105
Book-Entry, Delivery and Form...............................    165
Description of Intercreditor Agreement......................    169
Operating Agreements........................................    170
Certain United States Federal Income Tax Considerations.....    176
Plan of Distribution........................................    181
Legal Matters...............................................    181
Experts.....................................................    182
Index to Consolidated Financial Statements..................    F-1
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                             AVAILABLE INFORMATION

    Las Vegas Sands, Inc. voluntarily files reports and other information under
Section 15(d) of the Securities Exchange Act of 1934. In accordance with the
Securities Exchange Act, LVSI files reports and other information with the Securities and Exchange Commission. The reports and other information can be inspected and copied at the public reference facilities that the Securities and Exchange Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington,
D.C. 20549. The Securities and Exchange Commission also maintains a web site at HTTP://WWW.SEC.GOV, which contains reports and other information regarding registrants that file electronically with the Securities and Exchange
Commission. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at the principal offices of the Securities and Exchange Commission, 450 Fifth Street,
N.W., Washington, D.C. 20549. We have agreed that, if we are not subject to the informational requirements of Section 13 or 15(d) of the Exchange Act at any time while the notes constitute "restricted securities" within the meaning of the Securities Act of 1933, LVSI will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to permit compliance with Rule 144A in connection with resales of the notes.

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                            INDUSTRY AND OTHER DATA

    We obtained industry and market data used throughout this prospectus through company research, surveys and studies conducted by third parties, governmental agencies and industry and general publications. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

                            ------------------------

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                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.
THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT
MAY BE IMPORTANT TO YOU. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY,
INCLUDING THE "RISK FACTORS" SECTION AND OUR CONSOLIDATED FINANCIAL STATEMENTS
AND RELATED NOTES. IN THIS PROSPECTUS, EXCEPT WITH RESPECT TO THE NOTES AND
UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY," "WE," "OUR" OR "US" REFERS
TO LAS VEGAS SANDS, INC. AND ITS CONSOLIDATED SUBSIDIARIES, "LVSI" REFERS TO LAS
VEGAS SANDS, INC. AND "VENETIAN" REFERS TO VENETIAN CASINO RESORT, LLC. CERTAIN
STATEMENTS IN THIS "PROSPECTUS SUMMARY" ARE FORWARD-LOOKING STATEMENTS. SEE
"FORWARD-LOOKING STATEMENTS."

                                  THE COMPANY

OVERVIEW

    We own and operate the Venetian Casino Resort (the "Casino Resort"), a
Renaissance Venice-themed resort situated at one of the premier locations on Las
Vegas Boulevard (known as the "Strip"). The Casino Resort is located across from
The Mirage and the Treasure Island Hotel and Casino between Flamingo Road and
Sands Avenue. The Casino Resort includes the only all-suites hotel on the Strip, a casino of approximately 116,000 square feet, an enclosed retail, dining and entertainment mall of approximately 446,000 net leasable square feet and a meeting and conference facility of approximately 500,000 square feet. The Casino
Resort is physically connected to the Sands Expo and Convention Center (the
"Expo Center"), one of the largest trade show and convention facilities in the United States as measured by net leasable square footage, with 1.15 million gross square feet of exhibit and meeting space. The Expo Center is separately owned by LVSI's principal stockholder. For the nine months ended September 30, 2002, we generated net revenue, EBITDA and operating income of approximately
$417.4 million, $140.6 million and $107.5 million. See Note 4 to Summary
Historical and Pro Forma Financial Data.

    Our hotel presently has 3,036 single and multiple bedroom suites situated in a 35-story, three-winged tower rising above our casino. The hotel features eight restaurants, including several "signature" restaurants such as Emeril Lagasse's
Delmonico and Piero Selvaggio's Valentino that are adjacent to the casino, and a Venetian-style market food court. In addition, the hotel provides a variety of amenities for its guests, including the state-of-the-art Canyon Ranch health spa. The hotel also includes approximately 63,000 square feet of exhibition space, featuring the Guggenheim Las Vegas Museum that currently houses the Art of the Motorcycle exhibition. Additionally, the hotel includes the Guggenheim/Hermitage Museum, an art museum featuring masterpiece collections from the Guggenheim Museum in New York and the Hermitage in Saint Petersburg,
Russia.

    Our casino features approximately 2,124 slot machines and 122 table games, including the traditional games of blackjack, craps and roulette, Asian games such as "Pai Gow" and "Pai Gow Poker" and popular progressive table games such as "Caribbean Stud Poker" and "Let it Ride." The casino also offers gaming customers an upscale sportsbook room and an upscale gaming salon featuring baccarat, blackjack and roulette tables.

    Our mall, The Grand Canal Shoppes, includes 58 retail stores, three specialty shops, eight restaurants, including Wolfgang Puck's Postrio, and six food court outlets. The Grand Canal Shoppes retail offerings include exclusive showcase boutiques such as Mikimoto and Burberry, popular brand name mid-priced stores such as Kenneth Cole and Banana Republic and themed entertainment concepts. The Grand Canal Shoppes features a one-quarter mile Venetian streetscape with intimate "piazza"-style settings along a 630-foot
Venetian-themed canal along which our guests can enjoy authentic-style gondola rides.

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    Our meeting and conference center, the Congress Center, includes the approximately 85,000 square foot column-free "Venetian Ballroom," the approximately 13,500 square foot "Palazzo Ballroom" and a meeting complex of 42 individual rooms which can be combined to create three additional ballrooms, in addition to the Congress Center's own approximately 105,000 square foot exhibition hall. Together, the Expo Center and the Congress Center offer nearly
1.65 million square feet of state-of-the-art exhibition and meeting facilities, which can be configured to provide up to 108 separate meeting rooms or accommodate large-scale multi-media events.

    The Casino Resort (excluding The Grand Canal Shoppes) opened on May 4, 1999.
The Grand Canal Shoppes opened on June 19, 1999.

THE PHASE IA ADDITION

    In 2001, we began planning, designing, permitting and constructing an expansion to our Casino Resort facilities to meet unserved room and meeting facility demand and provide incremental casino, retail and entertainment revenue at the Casino Resort. These additional facilities, known as the Phase IA
Addition, are anticipated to consist of an approximately 1,000-room hotel tower on top of the Casino Resort's existing parking garage, an approximately
1,000-parking space expansion to the parking garage and approximately 150,000 square feet of additional meeting and conference space. As of September 30, 2002, we had spent or incurred approximately $67.9 million in planning, design and construction costs with respect to the Phase IA Addition. We currently anticipate that the remaining costs for this project will be approximately
$198.0 million, including $5.2 million for contingencies. We expect to complete construction in June 2003.

    We expect that the resulting increase in room space, parking space and meeting and conference space will increase our hotel, conference center and gaming revenue and improve our overall operating margins by:

    - enabling us to supplement our high-occupancy hotel room supply in order to meet unmet room demand from group, trade show and free and independent travelers;

    - producing incremental revenue from more meeting space designed to serve additional hotel guests and to meet demand on the Strip; and

    - driving increased visitor volume to our casino and The Grand Canal
      Shoppes.

BUSINESS STRATEGY AND COMPETITIVE STRENGTHS

    Our primary business objective is to provide a premium destination casino resort experience in order to drive superior returns on invested capital and to increase asset value. To achieve this objective, we:

    - OPERATE A "MUST-SEE" DESTINATION RESORT. The Casino Resort is distinctively themed to provide visitors with the sense of being surrounded by the architecture, music, art and history of Renaissance
      Venice. The Venetian-themed setting along the Casino Resort's frontage on the Strip includes waterways, gondolas and replicas of Venetian landmarks.
      We believe that these attractions generate significant room demand and foot traffic.

    - CAPTURE PREMIUM HOTEL ROOM RATES THROUGH A DIFFERENTIATED ALL-SUITES
      PRODUCT. The hotel offers the only all-suites product on the Strip with first-class services, amenities for business travelers, such as in-room fax machines and two phone lines, and high-end resort facilities. Typical suite sizes range from approximately 655 square feet to 735 square feet.
      In 2001, the hotel was awarded the "Exxon-Mobil Four Star Award," AAA's
      "Diamond Award" and Meetings and Conventions Magazine's prestigious "Gold
      Key Award" for meetings hotels in the United States and selected as Conde
      Nast's "Best 100 Hotels in the World." We believe

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      that the all-suites format, together with the Casino Resort's many other unique attributes, result in a highly differentiated destination resort product that attracts both business and leisure customers, allow for premium pricing on rooms and provide us with a competitive advantage over other Strip hotel/casino properties and resorts.

    - DRIVE HOTEL OCCUPANCY, CASINO USE AND MALL SHOPPING THROUGH THE LINK TO
      THE EXPO CENTER AND THE CONGRESS CENTER. The Casino Resort is the first themed entertainment resort in Las Vegas designed specifically to accommodate large-scale trade shows, conventions, conferences and meetings. These events often draw more attendees than the hotel can accommodate and generate additional non-hotel traffic. The Expo Center and the Congress Center provide recurring, predictable demand for mid-week room nights from business travelers. In 2001, they provided us with a 92.2% mid-week occupancy rate compared to an 81.6% mid-week average occupancy rate in Las Vegas. In 2001, our average daily room rate was approximately $196.

    - CATER TO A HIGHER BUDGET CUSTOMER MIX BY OFFERING A UNIQUE COMBINATION OF
      HOSPITALITY AND GAMING FACILITIES. The Casino Resort's central location at the heart of the Strip adjacent to the Expo Center and its all-suites hotel product allow us to compete effectively for the higher-budget mid-week trade show, convention and meeting attendees. On both weekdays and weekends, the all-suites hotel product appeals to free and independent leisure travelers and "high-roller" gaming customers, both segments of the travel market that spend more on hotel rooms and entertainment.

    - LEVERAGE THE CASINO RESORT'S PREMIUM CO-BRANDING STRATEGY TO DRIVE
      REVENUES. We believe that the Casino Resort's premier location on the Strip, its extensive theming as well as its established and growing concentration of "signature" restaurant concepts from internationally recognized chefs and premier global retail brands, such as Burberry, Mikimoto, Movado and Jimmy Choo, have been an effective strategy for enhancing foot traffic and revenues and the awareness of the Venetian brand. We expect to build upon the Venetian's brand awareness and its association with these premier retail and restaurant brands to provide continued revenue growth opportunities from retail and restaurant attractions.

    - TARGET PREMIUM GAMING CUSTOMERS. The Casino Resort has facilities and amenities designed to attract premium gaming customers, such as high end slots, an upscale gaming salon and first class dining. The all-suites format in the hotel provides a competitive advantage in the market for premium gaming customers by allowing us to offer and attract them to a unique Las Vegas experience.

                              THE LAS VEGAS MARKET

    Las Vegas is one of the fastest-growing and largest entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. According to the Las Vegas Convention and Visitors
Authority, the number of visitors traveling to Las Vegas has increased at a steady and significant rate for the last ten years from 21.3 million visitors in 1991 to 35.0 million visitors in 2001, a compound annual growth rate of 5.1%. In addition, the population of Las Vegas has grown from approximately 821,000 in 1991 to approximately 1,486,000 in 2001, a compound annual growth rate of 6.1%.
We expect hotel occupancy rates in Las Vegas to remain high as a result of the sustained growth in the number of visitors traveling to Las Vegas and the lack of new construction projects in Las Vegas, other than Le Reve, an approximately
2,500-room resort to be built on the site of the former Desert Inn, one block north of the Casino Resort, on the corner of Las Vegas Boulevard and Sands
Avenue, and anticipated to open in late 2004.

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    In 2001, Las Vegas was one of the most popular trade show destinations in the United States with a 28.4% market share of the Trade Show Week 200 Shows in terms of net square footage and the fourth most popular convention destination in the United States. Approximately 4.0 million persons attended trade shows and conventions in Las Vegas and spent approximately $4.8 billion in 2001.

    Las Vegas was also among the most popular vacation destinations in the United States in 2001. Las Vegas has experienced a period of rapid hotel development with the number of hotel and motel rooms in Las Vegas increasing by 65% over the last ten years, from 76,879 in 1991 to 126,610 in 2001.

    According to the Las Vegas Convention and Visitors Authority, while gaming revenues have increased from $4.2 billion in 1991 to $7.6 billion in 2001 (a compound annual growth rate of 6.1%), non-gaming tourist revenues increased from $10.2 billion to $23.8 billion over the same period (a compound annual growth rate of 8.8%). The newer, large themed Las Vegas destination resorts have been designed to capitalize on this growth by providing better quality hotel rooms at higher rates and by providing expanded shopping, dining and entertainment opportunities to their visitors in addition to gaming.

                             PRINCIPAL STOCKHOLDER

    Sheldon G. Adelson beneficially owns approximately 95% of the outstanding common stock of LVSI and 100% of the capital stock of Interface
Group-Nevada, Inc., the owner of the Expo Center. Mr. Adelson has been Chairman and Chief Executive Officer of LVSI since it was formed in 1988. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX Fall Trade
Show, the world's largest computer show, all of which were sold in April 1995.
Mr. Adelson has extensive experience in the trade show, convention and tour and travel businesses, in addition to his experience as a hotel and casino operator.

                              RECENT DEVELOPMENTS

    We are currently in the process of negotiating agreements to develop and operate one or more hotel, casino, convention centers and other facilities in Macau, People's Republic of China. On June 26, 2002, a joint venture comprised of one of our subsidiaries and a group of Macau and Hong Kong-based investors entered into a final concession contract with the Government of the Macau
Special Administrative Region of the People's Republic of China to operate casinos in Macau. Our subsidiary continues to negotiate the final terms of a joint venture and we expect that these negotiations will be concluded by the end of calendar year 2002.

    We are actively pursuing the possibility of developing and operating an Internet gaming site and are currently exploring other business opportunities for expansion, including Native American gaming. See "Business--Recent
Developments."

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                              OWNERSHIP STRUCTURE

    Set forth below is our ownership structure showing our principal subsidiaries. See "Business."

                               [GRAPHIC OMITTED]

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(1) LVSI and Venetian are co-obligors of the notes and the co-obligors of the indebtedness under our new credit facility.

(2) Lido Casino Resort, LLC owns 15 acres of land. It is expected that a new approximately 3,000 room casino resort will be built on this land (the
    "Phase II Resort"). This subsidiary is an unrestricted subsidiary under the indenture governing the notes. Unrestricted subsidiaries are not subject to the principal covenants under the indenture governing the notes and are not mortgage note guarantors.

(3) This subsidiary is a restricted subsidiary and a mortgage note guarantor under the indenture governing the notes. None of our other subsidiaries or other entities that will own, operate, manage or develop the Macau projects
    (the "Macau Entities") will be guarantors of the notes. We intend to make certain Macau subsidiaries that will manage, or provide services to, the Macau casinos, and one or more holding companies for the Macau project, restricted subsidiaries under the indenture governing the notes. All the other Macau Entities, including all of the Macau Entities that own an interest in any hotel casino in Macau or license in Macau, will be unrestricted subsidiaries under the indenture governing the notes.

(4) This subsidiary is a restricted subsidiary under the indenture governing the notes but does not guarantee the notes.

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                         SUMMARY OF THE EXCHANGE OFFER

    We are offering to exchange $850,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

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Exchange Offer............................  We will exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.

Expiration Date...........................  This exchange offer will expire at 5:00 p.m., New York
                                            City time, on December 26, 2002, unless we decide to
                                            extend it. We will not extend this exchange offer beyond
                                            December 26, 2003. In the event that we fail to
                                            consummate the exchange offer within 30 business days
                                            from the date on which the registration statement of
                                            which this prospectus is a part is declared effective,
                                            we have agreed to pay liquidated damages to the holders
                                            of the initial notes at the rate of, and in addition to
                                            the base interest that would accrue on the principal
                                            amount of the initial notes, 0.25% per annum for the
                                            first 90 days and thereafter the rate will increase
                                            0.25% for each 90 day period, up to 2.00%.

Conditions to the Exchange Offer..........  We will complete this exchange offer only if:

                                            - there is no change in the laws and regulations which,
                                            in our judgment, would reasonably be expected to impair
                                              our ability to proceed with this exchange offer,

                                            - there is no change in the current interpretation of
                                            the staff of the Securities and Exchange Commission
                                              which permits resales of the exchange notes,

                                            - there is no stop order issued by the Securities and
                                              Exchange Commission or any state securities
                                              authorities suspending the effectiveness of the
                                              registration statement which includes this prospectus
                                              or the qualification of the indenture governing the
                                              notes under the Trust Indenture Act of 1939, and there
                                              are no proceedings initiated or, to our knowledge,
                                              threatened for that purpose,

                                            - there is no litigation or threatened litigation which
                                            would reasonably be expected to prohibit, prevent or
                                              otherwise impair our ability to proceed with this
                                              exchange offer, and

                                            - we obtain all the governmental approvals we deem
                                              reasonably necessary to complete this exchange offer.

                                            Please refer to the section in this prospectus entitled
                                            "The Exchange Offer--Conditions to the Exchange Offer."
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Procedures for Tendering Initial Notes....  To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its
                                            facsimile and transmit it, together with your initial
                                            notes to be exchanged and all other documents required
                                            by the letter of transmittal, to U.S. Bank National
                                            Association, as exchange agent, at its address indicated
                                            under "The Exchange Offer--Exchange Agent." In the
                                            alternative, you can tender your initial notes by
                                            book-entry delivery following the procedures described
                                            in this prospectus. If your initial notes are registered
                                            in the name of a broker, dealer, commercial bank, trust
                                            company or other nominee, you should contact that person
                                            promptly to tender your initial notes in this exchange
                                            offer.

                                            As a holder of the initial notes, you must acknowledge
                                            the following in the letter of transmittal:

                                            - that the exchange notes are being acquired in the
                                              ordinary course of business;

                                            - that you do not have any arrangement or understanding
                                              with any person to participate in a distribution of
                                              the exchange notes;

                                            - that you are not an affiliate of ours; and

                                            - that if you are not a broker-dealer, you must
                                            represent that you are not engaged in and do not intend
                                              to engage in a distribution of the exchange notes.

                                            For more information on tendering your notes, please
                                            refer to the section in this prospectus entitled "The
                                            Exchange Offer--Procedures for Tendering Initial Notes."

Special Procedures for Beneficial
  Owners..................................  If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender your initial notes in this exchange offer, you
                                            should contact the registered holder promptly and
                                            instruct that person to tender on your behalf.

Guaranteed Delivery Procedures............  If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on
                                            time, you may tender your notes by using the guaranteed
                                            delivery procedures described under the section of this
                                            prospectus entitled "The Exchange Offer--Procedures for
                                            Tendering Initial Notes--Guaranteed Delivery Procedure."

Withdrawal Rights.........................  You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the
                                            expiration date of the exchange offer. To withdraw, you
                                            must send a written or facsimile transmission notice of
                                            withdrawal to the exchange agent at its address
                                            indicated under "The
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                                            Exchange Offer--Exchange Agent" before 5:00 p.m., New
                                            York City time, on the expiration date of the exchange
                                            offer.

Acceptance of Initial Notes and Delivery
  of Exchange Notes.......................  If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial
                                            notes that are properly tendered in this exchange offer
                                            on or before 5:00 p.m., New York City time, on the
                                            expiration date. We will return any initial note that we
                                            do not accept for exchange to you without expense
                                            promptly after the expiration date. We will deliver the
                                            exchange notes to you as promptly as practicable after
                                            the expiration date and acceptance of your initial notes
                                            for exchange. Please refer to the section in this
                                            prospectus entitled "The Exchange Offer--Acceptance of
                                            Initial Notes for Exchange; Delivery of Exchange Notes."

Federal Income Tax Considerations Relating
  to the Exchange Offer...................  Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal
                                            income tax purposes. Please refer to the section of this
                                            prospectus entitled "United States Federal Tax
                                            Considerations."

Exchange Agent............................  U.S. Bank National Association is serving as exchange agent in this exchange offer.

Fees and Expenses.........................  We will pay all expenses related to this exchange offer.
                                            Please refer to the section of this prospectus entitled
                                            "The Exchange Offer--Fees and Expenses."

Use of Proceeds...........................  We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding
                                            initial notes. We are making this exchange offer solely
                                            to satisfy our obligations under the registration rights
                                            agreement entered into in connection with the offering
                                            of the initial notes.

Consequences to Holders Who Do Not
  Participate in this Exchange Offer......  If you do not participate in this exchange offer:

                                            - except as set forth in the next paragraph, you will
                                            not be able to require us to register your initial notes
                                              under the Securities Act,

                                            - you will not be able to resell, offer to resell or
                                            otherwise transfer your initial notes unless they are
                                              registered under the Securities Act or unless you
                                              resell, offer to resell or otherwise transfer them
                                              under an exemption from the registration requirements
                                              of, or in a transaction not subject to, the Securities
                                              Act, and
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                                            - the trading market for your initial notes will become
                                            more limited to the extent other holders of initial
                                              notes participate in this exchange offer.

                                            You will not be able to require us to register your
                                            initial notes under the Securities Act unless:

                                            - the initial purchasers request us to register initial
                                            notes that are not eligible to be exchanged for exchange
                                              notes in this exchange offer; or

                                            - you are not eligible to participate in this exchange
                                            offer or do not receive freely tradable exchange notes
                                              in the exchange offer and notify us of such within 20
                                              days following the consummation of the exchange offer.

                                            In these cases, the registration rights agreement
                                            requires us to file a registration statement for a
                                            continuous offering in accordance with Rule 415 under
                                            the Securities Act for the benefit of the holders of the
                                            initial notes described in this paragraph. We do not
                                            currently anticipate that we will register under the
                                            Securities Act any notes that remain outstanding after
                                            completion of this exchange offer.

                                            Please refer to the section of this prospectus entitled
                                            "The Exchange Offer--Your failure to participate in the
                                            exchange offer will have adverse consequences."

Resales...................................  It may be possible for you to resell the notes issued in the exchange offer without compliance with the
                                            registration and prospectus delivery provisions of the
                                            Securities Act, subject to some conditions. Please refer
                                            to the section of this prospectus entitled "Risk
                                            Factors--Risks Relating to the Exchange Offer--Some
                                            persons who participate in the exchange offer must
                                            deliver a prospectus in connection with resales of the
                                            exchange notes" and "Plan of Distribution."

                                            Each broker-dealer that receives exchange notes for its
                                            own account pursuant to this exchange offer must
                                            acknowledge that it will deliver a prospectus in
                                            connection with any resale of the exchange notes. This
                                            prospectus, as it may be amended or supplemented from
                                            time to time, may be used by a broker dealer in
                                            connection with resales of exchange notes received in
                                            exchange for initial notes where the initial notes were
                                            acquired as a result of market-marking activities or
                                            other trading activities. See "Plan of Distribution."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuers...................................  Las Vegas Sands, Inc. and Venetian Casino Resort, LLC.

Exchange Notes............................  $850.0 million principal amount of 11% mortgage notes due 2010. The form and terms of the exchange notes will
                                            be the

                                            same as the form and terms of the initial notes except
                                            that the issuance of the exchange notes is registered
                                            under the Securities Act, and the exchange notes will
                                            not bear legends restricting their transfer and will not
                                            be entitled to registration rights under our
                                            registration rights agreement. The exchange notes will
                                            evidence the same debt as the initial notes, and both
                                            the initial notes and the exchange notes will be
                                            governed by the same indenture.

Maturity..................................  June 15, 2010.

Interest Payment Dates....................  June 15 and December 15 of each year, beginning on
                                            December 15, 2002.

Ranking...................................  The exchange notes will be our senior, second-lien secured obligations, subject to permitted liens and will
                                            be:

                                            - effectively subordinated to the indebtedness under our
                                              new credit facility, which is secured by prior liens
                                              on the collateral that secures the exchange notes; and

                                            - effectively subordinated to the indebtedness of our
                                              subsidiaries that have not guaranteed the exchange
                                              notes, including the new mall loan facility of Grand
                                              Canal Shops II, LLC, the owner of The Grand Canal
                                              Shoppes (the "Mall Subsidiary").

                                            As of September 30, 2002, on a pro forma basis after
                                            giving effect to borrowings of $50.0 million under our
                                            new delayed draw facility to fund development of the
                                            Phase IA Addition (the "Phase IA Funding"), we would
                                            have had approximately $1,269.4 million of indebtedness
                                            outstanding, of which $299.4 million would have been
                                            outstanding under our new credit facility, and $120.0
                                            million would have been outstanding under the new mall
                                            loan facility. In addition, there would have been $75.0
                                            million available for borrowing by Venetian under the
                                            revolver of our new credit facility.

                                            We may incur additional indebtedness under certain
                                            circumstances permitted by the covenant described in
                                            "Description of Notes--Limitations on Incurrence of
                                            Indebtedness and Issuance of Disqualified Stock" and
                                            secure such indebtedness, at the time it is incurred, by
                                            granting liens upon any or all of the collateral
                                            securing the notes, on a first-priority or on an equal
                                            and ratable basis with the second-priority liens
                                            securing the notes or by granting liens on assets that
                                            are not included in the note collateral.

Guarantees................................  The exchange notes will be guaranteed jointly and severally, fully and unconditionally on a senior,
                                            second-lien secured basis, subject to permitted liens,
                                            by our domestic subsidiaries that are guarantors under
                                            our new credit facility.

                                            Our domestic subsidiaries that are currently guarantors
                                            under our new credit facility are Mall Intermediate
                                            Holding Company, LLC, Grand Canal Shops Mall
                                            Construction, LLC, Lido Intermediate Holding Company,
                                            LLC, Venetian Casino Resort Athens, LLC, Venetian
                                            Venture Development, LLC, Venetian Operating Company,
                                            LLC and Venetian Marketing, Inc. The notes will not be
                                            guaranteed by our Mall Subsidiary or by our unrestricted
                                            subsidiaries which include Lido Casino Resort, LLC and
                                            our Macau Entities.

Note Collateral...........................  The exchange notes will be secured on a second-lien basis, subject to permitted liens, by all the assets
                                            that are held by us or any of our subsidiary guarantors,
                                            including the assets of the Phase IA Addition (subject
                                            to limited exceptions described in "Description of
                                            Notes--Ranking and Security"). None of the assets of the
                                            non-guarantor subsidiaries, such as the Mall Subsidiary,
                                            Lido Casino Resort, LLC (the owner of the Phase II land)
                                            and the Macau Entities will be included in the note
                                            collateral.

                                            The collateral securing the exchange notes will also
                                            exclude (1) any assets which if pledged, hypothecated or
                                            given as collateral security would require us to seek
                                            approval by the Nevada gaming authorities of the pledge,
                                            hypothecation or collateralization, or require the
                                            trustee or a holder or beneficial holder of the exchange
                                            notes to be licensed, qualified or found suitable under
                                            applicable gaming laws (including, without limitation,
                                            LVSI's gaming license) other than any approval required
                                            for the pledge, hypothecation or collateralization of
                                            assets in connection with this exchange offer, (2) any
                                            stock of or membership interests in any subsidiaries of
                                            LVSI or any equity interests in any other person, and
                                            (3) certain other assets to the extent permitted under
                                            the indenture governing the notes. The lenders under our
                                            new credit facility benefit from first-priority liens on
                                            the note collateral, subject to permitted liens. See
                                            "Description of Notes--Ranking and Security."

Intercreditor Agreement...................  Pursuant to an intercreditor agreement, the liens securing the exchange notes will be expressly second in
                                            priority to all liens that secure (1) obligations under
                                            our new credit facility, (2) certain other future
                                            indebtedness permitted to be incurred under the
                                            indenture governing the notes and (3) certain
                                            obligations under our hedging obligations. Pursuant to
                                            the intercreditor agreement, the parties thereto,
                                            including the trustee under the indenture governing the
                                            notes, have agreed to certain standstill periods prior
                                            to the exercise of any remedies. Any release of the
                                            first-priority liens upon any collateral approved by
                                            holders of the first-priority liens will also release
                                            the second-priority liens securing the exchange notes on
                                            the same collateral; PROVIDED, that after giving effect
                                            to such release, the aggregate book value of all of the

                                            assets released does not exceed 10% of the total
                                            consolidated assets of LVSI as of June 4, 2002.
                                            Amendments to, or waivers of the first-priority lien
                                            collateral documents approved by the holders of the
                                            first-priority liens will also be effective as to the
                                            second-priority lien collateral documents for the
                                            exchange notes. The holders of the first-priority liens
                                            will effectively receive all proceeds from any
                                            realization on the collateral until the obligation
                                            secured by the first-priority liens are paid in full and
                                            the commitments with respect thereto are terminated. See
                                            "Description of Intercreditor Agreement."

Optional Redemption.......................  On or after June 15, 2006, we may redeem some or all of the exchange notes at any time at the redemption prices
                                            listed in "Description of Notes--Optional Redemption."

                                            On or prior to June 15, 2005, we may redeem up to 35% of
                                            the exchange notes with the net cash proceeds of one or
                                            more offerings of equity securities at a redemption
                                            price of 111.000% of the principal amount of the
                                            exchange notes, plus accrued and unpaid interest and
                                            liquidated damages, if any.

                                            Prior to June 15, 2006, we may redeem the exchange
                                            notes, in whole or in part, at a redemption price of
                                            100% of the principal amount plus an amount equal to the
                                            greater of (1) 1.000% of the outstanding principal
                                            amount of those exchange notes and (2) the excess of the
                                            present value of the remaining interest, premium and
                                            principal payments due on those notes as if they were
                                            redeemed on June 15, 2006 computed using a discount rate
                                            equal to the then current applicable treasury rate plus
                                            50 basis points applied to the outstanding principal
                                            amount of those exchange notes, plus accrued interest,
                                            and liquidated damages, if any, through the date of
                                            redemption.

                                            See "Description of Notes--Optional Redemption."

Mandatory Gaming Redemption...............  If any Nevada gaming authority requires that a holder must be licensed, qualified or found suitable in order
                                            for us to maintain any of our gaming licenses or
                                            franchises, and if this holder fails to apply for a
                                            license, qualification or finding of suitability within
                                            30 days or is not so licensed, qualified or found
                                            suitable, we will have the right, at our option:

                                            - to require that holder to dispose of its exchange
                                            notes within 30 days of receipt of such finding from the
                                              Nevada gaming authorities or earlier as may be
                                              required by the Nevada gaming authorities; or

                                            - to redeem that holder's exchange notes at a redemption
                                              price equal to (1) the lesser of 100% of the principal
                                              amount of that holder's exchange notes, the price at

                                              which that holder acquired its exchange notes or the
                                              fair market value of that holder's exchange notes, in
                                              each case, together with accrued but unpaid interest
                                              and liquidated damages, if any, to the earlier of the
                                              date of redemption or earlier as may be required by
                                              the Nevada gaming authorities or the date of the
                                              finding of unsuitability by the Nevada gaming
                                              authorities or (2) such other price as may be ordered
                                              by the Nevada gaming authorities.

                                            See "Description of Notes--Mandatory Gaming Redemption."

Change of Control Offer...................  If we experience specific kinds of change of control events, we must offer to repurchase the exchange notes
                                            at 101% of the principal amount of the exchange notes,
                                            plus accrued but unpaid interest and liquidated damages,
                                            if any, to the date of purchase as set forth in
                                            "Description of Notes--Repurchase at the Option of
                                            Holders."

Basic Covenants of the Indenture
  Provisions..............................  The indenture governing the notes, among other things, restricts our ability and that of our restricted
                                            subsidiaries to:

                                            - borrow money;

                                            - pay dividends on stock or repurchase stock;

                                            - make investments;

                                            - use assets as security in other transactions;

                                            - create liens;

                                            - engage in transactions with our affiliates;

                                            - enter into certain leases;

                                            - merge or consolidate; and

                                            - transfer or sell all or substantially all assets.

                                            These covenants are subject to important qualifications
                                            and exceptions. For more details, see the section
                                            entitled "Description of Notes--Certain Covenants."

Limited Trading Market for the Exchange
  Notes...................................  The exchange notes are new securities with no established market for them. We cannot assure you that
                                            an active market for these exchange notes will develop
                                            or that this market will be liquid. Please refer to the
                                            section of this prospectus entitled "Risk Factors--Risks
                                            Relating to the Exchange Notes--An active trading market
                                            may not develop for the notes."

Form of the Exchange Notes................  The exchange notes will be represented by one or more permanent global securities in registered form deposited
                                            on behalf of The Depository Trust Company with U.S. Bank
                                            National Association, as custodian. You will not receive
                                            exchange notes in certificated form unless one of the
                                            events described in the section of this prospectus
                                            entitled "Book-Entry, Delivery and Form--Exchange of
                                            Book-Entry Notes for Certificated Notes" occurs.
                                            Instead, beneficial interests in the exchange notes will
                                            be shown on, and transfers of these exchange notes will
                                            be effected only through, records maintained in
                                            book-entry form by The Depository Trust Company with
                                            respect to its participants.

                      INFORMATION ABOUT LVSI AND VENETIAN

    LVSI was incorporated in 1988 under the laws of the State of Nevada. LVSI acquired the Sands Hotel and Casino from MGM Grand in April 1989. LVSI owned and operated the Sands until June 1996 when it ceased operations to begin demolition of the Sands and construction of the Casino Resort. LVSI is the managing member and owner of 100% of the common equity of Venetian Casino Resort, LLC. Venetian was formed as a limited liability company in Nevada in 1997. Venetian is the owner and operator of the hotel and the Congress Center and the owner of the casino. Our wholly-owned subsidiary, Grand Canal Shops II, LLC, owns The Grand Canal Shoppes. Under a casino lease, Venetian leases the casino to LVSI, which conducts all gaming operations in the Casino Resort.

    The executive offices of LVSI are located at 3355 Las Vegas Boulevard South, Room 1A, Las Vegas, Nevada 89109 and its phone number is (702) 414-1000.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

    Set forth in the following tables are consolidated historical financial data of LVSI as of September 30, 2002, for each of the twelve months ended
December 31, 1999, 2000 and 2001 and the nine months ended September 30, 2001 and 2002 and selected unaudited pro forma financial data for the year ended December 31, 2001 and for the nine months ended September 30, 2002. The historical statement of operations data for each of the twelve months ended December 31, 1999, 2000 and 2001 have been derived from our audited consolidated financial statements for these periods which are included in this prospectus and which have been audited by PricewaterhouseCoopers LLP, independent accountants (see footnotes 2 and 3 to this table). The balance sheet data as of September 30, 2002 and the statement of operations data for the nine month periods ended September 30, 2001 and 2002 have been derived from our unaudited consolidated financial statements for these periods which are included in this prospectus. The pro forma statement of operations data gives effect to the Refinancing Transactions (as defined under "Use of Proceeds" below), the Phase IA Funding and additional borrowings of $15.0 million under the mall loan facility for general corporate purposes (the "Additional Mall Loan Borrowings") as if they had occurred on January 1, 2001 (see footnote 8 to this table). The pro forma balance sheet data gives effect to the Phase IA Funding as if it had occurred on September 30, 2002 (see footnote 9 to this table). The following information should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, the related notes and other financial information included elsewhere in this prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA

                                                                                 NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                           ---------------------------------   ---------------------
                                             1999        2000        2001        2001        2002
                                           ---------   ---------   ---------   ---------   ---------
                                                               (IN THOUSANDS)(1)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Casino.................................  $ 124,161   $ 299,083   $ 227,240   $ 174,133   $177,379
  Rooms..................................     89,585     192,327     204,242     159,702    156,605
  Food and beverage......................     30,786      67,052      61,977      49,088     54,838
  Retail and other.......................     28,966      68,804      73,034      51,513     53,550
                                           ---------   ---------   ---------   ---------   --------
                                             273,498     627,266     566,493     434,436    442,372
Promotional allowances...................    (25,045)    (46,296)    (42,594)    (32,384)   (25,018)
                                           ---------   ---------   ---------   ---------   --------
Net revenues.............................    248,453     580,970     523,899     402,052    417,354
                                           ---------   ---------   ---------   ---------   --------
Operating expenses:
  Casino.................................     69,664     163,157     139,936     109,970     86,742
  Rooms..................................     25,532      49,618      50,039      39,271     40,128
  Food and beverage......................     19,134      32,627      29,630      23,581     27,049
  Retail and other.......................     11,581      29,406      32,302      23,876     23,511
  Provision for doubtful accounts........     13,655      19,252      20,198      14,656     13,540
  General and administrative.............     50,450      93,413      86,887      68,337     69,682
  Corporate expense......................      2,510       6,275       6,376       4,741      7,520
  Rental expense.........................      5,485       8,727       8,074       6,287      5,535
  Pre-opening and development expense....     21,484          --         355          --      3,097
  Depreciation and amortization..........     25,145      41,722      40,823      30,338     33,015
                                           ---------   ---------   ---------   ---------   --------
                                             244,640     444,197     414,620     321,057    309,819
                                           ---------   ---------   ---------   ---------   --------
(table continued on next page)

                                                                                 NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                           ---------------------------------   ---------------------
                                             1999        2000        2001        2001        2002
                                           ---------   ---------   ---------   ---------   ---------
                                                               (IN THOUSANDS)(1)
Operating income.........................      3,813     136,773     109,279      80,995    107,535
Other income (expense):
  Interest expense, net of amounts
    capitalized..........................    (71,235)   (111,026)   (101,724)    (76,269)   (81,531)
  Interest expense on indebtedness to
    LVSI's principal stockholder.........       (163)     (8,781)     (9,020)     (6,747)    (4,010)
  Other income (expense).................      2,551       1,771        (553)      1,135      2,372
  Loss on early retirement of debt(2)....       (589)     (2,785)     (1,383)     (1,383)   (51,392)
                                           ---------   ---------   ---------   ---------   --------
Income (loss) before preferred return....    (65,623)     15,952      (3,401)     (2,269)   (27,026)
Preferred return on Redeemable Preferred
  Interest in Venetian Casino Resort, LLC
  (1999, 2000 and September 30, 2001, as
  restated)(3)...........................    (14,399)    (18,482)    (20,766)    (15,423)   (17,330)
                                           ---------   ---------   ---------   ---------   --------
Net income (loss) (1999(2), 2000 and
  September 30, 2001, as restated)(3)....  $ (80,022)  $  (2,530)  $ (24,167)  $ (17,692)  $(44,356)
                                           =========   =========   =========   =========   ========
OTHER FINANCIAL DATA:
EBITDA(4)................................  $  28,958   $ 178,495   $ 150,102   $ 111,333   $140,550
Cash provided by (used in) operating
  activities.............................    (30,063)     81,017      50,792      35,718     67,572
Cash used in investing activities........   (196,150)    (20,158)    (55,231)    (42,302)  (227,162)
Cash provided by (used in) financing
  activities.............................    250,180     (44,505)     16,769      19,467    200,296
Capital expenditures.....................  $ 319,106   $  28,589   $  55,134   $  42,220   $ 72,476
Ratio of EBITDA to net interest
  expense................................        0.4x        1.5x        1.4x        1.3x       1.6x
Ratio of total debt to EBITDA............       32.8x        5.1x        6.3x        N/M        N/M
Ratio of earnings to fixed charges(5)....         --         1.0x         --          --         --
OPERATING DATA:
Occupancy %(6)...........................       81.7%       95.2%       94.6%       94.4%      97.4%
Average daily room rate (ADR)(6).........  $     159   $     182   $     196   $     205   $    195
Average number of table games(6).........        116         122         123         123        126
Table games drop per unit per day(6).....  $  15,470   $  25,289   $  21,550   $  23,299   $ 18,649
Average number of slot machines(6).......      2,308       2,159       2,159       2,171      2,043
Slot machine win per unit per day(6).....  $      99   $     129   $     132   $     130   $    134
Number of Expo Center visitors per
  day(6)(7)..............................     10,291       9,526       9,815      10,308      7,660
Number of convention days at Expo
  Center(7)..............................        113         141         107          81         93

                            UNAUDITED PRO FORMA DATA

                                                             YEAR END
                                                           DECEMBER 31,    NINE MONTHS ENDED
                                                               2001        SEPTEMBER 30, 2002
                                                           ------------   --------------------
                                                                    (IN THOUSANDS)(1)
Interest expense, net of amounts capitalized(8)..........   $(126,024)          $(88,642)
Interest expense on indebtedness to LVSI's principal
  stockholder(8).........................................          --                 --
Income (loss) before preferred return....................     (17,298)           (30,127)
Ratio of EBITDA to net interest expense..................         1.2x               1.6x
Ratio of earnings to fixed charges(5)....................          --                 --

                                                              AS OF SEPTEMBER 30, 2002
                                                              -------------------------
                                                                ACTUAL     PRO FORMA(9)
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   95,642    $   95,642
Restricted cash.............................................     157,332       207,332
Total assets................................................   1,509,062     1,559,062
Total debt..................................................   1,219,375     1,269,375
Stockholders' equity (deficit)..............................     (55,347)      (55,347)

(footnotes on following page)

------------------------

(1) Except ratios and Operating Data. The Casino Resort (excluding The Grand Canal Shoppes) opened on May 4, 1999. The Grand Canal Shoppes opened on June 19, 1999.

(2) In April 2002, the Financial Accounting Standards Board issued statement
    No. 145 ("SFAS 145") "Recission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements of APB Opinion No. 30. We have adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Accordingly, prior period losses on early retirement of debt have been reclassified to other income (expense) to conform to this new presentation in the accompanying table.

(3) We restated certain income statement items for each of the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2001 to include preferred return on preferred interest of Venetian, which amounts were $14.4 million, $18.5 million and $15.4 million. Such amounts had been previously reflected as a charge against capital in excess of par.

(4) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented may not be comparable to similarly titled measures presented by other companies. EBITDA is presented as supplemental disclosure because the calculation of EBITDA is necessary to determine our compliance with certain covenants under these credit agreements and we believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used.

(5) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before preferred return plus our proportionate share of the loss on our equity investment, amortization of capitalized interest and fixed charges, and less preferred return and interest capitalized. "Fixed charges" consist of interest expense, whether expensed or capitalized, amortization of debt discount and debt financing costs, preferred return and one-third of lease expense, which we believe is representative of the interest component of lease expense--primarily comprised of rent expense associated with the heating and air conditioning provider. For the years ended 1999 and 2001, the nine months ended
    September 30, 2001 and 2002, the pro forma year ended 2001 and the pro forma nine months ended September 30, 2002, earnings were insufficient to cover fixed charges by $110.4 million, $22.3 million, $17.2 million, $43.7 million, $36.2 million and $46.8 million. Accordingly, these ratios have not been presented.

(6) Operating data are average for the respective periods.

(7) This data is based on actual days during which a convention, trade show or similar event is ongoing at the Expo Center. The Expo Center is separately owned by LVSI's principal stockholder.

(8) The pro forma financial columns give effect to the net increase in interest expense due to the Refinancing Transactions, the Phase IA Funding and the Additional Mall Loan Borrowings as described under "Capitalization" as follows:

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                               YEAR ENDED       SEPTEMBER 30,
                                                            DECEMBER 31, 2001        2002
                                                            -----------------   --------------
                                                                      (IN THOUSANDS)
    Historical net interest expense (including interest
      expense on indebtedness to LVSI's principal
      stockholder)........................................      $ 110,744          $ 85,541
    Less:
    Interest expense related to indebtedness repaid with
      proceeds from the Refinancing Transactions, at
      actual historical amounts...........................       (102,954)          (43,398)
    Interest expense related to amortization of deferred
      offering costs and original issue discount, at
      actual historical amounts...........................         (8,689)           (4,536)
    Plus:
    Pro forma interest expense on mortgage notes (11.0%
      fixed rate).........................................         93,500            39,737
    Pro forma interest expense on $50 million term loan
      (weighted average interest rates of 6.7% and
      4.8%)(a)............................................          3,360             1,815
    Pro forma interest expense on $250 million term loan
      (weighted average interest rates of 6.7% and
      4.9%)(a)............................................         16,798             4,940
    Pro forma interest expense on $120 million mall loan
      facility (weighted average interest rates of 5.6%
      and 3.7%)(a)........................................          6,713             1,916
    Pro forma amortization of deferred offering costs and
      commitment fees, based on actual offering costs and
      using a weighted average life of approximately 6.7
      years...............................................          6,552             2,627
                                                                ---------          --------
                                                                $ 126,024          $ 88,642
                                                                =========          ========

    ----------------------------

    (a) Based on actual weighted average one-month LIBOR rates during the respective period (3.7% and 1.8%) plus the contractual spread for the new indebtedness.

    Had interest rates been 1/8% higher during the year ended 2001 and the nine months ended September 30, 2002, the impact on the variable rate indebtedness would have caused pro forma interest expense for each period to increase by $0.5 million and $0.4 million.

(9) Pro forma restricted cash reflects the assumed borrowing of $50.0 million under the delay draw facility. See "Use of Proceeds."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE INVESTING IN THE EXCHANGE NOTES OFFERED PURSUANT TO THIS PROSPECTUS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY RISKS OF OWNING THE EXCHANGE NOTES. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM TO BE IMMATERIAL MAY ALSO MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN SUCH CASE, YOU MAY LOSE ALL OR PART OF YOUR ORIGINAL INVESTMENT. CERTAIN STATEMENTS IN "RISK FACTORS" ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATING TO OUR INDEBTEDNESS

OUR SUBSTANTIAL DEBT COULD IMPAIR OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

    We are highly leveraged and have substantial debt service obligations. As of September 30, 2002, on a pro forma basis after giving effect to the Phase IA Funding, we would have had approximately $1,296.4 million of indebtedness outstanding. In addition, there would have been approximately $75.0 million available for borrowing by Venetian under the revolver of our new credit facility.

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the exchange notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions or general corporate purposes;

    - require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt is and will continue to be at variable rates of interest.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. For example, the revolver of our new credit facility permits additional borrowing of up to $75.0 million and that additional borrowing will rank senior to the exchange notes. If new debt is added to our or our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness--New Credit Facility."

THE TERMS OF OUR NEW CREDIT FACILITY AND THE INDENTURE GOVERNING THE EXCHANGE NOTES MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO CHANGES OR TO TAKE SOME ACTIONS.

    Our new credit facility contains, and any future refinancing of this facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us. The new credit facility includes covenants restricting, among other things, our ability to:

    - incur additional debt, including guarantees;

    - incur liens;

    - dispose of assets;

    - make certain acquisitions;

    - pay dividends and make other restricted payments;

    - enter into sale and leaseback transactions;

    - engage in any new businesses;

    - issue preferred stock; and

    - enter into transactions with our shareholders and our affiliates.

    The indenture governing the notes also contains numerous covenants including, among other things, restrictions on our ability and that of our restricted subsidiaries to:

    - incur additional debt, including guarantees;

    - use assets as security in other transactions;

    - create liens or other encumbrances;

    - make certain payments and investments;

    - sell or otherwise dispose of assets;

    - engage in transactions with our affiliates;

    - enter into certain leases;

    - merge or consolidate with another entity; and

    - transfer all or substantially all assets.

    Our new credit facility also includes financial covenants, including requirements that we satisfy:

    - a minimum net worth test;

    - a maximum capital expenditure test;

    - a minimum interest coverage ratio; and

    - a maximum leverage ratio.

    In addition, our other debt and future debt or other contracts could contain financial or other covenants more restrictive than those applicable to the exchange notes.

OUR FAILURE TO COMPLY WITH THE COVENANTS CONTAINED IN THE NEW CREDIT FACILITY OR THE INDENTURE GOVERNING THE EXCHANGE NOTES, INCLUDING OUR FAILURE AS A RESULT OF EVENTS BEYOND OUR CONTROL, COULD RESULT IN AN EVENT OF DEFAULT WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS AND OUR FINANCIAL CONDITION.

    If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default or that we would be able to refinance or restructure the payments on those debt securities. Further, if we are unable to repay, refinance or restructure our indebtedness under our new credit facility, the lenders under that facility could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our new credit facility before any proceeds would be available to make payments on the exchange notes. See "--The collateral securing the exchange notes is subject to control by creditors with first-priority liens that rank ahead of the liens securing the exchange notes. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the exchange notes." In addition, any event of default or declaration of acceleration under one debt instrument could result in an event of default under one or more of our other debt instruments, including the exchange notes.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS, INCLUDING PAYMENTS DUE ON THE EXCHANGE NOTES BECAUSE OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make scheduled payments due on our debt obligations, including the exchange notes, and to fund planned capital expenditures and development efforts will depend on our ability to generate cash in the future. To a certain extent, this is subject to a range of economic, financial, competitive, legislative, regulatory, business and other factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments due on the exchange notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales or the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our failure to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the exchange notes.

WE MAY NOT BE ABLE TO FULFILL OUR REPURCHASE OBLIGATIONS IN THE EVENT OF A CHANGE OF CONTROL.

    If we experience certain specific change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount of the exchange notes plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Any change of control would also constitute a default under our new credit facility. Therefore, upon the occurrence of a change of control, the lenders under our new credit facility would have the right to accelerate their loans and we would be required to prepay all of our outstanding obligations under the new credit facility. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture governing the notes. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

    In addition, our new credit facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the exchange notes. In the event that these change of control events occur at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of our lenders to purchase the exchange notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders' consent or refinance these borrowings, we will remain prohibited or restricted from repurchasing the exchange notes. Accordingly, the holders of the exchange notes may not receive the change of control purchase price for their exchange notes in the event of a sale or other change of control. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will give the trustee and the holders of the exchange notes the right to declare an event of default and accelerate the repayment of the exchange notes as described under the section in this prospectus entitled "Description of Notes--Events of Default." This event of default under the indenture governing the notes would in turn constitute an event of default under our new credit facility.

RISKS RELATING SPECIFICALLY TO THE EXCHANGE NOTES

THE COLLATERAL SECURING THE EXCHANGE NOTES IS SUBJECT TO CONTROL BY CREDITORS WITH FIRST-PRIORITY LIENS THAT RANK AHEAD OF THE LIENS SECURING THE EXCHANGE NOTES. IF THERE IS A DEFAULT, THE VALUE OF THE COLLATERAL MAY NOT BE SUFFICIENT TO REPAY BOTH THE FIRST-PRIORITY CREDITORS AND THE HOLDERS OF THE EXCHANGE NOTES.

    The exchange notes will be secured on a second-priority basis, subject to permitted liens, by a lien on substantially all assets now owned or hereafter acquired by LVSI, Venetian and our subsidiaries that guarantee the exchange notes. Because The Grand Canal Shoppes is owned by the Mall Subsidiary, which is not a guarantor of the exchange notes, the assets consisting of The Grand Canal Shoppes will not be included in the collateral. The first-priority liens, subject to permitted liens, on the collateral secure or will secure our obligations under the new credit facility, certain other future indebtedness permitted to be incurred by us or certain of our subsidiaries that guarantee the notes and that is designated by us, at the time of such incurrence, as first-priority lien secured indebtedness and certain hedging obligations. Although the holders of obligations secured by first-priority liens on the collateral and the holders of the exchange notes will share in the proceeds of this collateral, the holders of obligations secured by the first-priority liens on the collateral will be effectively entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the exchange notes and the other obligations secured by second-priority liens receive any portion of those proceeds.

    The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Further, in any foreclosure sale of the collateral, the purchaser or operator of the facility would be subject to certain obligations under our existing cooperation agreement (including an obligation to pay shared expenses and maintain certain common areas) which may affect the liquidation value of the collateral securing the notes. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the exchange notes and other obligations secured by the second-priority liens, if any, after payment in full of all obligations secured by the first-priority liens on the collateral. If these proceeds were not sufficient to repay amounts outstanding under the exchange notes, then holders of the exchange notes, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets. As of September 30, 2002, on a pro forma basis after giving effect to the Phase IA Funding, we would have had approximately $299.4 million of indebtedness outstanding under our new credit facility and approximately $75.0 million of borrowing availability under our new revolving credit facility. Under the indenture governing the notes, we are permitted to incur up to $15.0 million of additional indebtedness that is secured by first liens on the note collateral and additional debt secured by first liens on the note collateral if certain financial conditions are met. In addition, we are permitted to issue additional notes if we meet certain financial tests. The intercreditor agreement also permits the lenders under our new credit facility to make certain "protective advances" in order to protect, preserve, repair and maintain their collateral. Any amounts so advanced will be included in the amounts secured by the first-priority liens in favor of the lenders under our new credit facility. Such advances therefore could increase the aggregate first-priority senior secured claims on the collateral, even beyond the maximum commitments of such lender, thereby potentially disadvantaging the holders of the exchange notes.

    The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes will be limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, subject to certain standstill periods, the holders of the exchange notes may foreclose on the collateral prior to the lenders under our new credit facility, provided that the purchaser at the foreclosure sale (including the holders of the exchange notes, if applicable) is required to concurrently pay all obligations under our new credit facility in full. There can be no assurance that funds will be available to the holders of the exchange notes at such time to pay the amounts due under our new credit facility. Also, any release of the first priority liens upon any collateral approved by the holders of the first priority liens shall also release the second priority liens securing the exchange notes on the same collateral; PROVIDED, that after giving effect to such release, the aggregate book value of all of the assets released does not exceed 10% of the total consolidated assets of LVSI as of June 4, 2002. Additional releases of collateral from the second-priority lien securing the exchange notes are permitted under some circumstances. Finally, amendments to, or waivers of the first-priority lien collateral documents approved by the holders of the first-priority liens shall also be effective as to the second-priority lien collateral documents for the exchange notes. See "Description of Notes--Ranking and Security" and "Description of Notes--Security."

THE EXCHANGE NOTES ARE EFFECTIVELY SUBORDINATED TO THE INDEBTEDNESS OF OUR SUBSIDIARIES THAT DO NOT GUARANTEE THE EXCHANGE NOTES.

    The exchange notes will also be effectively subordinated to any of our indebtedness secured by assets other than the collateral securing the exchange notes (to the extent of these assets) and to indebtedness of any of our subsidiaries that is not a guarantor of the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Certain of our subsidiaries including the Mall Subsidiary, Lido Casino Resort, LLC and the Macau Entities, will not guarantee the exchange notes. The indenture governing the notes also permits these subsidiaries to incur debt provided certain conditions are met. Lido Casino Resort, LLC plans to build the Phase II Resort, and plans to incur substantial indebtedness. In addition, we currently anticipate that we will need to incur substantial additional indebtedness to finance our Macau project. See "Description of Notes--Ranking and Security."

    In addition, under the indenture governing the notes, we are allowed to make investments in the amount of $40.0 million in, and extend guarantees with respect to $90.0 million of indebtedness or other obligations of, our Macau subsidiaries for the development of our Macau project. We are also allowed to make investments of up to $20.0 million in Lido Casino Resort, LLC for the development of the Phase II Resort. See "Description of Notes--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and"--Certain Definitions--Permitted Investments."

    As of September 30, 2002, after giving effect to the Phase IA funding, the non-guarantor subsidiaries had approximately $120.0 million of debt and other liabilities (including trade payables but excluding intercompany payables) outstanding. Our non-guarantor subsidiaries generated 6.3% of our consolidated net revenues in the nine month period ended September 30, 2002 and held 15.4% of our consolidated total assets as of September 30, 2002. See footnote 7 to our consolidated financial statements included in this prospectus.

BANKRUPTCY LAWS MAY SIGNIFICANTLY IMPAIR YOUR RIGHT TO REPOSSESS AND DISPOSE OF THE COLLATERAL FOR THE EXCHANGE NOTES.

    The right of the trustee for the notes to repossess and dispose of the collateral securing the exchange notes upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law in the case of a bankruptcy case prior to such repossession and disposition. A bankruptcy case may be commenced by us, a holder of notes (subject to the provisions of the intercreditor agreement), the lenders under our new credit facility or any other creditor, including a junior creditor.

    Under applicable bankruptcy law, secured creditors, such as the holders of the exchange notes and the lenders under our new credit facility, are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of collateral in their possession, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to continue to retain and use the collateral even though the debtor is in default if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral from diminution as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. It may include cash payments or the granting of additional security at such time and in such amount as the court may determine. In view of the lack of a precise definition of the term "adequate protection," the broad discretionary powers of a bankruptcy court and the possible complexity of valuation issues, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the trustee for the notes could repossess or dispose of the collateral or whether or to what extent, through the requirement of "adequate protection," the holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral.

    Some of the factors that might affect your recovery in these circumstances, include:

    - a debtor in a bankruptcy case does not have the ability to compel performance of a "financial accommodation," including the funding of various undrawn loans contemplated to fund construction of the Phase IA Addition;

    - lenders with liens senior to the liens securing the exchange notes may seek and perhaps receive relief from the automatic stay to foreclose their respective liens; and

    - the cost and delay of developing a confirmed Chapter 11 plan could adversely affect the present value of revenues.

YOUR RIGHTS TO THE COLLATERAL SECURING THE EXCHANGE NOTES COULD BE IMPAIRED AS A RESULT OF BANKRUPTCY PROCEEDINGS AGAINST OTHER PERSONS. IN ADDITION, IN THE EVENT THAT A BANKRUPTCY COURT ORDERS OUR SUBSTANTIVE CONSOLIDATION WITH CERTAIN AFFILIATED PARTIES, PAYMENTS ON THE EXCHANGE NOTES COULD BE DELAYED OR REDUCED.

    Contract rights under certain of our agreements serve as some of the collateral for the exchange notes. For example, some of our agreements with Interface Group-Nevada, Inc., the owner of the Expo Center, such as the cooperation agreement, serve as collateral for the exchange notes. See "Operating Agreements--Cooperation Agreement." In the event a bankruptcy case were to be commenced by or against Interface
Group-Nevada, Inc., it is possible that all or part of the cooperation agreement could be rejected by Interface Group-Nevada, Inc. or a trustee appointed in a bankruptcy case pursuant to section 365 or section 1123 of the United States Bankruptcy Code and thus not be specifically enforceable. In addition, to the extent any rejected agreement constitutes a lease of real property, the resulting claim of the lessor for damages resulting from termination may be capped pursuant to section 502(b)(6) of the Bankruptcy Code.

    The exchange notes offered pursuant to this prospectus will represent our obligations only and will not represent obligations of, and will not be guaranteed by, Interface Group-Nevada, Inc., LVSI's principal stockholder or any of their affiliates other than LVSI, Venetian and certain of their subsidiaries. Although we believe that we have observed and will observe certain formalities and operating procedures that are generally recognized requirements for maintaining our separate existence and that our assets and liabilities can be readily identified as distinct from those of Interface Group-Nevada, Inc., LVSI's principal stockholder or the other affiliates referred to in the previous sentence, we cannot assure you that a bankruptcy court would agree, in the event that either Interface Group-Nevada, Inc., LVSI's principal stockholder or such other affiliates referred to in the previous sentence becomes a debtor under the Bankruptcy Code. Instead, if a bankruptcy court concludes that substantive consolidation of LVSI and Venetian with any affiliated party referred to in the first sentence of this paragraph is warranted, payments on the exchange notes could be delayed or reduced.

THERE ARE PARTICULAR RISKS ASSOCIATED WITH GAMING FORECLOSURES.

    In the event of any foreclosure sale of the Casino Resort, the purchaser or the operator of the facility would need to be licensed in order to operate the casino under the Nevada Gaming Control Act. If the trustee for the notes or the lenders under the new credit facility purchase the Casino Resort at a foreclosure sale and are unable or choose not to sell the casino, the trustee or the lenders, unless licensed themselves, would be required to retain a licensed entity under the Nevada Gaming Control Act in order to conduct gaming operations in the casino. The holders of the exchange notes may have to be licensed or found suitable in any event. Because potential bidders who wish to operate the casino must satisfy these requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosure sales of other types of facilities, and such requirement may delay the sale of, and may adversely affect the sales price for, the collateral. See "Description of Notes--Ranking and Security" and "Description of Notes--Events of Default and Remedies."

RELEASES OF THE GUARANTEES OF THE EXCHANGE NOTES OR ADDITIONAL GUARANTEES MAY BE CONTROLLED, UNDER SOME CIRCUMSTANCES, BY THE COLLATERAL AGENT UNDER THE NEW CREDIT FACILITY.

    The exchange notes will be guaranteed by certain of our domestic restricted subsidiaries that guarantee our obligations under the new credit facility. If we create or acquire a domestic restricted subsidiary in the future and the collateral agent under the new credit facility does not require that subsidiary to guarantee the obligations under the new credit facility, then the subsidiary will not be required to guarantee the notes. In addition, under the indenture governing the notes, a guarantee of the exchange notes made by a guarantor will be released without any action on the part of the trustee or any holder of exchange notes if the collateral agent under the new credit facility releases the guaranty of the obligations under the new credit facility made by that guarantor. Additional releases of the guarantees of the exchange notes are permitted under some circumstances. See "Description of Notes--Note Guarantees."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE GUARANTEES OF THE EXCHANGE NOTES AND THE LIENS SECURING THE GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM US OR THE GUARANTORS.

    Our creditors or the creditors of our guarantors could challenge the guarantees and the liens in connection with the exchange notes as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees and the grant of the second-priority liens securing the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor of the exchange notes, at the time it incurred the indebtedness evidenced by its guarantee and lien:

    - delivered the guarantee and granted the lien with the intent to hinder, delay or defraud its existing or future creditors; or

    - received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien and any of the three following conditions apply:

       - was insolvent or rendered insolvent at the time it delivered the guarantee and granted the lien;

       - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

    If a court declares either the guarantees or the liens to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the exchange notes would be unsecured and, with respect to amounts claimed against the guarantors, subordinated to the debt of our guarantors, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

    - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES. WE CANNOT BE SURE IF AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

    The exchange notes are new securities with no established market for them. We cannot be sure if an active trading market will develop for the exchange notes.

    The liquidity of, and trading market for, the exchange notes may also be adversely affected by, among other things:

    - changes in the overall market for high yield securities;

    - changes in our financial performance or prospects;

    - the prospects for companies in our industry generally;

    - the number of holders of the exchange notes;

    - the interest of securities dealers in making a market for the exchange notes; and

    - prevailing interest rates.

RISKS RELATING TO OUR BUSINESS

OUR BUSINESS IS SUBJECT TO SIGNIFICANT CONTINGENCIES BEYOND OUR CONTROL, INCLUDING THE AFTERMATH OF TERRORIST ACTS, WHICH MAY SIGNIFICANTLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

    Our operations are subject to significant business, economic and regulatory uncertainties and contingencies, many of which are beyond our control. On September 11, 2001, acts of terrorism occurred in New York City, Pennsylvania and Washington D.C. As a result of these terrorist acts, domestic and international travel was severely disrupted. As approximately 48% of our customers use air travel to come to Las Vegas, these terrorist acts and travel disruptions decreased customer visitation to our Casino Resort. While air travel levels have rebounded, we cannot predict the extent to which the events of September 11th may continue to affect us, directly or indirectly, in the future. Any further terrorist act, outbreak of hostilities or escalation of war could have a material adverse effect on the economy in general and on the hotel/casino business in particular or could further disrupt air travel, which would adversely affect our financial condition, results of operations or cash flows. We cannot assure you that we will continue to manage the Casino Resort on a profitable basis or that we will be able to attract a sufficient number of guests, gaming customers and other visitors to the Casino Resort to make its various operations profitable independently or as a whole.

WE FACE SIGNIFICANT COMPETITION WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

    The hotel, resort and casino businesses are highly competitive. See "Business--Competition." Our Casino Resort competes with a large number of major hotel-casinos and a number of smaller casinos located on and near the Strip and in and near Las Vegas, including other upscale destinations such as The Bellagio, Mandalay Bay and Paris. We expect competition to increase with the announced construction of Le Reve, an approximately 2,500-room resort to be built on the site of the former Desert Inn, one block north of the Casino Resort, on the corner of Las Vegas Boulevard and Sands Avenue (anticipated to open in late 2004) and the announced construction of an approximately
1.8 million square foot convention center at Mandalay Bay. We also compete, to some extent, with other hotel-casino facilities in Nevada and in Atlantic City, as well as hotel-casinos and other resort facilities and vacation destinations elsewhere in the United States and around the world. Many of our competitors are subsidiaries or divisions of large public companies and may have greater financial and other resources than we have.

    We also compete with legalized gaming from casinos located on Native American tribal lands. In March 2000, California voters approved an amendment to the California Constitution permitting Native American tribes in California to operate a limited number of slot and video poker machines and house-banked card games. The governor of California has entered into compacts with numerous tribes in California. The federal government has approved approximately 60 such

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compacts, and casino-style gaming is now legal on those tribal lands. While the competitive impact on our operations in Las Vegas from the continued growth of Native American gaming establishments in California remains uncertain, the proliferation of gaming in California and other areas located near our Casino Resort could have an adverse effect on our results of operations.

    In addition, certain states have legalized, and others may legalize, casino gaming in specific areas, including metropolitan areas from which we traditionally attract customers, such as New York, Los Angeles, San Francisco and Boston. In October 2001, the New York legislature approved a bill for expanded casino gaming on Native American reservations in the State of New York. Such proliferation of gaming venues, by luring customers close to home and away from Las Vegas, could significantly and adversely affect our financial condition, results of operations or cash flows.

    Competition will be increasing for the Congress Center and the Expo Center as a result of certain planned additional convention and meeting facilities as well as the enhancement or expansion of existing convention and meeting facilities in Las Vegas, which could have a negative impact on our business. With the expansion of its facilities, the Las Vegas Convention Center, a
3.2 million square foot convention and exhibition space facility, will continue to be a major competitor of the Expo Center and will be able to solely host many large trade shows which had previously split space between the Las Vegas Convention Center and the Expo Center. In addition, we anticipate increased competition from the MGM Grand Hotel and Casino, the Mirage and Mandalay Bay, which are all adding conference and meeting facilities. To the extent that these competitors are able to capture a substantially larger portion of the trade show and convention business in Las Vegas, there could be a material adverse impact on the Congress Center and on the Expo Center and in turn, our financial position, results of operations and cash flows, given the Casino Resort's link to the Expo Center. Other cities such as Boston, Orlando and Pittsburgh are also in the process of developing, or have announced plans to develop, convention centers and other meeting, trade and exhibition facilities that could in the long term materially adversely affect us.

WE ARE INVOLVED IN A LAWSUIT WITH THE CONSTRUCTION MANAGER FOR THE ORIGINAL CONSTRUCTION OF THE CASINO RESORT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

    The original construction of the principal components of the Casino Resort was undertaken by Lehrer McGovern Bovis, Inc. as construction manager under a construction management agreement. The construction management agreement established a guaranteed maximum price of $645.0 million, subject to various exceptions, and a required substantial completion date for the Casino Resort of April 21, 1999. In July 1999, we filed a lawsuit in federal court against the construction manager for the Casino Resort, the guarantor of the construction manager's obligations and various other parties for breach of contract and breach of guaranty, including failure to pay trade contractors and vendors and failure to meet the April 21, 1999 substantial completion date for the Casino Resort. We are seeking total damages in excess of $100.0 million. In response, the construction manager has filed a complaint against us for breach of contract and QUANTUM MERUIT and also alleging that we defrauded the construction manager in connection with the construction of the Casino Resort. The construction manager is seeking damages, attorney's fees, costs and punitive damages and claims that it is owed approximately $90.0 million from us.

    In connection with these disputes, the construction manager and its subcontractors filed mechanics liens against the Casino Resort for approximately $145.6 million and $182.2 million. We then purchased surety bonds for all of the claims underlying these liens other than approximately $15.0 million of claims with respect to which the construction manager purchased bonds. As a result, there can be no foreclosure of the Casino Resort in connection with the claims of the construction manager and its subcontractors. However, we will be required to pay or immediately

                                       29
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reimburse the bonding company if, and to the extent that, the underlying claims are judicially determined to be valid.

    We and the construction manager commenced a trial in state court in Clark County, Nevada to litigate certain of our respective claims in August 2002. Many of the remaining claims that are the subject of the state court action and the federal court action will be proceeding concurrently in independent arbitration hearings. It is not yet possible to determine the ultimate outcome of this litigation, including the likelihood of loss or a range of loss amounts. Although we have purchased an insurance policy for loss coverage for a portion of certain specified potential losses, if this litigation or other proceedings concerning the claims of the construction manager or its subcontractors were decided adversely to us and were not covered by our insurance policy, this litigation or other proceedings could have a material adverse effect on our financial position, results of operations or cash flows. See "Business--Legal Proceedings."

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH OUR PLANNED CONSTRUCTION PROJECTS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

    Our on-going and future construction projects, such as the Phase IA Addition, entail significant risks. Construction activity requires us to obtain qualified subcontractors, the availability of which may be uncertain. Contractual projects are subject to overrun and delays not within our control or our subcontractors' control such as shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases and unavailability of construction equipment. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations and authorizations from governmental or regulatory authorities could increase the total cost, delay, jeopardize or prevent the construction or opening of such projects or otherwise affect the design and features of the Phase IA Addition or other projects or our ability to preempt our competition.

    The anticipated costs and completion date for the Phase IA Addition are based on budgets, conceptual design documents and schedule estimates that we have prepared with the assistance of architects and are subject to change as the design documents are finalized and more actual construction work is performed. To date, we have completed the design and plans for the expansion of the parking garage, the addition of the 1000-room hotel tower to be built on top of the parking garage and the approximately 150,000 square foot conference center, and have substantially completed the foundation and support systems for the hotel tower and the additional conference center space. We have hired a general contractor for the parking garage work and have finalized contracts with the majority of the trade contractors for the hotel work, but we have not yet selected or finalized agreements with all of the trade contractors for the hotel work and the meeting and conference center. We have also not yet hired trade contractors for all aspects of the Phase IA Addition. We cannot assure you that we will agree with general or trade contractors on financial and other terms that will meet our forecasted cost budget and timeline. In addition, we cannot assure you that we will avoid cost overruns that will not be covered by a general contractor, trade contractors or insurance or that we will be able to complete construction on schedule. If we incur significant cost overruns that are not covered by the general contractor, trade contractors or insurance, we may not be able to arrange for additional financing to pay for such costs. A failure to complete the Phase IA Addition on budget and on schedule may adversely affect our financial condition, results of operations or cash flows.

    In addition, the construction of the Phase IA Addition is intended to be funded in part by the lenders under our new credit facility. Pursuant to such new credit facility, we may obtain loan proceeds only upon satisfaction of certain conditions precedent, some of which are subject to the discretion of the lenders. We cannot assure you that we will be able to satisfy such conditions precedent to the satisfaction of such lenders or that, even if we do satisfy such conditions, such

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lenders will perform their obligations under the new facility and fund the loans. If we are unable to obtain loan proceeds under our new credit facility, we cannot assure you that we will have access to other funds as may be required to complete the Phase IA Addition. Our failure to obtain the loan proceeds or such other funds to complete the Phase IA Addition could materially and adversely affect our financial condition, results of operation and cash flows.

MECHANIC'S LIENS, UNDER NEVADA LAW, ON THE NOTE COLLATERAL WILL HAVE PRIORITY OVER THE LIENS SECURING THE EXCHANGE NOTES.

    Nevada law provides contractors, subcontractors and materials suppliers with a lien on the real property being improved by their services or supplies in order to secure their right to be paid. Such parties may foreclose on their liens if they are not paid in full. The priority of all mechanics' liens arising out of a particular construction project relates back to the date on which construction of the project first commenced. Because construction of the Phase IA Addition had already begun, all mechanics' liens arising out of the Phase IA Addition, regardless of when filed, will have priority over the lien on the real property assets of the Casino Resort securing the exchange notes. We have obtained, for the benefit of the holders of the exchange notes, title insurance that provides coverage for any and all mechanics liens that may be filed in connection with the Phase IA Addition.

THE LOSS OF OUR GAMING LICENSE OR OUR FAILURE TO COMPLY WITH THE EXTENSIVE REGULATIONS THAT GOVERN OUR OPERATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

    Our gaming operations and the ownership of our securities are subject to extensive regulation by the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board. These gaming authorities have broad authority with respect to licensing and registration of our business entities and individuals involved with us, including the holders of our exchange notes. See "Business--Regulation and Licensing."

    Although we currently hold a gaming license issued by the Nevada gaming authorities, these authorities may, among other things, revoke the gaming license of any corporate entity or the registration of a registered corporation or any entity registered as a holding company of a corporate licensee for violations of gaming regulations. In addition, the Nevada gaming authorities may, under certain conditions, revoke the license or finding of suitability of any officer, director, controlling person, shareholder, noteholder or key employee of a licensed or registered entity. If our gaming licenses were revoked for any reason, the Nevada gaming authorities could require the closing of the casino, which would have a material adverse effect on our business.

    From time to time, the Nevada State Gaming Control Board investigates or reviews the records of gaming companies for compliance with gaming regulations as part of its regular oversight functions. We have been and are being investigated and a number of violations have been alleged, which may result in a penalty or penalties. A majority of these incidents occurred in the first year of our operations. We do not believe that these violations will result in a material adverse effect on our business or operations.

    We may be required to disclose the identities of the holders of the exchange notes to the Nevada gaming authorities upon request. The Nevada Gaming Commission may in its discretion require the holders of the exchange notes to file an application, be investigated and be found suitable to hold the exchange notes. In addition, the Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a company registered by the Nevada Gaming Commission as a publicly traded corporation to file an application, be investigated and be found suitable to own such debt security. If a record or beneficial holder of an exchange note is required by the Nevada Gaming Commission to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such earlier time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If the Nevada Gaming Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Gaming Control Act, we can be sanctioned, including the loss of our approvals, if, without the prior approval of the Nevada Gaming Commission, we:

    - pay to the unsuitable person any dividend, interest, or any distribution whatsoever;

    - recognize any voting right of the unsuitable person with respect to such securities;

    - pay the unsuitable person remuneration in any form; or

    - make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    We are currently registered by the Nevada Gaming Commission as a publicly traded corporation.

    Each holder of the exchange notes will be deemed to have agreed, to the extent permitted by law, that if the Nevada gaming authorities determine that a holder or beneficial owner of the exchange notes must be found suitable (whether as a result of a foreclosure of the casino or for any other reason), and if that holder or beneficial owner either refuses to file an application or is found unsuitable, that holder shall, upon our request, dispose of its exchange notes within 30 days after receipt of our request, or earlier as may be ordered by the Nevada gaming authorities. We will also have the right to call for the redemption of exchange notes of any holder at any time to prevent the loss or material impairment of a gaming license or an application for a gaming license at a redemption price equal to:

    - the lesser of (1) the cost paid by the holder, (2) 100% of the aggregate principal amount of the exchange notes or (3) the fair market value of the exchange notes, in each case, plus accrued and unpaid interest and liquidated damages, if any, to the earlier of the date of redemption, or earlier as may be required by the Nevada gaming authorities or the finding of unsuitability by the Nevada gaming authorities; or

    - such other price as may be ordered by the Nevada gaming authorities.

    In addition, any future public offering of debt or equity securities by us, including the hypothecation of our assets, requires the prior approval of the Nevada Gaming Commission if we intend to use the securities or the proceeds from the sale thereof to pay for construction of, or to acquire an interest in, any gaming facilities in Nevada, to finance the gaming operations of an affiliated company or to retire or extend obligations incurred for any such purpose. See "Business--Regulation and Licensing" and "Description of Notes--Mandatory Gaming Redemption."

CERTAIN NEVADA GAMING LAWS APPLY TO OUR PLANNED GAMING ACTIVITIES AND ASSOCIATIONS IN MACAU.

    Certain Nevada gaming laws also apply to our gaming activities and associations in jurisdictions outside the state of Nevada. We are required to comply with certain reporting requirements concerning our proposed gaming activities and associations occurring outside the state of Nevada, including Macau. We are also subject to disciplinary action by the Nevada Gaming Commission if we:

    - knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

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
    - fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

    - engage in any activity or enter into any association that is unsuitable for us because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

    - engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

    - employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

    In addition, if the Nevada State Gaming Control Board determines that one of our actual or intended activities or associations in a foreign gaming operation may violate one or more of the foregoing, we can be required by it to file an application with the Nevada Gaming Commission for a finding of suitability of such activity or association. If the Nevada Gaming Commission finds that the activity or association in the foreign gaming operation is unsuitable or prohibited, we will either be required to terminate the activity or association, or we will be prohibited from undertaking the activity or association. Consequently, should the Nevada Gaming Commission find that our gaming activities or associations in Macau are unsuitable, we may be prohibited from undertaking our planned gaming activities or associations in Macau.

WE DEPEND ON THE CONTINUED SERVICES OF KEY MANAGERS AND EMPLOYEES. IF WE DO NOT RETAIN OUR KEY PERSONNEL AND ATTRACT AND RETAIN OTHER HIGHLY SKILLED EMPLOYEES, OUR BUSINESS WILL SUFFER.

    Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team, including Sheldon G. Adelson, currently LVSI's principal stockholder. Only William Weidner, Bradley Stone and Robert Goldstein have employment agreements. The employment agreements do not require them to stay with us. We cannot assure you that any of these individuals will remain with us. We currently do not have a life insurance policy on any of the members of our senior management team. The death or loss of the services of any of our senior managers or the inability to attract and retain additional senior management personnel could have a material adverse effect on our business.

OUR BUSINESS, POLICIES, AFFAIRS AND ALL MAJOR CORPORATE DECISIONS ARE CONTROLLED BY LVSI'S PRINCIPAL STOCKHOLDER, WHOSE INTEREST MAY NOT BE FULLY ALIGNED WITH YOURS.

    Mr. Adelson beneficially owns approximately 95% of LVSI's outstanding common stock. Our board of directors is comprised of two persons, one of whom is Mr. Adelson. Mr. Adelson has two votes for all matters before the board of directors, whereas the other board member has only one vote. As a result, Mr. Adelson controls our business, policies and affairs, including the election of directors and all major corporate transactions and could prevent a change of control. His interests may not be fully aligned with, and could conflict with the interests of, the holders of the exchange notes. See "Management."

    The indenture governing the notes does not contain any prohibition on the ability of Mr. Adelson or any of his affiliates to purchase, refinance, replace or otherwise acquire our indebtedness secured by liens prior to the liens in favor of the holders of the exchange notes, including indebtedness under our new credit facility. To the extent Mr. Adelson acquires interests in such indebtedness, we cannot assure you that he would not be in a position to exercise rights or remedies under state or bankruptcy laws or otherwise that could materially adversely affect the interests of the holders of the exchange notes.

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
    Mr. Adelson owns Interface Group-Nevada, Inc., the owner of the Expo Center, which may result in potential conflicts of interest. The Expo Center, on the one hand, and the Congress Center and the meeting and conference space that is a part of the Phase IA Addition, on the other hand, are potential competitors in the business conference and meetings business. Under a cooperation agreement with the Expo Center, we have agreed that, except under certain circumstances with respect to the Phase IA Addition, we will not conduct, or permit to be conducted at the Casino Resort, trade shows or expositions of the type generally held at the Expo Center. Furthermore, marketing practices that are intended to benefit the Expo Center may have a detrimental effect on the Casino Resort. See "Certain Relationships and Related Party Transactions--Cooperation Agreement," "Certain Relationships and Related Party Transactions--Possible Conflicts of Interest" and "Operating Agreements--Cooperation Agreement."

THE CONSTRUCTION OF THE PHASE II RESORT AND PHASE IA ADDITION COULD HAVE AN ADVERSE EFFECT ON THE CASINO RESORT.

    We are currently in the process of constructing the Phase IA Addition on top of the Casino Resort's existing parking garage and on land adjacent to it. In addition, through our subsidiary, Lido Casino Resort, LLC, we are planning to construct the Phase II Resort, which would consist of a hotel, casino, restaurant, dining and entertainment complex, and meeting and conference center space on a 15-acre site adjacent to the Casino Resort. Although we intend to construct the Phase IA Addition and the Phase II Resort with minimal impact on the Casino Resort, we cannot assure you that the construction will not disrupt the operations of the Casino Resort or that it will be implemented as planned. Therefore, the construction of the Phase IA Addition and the Phase II Resort may adversely impact the businesses, operations and revenues of the Casino Resort.

THE COMMON OWNERSHIP AND MANAGEMENT OF THE CASINO RESORT AND THE PHASE II RESORT COULD HAVE AN ADVERSE EFFECT ON THE CASINO RESORT.

    The common ownership of the Casino Resort and the Phase II Resort may result in potential conflicts of interest because the Phase II Resort will be a potential competitor to the Casino Resort. For example, we may offer discounts and other incentives for visitors to stay at the Phase II Resort, which might result in a competitive advantage of the Phase II Resort over the Casino Resort. In addition, we may also choose to allocate certain business opportunities, such as potential restaurant, dining and entertainment tenants or requests for room reservations, to the Phase II Resort instead of the Casino Resort. Although common ownership of both the Casino Resort and the Phase II Resort may result in economies of scale, efficiencies and joint business opportunities for the two resorts, the Casino Resort may, in certain circumstances, bear the greater burden of the expenses that are shared by both resorts. In addition, we expect to lease and operate the casino for the Phase II Resort, so that management's time may be split between overseeing the operation of each resort. In certain circumstances, management may devote more time to the ownership and operations responsibilities of the Phase II Resort than those of the Casino Resort.

WE MAY BE ADVERSELY AFFECTED BY UNION ACTIVITIES IN LAS VEGAS.

    Although our employees are not covered by collective bargaining agreements, most major casino resorts situated on the Strip have collective bargaining agreements with unions such as the Local 226 of the Hotel Employees and Restaurant Employees International Union. Although we do not expect a strike to impact our work force or operations directly, no assurance can be given that a major strike would not adversely affect Las Vegas business and visitation levels generally by generating negative publicity. As a result, our business may be adversely affected if such a major strike were to occur.

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ENTERING INTO NEW VENTURES INVOLVES BUSINESS AND FINANCIAL RISKS, INCLUDING
LITIGATION RISKS AND THE RISK OF LOSS OF OUR NEVADA GAMING LICENSES.

    We are assessing the possibility of developing and operating an Internet gaming site and are currently exploring other business opportunities for expansion, including Native American gaming and the possibility of operating casino resorts in certain foreign jurisdictions. It is unclear how long it would take, or if it would be feasible or attractive, for us to develop, operate, obtain the necessary regulatory approvals for, acquire land in connection with or take any of the other necessary business risks and measures to complete any of these ventures. If we are successful in launching any such ventures, if at all, we cannot assure you that any of these projects would be successful, or that they would not have a material adverse effect on our financial position, results of operations or cash flows.

    We are currently in the process of negotiating agreements to develop and operate one or more hotel, casino and convention centers in Macau, People's Republic of China. Our Macau joint venture is subject to significant political, economic and social risks inherent in doing business in an emerging market such as China. Although our Macau joint venture has been granted a concession to operate casinos in Macau, we cannot assure you that the joint venture will be successful, that we will be able to acquire permanent and temporary operating sites on acceptable terms or at all, or that our concession will not be revoked. In particular, some of the risks involved in the joint venture and licensing process include:

    - diversion of management's attention away from the other business concerns;

    - risks associated with a new and developing regulatory process which could result in the revocation of our concession or other required licenses in Macau;

    - the possible taking of property without agreement on fair compensation;

    - restrictions on foreign partnerships and alliances, foreign ownership and/or possible discrimination against foreign owned business;

    - delayed implementation regarding effective controls regarding criminal organizations;

    - potential conflicts between local and national governments;

    - the risk that we will not be able to reach final agreement with our joint venture partners, which would result in the concession being revoked;

    - the risk that we will not be able to acquire rights to build on suitable sites; and

    - risks associated with obtaining project financing.

    We believe that future regulatory developments in China will not unduly limit our planned investment. However, we cannot assure you at this time that all our planned activities in Macau will be permitted or economically feasible. Therefore, our planned investments in China could be jeopardized.

    Furthermore, in October 2001 before agreeing to join Galaxy Casino Company Limited, our subsidiary, Venetian Venture Development, LLC, entered into a non-binding letter of intent with Asian American Entertainment Corporation, Limited ("AAEC"), a Macau corporation whose largest shareholder is China Development Industrial Bank, a Taiwanese bank, to enter into a joint venture to obtain a casino license in Macau. In February 2002, we elected to exercise our right to terminate this letter of intent and to create a venture with other parties to seek a Macau casino license. AAEC has threatened, in a press release, to sue us in connection with our termination of the letter of intent and the potential awarding of a casino license to our new joint venture Galaxy Casino

Company Limited. We believe that AAEC's claims lack merit and, if sued by AAEC, we intend to defend ourselves vigorously.

OUR INSURANCE COVERAGE MAY NOT BE ADEQUATE TO COVER ALL POSSIBLE LOSSES THAT THE CASINO RESORT COULD SUFFER. IN ADDITION, OUR INSURANCE COSTS MAY INCREASE AND WE MAY NOT BE ABLE TO OBTAIN THE SAME INSURANCE COVERAGE IN THE FUTURE.

    We are dependent on the operations of the Venetian Hotel Casino, which occupies a single site. The September 11th terrorist attacks have substantially affected the availability of insurance coverage for certain types of damages or occurrences. In addition, insurance premiums have increased on available coverage. We renewed our property and casualty insurance policies in April 2002. We were not able to purchase new insurance policies or renew our existing policies on terms as favorable as the terms of our prior policies. The costs of our new insurance policies are higher as a result of the general increase in premium levels. Our new insurance policies exclude from coverage certain losses and damages that were covered under our prior insurance policies. In particular, we have substantially reduced insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts.

    On May 16, 2002, Interface Group-Nevada Inc., the owner of the Expo Center, received a letter from the lender under the Expo Center mortgage facility stating that it believes that insurance coverage is required for acts of terrorism under the Expo Center mortgage facility and requesting that Interface Group-Nevada, Inc. obtain such coverage. Interface Group-Nevada, Inc. has informed us that it believes that, notwithstanding such lender's request, it is not required under the mortgage facility to obtain any terrorism coverage. Nevertheless, Interface Group-Nevada, Inc. has obtained terrorism coverage that it believes fully complies with its lender's request. If it is determined that terrorism coverage is required under the Expo Center mortgage facility and that the existing Interface Group-Nevada, Inc. insurance coverage does not comply with the applicable requirements, Interface Group-Nevada, Inc. has informed us that it will seek to either comply with the requirements or refinance and/or repay the Expo Center mortgage facility.

    If there is an act of terrorism that affects the Casino Resort, The Grand Canal Shoppes and/or the Expo Center, there may not be sufficient insurance proceeds to cover the costs of restoring the note collateral. Therefore, we could be exposed to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist acts.

    In addition to the damage caused to our property by a casualty loss (such as fire, natural disasters, acts of war or terrorism), we may suffer disruption of our business in such event or be subject to claims by third parties injured or harmed. While we carry business interruption insurance and general liability insurance, such insurance may not be adequate to cover all losses in such event.

    Our new insurance policies terminate in April 2003. The cost of coverage may become so high that we may need to reduce our policy limits or agree to certain exclusions from our coverage.

RISKS RELATING TO THE EXCHANGE OFFER

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE
  INITIAL NOTES.

    If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer--Your failure to participate in the exchange offer will have adverse consequences."

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
SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

    Based on interpretations of the staff of the Securities and Exchange Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter
(June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

                           FORWARD-LOOKING STATEMENTS

    All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements under federal securities laws. We have based these forward-looking statements on our current expectations and projections about future results. These forward-looking statements include the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the words: "anticipate," "believe," "estimate," "seek," "expect," "plan," "intend" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Although we believe that these forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

    These factors include, among others, the risks that are described in "Risk Factors" and:

    - the risks associated with entering into new ventures and new construction, including our planned expansion and our Macau joint venture;

    - the risk of increased competition from increases in meeting and convention facilities in Las Vegas, including the expansion of the Las Vegas Convention Center and upcoming expansions of the convention facilities of some of our other competitors;

    - the risk of increased competition from new planned constructions in Las Vegas such as the opening of a new resort to be built on the site of the former Desert Inn, one block north of the Casino Resort;

    - the completion of infrastructure projects in Las Vegas;

    - government regulation of the casino industry, including gaming license approvals and regulation in foreign jurisdictions;

    - the legalization of gaming in certain jurisdictions, particularly Native American reservations in the States of California and New York;

    - growth of gaming on the Internet and its regulation;

    - substantial indebtedness, leverage and debt service, including sensitivity to fluctuations in interest rates and other capital markets trends;

    - the uncertainty of casino spending and vacationing in casino resorts in Las Vegas;

    - disruptions or reductions in travel to Las Vegas;

    - the September 11 attack and the risks associated with this attack or future possible terrorist incidents;

    - new taxes or changes to existing taxes;

    - the fluctuations in occupancy rates and average daily room rates in Las Vegas and in the demand for our all-suites rooms;

    - the popularity of Las Vegas as a convention and trade show destination;

    - insurance risks, including the risk that we will not be able to obtain coverage against acts of terrorism in any amount or in the amount we desire or will only be able to obtain such coverage at significantly increased rates;

    - litigation risks, including the outcome of our pending disputes with our original construction manager and its subcontractors; and

    - general economic and business conditions, which may impact levels of disposable income of consumers and the pricing of our hotel rooms.

    You should be aware that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not prove to be correct.

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of our exchange notes in exchange for our outstanding initial notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

    The net proceeds from the sale of the initial notes were approximately $821.5 million, after deducting the underwriting discount and offering expenses payable by us. On June 4, 2002, concurrently with and contingent upon the closing of the offering of the initial notes, we entered into a new senior secured credit facility providing for aggregate borrowings of $375.0 million. This new credit facility consists of a $50.0 million senior secured delayed draw facility, a $250.0 million senior secured term loan facility and a $75.0 million senior secured revolving credit facility. In addition, concurrently with and contingent upon the closing of the offering of our initial notes, our Mall Subsidiary entered into a new secured mall loan facility in the amount of $105.0 million, which was subsequently increased on June 28, 2002 by an additional $15.0 million. See "Description of Other Indebtedness."

    We used the net proceeds from this offering and initial borrowings under our new credit facility and the new mall loan facility to (collectively, the "Refinancing Transactions"):

    - repay all amounts outstanding under our old bank credit facility and certain of our and our subsidiaries' other debt facilities, loans and notes described below;

    - repurchase, defease and/or redeem all our outstanding 12 1/4% mortgage notes and 14(1)4% senior subordinated notes; and

    - pay all fees and expenses associated with these transactions.

    In addition, we used and intend to use such proceeds and borrowings to finance the development of the Phase IA Addition.

    The following is a summary of the estimated sources and uses of net proceeds from the Refinancing Transactions, the Phase IA Funding and the Additional Mall Loan Borrowings (dollars in thousands):

SOURCES OF FUNDS:
New Credit Facility:
    Revolving Credit Facility...............................  $       --
    Delayed Draw Facility(1)................................      50,000
    Term Loan...............................................     250,000
Mall Loan Facility(2).......................................     120,000
11.00% mortgage notes due 2010(3)...........................     850,000
                                                              ----------
      Total sources.........................................  $1,270,000
                                                              ==========

USES OF FUNDS:
Old Bank Credit Facility(4).................................  $  191,604
FF&E Credit Facility(5).....................................      48,361
12 1/4% mortgage notes due November 15, 2004(6).............     425,000
14 1/4% senior subordinated notes due November 15,
2005(6).....................................................      97,500
Mall tranche A Take-out Loan Facility(7)....................     105,000
Mall tranche B Take-out Loan(8).............................      35,000
Unsecured Subordinated Note(9)..............................      31,124
Phase II Subsidiary Indebtedness(10)........................       2,525
Transaction fees and expenses(11)...........................      73,434
Restricted cash for development of Phase IA Addition(12)....     235,000
Excess cash(13).............................................      25,452
                                                              ----------
      Total uses............................................  $1,270,000
                                                              ==========

------------------------

(1) This facility was not drawn at closing of the offering of our initial notes and remains undrawn at September 30, 2002. The facility is available for draw through June 4, 2003. However, for purposes of preparing this table, we have assumed that this facility was fully drawn at closing.

(2) This facility was originally entered into in the amount of $105.0 million, all of which was drawn at the closing of the offering of our initial notes to repay some of our subsidiaries' indebtedness pursuant to the Refinancing Transactions. This facility was subsequently increased on June 28, 2002 by an additional $15.0 million which was distributed to Venetian by the Mall Subsidiary to be used for general corporate purposes.

(3) The notes are not secured by a lien on the assets of the Mall Subsidiary.

(4) Upon repayment of all amounts outstanding thereunder, our old bank credit facility was terminated. This facility consisted of term loans and revolving loans. The loans under this facility bore interest at variable rates based on LIBOR or a base rate. The average interest rate during 2001 was 7.68%. We were required to make quarterly interest payments under this facility and this facility's final maturity was on June 30, 2003. We had entered into a rate cap and floor agreement to limit the impact of increases in interest rates on our floating rate debt.

(5) Upon repayment of all amounts outstanding thereunder, our old furniture, fixture and equipment credit facility was terminated. The loans under this facility bore interest at variable rates based on LIBOR or a base rate. The average interest rate on this facility during 2001 was 8.36%. We were required to make quarterly interest payments under this facility and this facility's final maturity was in June 2004.

(6) We have repurchased, defeased and/or redeemed our 12 1/4% mortgage notes due 2004 and 14 1/4% senior subordinated notes due 2005 in connection with the closing of the offering of the initial notes. On June 4, 2002, we consummated a tender offer pursuant to which we repurchased $316,558,000 in aggregate principal amount of our outstanding 12 1/4% mortgage notes due 2004 and $95,690,000 in aggregate principal amount of our outstanding
    14 1/4% senior subordinated notes due 2005, at a purchase price in cash (including a consent payment) of $1,061.25 per $1,000 aggregate principal amount of mortgage notes and $1,071.25 per $1,000 aggregate principal amount of senior subordinated notes. On June 4, 2002, we deposited cash or U.S. treasury obligations with the trustee for the mortgage notes that had not been tendered in the tender offer to effect a covenant defeasance of these notes pending their redemption. We redeemed all $108.4 million of our remaining outstanding 12 1/4% mortgage notes and all $1.8 million of our remaining outstanding 14 1/4% senior subordinated notes on July 5, 2002.

(7) Represented indebtedness of our subsidiary, Grand Canal Shops Mall Subsidiary, LLC, the former owner of The Grand Canal Shoppes, that was secured by The Grand Canal Shoppes. Upon repayment of all amounts outstanding thereunder, the Mall tranche A take-out loan facility was terminated. The loans under this facility bore interest at variable rates based on LIBOR or a base rate. The average interest rate on this facility during 2001 was 7.71%. This facility matured on December 20, 2002. We had entered into an interest rate cap agreement to limit the impact of increases in interest rates on our floating rate debt derived from this facility.

(8) Represented a loan owed by our subsidiary, Grand Canal Shops Mall Subsidiary, LLC, the former owner of The Grand Canal Shoppes, to LVSI's principal stockholder. This loan was secured by The Grand Canal Shoppes. Upon repayment of all amounts outstanding thereunder, the Mall tranche B take-out loan was terminated. This loan bore interest at the rate of 14% per annum payable monthly. This loan matured on December 20, 2004 with a right of extension to December 20, 2007.

(9) Represented an unsecured subordinated note owed to LVSI's principal stockholder. This note bore interest at the rate of 14 1/4% per annum. The interest compounded and was added to the principal balance semi-annually. The note matured on November 16, 2005. Upon repayment of all amounts outstanding thereunder, this unsecured subordinated note was terminated.

(10) Included approximately $1.4 million of indebtedness of Lido Casino Resort, LLC that was secured by the land for the Phase II Resort and approximately $1.1 million of unsecured indebtedness of Lido Casino Resort, LLC. Upon repayment of all amounts outstanding thereunder, these facilities were terminated. The loans bore interest at variable rates based on LIBOR or a base rate. The secured facility matured on June 30, 2003 and the unsecured facility matured on July 15, 2002. We used borrowings from the secured loan facility for a letter of credit provided as credit support for our current bank credit facility as well as for pre-development expenses for the Phase II Resort. We used borrowings under the unsecured loan facility to fund the operating costs of Lido Casino Resort, LLC.

(11) Included estimated call premiums on our 12 1/4% mortgage notes due 2004 and 14 1/4% senior subordinated notes due 2005 ($33.0 million), call premiums on the FF&E credit facility ($0.5 million), and $39.9 million of debt issuance costs incurred in connection with the Refinancing Transactions.

(12) We currently anticipate that the remaining development costs for the Phase IA Addition will be approximately $198.0 million. As of September 30, 2002, approximately $67.9 million had already been expensed or incurred. See "Business--Phase IA Addition" and "Risk Factors--There are significant risks associated with our planned construction projects, which could adversely affect our financial condition, results of operations or cash flows."

(13) This table does not include approximately $4.0 million for expansion of the existing HVAC plant. We expect to enter into an agreement that will provide that the expansion will be paid for and owned by the HVAC Provider. If we do not enter into such an agreement the expansion will be funded from excess cash of the proceeds from the offering of our initial notes. This table reflects the $15.0 million increase of the Mall Loan Facility that was entered into on June 28, 2002, which was immediately drawn and distributed to Venetian by the Mall Subsidiary to be used for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth our actual total debt and capitalization as of September 30, 2002, and as adjusted to give pro forma effect to the Phase IA Funding, assuming it had occurred on that date.

    This table is presented and should be read in conjunction with the historical financial statements with the related notes thereto, included elsewhere in this prospectus. Also see "Summary Historical and Pro Forma Financial and Other Data," "Use of Proceeds," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness."

                                                                 SEPTEMBER 30, 2002
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Cash........................................................  $   95,642   $   95,642
                                                              ==========   ==========
Restricted Cash(1)..........................................  $  157,332   $  207,332
                                                              ==========   ==========

Total Debt:
ISSUERS:
  New Credit Facility:
  Revolving Credit Facility(2)..............................  $       --   $       --
  Delayed Draw Facility(3)..................................          --       50,000
  Term Loan.................................................     249,375      249,375

  11.00% mortgage notes due 2010 offered hereby.............     850,000      850,000
  12 1/4% mortgage notes due 2004...........................          --           --
  14 1/4% senior subordinated notes due 2005, net of
    original issue discount of $57..........................          --           --

LOAN SECURED BY THE GRAND CANAL SHOPPES:
  Mall Loan Facility(4).....................................     120,000      120,000
                                                              ----------   ----------
                                                               1,219,375    1,269,375
                                                              ----------   ----------
Series B Preferred Interest in Venetian(5)..................     206,108      206,108
                                                              ----------   ----------
Stockholders' Equity (Deficit)..............................     (55,347)     (55,347)
                                                              ----------   ----------
  Total Capitalization......................................  $1,370,136   $1,420,136
                                                              ==========   ==========

------------------------

(1) As adjusted restricted cash reflects the assumed borrowing of $50.0 million under the Phase IA Funding. See "Use of Proceeds."

(2) After completion of the Refinancing Transactions, the Phase IA Funding and the Additional Mall Loan Borrowings, there was approximately $75.0 million available for borrowing by Venetian under the revolver of our new credit facility. For further information, see "Description of Other
    Indebtedness--New Credit Facility."

(3) This facility was not drawn at closing of the offering of our initial notes. The facility is available for draw through June 4, 2003. However, for purposes of preparing this table, we have assumed that this facility was fully drawn at closing.

(4) This facility was originally entered into in the amount of $105.0 million, all of which was drawn at the closing of the offering of our initial notes to repay some of our subsidiaries' indebtedness pursuant to the Refinancing Transactions. This facility was subsequently increased on June 28, 2002 by an additional $15.0 million which was distributed to Venetian by the Mall Subsidiary to be used for general corporate purposes.

(5) See "Certain Relationships and Related Party Transactions" for more details on the terms of the Series B preferred interests.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

    Set forth in the following table are certain historical financial data of LVSI as of and for each of the periods specified. The balance sheet and statement of operations data as of and for each of the years ended December 31, 1997, 1998, 1999, 2000 and 2001 have been derived from our audited consolidated financial statements for these periods, which have been audited by PricewaterhouseCoopers LLP, independent accountants, as adjusted (see footnotes 2 and 3 to this table). The financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 are included in this prospectus. The balance sheet data as of September 30, 2002 and the statement of operations data for the nine months ended September 30, 2001 and 2002 have been derived from our unaudited consolidated financial statements for these periods which are included in this prospectus. The following information should be read in conjunction with "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of our future results of operations.

                                                                                                             NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                               ---------------------------------------------------------   ---------------------
                                                 1997        1998        1999        2000        2001        2001        2002
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                               (IN THOUSANDS)(1)
STATEMENT OF OPERATIONS DATA
Revenues:
  Casino.....................................  $     --    $     --    $124,161    $ 299,083   $ 227,240   $174,133    $177,379
  Rooms......................................        --          --      89,585      192,327     204,242    159,702     156,605
  Food and beverage..........................        --          --      30,786       67,052      61,977     49,088      54,838
  Retail and other...........................       895         937      28,966       68,804      73,034     51,513      53,550
                                               --------    --------    --------    ---------   ---------   --------    --------
  Total revenues.............................       895         937     273,498      627,266     566,493    434,436     442,372
Promotional allowances.......................        --          --     (25,045)     (46,296)    (42,594)   (32,384)    (25,018)
                                               --------    --------    --------    ---------   ---------   --------    --------
Net revenues.................................       895         937     248,453      580,970     523,899    402,052     417,354
                                               --------    --------    --------    ---------   ---------   --------    --------
Operating expenses:
  Casino.....................................        --          --      69,664      163,157     139,936    109,970      86,742
  Rooms......................................        --          --      25,532       49,618      50,039     39,271      40,128
  Food and beverage..........................        --          --      19,134       32,627      29,630     23,581      27,049
  Retail and other...........................        --          --      11,581       29,406      32,302     23,876      23,511
  Provision for doubtful accounts............        --          --      13,655       19,252      20,198     14,656      13,540
  General and administrative.................    (1,827)         --      50,450       93,413      86,887     68,337      69,682
  Corporate expense..........................        --          --       2,510        6,275       6,376      4,741       7,520
  Rental expense.............................        --          --       5,485        8,727       8,074      6,287       5,535
  Pre-opening and developmental expense......        --       8,722      21,484           --         355         --       3,097
  Depreciation and amortization..............       100         100      25,145       41,722      40,823     30,338      33,015
                                               --------    --------    --------    ---------   ---------   --------    --------
                                                 (1,727)      8,822     244,640      444,197     414,620    321,057     309,819
                                               --------    --------    --------    ---------   ---------   --------    --------
Operating income (loss)......................     2,622      (7,885)      3,813      136,773     109,279     80,995     107,535
Other income (expense):
  Interest expense, net of amounts
  capitalized................................    (6,581)    (39,015)    (71,235)    (111,026)   (101,724)   (76,269)    (81,531)
  Interest expense on indebtedness to
    Principal Stockholder....................        --          --        (163)      (8,781)     (9,020)    (6,747)     (4,010)
  Other income (expense).....................     3,439      17,137       2,551        1,771        (553)     1,135       2,372
  Loss on early retirement of debt(2)........        --          --        (589)      (2,785)     (1,383)    (1,383)    (51,392)
                                               --------    --------    --------    ---------   ---------   --------    --------
Income (loss) before preferred return........      (520)    (29,763)    (65,623)      15,952      (3,401)    (2,269)    (27,026)
Preferred return on Redeemable Preferred
  Interest in Venetian Casino Resort, LLC
  (1998, 1999, 2000 and September 30, 2001,
  as restated)(2)............................        --     (13,647)    (14,399)     (18,482)    (20,766)   (15,423)    (17,330)
                                               --------    --------    --------    ---------   ---------   --------    --------
Net income (loss) (1998, 1999, 2000 and
  September 30, 2001, as restated)(3)........  $   (520)   $(43,410)   $(80,022)   $  (2,530)  $ (24,167)  $(17,692)   $(44,356)
                                               ========    ========    ========    =========   =========   ========    ========
Per Share Data:
Basic and diluted net income (loss) per share
  (1998, 1999, 2000 and September 30, 2001,
  as restated)(4)............................  $  (0.52)   $ (43.41)   $ (80.02)   $   (2.53)  $  (24.17)  $ (17.69)   $ (44.36)
                                               ========    ========    ========    =========   =========   ========    ========

(table continued on next page)

                                                                                                             NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                               ---------------------------------------------------------   ---------------------
                                                 1997        1998        1999        2000        2001        2001        2002
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                               (IN THOUSANDS)(1)
OTHER FINANCIAL DATA
EBITDA(5)....................................  $  2,722    $ (7,785)   $ 28,958    $ 178,495   $ 150,102   $111,333    $140,550
Cash provided by (used in) operating
  activities.................................     3,859     (26,059)    (30,063)      81,017      50,792     35,718      67,572
Cash used in investing activities............  (556,947)   (211,173)   (196,150)     (20,158)    (55,231)   (42,302)   (227,162)
Cash provided by (used in) financing
  activities.................................   553,066     238,660     250,180      (44,505)     16,769     19,467     200,296
Ratio of EBITDA to net interest expense......      0.4x        (0.2)x      0.4x         1.5x        1.4x       1.3x        1.6x
Ratio of total debt to EBITDA................    189.4x       (97.4)x     32.8x         5.1x        6.3x        N/M         N/M
Capital expenditures.........................  $130,827    $508,399    $319,106    $  28,589   $  55,134   $ 42,220    $ 72,476
Ratio of earnings to fixed charges(6)........        --          --          --         1.0x          --         --          --
OPERATING DATA:
Occupancy %(7)...............................       N/A         N/A        81.7%        95.2%       94.6%      94.4%       97.4%
Average daily room rate (ADR)(7).............       N/A         N/A    $    159    $     182   $     196   $    205    $    195
Average number of table games(7).............       N/A         N/A         116          122         123        123         126
Table games drop per unit per day(7).........       N/A         N/A    $ 15,470    $  25,289   $  21,550   $ 23,299    $ 18,649
Average number of slot machines(7)...........       N/A         N/A       2,308        2,159       2,159      2,171       2,043
Slot machine win per unit per day(7).........       N/A         N/A    $     99    $     129   $     132   $    130    $    134
Number of Expo Center visitors per
  day(7)(8)..................................       N/A         N/A      10,291        9,526       9,815     10,308       7,660
Number of convention days at Expo
  Center(8)..................................       N/A         N/A         113          141         107         81          93

                                                               YEAR END DECEMBER 31,                   AS OF SEPTEMBER 30,
                                                  ------------------------------------------------   -----------------------
                                                    1997         1998         1999         2000         2001         2002
                                                  ---------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
  Cash and cash equivalents.....................  $    857    $    2,285   $   26,252   $   42,606   $   55,489   $   95,642
  Restricted cash...............................   426,911       133,936       10,980        2,549        2,631      157,332
  Total assets..................................   747,767     1,005,944    1,209,602    1,232,385    1,282,533    1,509,062
  Total debt....................................   515,612       757,942      950,613      913,412      940,472    1,219,375
  Stockholders' equity (deficit)................   111,347        67,937       15,706       13,176       (4,516)     (55,347)

------------------------------
(1) Except ratios and Operating Data. The Casino Resort (excluding The Grand Canal Shoppes) opened on May 4, 1999. The Grand Canal Shoppes opened on June 19, 1999.

(2) In April 2002, the Financial Accounting Standards Board issued SFAS 145. SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements of APB Opinon No. 30. We have adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Accordingly, prior period losses on early retirement of debt have been reclassified to other income (expense) to conform to this new presentation in the accompanying table.

(3) We restated certain income statement items for each of the three years in the period ended December 31, 2000 and the nine months ended September 30, 2001 to include preferred return on preferred interest of Venetian, which amounts were $13.6 million, $14.4 million, $18.5 million and $15.4 million. Such amounts had been previously reflected as a charge against capital in excess of par.

(4) Income (loss) per share for all periods presented retroactively reflect our first quarter 2002 stock split which increased the number of shares of common stock outstanding from 925,000 to 1,000,000.

(5) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented may not be comparable to similarly titled measures presented by other companies. EBITDA is presented as supplemental disclosure because the calculation of EBITDA is necessary to determine our compliance with certain covenants under these credit agreements and we believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved), financial leverage levels or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used.

(6) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before preferred return plus our proportionate share of the loss on our equity investment, amortization of capitalized interest and fixed charges, and less preferred return and interest capitalized. "Fixed charges" consist of interest expenses, whether expensed or capitalized, amortization of debt discount and debt financing costs, preferred return and one-third of lease expenses, which we believe is representative of the interest component of lease expense, primarily comprised of rent expenses associated with the heating and air conditioning provider. For the years ended 1997, 1998, 1999, 2001 and for the nine months ended September 30, 2001 and 2002, earnings were insufficient to cover fixed charges by $2.7 million, $83.1 million, $110.4 million, $22.3 million, $17.2 million and $43.7 million. Accordingly, these ratios have not been presented.

(7) Operating data represents the average for the respective periods.

(8) This data is based on actual days during which a convention, trade show or similar event is ongoing at the Expo Center. The Expo Center is separately owned by LVSI's principal stockholder.

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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion in conjunction with our consolidated financial statements and their related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements. See "Forward-Looking Statements."

GENERAL

    We own and operate the Casino Resort, a large-scale Renaissance Venice-themed hotel, casino, retail, meeting and entertainment complex in Las Vegas, Nevada. The Casino Resort includes the only all-suites hotel on the Strip with 3,036 suites; a gaming facility of approximately 116,000 square feet; an enclosed retail, dining and entertainment mall of approximately 446,000 net leasable square feet; and a meeting and conference facility of approximately 500,000 square feet.

    We opened additional attractions at the Casino Resort on October 7, 2001, including the Guggenheim Las Vegas Museum and the Guggenheim/Hermitage Museum which house various art exhibits in conjunction with the Guggenheim Museum in New York and the Hermitage in Saint Petersburg, Russia. We also began designing, planning, permitting and constructing the Phase IA Addition during 2001. The Phase IA Addition is anticipated to consist of:

    - an approximately 1,000-room hotel tower on top of the Casino Resort's existing parking garage;

    - an approximately 1,000-parking space expansion to the parking garage; and

    - approximately 150,000 square feet of additional meeting and conference space.

    To date, we have completed the design and plans for the expansion of the parking garage, the addition of the 1,000-room hotel tower to be built on top of the parking garage and the 150,000 square foot conference center, and have substantially completed the foundation and support systems for the hotel tower and the additional conference center space. As of September 30, 2002, we had spent or incurred approximately $67.9 million in planning, design and construction costs with respect to the Phase IA Addition. We currently estimate that the remaining costs for the development of the Phase IA Addition will be approximately $198.0 million, including $5.2 million for contingencies. See "--Liquidity and Capital Resources" and "Use of Proceeds."

    We recently announced our receipt of approval, with joint venture partners, to operate casinos in Macau. We are also pursuing the possibility of developing an Internet gaming site and are currently exploring other business opportunities for expansion. See "Business--Recent Developments."

    Over the last year, our operating results have been negatively impacted by a decline in tourism following the terrorist attacks of September 11, 2001, an economic downturn as well as our unusually low table games winning percentage. Our consolidated net revenues for the year ended December 31, 2001 were $523.9 million, representing a decrease of $57.1 million of consolidated net revenues from 2000 and our consolidated net revenues for the nine months ended September 30, 2002 were $417.4 million, representing an increase of $15.3 million from the nine months ended September 30, 2001. This favorable comparison in our consolidated net revenue for the nine months ended
September 30, 2002 compared to the nine months ended September 30, 2001 is partially the result of the decline in visitation to Las Vegas after the terrorist attacks of September 11, 2001. Despite the decline in tourism and economic downturn, our financial indicators continue to improve, due in large part to:

    - forward hotel room and meeting space bookings from conventions and trade shows at the Casino Resort;

    - increased room occupancies;

    - a recurring revenue stream from The Grand Canal Shoppes; and

    - successful cost-cutting initiatives.

    Although we continue to recover, we cannot predict the extent to which decreased tourism and an economic downturn will directly or indirectly impact our operating results in the future, nor can we predict the extent to which future security alerts and/or additional terrorist attacks may impact our operations.

    We called for redemption of all the remaining 12 1/4% mortgage notes due 2004 and 14 1/4% senior subordinated notes due 2005 upon the closing of the Refinancing Transactions and redeemed all remaining outstanding mortgage notes ($108.4 million) and senior subordinated notes ($1.8 million) on July 5, 2002. In connection with the Refinancing Transactions, we incurred a loss on early retirement of indebtedness of $51.4 million during the nine months ended September 30, 2002 which was comprised of $33.0 million of call premiums paid in connection with the Refinancing Transactions and the write-off of $18.4 million related to the write-off of unamortized debt offering costs and unamortized original issue discount.

    On June 26, 2002, we announced that a joint venture comprised of one of our subsidiaries and a group of Macau and Hong Kong-based investors had entered into a final concession contract with the Government of the Macau Special Administrative Region of the People's Republic of China to operate casinos in Macau. Our subsidiary continues to negotiate the final terms of a joint venture and we expect that those negotiations will be concluded by the end of calendar year 2002. The final terms of a joint venture agreement will likely include financial obligations to the joint venture and/or to the Government of Macau or our subsidiary will likely be obligated to pay for certain costs of developing and constructing the contemplated casinos in Macau. Through September 30, 2002, we had incurred pre-opening and developmental expenses of $4.7 million in connection with the proposed Macau project.

    We have also entered into a joint venture agreement to assess the feasibility of and develop an Internet gaming site. We have applied for an Internet gaming license in Alderney, but have not yet been granted such a license or established any operations. We estimate that we are committed to contribute approximately $1.0 million, approximately one-third of the required capital, to the joint venture during the next year. After recovery of each partner's initial capital contribution, we will receive 50% to 80% of the net profit of the joint venture, based upon an increasing scale of net profit (if any). The joint venture provides that the agreement will be automatically terminated should we fail to obtain any required regulatory approvals from Alderney, the Nevada gaming authorities or any other applicable jurisdiction prior to launching our operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

    We have provided below what we believe are the critical accounting policies that affect our more significant judgments and the estimates used in the preparation of our consolidated financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate those estimates, including those related to asset impairment, accruals for slot marketing points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. We stated these accounting policies in the notes to our consolidated financial statements and in relevant sections in this discussion and analysis. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from these estimates.

    We believe that the following critical accounting policies affect significant judgments and estimates used in the preparation of our consolidated financial statements:

    - We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments, which results in bad debt expense. We determine the adequacy of this allowance by continually evaluating individual customer receivables, considering each customer's financial condition, credit history and current economic conditions. If the financial condition of customers were to deteriorate or if a customer refuses to pay or disputes any such payment, additional allowances may be required.

    - We maintain accruals for health and workers compensation self-insurance, slot club point redemption and group sales commissions, which are classified in other accrued liabilities in the consolidated balance sheets. We determine the adequacy of these accruals by periodically evaluating the historical experience and projected trends related to these accruals. If this information indicates that the accruals are overstated or understated, we will adjust the assumptions utilized in the methodologies and reduce or provide for additional accruals as appropriate.

    - We are subject to various claims and legal actions including our lawsuit with the construction manager for the original construction of the Casino Resort. Some of these matters relate to personal injuries to customers and damage to customers' personal assets. We estimate guest claims expense and accrue for this liability based upon historical experience in the other accrued liability category in our consolidated balance sheet.

NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 2001

OPERATING REVENUES

    Our consolidated net revenues for the nine months ended September 30, 2002 were $417.4 million, representing an increase of $15.3 million when compared with $402.1 million of consolidated net revenues during the nine months ended September 30, 2001. The increase in net revenues was primarily due to an increase of casino, food and beverage, retail and other revenue at the Casino Resort, which was partially offset by a decrease in hotel revenues.

    The Casino Resort's casino revenues were $177.4 million for the nine months ended September 30, 2002, an increase of $3.3 million when compared to $174.1 million during the nine months ended September 30, 2001. The increase was attributable to an increase in table games win percentage as compared to the same period of the prior year, offset by decreased table games drop (volume) as compared to the same period of 2001. Table games drop (volume) decreased to $642.1 million for the nine months ended September 30, 2002 from $782.4 million during the nine months ended September 30, 2001.

    The Casino Resort's hotel occupancy percentages were 97.4% during the nine months ended September 30, 2002, as compared to 94.4% during the same period of 2001. The Casino Resort achieved room revenues during the nine months ended September 30, 2002 of $156.6 million, as compared to $159.7 million during the nine months ended September 30, 2001. The Casino Resort's average daily room rate was $195 for the nine months ended September 30, 2002, as compared to $205 during the nine months ended September 30, 2001. The decrease in room rates was partially the result of the decline in tourism following the terrorist attacks on September 11, 2001. Revenue per available room (REVPAR) was $190 during the nine months ended September 30, 2002, as compared to $194 during the nine months ended September 30, 2001.

    Our food and beverage, retail and other revenues were $108.4 million during the nine months ended September 30, 2002, as compared to $100.6 million during the nine months ended

September 30, 2001. The increase was primarily the result of increased banquet business associated with the increase in hotel occupancy.

OPERATING EXPENSES

    Our consolidated operating expenses were $309.8 million for the nine months ended September 30, 2002, as compared with $321.1 million during the nine months ended September 30, 2001. The decrease in operating expenses was primarily attributable to a reduction in casino marketing and incentive costs, promotional allowances and casino payroll costs associated with heightened selectivity of casino customers.

    Corporate expenses totaled $7.5 million during the nine months ended September 30, 2002, as compared to $4.7 million during the nine months ended September 30, 2001. The increase in corporate expenses was attributable to the adoption of an executive bonus program.

    Casino expenses were $86.7 million for the nine months ended September 30, 2002, as compared to $110.0 million during the same period of 2001. The decrease was primarily attributable to a reduction in casino marketing and incentive costs as well as decreases in payroll costs and gaming taxes. The decrease in marketing and incentive costs resulted from heightened selectivity of casino customers to improve casino operating margins and reduced table games drop (volume).

    Food and beverage, retail and other expenses during the nine months ended September 30, 2002 were $50.6 million as compared to $47.5 million during the nine months ended September 30, 2001. The increase was associated with an increase in banquet revenue during the nine months ended September 30, 2002, as compared to the nine months ended September 30, 2001.

    Rental expenses primarily related to the Casino Resort's heating, ventilation and air conditioning plant and rental of gaming devices for the nine months ended September 30, 2002 were $5.5 million. Rental expenses were $6.3 million for the nine months ended September 30, 2001. The decline in rental expenses was primarily attributable to reduced usage of rented or participation gaming devices during 2002.

INTEREST INCOME (EXPENSE)

    Our interest expense was $85.5 million for the nine months ended
September 30, 2002, as compared to $83.0 million in the same period of 2001. Of the $85.5 million incurred during the nine months ended September 30, 2002, $77.8 million was related to the Casino Resort (excluding The Grand Canal Shoppes), $7.2 million was related to The Grand Canal Shoppes and $0.5 million was related to Phase II Subsidiary. The increase in interest expense was attributable to increased interest expense associated with additional borrowings from the Refinancing Transactions net of decreases in the average interest rates of our outstanding debt during the nine months ended September 30, 2002 and the capitalization of interest expense in connection with the Phase IA Addition.

    Interest income for the nine months ended September 30, 2002 was $1.7 million, as compared to $1.1 million in the same period in 2001. The increase was the result of higher invested cash balances.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

OPERATING REVENUES

    Our consolidated net revenues in 2001 were $523.9 million, representing a decrease of $57.1 million when compared with $581.0 million of consolidated net revenues in 2000. This decrease in net revenues was primarily due to a decline in casino revenue, offset by increases in hotel and other revenues.

    Casino revenues were $227.2 million in 2001, a decrease of $71.9 million from 2000. This decrease was attributable to several factors, including:

    - an unusually low historical table games win percentage (calculated before discounts) of 15.3% in 2001 as compared to 20.5% in 2000--the table games win percentage is reasonably predictable over time, but may vary considerably during shorter periods;

    - more stringent table games marketing parameters in 2001 that resulted in decreased table games volume;

    - decreased visitor traffic to Las Vegas after the terrorist attacks of September 11, 2001; and

    - a table games drop (volume) decrease to $966.6 million in 2001 from $1,130.3 million in 2000 and a slot handle (volume) decrease to $1,825.2 million in 2001 from $1,939.6 million in 2000, as a result of decreased visitor traffic to Las Vegas after September 11, 2001.

    The Casino Resort's average daily room rates increased to $196 in 2001 as compared to $182 in 2000. Room revenues in 2001 were $204.2 million, representing an increase of $11.9 million as compared to $192.3 million in 2000. The increase in room rates occurred in all major segments of the Casino Resort's hotel rooms business, including the mid-week, group and convention business, and the weekend retail business. The occupancy of available guestrooms was 94.6% in 2001 compared to 95.2% in 2000.

    Our food and beverage revenues were $62.0 million in 2001, representing a decrease of $5.1 million compared to $67.1 million in 2000. This decrease was due to lower room occupancy and banquet sales as a result of travel disruption to Las Vegas during the fourth quarter of 2001.

    The Grand Canal Shoppes revenues were $33.5 million in 2001, compared to $29.9 million in 2000. This increase was due to higher foot traffic, additional tenants and increased proceeds from rents calculated on tenant gross revenues.

    Our retail and other revenues increased $4.2 million, to $73.0 million in 2001 from $68.8 million in 2000. Other revenue included $5.3 million of group cancellation fees in 2001, including $5.2 million during the fourth quarter of 2001, as compared to $1.9 million in all of 2000. In addition, during the fourth quarter of 2001, we added approximately $1.0 million to our provision for bad debt as an estimate of settlement losses associated with $1.9 million of uncollected group cancellation fees. The calculation of other revenue for 2001 takes into account an operating loss of $2.1 million from the Art of the Motorcycle exhibition at the Guggenheim Las Vegas Museum. This amount represents our share of the exhibition operating losses during the fourth quarter of 2001. The exhibit opened to the public on October 7, 2001 and we incurred substantial amounts of pre-opening and advertising costs during its first quarter of operations.

OPERATING EXPENSES

    Our operating expenses, including pre-opening, developmental and corporate expenses, were $414.6 million in 2001, representing a decrease of $29.6 million when compared with $444.2 million in 2000. This decrease was primarily due to lower operating revenues and business volumes in all departments of the Casino Resort and reduced general and administrative costs in 2001. Provision for doubtful accounts in 2001 was $20.2 million compared to $19.3 million in 2000. This increase was primarily due to estimates of losses associated with hotel receivables and group cancellation fees during the fourth quarter of 2001.

    The Grand Canal Shoppes operating expenses were $20.9 million in 2001 compared to $19.3 million in 2000. This increase was primarily due to increased advertising costs during 2001 as compared to 2000.

    Our corporate expense was $6.4 million in 2001, compared with $6.3 million in 2000.

    Rental expense, primarily related to the HVAC Plant, for 2001 was $8.1 million, including $5.9 million for the Casino Resort and $2.2 million for The Grand Canal Shoppes. Our rental expense was $8.7 million in 2000, including $6.5 million for the Casino Resort and $2.2 million for The Grand Canal Shoppes. This decrease was primarily due to increased allocation of costs to tenants in 2001.

INTEREST INCOME (EXPENSE)

    Our interest expense net of amounts capitalized was $110.7 million in 2001, compared to $119.8 million in 2000. Of the net interest expense we incurred in 2001, $95.0 million was related to the Casino Resort, excluding The Grand Canal Shoppes, $15.1 million was related to The Grand Canal Shoppes and $0.6 million was related to Lido Casino Resort, LLC. This decrease in interest expense was due to decreases in interest rates on our variable rate debt in 2001 and capitalization of $2.0 million of interest in connection with current construction projects.

    Our interest income was $1.4 million and $1.8 million for 2001 and 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

    The Casino Resort began operations on May 4, 1999 and The Grand Canal Shoppes began operations on June 19, 1999. Therefore, neither the Casino Resort nor The Grand Canal Shoppes had any operating revenues or operating expense before these dates. All references to 1999 include 242 days of operations of the Casino Resort and 195 days of operations of The Grand Canal Shoppes.

OPERATING REVENUES

    Our consolidated net revenues in 2000 were $581.0 million, representing an increase of $332.5 million when compared with $248.5 million in 1999. This increase was due to growth in every revenue segment at the Casino Resort and the longer operating period in 2000.

    Casino revenues in 2000 were $299.1 million, representing an increase of $174.9 million when compared with $124.2 million in 1999. This increase was primarily a result of the longer operating period in 2000, as well as higher table games and slots volume during comparable periods.

    Our room revenues in 2000 were $192.3 million, representing an increase of $102.7 million when compared with $89.6 million in 1999. This increase was due to the longer operating period in 2000 and a higher occupancy of 95.2% in 2000, when compared with 81.7% in 1999. In addition, we achieved a higher average daily room rate of $182 in 2000 versus $159 in 1999.

    Our food and beverage revenues in 2000 were $67.1 million, representing an increase of $36.3 million when compared with $30.8 million in 1999. This increase resulted from the longer operating period in 2000, additional banquet revenues generated from a full year of operation at the Congress Center and greater room service revenues because of higher occupancy levels.

    Our retail and other revenues increased $39.8 million, from $29.0 million in 1999 to $68.8 million in 2000. The Grand Canal Shoppes revenues were
$29.9 million in 2000, compared to $9.6 million in 1999. This increase in The Grand Canal Shoppes revenues was due to completion of leasing of the mall space and the longer operating period in 2000. The Grand Canal Shoppes occupancy in 2000 was approximately 95% of leaseable space.

OPERATING EXPENSES

    Our operating expenses, including pre-opening and corporate expenses, in 2000 were $444.2 million, representing an increase of $199.6 million when compared with $244.6 million in 1999. This increase was primarily due to the longer operating period in 2000, increased casino expenses resulting from higher gaming taxes and marketing expenses on the increased revenues, and an increase in the provision for doubtful accounts. The Grand Canal Shoppes operating expenses were $19.3 million in 2000 compared to $9.2 million in 1999. This increase was attributable to completion of leasing of The Grand Canal Shoppes space and the longer operating period in 2000.

    Our pre-opening and other non-recurring expenses in 1999 of $21.5 million represent costs principally associated with the opening of the Casino Resort on May 4, 1999. There were no pre-opening expenses in 2000.

    Our corporate expense was $6.3 million in 2000, compared with $2.5 million in 1999. This increase was due to the creation of the corporate division in the fourth quarter of 1999 and consequently the longer operating period in 2000.

    Rental expense primarily related to the HVAC Plant for 2000 was $8.7 million, including $6.5 million for the Casino Resort and $2.2 million for The Grand Canal Shoppes. Our rental expense was $5.5 million during the shorter operating period in 1999, including $4.3 million for the Casino Resort and $1.2 million for The Grand Canal Shoppes.

INTEREST INCOME (EXPENSE)

    Reflecting our investments in the hotel, the casino, the Congress Center and The Grand Canal Shoppes, our debt levels and associated interest costs increased significantly. With the opening of these new facilities, our capitalization of interest costs associated with the construction of the Casino Resort ceased. Our interest expense was $119.8 million in 2000, compared to $71.4 million, net of capitalized interest of $31.3 million in 1999. Because construction of the Casino Resort was virtually complete during the fourth quarter of 1999, we only capitalized interest of $0.1 million in 2000, versus $31.3 million of interest capitalized in 1999.

    Our interest income was $1.8 million and $2.6 million in 2000 and 1999.

OTHER FACTORS AFFECTING EARNINGS

    Depreciation expense for the nine months ended September 30, 2002 was $33.0 million, as compared to $30.3 million for the nine months ended September 30, 2001. This increase was attributable to placing various capital improvement projects into service during the fourth quarter of 2001, including the Guggenheim Museum projects.

    During the nine month periods ended September 30, 2002 and September 30, 2001, $17.3 million and $15.4 million were accrued on the Series B preferred interest related to the contributions made.

    During the nine month period ended September 30, 2002, we incurred $3.1 million of pre-development expenses for the proposed Macau project.

    During early 2000, we modified our business strategy as it relates to premium casino customers and marketing to foreign premium casino customers. We have generally raised our betting limits for table games to be competitive with other premium resorts on the Strip. There are additional risks associated with this change in strategy, including risk of bad debts, risks to profitability margins in a highly competitive market and the need for additional working capital to accommodate possible higher levels of trade receivables and foreign currency fluctuations associated with collection of trade receivables in other countries. We have opened domestic and foreign marketing offices as well as bank collection accounts in several foreign countries to accommodate this change in business strategy, thereby increasing marketing costs. We continually evaluate our costs associated with marketing to the various segments of the premium casino customer market and have recently increased selectivity of casino customers to reduce variable marketing and incentive costs.

LIQUIDITY AND CAPITAL RESOURCES

    Our historical capital requirements have been debt service, capital expenditures and various construction projects. We expect to fund our operations, capital expenditures and debt service requirements from cash flow from operations, borrowings under our new credit facility and excess cash flow from the Mall Subsidiary to the extent permitted under our new mall loan facility.

CASH FLOW AND CAPITAL EXPENDITURES

    As of September 30, 2002 and December 31, 2001, we held unrestricted cash and cash equivalents of $95.6 million and $54.9 million. Net cash provided by operating activities for the nine months ended September 30, 2002 was $67.6 million, as compared to net cash provided by operating activities of $35.7 million for the nine months ended September 30, 2001.

    Our capital expenditures during the nine months ended September 30, 2002 were $72.5 million, of which $49.7 million was attributable to construction of the Phase IA Addition and $1.3 million was attributable to the Macau project. Capital expenditures for the nine months ended September 30, 2001 were $42.2 million, of which $18.2 million was attributable to construction of the Phase IA Addition.

    We also held restricted cash balances of $157.3 million as of September 30, 2002. Of this amount, $153.4 million was held in restricted accounts and invested in cash or permitted investments by a disbursement agent for our new credit facility lenders until required for Phase IA Addition project costs under the disbursement terms of our new credit facility. In addition to the cash in the disbursement account, our new delayed draw facility provides for a delayed draw term loan of $50.0 million which we expect to draw upon in full by June 4, 2003 to pay Phase IA Addition project costs.

    Capital expenditures paid from operating cash flow in 2001 were $55.1 million, including expenditures for the Guggenheim Las Vegas Museum, the Guggenheim/Hermitage Museum and the Phase IA Addition. We entered into an agreement in 2001 with a subsidiary of the Solomon R. Guggenheim Foundation to operate the Guggenheim Las Vegas Museum in the Casino Resort. The agreement requires us to make certain contributions of capital. Pursuant to this agreement, we made capital contributions of $9.0 million to the Guggenheim Las Vegas Museum in 2001 in addition to other capital expenditures. Capital expenditures for 2000 were $16.4 million, including a variety of on-going capital improvement projects and $12.2 million for construction of the Casino Resort. We expect capital expenditures other than capital expenditures related to the Phase IA Addition to total approximately $24.0 million in 2002. These expenditures for 2002 primarily relate to liquidation of construction payables and commitments related to the Guggenheim Las Vegas Museum and the Guggenheim/Hermitage Museum and the continuation of other capital expenditure projects undertaken during 2001.

    During 2001, we began designing, planning, permitting and constructing the Phase IA Addition. We expect substantial completion to occur by June 2003. From inception of the Phase IA Addition project in 2001 to September 30, 2002, we had paid approximately $67.9 million to complete the Phase IA Addition. We currently anticipate that the remaining costs for the development of the Phase IA Addition will be approximately $198.0 million. We currently anticipate that the funds in the disbursement account and the delayed draw facility will be sufficient to pay for all of the remaining costs of the Phase IA Addition. Due to the inherent risks in large construction projects, however, there can be no assurance that the Phase IA Addition will be constructed without any substantial delays or cost increases.

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
    Our ability to make borrowings under our new credit facility or to obtain funds under the disbursement agreement to fund the Phase IA Addition is subject to the satisfaction of certain conditions under that facility or the disbursement agreement, some of which are subject to the discretion of the administrative agent for the lenders. See "Description of Other Indebtedness--New Credit Facility." If we incur significant cost overruns for the Phase IA Addition or if we are unable to disburse the funds under our new credit facility, we may need to arrange for additional financing to pay for these costs. If we require additional financing, we may use cash received from the following sources to fund these costs:

    - borrowings under our new revolving credit facility;

    - additional debt or equity financings; and

    - operating cash flow.

    Our ability to incur additional indebtedness is limited under our new credit facility and the notes. As a result, we may not be able to incur additional indebtedness to complete development of the Phase IA Addition without the consent of the lenders under our new credit facility or the holders of the notes. In addition, we may not be able to obtain such additional financing on commercially reasonable terms or at all.

AGGREGATE INDEBTEDNESS AND FIXED PAYMENT OBLIGATIONS UNDER OUR HVAC SERVICES
  AGREEMENTS

    On June 4, 2002, we closed the offering of $850,000,000 of our initial notes. Concurrently with and contingent upon the closing of the offering of our initial notes, we entered into a new senior secured credit facility providing for aggregate borrowings of $375.0 million. This new credit facility consists of a $250.0 million senior secured term loan facility, a $50.0 million senior secured delayed draw facility and a $75.0 million senior secured revolving credit facility. In addition, concurrently with and contingent upon the closing of the offering of our initial notes, our Mall Subsidiary, Grand Canal Shops II, LLC, entered into a new secured mall loan facility, in the amount of $105.0 million. This facility was subsequently increased on June 28, 2002 by an additional $15.0 million which was distributed to Venetian by the Mall Subsidiary to be used for general corporate purposes. See "Description of Other Indebtedness--Mall Loan Facility."

    We used the approximately $1,180.1 million in net proceeds from the offering and initial borrowings under our new senior secured term loan facility and the new mall loan facility to repay all amounts outstanding under our old bank credit facility and certain other debt facilities, loans and notes listed under "Use of Proceeds," repurchase, defease and/or redeem all our outstanding 12 1/4% mortgage notes due 2004 and 14 1/4% senior subordinated notes due 2005 and pay all fees and expenses associated with these transactions. As of September 30, 2002, on a pro forma basis after giving effect to the Phase IA Funding, we would have had approximately $1,269.4 million of indebtedness outstanding. In addition, there would have been approximately $75.0 million available for borrowing by Venetian under the revolver of our new credit facility. See "Use of Proceeds" and "Description of Other Indebtedness."

    As part of the Refinancing Transactions, we commenced a cash tender offer on May 6, 2002 to repurchase all our outstanding 12 1/4% mortgage notes due 2004 and 14 1/4% senior subordinated notes due 2005. Upon the consummation of the Refinancing Transactions, we repurchased $316.6 million of the mortgage notes and $95.7 million of the senior subordinated notes and effected a covenant defeasance with respect to the remaining mortgage notes. We called for redemption all of the remaining notes upon the closing of the Refinancing Transactions and redeemed the balance of the mortgage notes ($108.4 million) and the senior subordinated notes ($1.8 million). In connection with the Refinancing Transactions, we incurred a loss on early retirement of indebtedness of $51.4 million during the nine months ended September 30, 2002.

    Our total long-term indebtedness and fixed payment obligations to the provider of energy services to the Casino Resort and the Expo Center under our HVAC services agreements after giving effect to the Refinancing Transactions and the Additional Mall Loan Borrowings are summarized by year below for the twelve month periods ended September 30:

                                2003        2004       2005        2006       2007      THEREAFTER
                              ---------   --------   ---------   --------   ---------   ----------
                                                     (DOLLARS IN THOUSANDS)
LONG-TERM INDEBTEDNESS
  11.00% mortgage notes due
    2010....................  $     --    $    --    $     --    $    --    $     --    $  850,000
  New Credit Facility(1)....     2,500      2,500       2,500      2,500     120,000       119,375
  Mall Loan Facility(2).....        --         --     120,000         --          --            --
FIXED PAYMENT OBLIGATIONS TO
  THE HVAC PROVIDER
  HVAC Provider fixed
    payments(3).............     7,657      7,657       7,657      7,657       7,657        13,400
                              --------    -------    --------    -------    --------    ----------
  Total indebtedness and
    HVAC fixed payment
    obligations.............  $ 10,157    $10,157    $130,157    $10,157    $127,657    $  982,775
                              ========    =======    ========    =======    ========    ==========

------------------------

(1) Our new senior secured term loan facility will mature on June 4, 2008 and will be subject to nominal quarterly amortization payments, from September 30, 2002 through June 30, 2007, and equal quarterly amortization payments of the balance of this facility thereafter. Our new senior secured delayed draw facility will be available through January 4, 2003 and will mature on June 4, 2007 and will be subject to quarterly amortization payments commencing on December 31, 2003. Indebtedness under our new senior secured revolving credit facility will mature on June 4, 2007 with no interim amortization.

(2) The new secured mall loan facility will mature on June 10, 2005 (subject to extension for two terms of one year each), with no amortization.

(3) We and the Mall Subsidiary are parties to a services agreement with a third party for thermal energy (heating and air conditioning) (HVAC) for the Casino Resort. The total remaining payment obligation under these arrangements is $51.7 million, payable in equal monthly installments during the period of October 1, 2002 through July 1, 2009.

    Under the terms of our existing indebtedness, we have debt service payments due aggregating $2.5 million during the next twelve months, representing principal payments on our new credit facility. Based on current outstanding indebtedness and current interest rates on our new credit facility and the Mall Loan Facility, estimated total interest payments during the next twelve months (excluding noncash amortization of debt offering costs) of approximately
$105.7 million for indebtedness secured by the Casino Resort and approximately $4.7 million for indebtedness secured by The Grand Canal Shoppes.

    We also have fixed payments obligations due during the next twelve months of $7.7 million under our energy services agreements with the HVAC Provider. The total remaining payment obligation under this arrangement is $51.7 million, payable in equal monthly installments during the period of October 1, 2002 through July 1, 2009.

    The proceeds from borrowings by Venetian under the revolver of our new senior secured credit facility are available for general corporate purposes, including for use in connection with our Macau venture and for the funding of pre-development costs for the Phase II Resort.

    All amounts outstanding under our new credit facility bear interest, at our option, at variable rates based on the reserve-adjusted Eurodollar rate or an applicable base rate. On and after the date on which the Phase IA Addition is substantially completed, the applicable margin for amounts outstanding under our new credit facility will be determined by a grid based upon a leverage ratio. See "Description of Other Indebtedness."

    Subject to certain exceptions, our obligations under our new credit facility are secured by first priority security interests in all our and our subsidiaries' (other than certain excluded subsidiaries such as the Mall Subsidiary) assets, including all tangible personal, real and mixed property and certain intangible assets and contract rights but excluding capital stock and other equity interests. In addition, our obligations under our new credit facility are guaranteed on a senior basis by each of our subsidiaries (other than certain excluded subsidiaries such as the Mall Subsidiary) and subject to certain other exceptions. Our new credit facility contains certain restrictions that, among other things, limit our ability and that of our subsidiaries (other than certain excluded subsidiaries) to incur additional indebtedness, create additional liens, make negative pledges, make certain investments, make certain guarantees, make certain payments with respect to junior securities, enter into mergers or consolidations, sell assets, enter into leases, enter into transactions with affiliates or make changes to the scope or other terms of material contracts without the prior approval of the lenders under our new credit facility. We are also required to comply with financial ratios and other financial covenants, including a minimum net worth test, a maximum capital expenditure test, a minimum interest coverage ratio and a maximum leverage ratio. See "Risk Factors--Risks Relating to our Indebtedness."

    The mall loan facility bears interest at variable rates based on the reserve-adjusted Eurodollar rate. This facility is secured by first-priority security interests in all the assets of the Mall Subsidiary, the owner of The Grand Canal Shoppes, other than the capital stock and other equity interests of this subsidiary. Under the terms of the new mall loan facility, under certain circumstances, the Mall Subsidiary may be restricted from making distributions or paying dividends to us.

    For the next twelve months, we expect to fund our operations, capital expenditures (including the Phase IA Addition, the Macau joint venture project and Internet gaming development activities) and debt service requirements from existing cash balances, operating cash flow, borrowings by Venetian under the revolver of our new credit facility to the extent that funds are available, drawings under our new delayed draw facility and distributions of excess cash from our subsidiary Grand Canal Shops II, LLC to Venetian to the extent permitted by the terms of our indebtedness.

LITIGATION CONTINGENCIES AND AVAILABLE RESOURCES

    We are a party to certain litigation matters and claims related to the original construction of the Casino Resort. See "Business--Legal Proceedings." If we are required to pay any of the construction manager's claims, we may use cash received from the following sources to fund these costs:

    - our insurance policy for loss coverage in connection with all litigation relating to the construction of the Casino Resort;

    - third parties, pursuant to their liability to us under their agreements with us;

    - amounts received from our subsidiary Lido Casino Resort, LLC for shared facilities designed and constructed to accommodate the operations of the Casino Resort and the Phase II Resort;

    - borrowings by Venetian under the revolver of our new senior secured credit facility;

    - additional debt or equity financings; and

    - operating cash flow.

    If we were required to pay substantial claims, and if we were unable to raise or obtain the funds from the sources described above, there could be a material adverse effect on our financial position, results of operations or cash flows.

PHASE II RESORT

    We have not yet set a date to begin construction of the Phase II Resort. If we determine to construct the Phase II Resort, we will be required to raise substantial debt and/or equity financings. Currently, we have no commitments to fund the hard construction costs of the Phase II Resort. In addition, the development of the Phase II Resort may require obtaining additional regulatory approvals. Our debt instruments limit our ability to guarantee or otherwise become liable for any indebtedness of Lido Casino Resort, LLC. These debt instruments also restrict our and our subsidiaries' ability to sell or otherwise dispose of the capital stock of Lido Casino Resort, LLC, including a sale to LVSI's principal stockholder or to any of his affiliates. In addition, the indenture governing the notes allows us to make investments of up to $20.0 million for the development of the Phase II Resort and to incur up to $20.0 million of additional debt to fund such investment. Lido Casino Resort, LLC is an unrestricted subsidiary that is not subject to the terms of the indenture governing the notes and is not a guarantor under the exchange notes.

MACAU VENTURE

    We are currently in the process of negotiating agreements to develop and operate one or more hotel, casino and convention centers and other facilities in Macau, People's Republic of China. Through September 30, 2002, we have incurred $4.7 million of developmental expenses with respect to the Macau venture. Under the contemplated terms of our subsidiary's agreements with its joint venture partners, our subsidiary will likely have financial obligations to the joint venture and/or to the Government of Macau or it will likely be obligated to pay for certain costs of developing and constructing the contemplated casinos in Macau. Under the indenture governing the notes, we are permitted to make investments in the amount of $40.0 million in, and extend guarantees with respect to $90.0 million of indebtedness and/or obligations of, our Macau subsidiaries. We may use cash received from the following sources to fund our Macau venture:

    - borrowings by Venetian under the revolver of our new senior secured credit facility;

    - additional debt or equity financings; and

    - operating cash flow (subject to certain limitations contained in our debt instruments).

    The Macau Entities will not be guarantors under the exchange notes and, subject to certain limited exceptions, are expected not to be restricted subsidiaries under the indenture governing the notes.

RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board issued Statement No. 141 ("SFAS 141") entitled, "Business Combinations" and Statement No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 provides as follows:

    - use of the pooling-of-interests method is prohibited for business combinations initiated after June 30, 2001; and

    - the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

    - There are also transition provisions that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method.

    SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized

    In August 2001, the Financial Accounting Standards Board issued Statement No. 143 ("SFAS 143"), "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objective of SFAS 143 is to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

    In October 2001, the Financial Accounting Standards Board issued Statement No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

    In April 2002, the Financial Accounting Standards Board issued SFAS 145. SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. We have adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Additionally, prior period extraordinary losses will be reclassified to conform to this new presentation.

    In June 2002, the Financial Accounting Standard Board issued Statement No. 146 ("SFAS 146") "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS 146 become effective for exit or disposal activities commenced subsequent to December 31, 2002.

    The adoptions of SFAS 141, SFAS 142, SFAS 144 and SFAS 145 had no impact on our financial position or results of operations. We do not expect the impact of the adoption of SFAS 143 and SFAS 146 to be material to our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt. We attempt to manage our interest rate risk by managing the mix of our long-term fixed-rate borrowings and variable rate borrowings, and by use of interest rate cap and floor agreements. Our ability to enter into interest rate cap and floor agreements allows us to manage our interest rate risk associated with our variable rate debt.

    We are obligated to obtain interest rate protection through interest rate swaps, caps or other arrangements against increases in interest rates with respect to a nominal amount equal to not less than 100% of the new mall loan facility.

    We do not hold or issue financial instruments for trading purposes and do not enter into deliverable transactions that would be considered speculative positions. Our derivative financial instruments consist exclusively of interest rate cap and floor agreements, which do not qualify for hedge accounting. We record interest differentials resulting from these agreements on an accrual basis as an adjustment to interest expense.

    To manage exposure to counterparty credit risk in interest rate cap and floor agreements, we enter into agreements with highly-rated institutions that can be expected to fully perform under the terms of these agreements. Frequently, these institutions are also members of the bank group providing our credit facilities, which we believe further minimizes the risk of nonperformance.

    The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents notional amounts and weighted average interest rates by contractual maturity dates for the twelve month periods ended September 30, assuming the completion of the Redemption Transactions.

                                                                                                                          FAIR
                                      2003       2004       2005       2006       2007       THEREAFTER      TOTAL      VALUE(1)
                                    --------   --------   --------   --------   --------   --------------   --------   ----------
                                                                        (DOLLARS IN MILLIONS)
LIABILITIES
Short-term debt
  Variable rate...................    $2.5        --          --        --         --             --         $ 2.5       $ 2.5
    Average interest rate(2)......     4.8%       --          --        --         --             --           4.8%        4.8%
Long-term debt
  Fixed rate......................      --        --          --        --         --          850.0         850.0       841.5
    Average interest rate(2)......      --        --          --        --         --           11.0%         11.0%       11.0%
  Variable rate...................      --       2.5       122.5       2.5        120          119.4         366.9       366.9
    Average interest rate(2)......      --       4.8%        4.3%      4.8%       4.8%           4.8%          4.7%        4.6%

------------------------------

(1) The fair values are based on the borrowing rates currently available for debt instruments with similar terms and maturities and market quotes of our publicly traded debt.

(2) Based upon contractual interest rates for fixed rate indebtedness or current LIBOR rates for variable rate indebtedness.

    Foreign currency translation gains and losses were not material to our results of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002.

    See also "--Liquidity and Capital Resources."

                                    BUSINESS
                                    OVERVIEW

    We own and operate the Venetian Casino Resort, a Renaissance Venice-themed resort situated at one of the premier locations on Las Vegas Boulevard (known as the "Strip"). The Casino Resort is located across from The Mirage and the Treasure Island Hotel and Casino between Flamingo Road and Sands Avenue. The Casino Resort includes the only all-suites hotel on the Strip, a casino of approximately 116,000 square feet, The Grand Canal Shoppes, an enclosed retail, dining and entertainment mall of approximately 446,000 net leasable square feet and the Congress Center meeting and conference facility of approximately 500,000 square feet.

    The Casino Resort is physically connected to the approximately 1.15 million square foot Sands Expo and Convention Center, one of the largest facilities in the United States specifically designed for trade shows and conventions. We believe that the combined facilities of the Casino Resort and the Expo Center, which is separately owned by LVSI's principal stockholder, is one of the largest hotel and meeting complexes in the United States.

    Ground breaking for the Casino Resort occurred in April 1997. Except for The Grand Canal Shoppes, the Casino Resort opened on May 4, 1999. The Grand Canal Shoppes opened on June 19, 1999 and substantial completion of the entire Casino Resort was achieved on November 12, 1999.

    In 2001, we began planning, designing and constructing an extension to our Casino Resort facilities to meet unserved room demand and provide incremental hotel, casino and retail revenue at the Casino Resort. These additional facilities, or Phase IA Addition, are anticipated to consist of an approximately 1,000-room hotel tower on top of the Casino Resort's existing parking garage, an approximately 1,000-parking space expansion to the existing parking garage and an approximately 150,000 square feet of additional meeting and conference space. See "--Phase IA Addition."

    The Casino Resort was developed on a stand-alone basis as the first phase of a two-phase development. In the second phase of the development, we plan to construct another similarly-sized themed resort known as the Phase II Resort which will be developed by our indirect, wholly-owned subsidiary, Lido Casino Resort, LLC.

    We are currently in the process of negotiating agreements to develop and operate one or more hotel, casino and convention centers and other facilities in Macau, People's Republic of China. See "--Recent Developments."

                               THE CASINO RESORT

THE HOTEL

    Our hotel presently has 3,036 single and multiple bedroom suites situated in a 35-story, three-winged tower rising above our casino. The lobby features a 65-foot domed ceiling decorated with Venetian-themed fresco-style paintings, a main passageway formed by a barrel-vaulted ceiling carried on ornamental columns, and a replica of the unique three dimensional-style marble floors found in Venetian palaces.

    A typical hotel suite approximates 655 to 735 square feet and consists of a raised sleeping area and bathroom and a sunken living/working area. The suite's bi-level configuration creates a multi-function living space where guests can sleep, work and entertain. It includes two queen-size beds or one king-size bed, a writing desk, dual-line speaker phones, a fax machine and a sitting area. Approximately 318 of the suites are of larger size for use by gaming customers.

    The hotel leases space to eight restaurants that are adjacent to the casino and five other food outlets located in a Venetian-style market food court located at the casino level of the hotel. Live entertainment is offered at the 50,000 square foot entertainment complex called the "C2K." In addition, the hotel provides a variety of amenities for its guests, including a state-of-the-art health spa, operated by Canyon Ranch Management LLC, with massage and treatment rooms, exercise and fitness areas. The hotel features an outdoor swimming complex including three pools, spas, pool bars and cabanas surrounded by gardens, waterways, fountains and sculptures.

    In addition to the Congress Center, the hotel includes approximately 63,000 square feet of exhibition hall space that was completed in October 2001, with the Guggenheim Las Vegas Museum that currently houses the Art of the Motorcycle exhibition. Additionally, the hotel includes the Guggenheim/Hermitage Museum, an art museum featuring masterpiece collections from the Guggenheim Museum in New York and the Hermitage in Saint Petersburg, Russia. The hotel has been designed to accommodate additional expansion. In 2001, we began construction of an anticipated 1,000-room hotel tower on top of the Casino Resort's existing parking garage and an anticipated 1,000 parking space expansion of the garage. See "Phase IA Addition."

THE CASINO

    Our casino covers 116,000 square feet of gaming space adjacent to the hotel lobby. The casino floor is accessible from the hotel, The Grand Canal Shoppes, the Congress Center, the Expo Center and the Strip. The casino is marketed to attract a broad base of patrons and focuses on frequent premium gaming customers. We market the casino directly to this gaming market segment using database-marketing techniques, slot clubs and traditional incentives such as reduced room rates and complimentary meals and suites. We also offer "high roller" gaming customers premium suites and special hotel and casino services.

    The casino environment is stylized to resemble a Venetian "palazzo," with architectural and interior design features representative of Venice's Renaissance era and its adjacent amenities include several "signature" restaurants such as Emeril Lagasse's Delmonico and Piero Selvaggio's Valentino. The ceiling in the table games area features fresco-style paintings of Venetian palaces. The gaming facilities include approximately 2,124 slot machines of various denominations, including popular multi-property, linked progressive games. A high-end slot area, with a private lounge, provides slot customers with premium slot products and services. The casino's approximately 122 table games (excluding baccarat tables) include the traditional games of blackjack, craps and roulette, Asian games such as "Pai Gow" and "Pai Gow Poker," and popular progressive table games such as "Caribbean Stud Poker" and "Let It Ride." In addition, the casino offers gaming customers an upscale sportsbook room and an upscale gaming salon featuring baccarat, blackjack and roulette tables. The gaming salon is specially designed for premium, "high roller" gaming, with baccarat, blackjack and roulette, direct access to private cash-out windows at the casino cage and direct access to the casino's credit department.

THE GRAND CANAL SHOPPES

    The Grand Canal Shoppes offers approximately 446,000 net leasable square feet of shopping, dining and entertainment space located on two levels within the Casino Resort's main structure, between the casino level and the hotel tower and in a separate approximately 38,000 square foot retail annex adjacent to the Casino Resort's main structure and directly accessible from the Strip. The Grand Canal Shoppes includes 58 retail stores, three specialty shops, eight restaurants and six food court outlets. Visitors and guests can enter The Grand Canal Shoppes from several different directions, including from the Strip via a moving sidewalk, from the main gaming area of the casino via escalators, from the Expo Center through the Congress Center, from a cross-over bridge across the Strip and directly from the hotel.

    The Grand Canal Shoppes includes an array of quality dining experiences, including upscale restaurants such as Wolfgang Puck's Postrio, offering international and American regional cuisines.

The Grand Canal Shoppes retail offerings include exclusive showcase boutiques, popular brand name mid-priced stores and themed entertainment concepts. Premium branded tenants in The Grand Canal Shoppes include Mikimoto, Movado, Burberry and Jimmy Choo. The restaurants and stores are set along an approximately one-quarter mile Venetian-themed streetscape and front on the Venetian-themed canal running its length and grouped in "piazza"-style settings. Store and restaurant facades are designed to project the Venetian theme.

    In 2001, The Grand Canal Shoppes had leased approximately 95% of its gross leasable space at an average of approximately $100 per leasable square foot. Additional tenants and increased proceeds from rents raised The Grand Canal Shoppes revenues to $33.5 million in 2001 from $29.9 million in 2000. The average term of a lease in The Grand Canal Shoppes is 10 years.

THE EXPO CENTER AND THE CONGRESS CENTER

    With over 1.15 million gross square feet of exhibition and meeting space, including four exhibit halls and 20 meeting rooms, the separately owned and operated Expo Center is one of the largest trade show and convention facilities in the United States, as measured by net leasable square footage. As part of the Casino Resort, we own and operate the Congress Center, an approximately 500,000 gross square foot meeting and conference facility which links the Expo Center and the rest of the Casino Resort. The Congress Center includes the approximately 85,000 square foot column-free "Venetian Ballroom," the approximately 13,500 square foot "Palazzo Ballroom" and a meeting complex of 42 individual rooms which can be combined to create three additional ballrooms, in addition to the Congress Center's own approximately 105,000 square foot exhibition hall. Together, the Expo Center and the Congress Center offer nearly
1.65 million square feet state-of-the-art exhibition and meeting facilities, which can be configured to provide up to 108 separate meeting rooms or accommodate large-scale multi-media events. We are also planning to add 150,000 square feet of additional meeting and conference facility space to the Casino Resort. See "Phase IA Addition."

    We market the Congress Center to complement the operations of the Expo Center by targeting business conferences and upscale business events typically held during the mid-week period, thereby generating room-night demand and driving average daily room rates during the weekday move-in/move-out phases of Expo Center events. Our goal is to draw from attendees and exhibitors at Expo Center events and from attendees of Congress Center events to maintain weekday room-night demand at the hotel from this higher budget market segment, when room demand would otherwise be derived from the lower budget tour and travel group market segment.

    In 2001, approximately 1,039,000 visitors attended trade shows and conventions at the Expo Center during 110 show days. The Expo Center hosted 17 events on the 2001 Trade Show Week 200 list of the largest trade shows in the United States in 2001, including the Spring and Fall Western Shoe Show and JCK Jewelry Show, the convention of National Association of Broadcasters and the Automotive Service Industry Association Week, each of which were multiple-location events.

    We have no ownership or financial interest in the Expo Center or Interface Group-Nevada, Inc., the owner of the Expo Center, and we do not exercise any control over the business or management of the Expo Center or Interface Group-Nevada, Inc. All of the capital stock of Interface Group-Nevada, Inc. is beneficially owned by Sheldon G. Adelson, LVSI's principal stockholder. See "Certain Relationships and Related Party Transactions."

    Venetian, the Mall Subsidiary, Interface Group-Nevada, Inc. and Lido Casino Resort, LLC are parties to a cooperation agreement that provides for the integrated operation of all the facilities. Interface Group-Nevada, Inc., the Mall Subsidiary and Venetian allocate expenses shared by the Expo Center, the Casino Resort and The Grand Canal Shoppes. In addition, Interface Group-Nevada, Inc. and we jointly market the hotel and casino, The Grand Canal Shoppes, the Congress

Center and the Expo Center. Until December 31, 2010, Interface
Group-Nevada, Inc. will use commercially reasonable efforts to have our hotel designated as the "headquarters hotel" for trade show and convention events at the Expo Center. In turn, we will use commercially reasonable efforts to promote the use and occupancy of the Expo Center. In order to obtain the Casino Resort's "headquarters hotel" designation, we have agreed with Interface
Group-Nevada, Inc. that, except under certain circumstances, trade shows of the type generally held at the Expo Center will not be held in the Congress Center. Trade show and convention promoters are under no obligation to select the Casino Resort as the "headquarters hotel" for their events. See "Certain Relationships and Related Party Transactions--Cooperation Agreement" and "Operating Agreements--Cooperation Agreement."

PHASE IA ADDITION

    During 2001, we began designing, planning, permitting and constructing the Phase IA Addition which is anticipated to include:

    - an approximately 1,000-room hotel tower on top of the Casino Resort's existing parking garage;

    - an approximately 1,000-parking space expansion to the existing parking garage; and

    - approximately 150,000 square feet of additional meeting and conference space.

    We anticipate that the additional 1,000 single and multiple bedroom suites, designed in a similar manner and style as our hotel's existing suites, and 150,000 square feet of meeting and conference space will meet unserved hotel room and events space demand and provide incremental casino, retail and entertainment revenue at the Casino Resort. We also expect to achieve additional economies of scale when we complete the Phase IA Addition, including shared administration, HVAC facility and back-of-the-house functions.

    To date, we have completed the design and plans for the expansion of the parking garage, the addition of the 1,000-room hotel tower to be built on top of the parking garage and the approximately 150,000 square foot conference center and have substantially completed the foundation and support systems for the hotel tower and the additional conference center space. We suspended construction of the Phase IA Addition during the fourth quarter of 2001 due to the travel disruption to Las Vegas; however, we continued certain designing, planning and permitting of the Phase IA Addition. As of September 30, 2002, we had spent or incurred approximately $67.9 million in planning, design and construction costs. We estimate that our remaining development costs for these facilities will be approximately $198.0 million. We expect to complete construction in June 2003. See "Risk Factors--There are significant risks associated with our planned construction projects, which could adversely affect our financial condition, results of operations or cash flows."

    In 2002, Venetian entered into a long-term lease, at nominal rent, with our subsidiary Lido Casino Resort, LLC for the lease of the airspace in which the meeting and conference space for the Phase IA Addition is being built. The airspace was designated as a separate legal parcel and conveyed to Venetian from Lido Casino Resort, LLC for a nominal consideration in August, 2002. The relationship between the Phase IA Addition meeting space and the Expo Center will be governed by our cooperation agreement, a preferred reservation system agreement and a meeting services agreement with Interface Group-Nevada, Inc. See "Certain Relationships and Related Party Transactions--Phase IA Lease," "--Cooperation Agreement," "--Preferred Reservation System Agreement" and "--Meeting Services Agreement."

                        BUSINESS AND MARKETING STRATEGY

    Our primary business objective is to provide a premium destination casino resort experience in order to drive superior returns on invested capital and to increase asset value. To achieve this objective, we:

    - operate a "must-see" destination resort;

    - capture premium hotel room rates through a differentiated all-suites product;

    - drive hotel occupancy, casino use and mall shopping through the link to the Expo Center and the Congress Center;

    - cater to a higher budget customer mix by offering a unique combination of hospitality and gaming facilities;

    - leverage the Casino Resort's premium co-branding strategy to drive revenues; and

    - target premium gaming customers.

OPERATE A "MUST-SEE" DESTINATION RESORT

    The Casino Resort, with its extensive theming, dining, shopping and entertainment, is a "must-see" destination located at the heart of the Strip. The Casino Resort is distinctively themed to provide visitors with the sense of being surrounded by the architecture, music, art and history of Renaissance Venice. The Venetian-themed setting along the Casino Resort's frontage on the Strip includes waterways, gondolas and replicas of Venetian landmarks, such as the Doge's Palace, the Rialto Bridge, the Ca d'Oro and the Campanile Tower. The Grand Canal Shoppes features a one-quarter mile Venetian streetscape, with intimate "piazza"-style settings. A 630-foot canal runs along the Venetian streetscape, with gondolas and waterside cafes and crossed by authentically-styled Venetian bridges. We believe that these attractions generate significant room demand and foot traffic.

    The Casino Resort has approximately 740 feet of frontage on the east side of the Strip and is located next to Harrah's and across from some of the most visited casino resorts and attractions on the Strip, including The Mirage, the Treasure Island Hotel and Casino and The Forum Shops at Caesars Palace Hotel.

CAPTURE PREMIUM HOTEL ROOM RATES THROUGH A DIFFERENTIATED ALL-SUITES PRODUCT

    Our typical hotel suite ranges in size from approximately 655 square feet to 735 square feet compared to approximately 360 square feet to 400 square feet on average for a standard room in competing facilities on the Strip, and consists of a sunken living/working area and a raised sleeping area with a marble bathroom; each area has its own television entertainment center. Each suite living/working area includes a sitting area and a writing desk and offers business amenities such as dual-line speakerphones, a fax machine and dataport access. The bathrooms are oversized, featuring a separate bathtub and shower, dual sinks and a telephone. In addition, our hotel offers larger suites, including the "Presidential" and penthouse suites.

    Our hotel offers the only all-suites product on the Strip with first-class services, amenities for business travelers, such as in-room fax machines and two phone lines and high-end resort facilities. In 2001, the hotel was awarded the "Exxon-Mobil Four Star Award," AAA's "Diamond Award" and Meetings and Conventions Magazine's prestigious "Gold Key Award" for meetings hotels in the United States and selected as Conde Nast's "Best 100 Hotels in the World." We believe that business and leisure travelers consider suites desirable, superior accommodations. For business travelers, the hotel's suites, which accommodate informal business meetings and social gatherings, offer guests a unique, single location in which to work and entertain in close proximity to the Expo

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Center and the Strip. Leisure travelers appreciate both the hotel's spacious suites and extensive facilities. We believe that the all-suites format, together with the Casino Resort's many other unique attributes, result in a highly differentiated destination resort product, allow for premium pricing on rooms and provide us with a competitive advantage over other hotel/casino properties on the Strip.

    Our mix of hotel total sales for 2002 is expected to be as follows: group and convention room sales 38%, casino customers 15%, wholesale 11% and free and independent travelers 34% of total sales. The hotel's average daily room rate was approximately $196 in 2001.

DRIVE HOTEL OCCUPANCY, CASINO USE AND MALL SHOPPING THROUGH THE LINK TO THE EXPO CENTER AND THE CONGRESS CENTER

    The Casino Resort is the first themed entertainment resort in Las Vegas designed specifically to accommodate large-scale trade shows, conventions, conferences and meetings. These trade shows, conventions, conferences and meetings often draw more attendees than our hotel can accommodate and generate additional non-hotel traffic. The Expo Center and the Congress Center provide recurring, predictable demand for mid-week room nights from business travelers. Our diverse business model draws convention attendees from all parts of the United States and the world. In connection with 110 show days, during 2001, approximately 1,039,000 visitors attended trade shows and conventions at the Expo Center. The hotel had a mid-week occupancy rate of 92.2% in 2001 (compared to an 81.6% mid-week average occupancy rate in Las Vegas) due in large part to the Casino Resort's trade show and convention business. In 2001, our average daily room rate was approximately $196. Under the cooperation agreement, the owner of the Expo Center markets the Casino Resort to promoters of Expo Center trade show conventions and other events as the "headquarters hotel" for those events. The Casino Resort offers attendees of events at the Expo Center and the Congress Center the most convenient hotel accommodations in Las Vegas.

CATER TO A HIGHER BUDGET CUSTOMER MIX BY OFFERING A UNIQUE COMBINATION OF HOSPITALITY AND GAMING FACILITIES

    We market the Casino Resort to attract higher-budget business travelers and free and independent travelers, resulting in a higher-budget customer mix both on weekdays and on weekends. By appealing to customers in these upscale market segments, we have reduced our reliance on the lower-budget tour and travel market. We believe that business travelers typically pay more for rooms and spend more on entertainment than weekday customers in other categories, such as tour groups. We believe that the Casino Resort's central location at the heart of the Strip adjacent to the Expo Center and its all-suites hotel product allow it to compete effectively for the higher-budget mid-week trade show, convention and meeting attendees. On both weekdays and weekends, the all-suites product at the hotel appeals to free and independent leisure travelers and "high-roller" gaming customers, both segments of the travel market that spend more on rooms and entertainment.

LEVERAGE THE CASINO RESORT'S PREMIUM CO-BRANDING STRATEGY TO DRIVE REVENUES

    We expect to build upon awareness of the Venetian brand by continuing to attract a unique collection of "signature" restaurant concepts and premier global retail brands to the Casino Resort. This strategy allows us to focus on our core competency of providing first-class hotel and meeting facilities in a premier gaming experience while attracting additional guests and foot traffic because of our own brand name and our concentration of other premier brands. The Casino Resort has been designed so that foot traffic from the Strip, the Expo Center, the Congress Center and the hotel are funneled through the casino floor in order to attract and retain a broad base of casino patrons. We seek to maximize guest spending from the Casino Resort's target markets by offering a

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concentration of fine restaurants, exclusive boutiques, the Canyon Ranch health spa, and the 50,000 square foot entertainment complex called "C2K." Several well-known restauranteurs operate "signature" restaurants on the premises, such as Emeril Lagasse's Delmonico and Wolfgang Puck's Postrio. The Grand Canal Shoppes includes premium branded retailers such as Mikimoto and Burberry and nationally recognized retailers such as Banana Republic, Kenneth Cole and Brookstone. In addition, the Casino Resort includes the Guggenheim Las Vegas Museum and the Guggenheim/Hermitage Museum that house various art exhibits in conjunction with the Guggenheim Museum in New York and the Hermitage in Saint Petersburg, Russia. This co-branding strategy enhances the Casino Resort's appeal to the higher budget room guests.

    We believe that the Casino Resort's premier location on the Strip, its extensive theming as well as its established and growing concentration of "signature" restaurant concepts and premier global retail brands have been an effective strategy for driving revenues and the awareness of the Venetian brand. We expect to build upon the Venetian's brand awareness to provide continued revenue growth opportunities from retail and restaurants to drive hotel room rates and casino patronage.

TARGET PREMIUM GAMING CUSTOMERS

    We believe that the Casino Resort's all-suites product, themed atmosphere and high-end amenities, including premier restaurants and shops, offer gaming customers a unique Las Vegas experience. We actively market the casino to frequent premium gaming customers. In particular, we seek to attract "high roller" gaming customers by offering premium suites and special hotel services. Because of the all-suites format in our hotel, the Casino Resort is able to offer many gaming customers complementary suites (considered premium accommodations in Las Vegas) during high occupancy periods, such as weekends and holidays, when they would not be offered such suites by our competitors. The Casino Resort is the only all-suites resort on the Strip with facilities and amenities designed to attract premium gaming customers.

                              THE LAS VEGAS MARKET

    Las Vegas is one of the fastest-growing and largest entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas has increased at a steady and significant rate for the last ten years from 21.3 million visitors in 1991 to 35.0 million visitors in 2001, a compound annual growth rate of 5.1%. In addition, the population of Las Vegas has grown from approximately 821,000 in 1991 to approximately 1,486,000 in 2001, a compound annual growth rate of 6.1%. We believe that the growth in the Las Vegas market has been enhanced as a result of:

    - a dedicated program by the Las Vegas Convention and Visitors Authority and major Las Vegas hotels to promote Las Vegas as a major vacation and convention site;

    - the increased capacity of McCarran International Airport; and

    - the introduction of large, themed destination resorts in Las Vegas.

    We expect hotel occupancy rates in Las Vegas to remain high as a result of the sustained growth in the number of visitors traveling to Las Vegas and the lack of new construction in Las Vegas, other than Le Reve, an approximately 2,500 room resort to be built on the site of the former Desert Inn, one block north of the Casino Resort on the corner of Las Vegas Boulevard and Sands Avenue, and anticipated to open in late 2004.

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LAS VEGAS AS A TRADE SHOW, CONVENTION AND MEETING DESTINATION

    In 2001, according to the Las Vegas Convention and Visitors Authority, Las Vegas was one of the most popular trade show destinations in the United States with a 28.4% market share of the Trade Show Week 200 Shows in terms of net square footage and the fourth most popular convention destination in the United States. In 1991, approximately 1.8 million persons attended trade shows and conventions in Las Vegas and spent approximately $1.5 billion. In 2001, the number of trade show and convention attendees had increased to 4.0 million and the amount spent by trade show and convention attendees was approximately
$4.8 billion.

    Trade shows are held for the purpose of getting sellers and buyers of products or services together in order to conduct business. Trade shows differ from conventions in that trade shows typically require substantial amounts of space for exhibition purposes and participant circulation. Conventions generally are gatherings of companies or groups that require less space for breakout meetings and general meetings of the overall group. Las Vegas offers trade shows and conventions a unique infrastructure for handling the world's largest shows. This includes a concentration of 48,000 hotel rooms located on the Strip, two convention centers--the Las Vegas Convention Center and the Expo Center--with a total of approximately 4.0 million square feet of convention and exhibition space, convenient air service from major cities throughout the United States and other countries, and significant entertainment attractions. In addition to the Expo Center and the Las Vegas Convention Center, the MGM Grand Hotel and Casino has constructed a conference and meeting facility of approximately 300,000 gross square feet. The Mirage has recently added 100,000 gross square feet of meeting space and Mandalay Bay has begun construction of an approximately 1.8 million square foot convention center with an estimated completion date of early 2003. We believe that Las Vegas will continue to evolve as the country's preferred trade show and convention destination.

EXPANDING HOTEL MARKET

    During 2001, Las Vegas was among the most popular vacation destinations in the United States. Las Vegas has experienced a period of rapid hotel development with the number of hotel and motel rooms in Las Vegas increasing by 65% over the last ten years, from 76,879 in 1991 to 126,610 in 2001. We expect that the concentration of quality themed casino hotels and resorts will increase visitor interest in Las Vegas as a business event and vacation destination, and, as a result, increase overall demand for hotel rooms, gaming and entertainment.

GROWTH OF LAS VEGAS RETAIL SECTOR AND NON-GAMING REVENUE EXPENDITURES

    In order to draw additional visitors, an increasing number of destination resorts are developing non-gaming entertainment to complement their gaming activities. According to the Las Vegas Convention and Visitors Authority, while gaming revenues have increased from $4.2 billion in 1991 to $7.6 billion in 2001 (a compound annual growth rate of 6.1%), non-gaming tourist revenues increased from $10.2 billion to $23.8 billion over the same period, a compound growth rate of 8.8%). The newer, large themed Las Vegas destination resorts have been designed to capitalize on this growth by providing better quality hotel rooms at higher rates and by providing expanded shopping, dining and entertainment opportunities to their patrons in addition to gaming.

INFRASTRUCTURE IMPROVEMENTS

    Clark County and metropolitan Las Vegas have completed several infrastructure improvements to accommodate the increase in travel to Las Vegas by all modes of transportation. According to the Las Vegas Convention and Visitors Authority, in 2001, visitors to Las Vegas arrived by the following methods of transportation: 48% by air; 40% by auto; 4% by recreational vehicle; and 8% by bus.

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MCCARRAN INTERNATIONAL AIRPORT EXPANSION

    During the past five years, the facilities of McCarran International Airport have been expanded to accommodate the increased number of airlines and passengers that it services. The number of passengers traveling through McCarran International Airport has increased from 20.2 million in 1991 to 35.2 million in 2001, a compound annual growth rate of 5.7%. Long-term expansion plans for McCarran International Airport provide for additional runway and related areas. A new runway was completed in October 1997 and a new terminal and additional gates were completed in 1998.

                                  COMPETITION

    The casino/hotel industry is highly competitive. We compete with other hotels on the Strip and with other hotels in downtown Las Vegas. The Casino Resort also competes with a large number of hotels and motels in and near Las Vegas. Many of our competitors are subsidiaries or divisions of large public companies and may have greater financial and other resources than us. See "Risk Factors--We face significant competition which could materially adversely affect our financial condition, results of operations or cash flows."

HOTEL/CASINO PROPERTIES

    Competitors of the Casino Resort include other themed resorts on the Strip, such as The Bellagio, Mandalay Bay and Paris. In August 2001, Steve Wynn filed his plans for Le Reve with the Clark County Planning Commission. Le Reve is intended to be an approximately 2,500-room resort to be built on the site of the former Desert Inn, one block north of the Casino Resort on the corner of Las Vegas Boulevard and Sands Avenue, and anticipated to open in late 2004. We are not aware of any other new significant developments of casino properties in Las Vegas in the near future. The Casino Resort may also compete with the Phase II Resort, to the extent its business is not complementary to that of the Casino Resort. See "Risk Factors--The common ownership and management of the Casino Resort and the Phase II Resort could have an adverse effect on the Casino Resort."

    We believe that themed resorts are generally more successful at generating higher traffic volumes and higher revenues and operating income than the large-scale non-themed properties in Las Vegas. Themed resorts compete on the basis of the quality of theming, as well as on more traditional bases, such as quality of rooms, pricing and location. Themed resorts tend to be clustered on the Strip, creating a critical mass of entertainment experiences which generate significant traffic for the themed resorts as a group, thereby capturing a larger portion of the Las Vegas hotel and gaming market than non-themed properties. We believe that the existence of other themed resorts in close proximity to the Casino Resort directly benefits the Casino Resort. The Casino Resort is part of a cluster of themed properties, which includes The Mirage, the Treasure Island Hotel and Casino, The Bellagio and The Forum Shops at Caesars Palace Hotel and may in the future also include Le Reve and the Phase II Resort.

    In addition to the advantages of being a centrally-located, themed resort, the cooperation agreement and the Casino Resort's direct connection with the Expo Center provide the Casino Resort with a unique tie-in to one of the premier trade show and convention facilities in the United States. With these competitive advantages, the Casino Resort is positioned to appeal to the mid-week meeting, trade show and convention market composed of customers who pay higher average room rates and have higher average travel budgets than other categories of weekday customers, such as tour groups.

    The hotel/casino operation of the Casino Resort also competes, to some extent, with other hotel-casino facilities in Nevada and in Atlantic City, hotel/casino and other resort facilities elsewhere in the country and the world, Internet gaming web sites and state lotteries. In addition, certain

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states have legalized, and others may legalize, casino gaming in specific areas.
The passage of the Indian Gaming Regulatory Act in 1988, for example, has led to rapid increases in Native American gaming operations. Such proliferation of gaming venues could significantly and adversely affect our business. In particular, the legalization of casino gaming in or near major metropolitan areas from which we traditionally attract customers, such as New York, Los Angeles, San Francisco and Boston could have a material adverse effect on our business. In October 2001, the New York legislature approved a bill for expanded casino gaming on Native American reservations in that state. The expansion of gaming in New York could also have a material adverse effect on our business.

TRADE SHOW AND CONVENTION FACILITIES

    The Expo Center, the Congress Center and Las Vegas generally compete with trade show and convention facilities located in and around major U.S. cities, including Atlanta, Chicago, New York and Orlando. Within Las Vegas, the Expo Center and the Congress Center compete with the Las Vegas Convention Center, which is located off the Strip and currently has 3.2 million gross square feet of convention and exhibit facilities, including over 1.0 million square feet of new meeting and exhibition space that was added in 2001. The MGM Grand Hotel and Casino has also opened a new conference and meeting facility of approximately 300,000 square feet. The Mirage has recently added 100,000 gross square feet of meeting space and Mandalay Bay has begun construction of an approximately
1.8 million square foot convention center. The conference and meeting facilities at these hotel/resorts are the Congress Center's primary competition. We expect that the Las Vegas Convention Center and Mandalay Bay will be the primary competitors of the Expo Center. To the extent that any of the competitors of the Casino Resort can offer a hotel/casino experience that is integrated with substantial trade show and convention or conference and meeting facilities, the Casino Resort's competitive advantage in attracting trade show, convention meeting and conference attendees could be adversely affected. Other cities such as Boston, Orlando and Pittsburgh are also in the process of developing, or have announced plans to develop, convention centers and other meeting, trade and exhibition facilities that could in the long term materially adversely affect us.

THE GRAND CANAL SHOPPES

    The Grand Canal Shoppes competes with both themed resorts, which offer shopping, dining and entertainment opportunities to their patrons, and other retail malls in or near Las Vegas. The Grand Canal Shoppes' direct competition includes The Forum Shops at Caesars Palace and The Desert Passage Shops at the Aladdin. Park Place Entertainment Corp. recently announced a 200,000 square-foot expansion of The Forum Shops at Caesars Palace. The Grand Canal Shoppes also competes with The Fashion Show Mall, a more traditional mall located near the Casino Resort which is currently undergoing an expansion that will almost double its size. In the future, The Grand Canal Shoppes may also compete with the planned retail, dining and entertainment facilities in the Phase II Resort. Mandalay Resort Group had also announced, but has since suspended, the development of a retail center near its new Mandalay Bay Resort.

    The Mall Subsidiary entered into an agreement for Forest City
Enterprises, Inc., a subsidiary of Forest City Ratner Enterprises (a leading developer and manager of retail and commercial real estate developments) to manage The Grand Canal Shoppes. Forest City is also responsible for:

    - preparation of a detailed plan for the routine operation of The Grand Canal Shoppes;

    - collection and deposit procedures for rents and other tenant charges;

    - supervision of maintenance and repairs; and

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    - on an annual basis, preparation of a detailed budget, including any anticipated extraordinary expenses and capital expenditures for The Grand Canal Shoppes.

    The term of the management contract is five years from June 19, 1999, the date The Grand Canal Shoppes opened to the public. Forest City currently receives a management fee of 2% of all gross rents received from the operation of the mall, with a minimum fee of $450,000 per year. Beginning in June 2002, the minimum management fee was increased to $600,000 per year. Forest City is not affiliated with LVSI's principal stockholder or any of his affiliates.

                           ADVERTISING AND MARKETING

    We advertise in many types of media, including television, radio, newspapers, magazines and billboards to promote general market awareness of the Casino Resort as a unique vacation, business and convention destination due to its first-class hotel, casino, retail stores and restaurants. The mall tenants also pursue their own general advertising and promotional activity, which benefits The Grand Canal Shoppes. We actively engage in direct marketing targeted at specific market segments, such as the meeting, convention and trade show market and the premium gaming market, and database marketing which focuses on high-frequency, high-margin market segments such as the "high-roller" gaming market. We use a preview center featuring a full-scale model suite in the Expo Center to market Casino Resort and Expo Center events.

                            REGULATION AND LICENSING

    The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act, its regulations and various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

    The laws, regulations and supervisory procedures of the Nevada gaming authorities are based upon declarations of public policy that are concerned with, among other things:

    - preventing unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

    - establishing and maintaining of responsible accounting practices and procedures;

    - maintaining effective controls over the financial practices of the licensees, including through the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record-keeping and requiring the filing of periodic reports with the Nevada gaming authorities;

    - preventing cheating and fraudulent practices; and

    - providing a source of state and local revenues through taxation and licensing fees.

    Any change in those laws, regulations and procedures could have an adverse effect on our gaming operations or on the operation of the Casino Resort.

    We are required to be licensed by the Nevada gaming authorities to operate a casino, and we are currently so licensed. We must pay periodic fees and taxes and our gaming license is not transferable. We were registered by the Nevada Gaming Commission as a publicly-traded corporation. As a result, we must periodically submit detailed financial and operating reports to the Nevada gaming authorities and furnish any other information that the Nevada gaming authorities may require. Prior to our conducting an initial public offering of our equities securities, no person may become a stockholder of us without first obtaining licenses and approvals from the Nevada gaming authorities. In addition, no person may receive any percentage of our profits without first

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obtaining licenses and approvals from the Nevada gaming authorities. If Lido
Casino Resort, LLC, is to receive a percentage of our gaming revenue pursuant to its casino lease with us for the Phase II Resort, it will first have to obtain licenses or other approvals from the Nevada gaming authorities. We operate the casino pursuant to the casino lease between LVSI and Venetian, which provides for a fixed monthly rental payment. We possess all state and local government registrations, approvals, permits and licenses required in order for us to engage in gaming activities at the Casino Resort.

    The Nevada gaming authorities may investigate any individual who has a material relationship to, or material involvement with us or Venetian to determine whether this individual is suitable or should be licensed as a business associate of a gaming licensee. Our officers, directors and some of our key employees must apply and be licensed by the Nevada gaming authorities. These authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing; both require submission of detailed personal and financial information. This is followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee that employs the applicant or that the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada gaming authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada gaming authorities have jurisdiction to disapprove a change in a corporate position.

    If the Nevada gaming authorities were to find one of our officers, directors or key employees unsuitable for licensing or to continue to have a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    We are required to submit detailed financial and operating reports to the Nevada Gaming Commission. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to or approved by the Nevada Gaming Commission.

    If we violate the Nevada Gaming Control Act, the registration and gaming licenses that we hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, and the persons involved, could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act at the discretion of the Nevada Gaming Commission. Further, a supervisor could be appointed by the Nevada Gaming Commission to operate the Casino Resort. Under certain circumstances, earnings generated during the supervisor's appointment, except for the reasonable rental value of the Casino Resort, could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming registration or license or the appointment of a supervisor could, and revocation of any gaming license would, materially adversely affect our gaming operations.

    Any beneficial holder of our voting securities may be required to file an application, be investigated, and have their suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada gaming authorities in conducting the investigation.

    The Nevada Gaming Control Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Gaming Commission for a finding of suitability within thirty days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring the filing. Under certain circumstances, an institutional investor that acquires more than 10% but not more than 15% of our

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voting securities may apply to the Nevada Gaming Commission for a waiver of the finding of suitability if the investor holds the voting securities only for investment purposes. An institutional investor will not be deemed to hold voting securities for investment purposes unless:

    - the voting securities were acquired and are held in the ordinary course of business as an institutional investor; and

    - the voting securities must not be held for the purpose of causing the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or our operations or any of our gaming affiliates, or any other action that the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only.

    Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

    - voting on all matters voted on by stockholders;

    - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

    - such other activities as the Nevada Gaming Commission may determine to be consistent with on investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of its beneficial owners.

    Under certain provisions of the Nevada Gaming Control Act, in some circumstances, an institutional investor that intends to acquire not more than 15% of any class of nonvoting securities of a privately-held corporation, limited partnership or limited liability company that is also a registered holding or intermediary company or the holder of a gaming license, may apply to the Nevada Gaming Commission for a waiver of the usual prior licensing or finding of suitability requirements if the institutional investor holds these nonvoting securities for investment purposes only. An institutional investor will not be deemed to hold nonvoting securities for investment purposes unless the nonvoting securities:

    - were acquired and are held in the ordinary course of business as an institutional investor;

    - do not give the institutional investor management authority; and

    - do not, directly or indirectly, allow the institutional investor to vote for the election or appointment of members of the board of directors, a general partner or manager, cause any change in the articles of organization, operating agreement, other organic document, management, polices or operations, or cause any other action that the Nevada Gaming Commission finds to be inconsistent with holding nonvoting securities for investment purposes only.

Activities that are not deemed to be inconsistent with holding nonvoting securities for investment purposes only include:

    - nominating any candidate for election or appointment to the entity's board of directors or equivalent in connection with a debt restructuring;

    - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in the entity's management, polices or operations; and

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    - such other activities as the Nevada Gaming Commission may determine to be consistent with an investment intent.

If the beneficial holder of nonvoting securities who must be licensed or found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of its beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada State Gaming Control Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond the period of time prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

    - pay that person any dividend or interest upon our voting securities;

    - allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

    - pay remuneration in any form to that person for services rendered or otherwise; or

    - fail to pursue all lawful efforts to require that unsuitable person to relinquish its voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation holding a gaming license.

    The Nevada Gaming Commission may require the holder of any debt security of a registered corporation, including the exchange notes, to file an application, be investigated and be found suitable to own the debt security of a registered corporation. If the Nevada Gaming Commission determines that a person is unsuitable to own such security then the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

    - pays to the unsuitable person any dividend, interest, or any distribution;

    - recognizes any voting right by such unsuitable person in connection with the securities;

    - pays the unsuitable person remuneration in any form; or

    - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    LVSI must maintain a current stock ledger in Nevada that may be examined by the Nevada gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada gaming authorities. Failure to make the disclosure may be grounds for finding the record holder unsuitable. We are also required to disclose the identity of the beneficial owner to the Nevada gaming authorities. A failure to make that disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. LVSI stock certificates bear a legend indicating that these securities are subject to the Nevada Gaming Control Act.

    Neither LVSI nor Venetian may make a public offering of any securities, including the exchange notes, without the prior approval of the Nevada Gaming Commission if we intend to use the

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securities or the proceeds from this offering to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes. The Nevada Gaming Commission requires prior approval for the hypothecation of our assets and restrictions on stock in connection with any public offering. In addition, the hypothecation of Venetian's assets and restrictions on stock in respect of any public offering also require the approval of the Nevada Gaming Commission to remain effective.

    This exchange offer will constitute a public offering requiring the prior approval of the Nevada Gaming Commission. We have filed the necessary applications with the Nevada Gaming Commission to obtain its approval of the exchange offer. On November 21, 2002, the Nevada Gaming Commission approved this exchange offer as a public offering. Such approval of the exchange offer does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

    The Nevada Gaming Commission must give its prior approval to changes in our control through a merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by any person whereby he or she obtains control. Entities seeking to acquire control of a registered corporation must satisfy the Nevada State Gaming Control Board and the Nevada Gaming Commission concerning a variety of stringent standards prior to assuming control. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process of the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to improve the potentially-adverse effects of these business practices on Nevada's gaming industry. This furthers Nevada's policy to:

    - assure the financial stability of corporate gaming operators and their affiliates;

    - preserve the beneficial aspects of conducting business in the corporate form; and

    - promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated.

    The Nevada Gaming Control Act also requires prior approval of any recapitalization plan proposed by our board of directors in response to a tender offer made directly to our stockholders for the purposes of acquiring our control.

    License fees and taxes, computed in various ways depending upon the type of gaming or activity involved, are payable to the State of Nevada and to Clark County, Nevada. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

    - a percentage of the gross revenues received;

    - the number of gaming devices operated; or

    - the number of table games operated.

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
We also pay a casino entertainment tax where certain entertainment is provided in a cabaret, nightclub, cocktail lounge or casino showroom in connection with the serving or selling of food, refreshments or merchandise.

    Any person who is licensed or registered or required to be licensed or registered, or is under common control with such persons, and who proposes to become involved in a gaming venture outside of Nevada, is required to make a deposit with the Nevada State Gaming Control Board. That person must maintain a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada State Gaming Control Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. Licensees are also required to comply with certain reporting requirements imposed by the Nevada Gaming Control Act. Licensees are also subject to disciplinary action by the Nevada Gaming Commission if they:

    - knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

    - fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

    - engage in any activity or enter into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

    - engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

    - employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

    By law, we must obtain a license for the sale of alcoholic beverages on the premises of the Casino Resort. We have obtained all Clark County gaming and liquor licenses required. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke that license, and any disciplinary action could, and revocation would, have a material adverse effect upon our operations.

                              RECENT DEVELOPMENTS

MACAU JOINT VENTURE

    On June 26, 2002, the Government of the Macau Special Administrative Region of the People's Republic of China granted a concession to operate casinos in Macau to Galaxy Casino Company Limited, a joint venture comprised of one of our subsidiaries and a group of Macau- and Hong Kong-based investors. Macau, the former Portuguese colony located near Hong Kong, currently has annual gaming revenues of approximately $2.0 to $2.5 billion and is widely regarded as one of the fastest growing gaming markets in the world. Approximately 10 million people visited Macau during 2001, according to the Macau Tourism Board. We believe that the following factors will continue to significantly improve Macau's status as a world-class gaming and resort destination:

    - the increased ease of access from Hong Kong, China and Taiwan and other Asian regional gaming markets where casinos are currently banned;

    - significant foreign and domestic investment in new and expanded gaming products; and

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
    - the development of Disneyland--China and other new resort developments in the nearby Zhuhai province.

    The joint venture tentatively plans to build in Macau a 500-suite hotel, casino and convention center complex, with a Venetian-style theme similar to that of our Las Vegas property.

    Our subsidiary continues to negotiate the final terms of a joint venture and we expect that those negotiations will be concluded by the end of the calendar year 2002. The final terms of a joint venture agreement will likely include financial obligations to the joint venture and/or to the Government of Macau or our subsidiary will likely be obligated to pay for certain costs of developing and constructing the contemplated casinos in Macau. Through September 30, 2002, we had incurred developmental expenses of $4.7 million in connection with the proposed Macau project.

    We believe that the Macau opportunity provides an international platform to expand our premier Venetian brand and create increased diversification of a new source of growth for our revenue base. See "Risk Factors--Entering into new ventures involves business and financial risks, including litigation risks and the risk of loss of our Nevada gaming licenses," "Risk Factors--Certain Nevada gaming laws apply to our planned gaming activities and associations in Macau" and "--Legal Proceedings."

INTERNET GAMING AND OTHER NEW BUSINESS VENTURES

    We are actively pursuing the possibility of developing and operating an Internet gaming site and are currently exploring other business opportunities for expansion, including Native American gaming and the possibility of operating casino resorts in foreign jurisdictions. In January 2002, we entered into a joint venture agreement to assess the feasibility of and develop an Internet gaming site. We have applied for an Internet gaming license in Alderney, but have not yet been granted such a license or established any operations. We estimate that we are committed to contribute approximately $1.0 million, approximately one-third of the required capital, to the joint venture during the next year. After recovery of each partner's initial capital contribution, we will receive 50% to 80% of the net profit of the joint venture, based upon an increasing scale of net profit (if any). The joint venture provides that the agreement will be automatically terminated should we fail to obtain any required regulatory approvals from Alderney, the Nevada gaming authorities or any other applicable jurisdiction prior to launching our operations. Although these projects are in the exploration stage and we cannot assure you that any of them will be successful, we intend to continue to explore similar new business opportunities.

                                   EMPLOYEES

    We directly employ approximately 4,000 employees in connection with the Casino Resort. The Casino Resort's employees are not covered by collective bargaining agreements. Most, but not all, major casino resorts situated on the Strip have collective bargaining contracts covering at least some of the labor force at these sites. The unions currently on the Strip include the Local 226 of the Hotel Employees and Restaurant Employees International Union, the Operating Engineers Union and the Teamsters Union. Although no assurances can be given, if employees decide to be represented by labor unions, we do not believe that representation would have a material impact upon our results of operations, cash flows or financial position.

    The Local 226 of the Hotel Employees and Restaurant Employees International Union has requested that we recognize it as the bargaining agent for employees of the Casino Resort. We have declined to do so, believing that current and future employees are entitled to select their own bargaining agent, if any. In the past, when other hotel/casino operators have taken a similar position, this Local has engaged in certain confrontational and obstructive tactics, including

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
contacting potential customers, tenants and investors, objecting to various administrative approvals and picketing. The Local has engaged in those tactics with the Casino Resort and may continue to do so. Although we believe that we will be able to operate despite such dispute, we cannot assure you that we will be able to do so. A failure to operate could have a material adverse effect on our financial position, results of operations or cash flows.

                                   PROPERTIES

    We own the approximately 30-acre parcel of land on which the Casino Resort is located. Our subsidiary, Lido Casino Resort, LLC, owns an additional approximately 15-acre adjacent parcel where the Phase II Resort and the meeting and conference space component of the Phase IA Addition are planned.

                               LEGAL PROCEEDINGS

    We are party to litigation matters and claims related to our operations and the construction of the Casino Resort. Except as described below, we do not expect that the final resolution of these matters will have a material adverse impact on our financial position, results of operations or cash flows.

CONSTRUCTION MANAGER

    The construction of the principal components of the Casino Resort was undertaken by Lehrer McGovern Bovis, Inc., the construction manager, under a construction management agreement. The construction management agreement established a final guaranteed maximum price of $645.0 million, so that, with exceptions, the construction manager was responsible for any costs of the work covered by the construction management agreement in excess of $645.0 million. The construction management contract also established a required "substantial completion" date for the construction of the Casino Resort of April 21, 1999. This date could be extended on account of "scope changes" and force majeure events and included a per-day liquidated damages penalty if the deadline was not met.

    We paid the construction manager a construction management fee of 1 1/2% of the final guaranteed maximum price, payable monthly. The construction manager's obligations under the construction management contract were guaranteed by Bovis, Inc., the construction manager's direct parent at the time of the construction management agreement. Bovis, Inc.'s obligations were guaranteed by The Peninsular and Oriental Steam Navigation Company ("P&O"), a British public company and the construction manager's ultimate parent at the time of the construction management agreement.

    On July 30, 1999, we filed a complaint against the construction manager for the Casino Resort and Bovis, Inc. in United States District Court for the District of Nevada. We alleged a breach of contract by the construction manager under the construction management contract and a breach of contract by Bovis, Inc. under its guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. We amended this complaint on November 23, 1999 to add P&O as an additional defendant. We are asking the courts to require the construction manager and its guarantors to pay its contractors, to compensate us for the construction manager's failure to perform its duties and to pay us the agreed liquidated damages penalty for failure to meet the guaranteed substantial completion date. We are seeking total damages in excess of $100.0 million. The construction manager filed motions to dismiss our complaint on various grounds. Its principal motions to date have either been denied by the court or voluntarily withdrawn.

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
    In response to our claims, the construction manager filed a complaint on August 3, 1999 against us in the District Court of Clark County, Nevada. The action alleges a breach of contract and QUANTUM MERUIT claims under the construction management contract and also alleges that we defrauded the construction manager in connection with the construction of the Casino Resort. The construction manager seeks damages, attorney's fees and costs and punitive damages. In the lawsuit, the construction manager claims that it is owed approximately $90.0 million from us and our affiliates. This complaint was amended by the construction manager, who also filed an additional complaint against us relating to work done and funds advanced regarding the contemplated development of the Phase II Resort.

    We believe that the construction manager's claims are without merit and have been defending ourselves vigorously and pursuing our claims against the construction manager.

    In connection with these disputes, as of December 31, 1999 the construction manager and its subcontractors filed mechanics liens against the Casino Resort for approximately $145.6 million and $182.2 million. We believe that a major reason these lien amounts exceed the construction manager's claims of $90.0 million is a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the construction manager. As of December 31, 1999, we had purchased surety bonds for all of the claims underlying these liens other than approximately $15.0 million of claims with respect to which the construction manager purchased bonds. As a result, there can be no foreclosure of the Casino Resort in connection with these claims. However, we will be required to pay or immediately reimburse the bonding company if the underlying claims are judicially determined to be valid. If the claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

    We believe that these claims are, in general, unsubstantiated, without merit, overstated and/or duplicative. The construction manager itself has publicly acknowledged that at least some of the claims of its subcontractors are without merit. In addition, we believe that pursuant to the construction management contract, the construction manager is responsible for payment of any subcontractors' claims to the extent they are determined to be valid. We may also have a variety of other defenses to the liens that have been filed, including, for example, the fact that the construction manager and its subcontractors previously waived or released their right to file liens against the Casino Resort. We intend to defend ourselves vigorously in any lien proceedings.

    On August 9, 1999, we notified the insurance companies providing coverage under the liquidated damages policy that was purchased by the construction manager in connection with the construction management contract that we have a claim under the liquidated damages policy. This policy provides insurance coverage for the failure of the construction manager to achieve substantial completion of the portions of the Casino Resort within 30 days of the April 21, 1999 deadline. The maximum liability under this policy is approximately
$24.1 million and with coverage being provided, on a per-day basis, for days 31-120 of the delay in substantial completion. Because we believe that substantial completion was not achieved until November 12, 1999, our claim under the liquidated damages policy is likely to be for the maximum liability of $24.1 million. We expect the liquidated damages policy insurers to assert many of the same claims and defenses that the construction manager has asserted or will assert. Liability under the liquidated damages policy may ultimately be determined by binding arbitration.

    In June 2000, we purchased an insurance policy for loss coverage in connection with all litigation relating to the construction of the Casino Resort. Under that insurance policy, we will self-insure the first
$45.0 million and the insurer will insure up to the next $80.0 million of any possible covered losses. This insurance policy provides coverage for any amounts up to the policy limit owed in the construction litigation to the construction manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule

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
impact, that we allegedly caused during construction of the Casino Resort, as well as any defense costs.

    We and the construction manager commenced trial in state court in Clark County, Nevada to litigate certain of our respective claims in August 2002. Many of the remaining claims that are the subject of the state court action and the federal court action will be proceeding concurrently in independent arbitration hearings. It is not yet possible to determine a range of loss or the ultimate outcome of the pending litigation described above. If any litigation or other lien proceedings concerning the claims of the construction manager or its subcontractors were decided adversely to us, such litigation or other lien proceedings could have a material adverse effect on our financial condition, results of operations or cash flows to the extent such litigation or lien proceedings are not covered by our insurance policy.

MACAU

    In October 2001, before agreeing to join Galaxy Casino Company Limited, our subsidiary, Venetian Venture Development, LLC, entered into a non-binding letter of intent with AAEC, a Macau corporation whose largest shareholder is China Development Industrial Bank, a Taiwanese bank, to enter into a joint venture to obtain a casino license in Macau. In February 2002, we elected to exercise our right to terminate this letter of intent and to create a venture with other parties to seek a Macau casino license. AAEC has threatened, in a press release, to sue us in connection with our termination of the letter of intent and the potential awarding of a casino license to our new joint venture Galaxy Casino Company Limited. We believe AAEC's claims lack merit and, if sued by AAEC, we intend to defend ourselves vigorously.

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
                                   MANAGEMENT

    The board of directors of LVSI, the managing member of Venetian, is comprised of two directors. One director is LVSI's principal stockholder, Mr. Adelson, who has two votes for all matters brought before the board of directors. In the event that LVSI increases the number of directors comprising the board of directors, the number of votes which Mr. Adelson has will be increased so that he will have one more vote than the number of votes of all of the other directors aggregated. The second director has one vote for all matters brought before the board of directors.

    The table below sets forth our executive officers and directors as of September 30, 2002.

NAME                                          AGE                           POSITION
----                                        --------   --------------------------------------------------
Sheldon G. Adelson........................     69      Chairman of the Board, Chief Executive Officer and
                                                       Director
Robert F. List............................     65      Director
William P. Weidner........................     57      President and Chief Operating Officer
Bradley H. Stone..........................     47      Executive Vice President
Robert G. Goldstein.......................     47      Senior Vice President
David Friedman............................     45      Assistant to Chairman of the Board and Secretary
Harry D. Miltenberger.....................     59      Vice President-Finance

    SHELDON G. ADELSON has been our Chairman of the Board, Chief Executive Officer and a director since April 1988 when LVSI was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show, tour and travel businesses. Mr. Adelson also has investments in other business enterprises. He has been President and Chairman of Interface Group-Nevada, Inc. since the mid-1970s and Chairman of Interface Group-Massachusetts Inc. since 1990. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX Fall Trade Show, the world's largest computer show, all of which were sold to Softbank Corporation in April 1995.

    ROBERT F. LIST was elected as a Director of LVSI in April 2000. Mr. List is the Chief Executive Officer of the Robert List Company, a Las Vegas-based consulting firm, and serves as counsel to the law firm of Beckley, Singleton, Jemison, Cobeaga and List. Mr. List served as Executive Vice President, Corporate Counsel and Member of the Board of Directors of Boomtown, Inc. from 1992 to 1999. Mr. List has served in various elected positions in the State of Nevada, including Attorney General from 1970 to 1978 and Governor from 1978 to 1982.

    WILLIAM P. WEIDNER has been our President and Chief Operating Officer since December 1995. From 1985 to 1995, Mr. Weidner was President and Chief Operating Officer and served on the board of Pratt Hotel Corporation. From February 1991 to December 1995, Mr. Weidner was also the President of Pratt's Hollywood Casino-Aurora subsidiary and from June 1992 until December 1995, he served on the board of the Hollywood Casino Corporation. Since September 1993,
Mr. Weidner has served on the Board of Directors of Shorewood Packaging Corporation. Mr. Weidner directed the opening of Hollywood Casino, one of Chicago's first riverboat casino hotels, New York City's Maxim's de Paris (now the Peninsula), and hotels in Orlando and Palm Springs.

    BRADLEY H. STONE has been our Executive Vice President since December 1995. From June 1984 through December 1995, Mr. Stone was President and Chief Operating Officer of the Sands Hotel in Atlantic City. Mr. Stone also served as an Executive Vice President of the parent Pratt Hotel Corporation from
June 1986 through December 1995.

    ROBERT G. GOLDSTEIN has been our Senior Vice President since December 1995. From 1992 until joining us in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at

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the Sands in Atlantic City as well as an Executive Vice President of the parent
Pratt Hotel Corporation.

    DAVID FRIEDMAN has been Assistant to the Chairman of Interface Group-Nevada, Inc. since October 1995. Subsequently, Mr. Friedman became both Assistant to our Chairman of the Board and our Secretary. Mr. Friedman is also an officer of other companies owned by Mr. Adelson. Prior to joining us, Mr. Friedman was the Senior Vice President of Development and Legal Affairs for President Casinos, Inc. from May 1993 to October 1995.

    HARRY D. MILTENBERGER is a certified public accountant and has been our Vice President-Finance since February 1997. From March 1995 until February 1997, he was Senior Vice President and Chief Financial Officer of SUB, a banking company.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation for the last three fiscal years of those persons who were, at December 31, 2001, the Chief Executive Officer and the four highest paid executive officers of LVSI, which is the managing member of Venetian. Under the limited liability company agreement of Venetian, LVSI is entitled to be reimbursed for all expenses incurred in connection with its activities as the managing member of Venetian, including all employee compensation costs.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                 ANNUAL COMPENSATION        AWARDS
                                                ----------------------   ------------
                                                                          SECURITIES     ALL OTHER
                                                                          UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR       SALARY       BONUS       OPTIONS          (1)
---------------------------          --------   ----------   ---------   ------------   ------------
Sheldon G. Adelson.................    2001     $       --   $     --         --           $   --
  Chairman of the Board and            2000      1,500,000         --         --               --
  Chief Executive Officer              1999             --         --         --               --

William P. Weidner.................    2001      1,038,462    200,000                       2,322
  President and Chief                  2000        951,284    300,000         --            2,239
  Operating Officer                    1999        797,165         --         --            1,917

Bradley H. Stone...................    2001        830,769    160,000         --              810
  Executive Vice President             2000        726,214    240,000         --              789
                                       1999        511,882         --         --              729

Robert G. Goldstein................    2001        778,846    150,000         --              810
  Senior Vice President                2000        686,269    225,000         --              789
                                       1999        457,881         --         --              729

David Friedman                         2001        415,385     80,000         --            1,057
  Assistant to Chairman of the         2000        359,615    170,000         --              540
  Board and Secretary                  1999        300,000         --         --              745

------------------------

(1) Represents Group Life Insurance.

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
                             EMPLOYMENT AGREEMENTS

    William P. Weidner, Bradley H. Stone and Robert G. Goldstein each have entered into employment agreements with us through December 31, 2005, with automatic one-year extension rights. Pursuant to the employment agreements, these executive officers have such powers, duties and responsibilities as are generally associated with their offices, as may be modified or assigned by our Chairman of the Board of Directors (or our President, in the case of Mr. Stone) and subject to the supervision of our Board of Directors (and our President, in the case of Mr. Stone). During the terms of their employment, these officers may not engage in any other business or professional pursuit unless consented to by us in writing.

    Mr. Weidner, Mr. Stone and Mr. Goldstein currently receive annual base salaries of $1,144,000, $915,200 and $858,000 and annual bonuses based upon certain performance based criteria. Their base salaries are increased annually by 4%. These officers are also entitled to receive other employee benefits.

    In the event of a termination of employment for cause, voluntary termination by the employee or similar circumstances set forth in the employment agreements, all salary and benefits immediately cease (subject to any requirements of law) and shares of stock held by these employees may be redeemed pursuant to the terms of the Plan described below. In the event of a termination caused by breach of the employment agreements by us, or similar circumstances set forth in the agreements, we are obligated to pay to the executive officer his salary for the rest of the term of his employment agreement. If the officer becomes employed elsewhere, we are obligated to pay the difference, if any, in the income earned in such other employment and the salary payable under his employment agreement with us.

    If a company breach termination, constructive termination or involuntary termination (each as defined in the employment agreements) had occurred with respect to Mr. Weidner, Mr. Stone and Mr. Goldstein on January 2, 2002, the amounts that Mr. Weidner, Mr. Stone and Mr. Goldstein would have been entitled to receive pursuant to their employment agreements as continued salary through December 31, 2005 would have been approximately $4,576,000, $3,660,800 and $3,432,000. In the case of a death termination, we would pay salary through the date of death, and all shares held by the officer would be redeemed by us for a price payable by us to the officer's estate equal to the fair market value of such shares, reduced by any amounts still owed under the terms of the secured loan from LVSI's principal stockholder to such officer for the stock option exercise price, payable in 36 equal consecutive monthly installments with interest at the applicable federal rate. See "Certain Relationships and Related Party Transactions--Stock Option Loans." In the case of a disability termination, we will continue salary, less any applicable disability insurance payments, for a period six months following the date of termination and all options and shares will be treated in the same way as upon a death termination. The employment agreements may not be amended, changed or modified except by a written document signed by each of the parties.

               LAS VEGAS SANDS, INC. 1997 FIXED STOCK OPTION PLAN

    Under our Las Vegas Sands, Inc. 1997 Fixed Stock Option Plan (the "Plan"), 75,000 of our shares of common stock are intended for issuance to our officers and other key employees or consultants or the officers, key employees or consultants of our affiliates pursuant to options granted under the Plan. The grant of these options is subject to approval by the Nevada gaming authorities. The purpose of the Plan is to promote our interest and that of our stockholders by attracting and retaining exceptional officers and other key employees and consultants and enabling these individuals to participate in our long-term growth and financial success. Our board of directors has the authority to determine the participants to whom options are granted, the number of shares covered by each option or any repurchase or other disposition of shares thereunder, the

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
exercise price therefor, and the conditions and limitations applicable to the exercise of the option. The board of directors is authorized to make adjustments in the terms and conditions of, and the criteria included in, options to be granted, in the case of certain unusual or nonrecurring events, whenever the board of directors determines that these adjustments are appropriate in order to prevent dilution or enlargement of benefits or potential benefits under the Plan. Options that have been granted under existing stock option agreements under the Plan expire on the earlier of:

    - a specified number of years from the date of grant;

    - three days prior to certain change of control events;

    - three days prior to certain public offering events; and

    - upon the participant's termination for cause.

In the event of any acceleration event under the Plan, any outstanding options then held by the participants which are unexercisable or otherwise unvested, will automatically become fully vested and will be exercisable pursuant to the applicable award agreement. The Plan provides that LVSI's principal stockholder may, at any time, assume the Plan or certain obligations under the Plan, in which case he will be the administrator of the Plan, the issuer of the options, and will have all the rights, powers, and responsibilities granted to us or to our board of directors under the Plan with respect to these assumed obligations.

    The board of directors may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time. However, no such action may be taken without shareholder approval if this approval is necessary to comply with any tax or regulatory requirement applicable to the Plan. In addition, no amendment, alteration, suspension, discontinuance or termination that would impair the rights of any holder of an option already granted will be effective without the holder's consent.

    LVSI's principal stockholder has assumed our obligations under the Plan for purposes of granting options, including the options granted to Mr. Weidner, Mr. Stone, Mr. Goldstein and Mr. Friedman to acquire shares representing 1.996%, 1.497%, .9980% and .4990% of our common stock. The specific terms and conditions of the options were agreed to in 1999 and were memorialized in the first quarter of 2002, which established the grant date for the options under accounting principles generally accepted in the United States of America. The exercise price of the stock options on the grant date was not lower than the fair market value of our common stock, as determined by independent appraisal. The options granted to these four officers were fully vested and exercisable upon grant. These options were exercised immediately after issuance and the exercise price was loaned to the four officers by LVSI's principal stockholder on a collateralized basis and under full recourse notes. Shares issued to these officers pursuant to the exercise of their options and held at the time of each officer's termination of employment may be redeemed by LVSI's principal stockholder under certain circumstances. In addition during the second quarter of 2002, LVSI's principal stockholder granted options to purchase 5,500 shares of common stock of LVSI to other members of senior management under this plan. These options remain subject to approval by the Nevada gaming authorities. See "Certain Relationships and Related Party Transactions--Stock Option Loans."

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                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of September 30, 2002 with respect to the beneficial ownership of the common stock of LVSI by:

    - each person who, to our knowledge, beneficially owns more than 5% of the outstanding common stock of LVSI;

    - the directors of LVSI;

    - all executive officers named in the summary compensation table in "Executive Compensation"; and

    - all executive officers and directors of LVSI as a group.

                                                                                    OUTSTANDING
                                                               NUMBER OF SHARES    PERCENTAGE OF
BENEFICIAL OWNER(1)                                           BENEFICIALLY OWNED   COMMON STOCK
-------------------                                           ------------------   -------------
Sheldon G. Adelson..........................................         950,100(2)        95.00%
Robert F. List..............................................              --              --
William P. Weidner..........................................          19,960            2.00%
Bradley H. Stone............................................          14,970            1.50%
Robert G. Goldstein.........................................           9,980            1.00%
David Friedman..............................................           4,990               *
All executive officers and the directors of LVSI as a
  group.....................................................       1,000,000(2)       100.00%

------------------------

*   Less than 1%

(1) The address of each person named above is c/o Las Vegas Sands, Inc., 3355 Las Vegas Boulevard South, Room 1A, Las Vegas, NV 89109 other than Mr. List whose address is 3993 Howard Hughes Parkway, Suite 850, Las Vegas, NV 89109.

(2) This amount includes 1,000 shares that may be purchased from Sheldon G. Adelson upon exercise of options granted by LVSI's principal stockholder to one of our executive officers under the Plan. See "Executive
    Compensation--Las Vegas Sands, Inc. 1997 Fixed Stock Option Plan."

                            STOCKHOLDERS' AGREEMENT

    We are party to a stockholders' agreement with Mr. Weidner, Mr. Stone, Mr. Goldstein and Mr. Friedman (the "additional stockholders") and LVSI's principal stockholder. This agreement restricts the ability of the additional stockholders and any of their permitted transferees who has agreed to be bound by the terms and conditions of the agreement to sell, assign, pledge, encumber or otherwise dispose of any shares of common stock of LVSI, except in accordance with the provisions of the agreement. All transfers are subject to certain conditions, including:

    - compliance with applicable state and foreign securities laws;

    - receipt of necessary licenses or approvals from the Nevada gaming authorities; and

    - compliance with all federal laws, rules and regulations relating to subchapter S corporations.

    If at any time before LVSI completes an initial public offering, LVSI's principal stockholder wishes to sell 20% or more of his ownership interest in LVSI to any third party transferee, each additional stockholder shall have the right to participate in such sale on the same terms as those offered to LVSI's principal stockholder.

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    The additional stockholders also have certain piggyback registration rights.
If at any time LVSI completes an initial public offering or proposes to register any shares of common stock, the additional stockholders may request registration of their securities. Common stock will be included in the registration statement in the following order of priority: first, all securities of LVSI to be sold for its own account, second, securities of stockholders (other than LVSI's principal stockholder) who have demand registration rights and third, such securities requested to be included in such registration statement by LVSI's principal stockholder and the additional stockholders (pro rata based on the number of registrable securities owned by such stockholders). Finally, if at any time prior to the completion by LVSI of an initial public offering LVSI wishes to issue any new securities, the additional stockholders will have the right to purchase that number of shares of LVSI common stock, at the proposed purchase price of the new securities, such that the additional stockholders' percentage ownership of LVSI would remain the same following such issuance.

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              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
                         REDEEMABLE PREFERRED INTEREST

    Venetian currently has two members, LVSI and Interface Group Holding Company, Inc., which LVSI's principal stockholder indirectly owns. LVSI is the managing member of Venetian and owns all of the common equity interests in Venetian. Interface Group Holding Company, Inc. holds all of the Series B preferred interest in Venetian. The preferred interest is non-voting and is not subject to redemption at the holder's option. The preferred interest has accrued a preferred return of 12% since its inception in 1997, however, it will not be payable until:

    - we repay the indebtedness under our bank credit facility; and

    - cash payments are permitted by the restricted payment covenants contained in the indenture governing the notes.

    During 1999, Interface Group Holding Company, Inc. contributed an additional $44.4 million in cash in exchange for an additional Series B preferred interest. Since 1997, we have not made any distributions of preferred interest or payment of preferred return on the preferred interest. As of September 30, 2002, $84.6 million of interest had accrued on the preferred interest. Commencing in June 2011, and to the extent of the positive capital account of the holders of the preferred interest, we will be obligated to carry out a distribution on the preferred interest. We may also at our option make distributions to the holders of the preferred interest at any time.

 TRANCHE B TAKE-OUT LOAN AND PRINCIPAL STOCKHOLDER'S $20.0 MILLION GUARANTY OF
                            TRANCHE A TAKE-OUT LOAN

    LVSI's principal stockholder guaranteed, on an unsecured basis, $20.0 million of indebtedness under our $105.0 million Mall tranche A take-out loan. In addition, the sole lender under our $35.0 million Mall tranche B take-out loan was LVSI's principal stockholder.

    We incurred approximately $0.2 million, $5.2 million and $5.0 million of interest expense to LVSI's principal stockholder under the Mall tranche B take-out loan in 1999, 2000 and 2001 and $2.1 million during the first nine months of 2002. Both the Mall tranche A take-out loan and the Mall tranche B take-out loan were repaid and terminated and the related guaranty was terminated in connection with the Refinancing Transactions. See "Use of Proceeds."

                              COMPLETION GUARANTY

    LVSI's principal stockholder had extended a completion guaranty for the construction of the Casino Resort in November 1997. The principal stockholder guaranteed, subject to certain conditions and limitations, payment of Casino Resort construction costs in excess of available funds, up to a maximum of $25.0 million (plus interest accrued on the collateral for such guaranty, as described below), provided that the cap on liability under the guaranty did not apply with respect to excess construction costs attributable to scope changes. LVSI's principal stockholder's obligations under the guaranty were collateralized by $25.0 million in cash and cash equivalents and the interest accrued thereon. On November 12, 1999, an advance of approximately
$23.5 million was made under the guaranty and was being treated as a subordinated completion guaranty loan. The completion guaranty loan matured on November 16, 2005 and bore interest at a rate of 14 1/4% per annum. Although interest might have accrued on the completion guaranty loan, no cash payments with respect thereto could be made until senior indebtedness was repaid, except for payments made from certain construction-related recoveries, including any payments we receive from the construction manager or its subcontractors in connection with our litigation with them. Total interest expense accrued on the completion guarantee to LVSI's principal stockholder was $0.5 million, $3.6 million and $4.1 million in 1999, 2000 and 2001 and $1.9 million during the first

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
nine months of 2002. As the completion guaranty was given for the benefit of the lenders of our indebtedness that was repaid in the Refinancing Transactions, the completion guaranty was terminated upon repayment of this indebtedness in the Refinancing Transactions and the remaining cash collateral was returned to LVSI's principal stockholder.

                    PHASE II SUBSIDIARY BANK LOAN GUARANTEE

    During 2001, LVSI's principal stockholder guaranteed a $2.9 million bank loan made to architects of Lido Casino Resort, LLC to secure a trade payable owed to the architects by Lido Casino Resort, LLC. This guarantee was terminated upon repayment of our indebtedness in the Refinancing Transactions.

                             COOPERATION AGREEMENT

    Our business plan calls for each of the Casino Resort, Expo Center, The Grand Canal Shoppes and, if built, the Phase II Resort, though separately owned, to be integrally related components of one facility. In order to establish terms for the integrated operation of these components, the owner of each of them (and all future owners) are and will be bound by a cooperation agreement. Among other things, the cooperation agreement sets forth agreements regarding encroachments, easements, operating standards, maintenance requirements, insurance requirements, casualty and condemnation, joint marketing, the sharing of certain facilities and costs relating to the facilities. See "Operating Agreements--Cooperation Agreement."

                       ADMINISTRATIVE SERVICES AGREEMENT

    We have entered into a service sharing agreement with Interface Group Holding Company, Inc. in which we agreed to share ratably in the costs of shared services, including legal services, accounting services, insurance administration, benefits administration, and other services as each party may request of the other. Under certain circumstances, those services may be provided by one party to the other. We also agreed to share ratably the costs of any shared office space. We utilize a Gulfstream III aircraft, which is operated by an affiliate of LVSI's principal stockholder. The aircraft is used primarily for the benefit of our executive officers, including LVSI's principal stockholder. Charge-backs to us in connection with this use are based on the actual costs to operate the aircraft allocated in accordance with the purpose for which the aircraft is used. We made total payments to Interface Group Holding Company, Inc. and its affiliates for the administrative and other services, such as travel rendered by Interface Group Holding Company, Inc. and its affiliates, of $0.9 million, $2.1 million and $1.1 million in 1999, 2000 and 2001 and $2.3 million during the first nine months of 2002.

                                TEMPORARY LEASE

    On November 1, 1996, we entered into a lease agreement with Interface Group-Nevada, Inc. for approximately 5,000 square feet in the Expo Center to be used as our temporary executive offices during the construction of the Casino Resort. We believe that the lease agreement that provides for monthly rent payments of $5,000 is at least as favorable as what we could have obtained from an independent third party. The initial term of the lease agreement expired on November 1, 1998, but we extended the term of the lease for a period of five years and eight months, subject to additional extension for two successive terms of one-year each. We may terminate the lease upon thirty-days' notice to Interface Group-Nevada, Inc. We made total payments to Interface
Group-Nevada, Inc. under the lease agreement of $60,000, $60,000 and $60,000 in 1999, 2000 and 2001 and $45,000 during the first nine months of 2002.

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
                             AUDIO VISUAL SERVICES

    Interface Group-Nevada, Inc. provides audio visual, telecommunications, electrical, janitorial and other related services to group customers of the Casino Resort. These services are provided under a contract that provides for an equal sharing of revenues after direct operating expenses. We received
$1.3 million, $3.7 million and $2.5 million under this contract during 1999, 2000 and 2001 and $2.1 million during the first nine months of 2002.

                         POSSIBLE CONFLICTS OF INTEREST

    The common ultimate ownership of the Casino Resort, the Phase II Resort and the Expo Center may present potential conflicts of interest. See "Risk Factors--The common ownership and management of the Casino Resort and the Phase II Resort could have an adverse effect on the Casino Resort."

    LVSI's principal stockholder also owns the Expo Center, which may result in potential conflicts of interest because the Expo Center, on the one hand, and the Congress Center and the meeting space component of the Phase IA Addition, on the other hand, are potential competitors in the business conference and meetings business. Under the cooperation agreement, we have agreed that we will not conduct, or permit to be conducted at the Casino Resort, trade shows or expositions of the type generally held at the Expo Center. We will be able to conduct or permit to be conducted, at the meeting and conference space that is a part of the Phase IA Addition, tradeshows or expositions of the type generally held at the Expo Center so long as such space is at most 125,000 square feet, and we enter into a preferred reservation system agreement with Interface Group-Nevada, Inc. that will govern the booking of exposition and tradeshows in the Phase IA meeting space and an agreement for Interface Group-Nevada, Inc. to provide audio-visual, telecommunications, electrical, janitorial and other related services to group customers of the Phase IA Addition meeting space. Furthermore, marketing practices that are intended to benefit the Expo Center may have a detrimental effect on the Casino Resort. See "Risk Factors--Our business, policies, affairs and all major corporate decisions are controlled by LVSI's principal stockholder, whose interest may not be fully aligned with yours," "Certain Relationships and Related Party Transactions--Preferred Reservation Systems Agreement" and "--Meeting Services Agreement," and "Operating Agreements--Cooperation Agreement."

                               RESTAURANT LEASES

    LVSI's principal stockholder is a partner in four entities that operate restaurants in the Casino Resort. The terms and conditions of the leases that we have with these restaurants are at amounts that we believe would be no less favorable than those negotiated with independent third parties. Valentino Las Vegas LLC and Night Market, LLC paid us $0, $0.7 million, $1.0 million and
$0.8 million, and Postrio Las Vegas LLC and Carnevale Coffee Bar LLC paid us $0, $0.8 million, $1.1 million and $0.8 million in 1999, 2000 and 2001 and during the first nine months of 2002.

                              PHASE II LAND LEASE

    On October 19, 2001, our subsidiary, Lido Casino Resort, LLC, leased the land for the Phase II Resort to Venetian for five years at an annual rent of $8.0 million. Venetian incurred lease expenses to Lido Casino Resort, LLC of $115,000 in 2001 and $3.3 million in the first nine months of 2002 under this lease. This lease was terminated upon the repayment of Lido Casino Resort, LLC's indebtedness pursuant to the Refinancing Transactions. Before October 2001, Interface Group-Nevada, Inc. also leased parking spaces on this land from Lido Casino Resort, LLC for rent of $5,000 per month.

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
                                 PHASE IA LEASE

    Lido Casino Resort, LLC as landlord, and Venetian, as tenant, entered into a lease pursuant to which Lido Casino Resort, LLC leased to Venetian a portion of the airspace above the Phase II land for a nominal annual rent. We intend for the meeting space component of the Phase IA Addition to be located within this airspace. Venetian owns all improvements to be made within the portion of the building that will be constructed within this airspace during the term of the lease. The lease provides that, when and if such airspace becomes a separate legal and tax parcel, Lido Casino Resort, LLC will be obligated to transfer fee title in and to this parcel of airspace to Venetian, and the lease will terminate upon such transfer. The airspace became a separate legal parcel and fee title in and to this parcel of airspace was transferred to Venetian in August, 2002 pursuant to the terms of the lease. The lease terminated as a result of such transfer.

                               STOCK OPTION LOANS

    In January 2002, LVSI's principal stockholder made loans to each of the executive officers that are additional stockholders to enable them to exercise options that they had been granted to purchase common stock of LVSI from the principal stockholder. Each loan is evidenced by a full recourse demand promissory note with interest at the short term annual applicable federal rate (as defined in Section 7872 of the Internal Revenue Code) determined to be a market rate at the date of issuance consistent with the financial profile of the borrower, to be adjusted each January, and compounding annually. Following termination of an additional stockholder's employment with us under certain circumstances, the interest rate may change to LVSI's weighted average cost of capital, if greater than the rate in effect at the time of such termination. Payments of a portion of accrued interest are due each year ten days following the filing of the individual's income tax return. Payments on the outstanding principal are payable on demand or following a sale of shares by the additional stockholder in excess of 25% of his holdings. A loan will immediately be due upon an individual filing for bankruptcy or upon other similar actions. Each note is a full recourse loan and is collateralized by a pledge of the common stock. Other than in limited circumstances, the additional stockholder may not dispose of his shares of common stock prior to repayment of his loan.

                     PREFERRED RESERVATION SYSTEM AGREEMENT

    We will enter into a preferred reservation system agreement with Interface Group-Nevada, Inc. that will govern the booking of exposition and tradeshows in the Phase IA Addition meeting space and in the Expo Center. The agreement will provide the Expo Center with the first opportunity or right of first refusal to book or host expositions and tradeshows prior to such expositions and tradeshows being offered to the Phase IA Addition meeting space.

                           MEETING SERVICES AGREEMENT

    We will enter into an agreement for Interface Group-Nevada, Inc. to provide audio-visual, telecommunications, electrical, janitorial and other related services to group customers of the Phase IA Addition meeting space. The agreement will provide for an equal sharing of revenues after deduction of all direct operating expenses.

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
                       DESCRIPTION OF OTHER INDEBTEDNESS
                              NEW CREDIT FACILITY

    We entered into a new credit facility with a syndicate of lenders, The Bank of Nova Scotia, as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and each of them as joint lead arrangers and joint bookrunners. The new credit facility consists of:

    - a $250.0 million single draw senior secured term loan facility, all of which was drawn upon the closing of the offering of our initial notes. This facility matures on June 4, 2008 and is subject to nominal quarterly amortization payments from September 30, 2002 through June 30, 2007, and equal quarterly amortization payments of the balance of the senior secured term loan facility thereafter;

    - a $50.0 million senior secured delayed draw facility, all of which is available for draw through June 4, 2003, subject to limits on minimum drawing amounts and maximum number of drawings per month and compliance with the terms of the new credit facility. This facility matures on June 4, 2007 and is subject to quarterly amortization payments commencing on December 31, 2003; and

    - a $75.0 million senior secured revolving facility available, all of which is available for draw. Indebtedness under this facility matures on June 4, 2007 with no interim amortization.

    We used and will use the proceeds of our new credit facility as follows:

    - the proceeds under our $250.0 million senior secured term loan facility were used and will be used to fund a portion of the costs of the Refinancing Transactions and the Phase IA Addition, and for our general corporate purposes and those of our restricted subsidiaries (including, subject to certain conditions, permitted investments in connection with our Macau venture and Phase II Resort development costs);

    - the proceeds of our $50.0 million senior secured delayed draw facility will be used to finance a portion of the costs of the Phase IA Addition; and

    - the proceeds under our $75.0 million senior secured revolving facility will be used for our general corporate purposes and those of our restricted subsidiaries (including, subject to certain limitations, permitted investments).

    To the extent not used to fund the costs of the Refinancing Transactions, or to pay fees or expenses in connection with the Refinancing Transactions, the proceeds of the senior secured term loan facility were deposited into an interest bearing disbursement account. If there are undrawn amounts under the senior secured delayed draw facility as of June 4, 2003, we may borrow any such remaining unfunded amounts for deposit into the same disbursement account. The disbursement account will be subject to a security interest in favor of the lenders under our new credit facility. Funds in the disbursement account will be available, subject to certain conditions and as described in more detail below, to finance the costs of the Phase IA Addition.

INTEREST AND FEES

    All amounts outstanding under our new credit facility bear interest, at our option subject to certain limitations, as follows:

    - with respect to our senior secured revolving facility and our senior secured delayed draw facility: at the prime rate plus 2.00% per annum or at the reserve adjusted Eurodollar Rate plus 3.00% per annum;

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
    - with respect to amounts outstanding under our senior secured term loan facility: at the prime rate plus 2.00% per annum or at the reserve adjusted Eurodollar Rate plus 3.00% per annum; and

    - on and after the date on which the Phase IA Addition is substantially completed, the applicable margin for amounts outstanding under our senior secured revolving facility and our senior secured delayed draw facility will be determined by a grid based upon our leverage ratio. The leverage ratio will be calculated as the ratio of our consolidated total debt (as defined in the agreement) as of the last day of each fiscal quarter to EBITDA for the four-fiscal quarter period ending on such date.

    Commitment fees equal to 0.50% per annum times the daily average unused portion of the commitment under the senior secured revolving facility and 0.75% per annum times the daily average unused portion of the senior secured delayed draw facility will, in each case, accrue from June 4, 2002 and be payable quarterly in arrears.

SECURITY

    Subject to certain exceptions, our obligations are secured under our new credit facility by first priority security interests (subject to permitted liens) in all our assets and the assets of our subsidiaries (except for certain excluded subsidiaries and certain non-guarantor restricted subsidiaries, including, without limitation, our Mall Subsidiary) other than our and our subsidiaries' capital stock, and certain furniture, fixtures and equipment and certain other assets. This includes all of our and our subsidiaries' (except for certain excluded subsidiaries and certain non-guarantor restricted subsidiaries) tangible personal, real and mixed property and certain intangible assets, intercompany notes and contract and leasehold rights.

GUARANTEES

    Our subsidiaries Mall Intermediate Holding Company, LLC, Grand Canal Shops Mall Construction, LLC, Lido Intermediate Holding Company, LLC, Venetian Casino Resort Athens, LLC, Venetian Venture Development, LLC, Venetian Operating Company, LLC and Venetian Marketing, Inc. have guaranteed the indebtedness under our new credit facility on a senior first lien basis.

PREPAYMENTS

    We will be required to make mandatory prepayments from certain proceeds, including proceeds that we and our subsidiaries (except for certain excluded subsidiaries) receive as a result of asset sales, debt offerings, pension plan reversions and excess insurance or condemnation proceeds. If we are required to prepay any portion of our senior secured term loan facility in either the first or the second year that it is outstanding, we must pay a premium equal to 5.00% or 2.25%, respectively, times the amount then prepaid. At our option, we may prepay our indebtedness under the new credit facility at any time without premium or penalty, provided, however, that if we choose to prepay our senior secured term loan facility in either the first or the second year that it is outstanding, we must pay a premium equal to 5.00% or 2.25%, respectively, times the amount then prepaid.

COVENANTS

    The new credit facility contains additional affirmative, negative and financial covenants applicable to us and our restricted subsidiaries, including, without limitation, limitations on:

    - indebtedness;

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    - liens;

    - investments;

    - guarantees;

    - restricted junior payments;

    - mergers and acquisitions;

    - sales of assets;

    - leases;

    - transactions with affiliates; and

    - scope-changes and modifications to material contracts.

    Additionally, we and our restricted subsidiaries are required to comply with certain financial ratios and other financial covenants such as:

    - total debt to EBITDA ratios;

    - EBITDA to interest coverage ratios;

    - minimum net worth covenants; and

    - maximum capital expenditures covenants.

    LVSI's principal stockholder or any of his affiliates (other than us or our restricted subsidiaries) will have the right to cure any deficiencies in EBITDA by contributing cash or delivering a letter of credit in the amount of the shortfall up to $20 million per fiscal quarter. We may not include that cash contribution or the amount of the letter of credit in EBITDA for more than two consecutive fiscal quarters unless, following any exercise of an election to include any such cash contribution and/or amount of any letter of credit in EBITDA for two consecutive quarters, we have been in compliance, on a rolling four fiscal quarters basis (without giving effect to any previous cash contributions or letters of credit), for at least one fiscal quarter.

CONDITIONS TO AVAILABILITY OF FUNDS

    The conditions to all borrowings include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties and the absence of any default or event of default and certain other customary conditions to borrowing. In the case of a borrowing under our new senior secured credit facility the proceeds of which are to be used to finance the costs of construction of the Phase IA Addition, there will be additional conditions as described below.

CONSTRUCTION OF THE PHASE IA ADDITION

    The new credit facility contains covenants obligating us to diligently construct the Phase IA Addition in accordance with all legal requirements so that the Phase IA Addition can be operational and open to the public no later than an outside date set forth in the new credit facility, provided that
(a) such outside completion deadline can be extended to take account of casualties and other "force majeure" events that are outside of our reasonable control and (b) we will have the right to modify the size and design of the Phase IA Addition within agreed-upon parameters set forth in the new credit facility or with the consent of The Bank of Nova Scotia. The new credit facility also contains an "in balance" covenant requiring that at all times the aggregate amount of:

    - all funds remaining in the disbursement account;

    - any undrawn portion of the senior secured delayed draw facility;

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    - all amounts available to be drawn under the senior secured revolving facility less $15.0 million;

    - certain other available funds, such as insurance proceeds and amounts available to be drawn under any permitted FF&E credit facility or agreement with the HVAC Provider (subject to the reasonable approval of The Bank of Nova Scotia); plus

    - other funds or anticipated funds from sources reasonably satisfactory to The Bank of Nova Scotia, as administrative agent for the lenders, not be less than the remaining costs (including an agreed-upon contingency reserve) of constructing the Phase IA Addition.

    The new credit facility contains disbursement procedures governing our right to make borrowings under our senior secured delayed draw facility, and to use disbursement account funds, to pay for costs incurred in connection with the construction of the Phase IA Addition. Pursuant to these procedures, disbursement requests by us to pay Phase IA construction costs will be approved only upon the satisfaction of various conditions precedent. These conditions include, among others:

    - delivery by us of a disbursement request and certificate certifying as to, among other things, (a) the application of funds to be disbursed, (b) the substantial conformity of construction undertaken to date with the plans and specifications for the Phase IA Addition, as amended from time to time in accordance with the new credit facility, (c) the expectation that the Phase IA Addition will be operational and open to the public by the outside completion deadline, (d) the accuracy of the budget for the Phase IA Addition, as amended from time to time in accordance with the new credit facility, and (e) compliance with the "in balance" covenant described above;

    - delivery by a construction consultant engaged by the lenders, of certificates corroborating various matters set forth in our disbursement request and certificate;

    - absence of an event of default under our new credit facility;

    - receipt by us of the governmental approvals required to be in effect at such time;

    - delivery by us of the acknowledgments of payment and lien releases required under the new credit facility; and

    - procurement of all required title insurance policies, commitments and endorsements insuring that the Phase IA Addition and the Casino Resort continues to be subject only to permitted liens. The Bank of Nova Scotia, as administrative agent for the lenders, will have the right to waive certain conditions precedent to funding.

    Our new credit facility also contains provisions to assure that the budget, plans and specifications and schedule for construction of the Phase IA Addition are approved by the construction consultant and The Bank of Nova Scotia, and that any amendments thereto are within agreed-upon parameters or are also approved by the construction consultant and The Bank of Nova Scotia. If a casualty or other "force majeure" event occurs, we will be permitted to extend the outside completion deadline for the opening of the Phase IA Addition.

EVENTS OF DEFAULT

    The new credit facility contains customary events of default, including failure to make payments when due, defaults under other material agreements or instruments of indebtedness of certain amounts, loss of material licenses or permits, failure or inability to complete the Phase IA Addition in all material respects by an agreed-upon deadline (subject to force majeure extension and other extensions approved by the Bank of Nova Scotia, as administrative agent for the lenders), loss of

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material contracts, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, loss of Nevada gaming licenses and a change of control, subject in some cases to applicable notice provisions and grace periods. Events of default apply to us and our restricted subsidiaries, provided, however, that events of default will also include a bankruptcy of the Phase II Subsidiary and acceleration of any indebtedness of certain amounts secured by the Phase II Resort.

    A change of control will include any transfer of equity (not including any transfer of equity by LVSI's principal stockholder for the purposes of providing estate planning and gifts subject to certain limitations) whereby:

    - prior to the occurrence of a public equity offering by LVSI, LVSI's principal stockholder and/or any of his affiliates or related parties cease to own, directly or indirectly, at least 70% of the voting securities of LVSI;

    - after giving effect to one or more public equity offerings by LVSI, LVSI's principal stockholder and/or any of his affiliates or related parties cease to own, directly or indirectly, at least 51% of the voting securities of LVSI;

    - subject to some exceptions for tax planning or in connection with our initial public offering, LVSI ceases to own 100% of the common equity of Venetian;

    - subject to some exceptions for tax planning or in connection with our initial public offering, LVSI's principal stockholder, Interface Group Holding Company, Inc. and/or their affiliates and related parties cease to own 100% of the preferred equity interests of Venetian;

    - subject to some exceptions for tax planning or in connection with our initial public offering, Venetian and LVSI cease to own directly or indirectly 100% of each of their subsidiaries other than Lido Casino Resort, LLC, the Mall Subsidiary and any other entity that owns the Mall and the Macau subsidiaries which are excluded subsidiaries and any preferred equity interests in Venetian held by LVSI's principal stockholder, Interface Group Holding Company, Inc. and/or their affiliates and related parties; or

    - the direct holding company of Lido Casino Resort, LLC ceases to own at least 70% of the economic interests in such entity.

                               MALL LOAN FACILITY

    The Mall Subsidiary owns The Grand Canal Shoppes and entered into a loan agreement with Goldman Sachs Mortgage Company, as successor-in-interest to Archon Financial, L.P., as lender. This loan agreement was assigned, as part of a securitization, as of July 24, 2002, to Wells Fargo Bank Minnesota, N.A., as Trustee and GMAC Commercial Mortgage Corporation has been appointed as servicer. The mall loan facility consisted of a $105.0 million single draw secured promissory note, which was fully drawn. This mall loan facility was amended on June 28, 2002 to increase the borrowable amounts under this facility by an additional $15.0 million. As part of the Refinancing Transactions, the Mall Subsidiary used $105.0 million of borrowings under the mall loan facility and proceeds from the other Refinancing Transactions to repay all of the indebtedness of Grand Canal Mall Shops Subsidiary, LLC, the former owner of The Grand Canal Shoppes. The $15.0 million additional borrowing under the mall loan facility was distributed to Venetian to be used for general corporate purposes.

    The mall loan facility matures on June 10, 2005, with no interim amortization. The maturity date may be extended for two terms of one year each if:

    - the loan is not in default,

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    - net operating income has not declined below 75% of actual net operating income as of the closing date,

    - a terrorist act having a material adverse effect and not covered by business interruption insurance has not occurred, and

    - the Mall Subsidiary purchases interest rate protection covering the extended term.

INTEREST

    The loan bears interest at LIBOR plus 1.875% per annum. The Mall Subsidiary is required to obtain interest rate protection through an interest rate cap agreement such that the LIBOR strike rate will not exceed 7.50%.

SECURITY

    Subject to certain exceptions, the mall loan facility is secured by first priority security interests in all of the assets of our Mall Subsidiary, other than the capital stock and other equity interests of this subsidiary. This security includes all of the subsidiaries' tangible personal, real and mixed property, including The Grand Canal Shoppes and the leases of the premises in The Grand Canal Shoppes, and certain intangible assets and contract rights. The Mall Subsidiary will not guarantee the exchange notes and the assets of the Mall Subsidiary will not be pledged to the holders of the exchange notes.

GUARANTY

    Although we do not guaranty the loan, in certain limited circumstances, including fraud, intentional misrepresentation, misappropriation of funds, certain environmental problems and collusion in the filing of a voluntary or involuntary bankruptcy, the loan may become recourse to LVSI.

PREPAYMENT

    The Mall Subsidiary may prepay the indebtedness under the mall loan facility at any time after June 10, 2003. Prepayments of the indebtedness between June 10, 2003 and January 10, 2004 will be subject to a fee of 1% of the amount prepaid. Prepayments on or after January 10, 2004 may be made without premium or penalty. If the Mall Subsidiary is required to prepay the loan as a result of a condemnation or casualty at any time prior to the expiration of the prepayment lockout period, the Mall Subsidiary will also be required to pay an amount equal to the amount of interest that would have been paid on the prepaid funds had such prepaid principal been outstanding until the expiration of the prepayment lockout period, based on the loan interest rate. If the loan is accelerated prior to June 10, 2003, our subsidiary will be required to pay a yield maintenance premium, that in all events cannot be less than 2% of the outstanding principal.

COVENANTS

    The mall loan facility contains affirmative, negative and financial covenants customary in mortgage loans on malls, including, without limitation, restrictions on incurring additional indebtedness and liens, restrictions on entering into, modifying, and terminating leases, and requirements to maintain certain types of insurance. Subject to certain conditions, the Mall Subsidiary will be entitled to incur up to an agreed upon maximum amount of subordinated mortgage debt to expand The Grand Canal Shoppes.

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    The Mall Subsidiary was also required on June 4, 2002 to establish reserves for the payment of taxes and insurance. It will also establish a cash management system for the deposit of tenant revenue into accounts controlled by its lender.

    If the Mall Subsidiary's actual net operating income for a trailing six-month period is less than 75% of its actual net operating income upon the closing date, excess cash flow will be placed into a reserve account and disbursed by the lender to pay operating and capital expenses of The Grand Canal Shoppes in accordance with a budget approved by lender. Additional reserve accounts will also be required. If its actual net operating income for a trailing six-month period is less than 65% of its actual net operating income upon the closing date, the excess cash flow may also be used to prepay the mall loan facility.

    The Mall Subsidiary is required to purchase terrorism insurance in an amount not less than the outstanding principal balance of the $120.0 million promissory note if such insurance is then being obtained by owners of similar real estate or is available for an annual premium not greater than $1.0 million. If such insurance is not then available for such premium and is not then being obtained by owners of similar real estate, our subsidiary will be required to obtain terrorism insurance reasonably acceptable to lender for an annual premium not to exceed $1.0 million.

EVENTS OF DEFAULT

    The mall loan facility contains events of default customary in mortgage loans on malls. If an event of default occurs, excess cash flow will be placed into a reserve account and disbursed by the lender to pay operating and capital expenses of The Grand Canal Shoppes in accordance with a budget approved by lender. These funds may also be used to prepay the mall loan facility. Additional reserve accounts will also be required.

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                               THE EXCHANGE OFFER
                          TERMS OF THE EXCHANGE OFFER

    We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

    The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of Notes."

    We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the initial notes by depositing certain securities with the trustee for the notes and otherwise.

              EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    This exchange offer will expire at 5:00 p.m., New York City time, on December 26, 2002, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act. We will not extend this exchange offer beyond December 26, 2003.

    In the event that we fail to consummate the exchange offer within 30 business days from the date on which the registration statement of which this prospectus is a part is declared effective, we have agreed to pay liquidated damages to the holders of the initial notes at the rate of, and in addition to the base interest that would accrue on the principal amount of the initial notes, 0.25% per annum for the first 90 days and thereafter the rate will increase 0.25% for each 90 day period, up to 2.00%.

    We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

    We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Securities

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Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

                     PROCEDURES FOR TENDERING INITIAL NOTES

PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

    To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

    (1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

    (2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "--Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

    (3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "--Guaranteed Delivery Procedure" below.

    The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

    Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

    If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes, you must contact that registered holder promptly and instruct that registered holder to tender your initial notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

    (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

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    (2) a commercial bank or trust company having an office or correspondent in the United States, or

    (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, unless the initial notes are tendered:

       (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

       (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

    If the letter of transmittal or any bond powers are signed by:

    (1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

    (2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

    (3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

    (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

    To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

BOOK-ENTRY DELIVERY PROCEDURE

    Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The

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Depository Trust Company will electronically transmit its acceptance through the
Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the initial notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

    A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURE

    If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

    (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act,

    (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of initial notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

    (3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

      ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

    We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry

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transfer of these notes into the exchange agent's account at The Depository
Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

    We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

    If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

    We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

    If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

    By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the initial notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including

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voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

                             WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "--Exchange Agent" and before acceptance of your tendered notes for exchange by us.

    Any notice of withdrawal must:

    (1) specify the name of the person having tendered the initial notes to be withdrawn,

    (2) identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

    (3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

    (4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

    (5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

    The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

    You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "--Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

                        CONDITIONS TO THE EXCHANGE OFFER

    We will complete this exchange offer only if:

    (1) there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

    (2) there is no change in the current interpretation of the staff of the Securities and Exchange Commission which permits resales of the exchange notes,

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    (3) there is no stop order issued by the Securities and Exchange Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

    (4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

    (5) we obtain all governmental approvals that in our judgment would be reasonably necessary to complete this exchange offer.

    These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time until the expiration of this exchange offer, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

    If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

    (1) refuse to accept and return to their holders any initial notes that have been tendered,

    (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

    (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "--Expiration Date; Extensions; Amendments; Termination."

                              ACCOUNTING TREATMENT

    We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

                                 EXCHANGE AGENT

    We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

       By registered or certified mail:

       U.S. Bank National Association
       U.S. Bank Trust Center
       180 East 5th Street
       St. Paul, MN 55101
       Attention: Specialized Finance Department

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
       By hand or overnight delivery:

       U.S. Bank National Association
       U.S. Bank Trust Center
       180 East 5th Street
       St. Paul, MN 55101
       Attention: Specialized Finance Department

       By facsimile: (651) 244-1537

       Confirm by Telephone: (800) 934-6802

                               FEES AND EXPENSES

    We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

    We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

    We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

    (1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

    (2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

    (3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

    If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

    The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

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
    In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

    (1) the initial purchasers request us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

    (2) you are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer and notify us of such within 20 days of the consummation of the exchange offer, in which case the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

                             DELIVERY OF PROSPECTUS

    Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

    As a holder of the initial notes, you must acknowledge the following in the letter of transmittal:

    (1) that the exchange notes are being acquired in the ordinary course of business;

    (2) that you do not have any arrangement or understanding with any person to participate in a distribution of the exchange notes;

    (3) that you are not an affiliate of ours; and

    (4) that if you are not a broker-dealer, you must represent that you are not engaged in and do not intend to engage in a distribution of the exchange notes.

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                              DESCRIPTION OF NOTES

GENERAL

    The initial notes were issued and the exchange notes will be issued pursuant to the Indenture, dated as of June 4, 2002, among LVSI, Venetian, the Note Guarantors named in the Indenture and U.S. Bank National Association, as trustee. When we refer to the notes in this "Description of Notes," we mean the initial notes and the exchange notes. The notes are jointly and severally, fully and unconditionally guaranteed on a senior, second-lien secured basis (the "NOTE GUARANTEES") by all domestic subsidiaries of LVSI and Venetian that are guarantors under our new credit facility (the "NOTE GUARANTORS"), with certain exceptions, pursuant to the terms of the Indenture, it being understood that Mall Subsidiary, which owns the Mall, the Grand Canal Shops Mall Subsidiary and the Mall Manager will be Restricted Subsidiaries but will not be Note Guarantors. The terms of the notes include those stated in the Indenture, the Collateral Documents and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TRUST INDENTURE ACT"). The notes are subject to all such terms, and holders of notes are referred to the Indenture, the Collateral Documents and the Trust Indenture Act for a statement of these terms. The following summary of the material provisions of the Indenture and the Collateral Documents does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Collateral Documents, including the definitions therein of certain terms used below. You can obtain a copy of the form of Indenture and each of the Collateral Documents from LVSI as described under "Additional Information."

    The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Capitalized terms that are used but not otherwise defined in this prospectus have the meanings assigned them in the Indenture. For purposes of this "Description of Notes," the term "ISSUERS" refers only to Las Vegas Sands, Inc. and Venetian Casino Resort, LLC and their successors but not to any of their respective Subsidiaries, the term the "COMPANY" refers only to Las Vegas Sands, Inc. and not to any of its Subsidiaries, and the term "Venetian" refers only to Venetian Casino Resort, LLC and not to any of its Subsidiaries PROVIDED, that if Venetian ceases to be a subsidiary of Las Vegas Sands, Inc., the term, the "COMPANY" will mean Venetian and Las Vegas Sands, Inc. on a combined basis.

RANKING AND SECURITY

    The notes constitute joint and several obligations of the Issuers and rank senior in right of payment to all subordinated indebtedness of the Issuers. The Note Guarantees rank senior in right of payment to all subordinated indebtedness of the Note Guarantors.

    To the extent permitted by applicable law and subject to any required approval of any Governmental Instrumentality, the notes are secured by a second priority Lien on the Note Collateral owned by the Issuers and the Note Guarantees are secured by the Note Collateral owned by the Note Guarantors, in each case whether the Note Collateral is owned as of the Issuance Date or acquired after the Issuance Date. Such Lien is prior to all other Liens on the Note Collateral, except for Permitted Liens, which includes the Lien on the Note Collateral securing the Bank Credit Facility. The Liens securing the Bank Credit Facility are prior to the Liens securing the notes and the Liens securing the Note Guarantors' obligations with respect to their guarantees of the Bank Credit Facility are prior to the Liens securing the Note Guarantees.

    The lenders under the Bank Credit Facility have a first priority Lien on the Note Collateral and the holders of the notes have a second priority Lien on the Note Collateral. In addition, the Issuers may incur up to $15.0 million of additional Indebtedness which may be secured by first Liens on the Note Collateral in addition to the Company's Bank Credit Facility, and, subject to meeting certain financial ratios, additional Indebtedness secured by first Liens on the Note Collateral.

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
    The Note Collateral includes all assets, now owned or hereafter acquired, of the Company, Venetian or any Note Guarantor defined as Collateral in the Collateral Documents, which initially includes (with certain exceptions set forth in the next sentence) all real estate, improvements and all personal property owned by the Issuers, as well as a pledge of any intercompany notes held by either of the Issuers or the Note Guarantors. The Note Collateral does not include:

        (1) the assets of Mall Subsidiary, Grand Canal Shops Mall Subsidiary and Mall Manager;

        (2) the assets of Unrestricted Subsidiaries, including the assets of the Phase II Subsidiary (which owns the Phase II Land);

        (3) the assets of the Macau Entities;

        (4) certain equipment owned by the HVAC Provider relating to the Project and/or the Phase IA Project;

        (5) any assets which if pledged, hypothecated or given as collateral security would require the Issuers to seek approval of the Nevada Gaming Authorities of the pledge, hypothecation or collateralization, or require the trustee or a holder or beneficial holder of the notes to be licensed, qualified or found suitable by an applicable Gaming Authority (other than any approval required for the pledge, hypothecation or collateralization of assets in connection with the Exchange Offer);

        (6) a pledge of the Capital Stock of the Company or Venetian or any of their Subsidiaries or of any other Equity Interests in any Person held by the Company, Venetian or any of their Subsidiaries;

        (7) the disbursement account under the Bank Credit Facility and any proceeds held in such account;

        (8) certain assets to the extent such assets are permitted to be financed by Indebtedness permitted to be incurred pursuant to the covenant entitled "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and such Indebtedness is permitted to be secured pursuant to the covenant entitled "Liens" pursuant to clause (2), (3) or
    (12)(a) of the definition of "Permitted Liens;" and

        (9) all rights, title and interest of the Issuers in the account under the Defeasance Trust Agreement and all securities cash and proceeds in such account (the "DEFEASANCE ACCOUNT").

    The trustee will release assets included in the Note Collateral if all other Liens on such assets securing any Credit Facility or any other Indebtedness that is secured by that asset (including all commitments thereunder) are released; provided that, after giving effect to the release, the aggregate book value of all of the assets released under this provision does not exceed 10% of the Consolidated Total Assets of the Company as of the Issuance Date.

    The right of the trustee to realize upon and sell the Note Collateral is likely to be significantly impaired by applicable bankruptcy and insolvency laws if a proceeding under such laws were commenced in respect of the Issuers or any Note Guarantor. Such laws may impose limitations or prohibitions on the exercise of rights and remedies under the Collateral Documents for a substantial or indefinite period of time. During the pendency of any foreclosure proceeding, the trustee could seek the appointment of a receiver through a petition to the appropriate Nevada state court for the taking of possession of the Note Collateral. The receiver may be required to obtain the approval of Nevada Gaming Authorities to continue gaming operations until the foreclosure sale. If the trustee acquired the Note Collateral in a foreclosure sale, it may contract for the operation of the Note Collateral by an independent operator who would be required to comply with the licensing requirements and other restrictions imposed by the Nevada Gaming Authorities, pursuant to an arrangement under which the holders of the notes would not share in the profits or losses of gaming operations. In addition, if the trustee acquires and operates the Note Collateral, the trustee and the holders of the notes will, if they share in the profits and losses, and may, in any event, be required to comply with the licensing requirements under the Nevada gaming laws. In any foreclosure sale, licensing requirements under the Nevada Gaming Control Act may limit the number of potential bidders and may delay the sale of the Note Collateral, either of which could adversely affect the sale price of the Note Collateral. See "Risk Factors--Bankruptcy laws may significantly impair your right to repossess and dispose of the collateral for the notes," "--Your rights to the collateral securing the notes could be impaired as a result of bankruptcy proceedings against other persons. In addition, in the event that a bankruptcy court orders the substantive consolidation of the Issuers with certain affiliated parties, payments on the notes could be delayed or reduced" and "--There are particular risks associated with gaming foreclosures."

PRINCIPAL, MATURITY AND INTEREST

    The exchange notes will be joint and several secured obligations of the Issuers, exchanged for the initial notes of which $850.0 million in aggregate principal amount were issued. Subject to compliance with the covenant under the caption entitled "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock," the Issuers are entitled to, without the consent of the holders, to issue more notes under the Indenture on the same terms and conditions as the notes being offered pursuant to this prospectus, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the "ADDITIONAL NOTES"). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of Notes," references to the notes include Additional Notes actually issued.

    The notes will mature on June 15, 2010. The notes bear interest at the rate of 11.00% per annum of the principal amount then outstanding from the Issuance Date to the date of payment of such principal amount. Installments of interest will become due and payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2002, to the holders of record at the close of business on June 1 or December 1. Additionally, installments of accrued and unpaid interest will become due and payable with respect to any principal amount of the notes that matures (whether at stated maturity, upon acceleration, upon maturity of repurchase obligation or otherwise) upon such maturity of such principal amount of the notes. Interest on the notes will be computed on the basis of a 360-day year, consisting of twelve 30-day months. Each installment of interest will be calculated to accrue from and including the most recent date to which interest has been paid or provided for (or from and including the Issuance Date if no installment of interest has been paid) to, but not including, the date of payment.

    Principal of, premium and Liquidated Damages, if any, and interest on the notes is payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; PROVIDED that all payments of principal, premium and Liquidated Damages, if any, and interest on the notes the holders of which have given wire transfer instructions to the Issuers will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Issuers, their office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

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
MANDATORY REDEMPTION

    The Issuers will not be required to make mandatory redemptions or sinking fund payments prior to maturity with respect to the notes.

MANDATORY GAMING REDEMPTION

    Notwithstanding any other provision in the Indenture, if any Gaming Authority requires that a holder or beneficial owner of the notes must be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any gaming license or franchise of the Issuers or any Restricted Subsidiary under any applicable gaming laws, and the holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority) or if such holder or beneficial owner is not so licensed, qualified or found suitable, the Issuers shall have the right, at their option:

        (1) to require such holder or beneficial owner to dispose of such holder's or beneficial owner's notes within 30 days of receipt of such finding by the applicable Gaming Authority (or such earlier date as may be required by the applicable Gaming Authority) or

        (2) to call for redemption of the notes of such holder or beneficial owner at a redemption price equal to (i) the lesser of (a) 100% of the principal amount thereof, (b) the price at which such holder or beneficial owner acquired the notes or (c) the fair market value of the notes as determined in good faith by the Board of Directors of the Company, together with, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or, the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption if so ordered by such Gaming Authority or
    (ii) such other price as may be ordered by the Gaming Authority. In connection with any such redemption, and except as may be required by a Gaming Authority, the Issuers shall comply with the procedures contained in the notes for redemptions of the notes.

    Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (a) to exercise any right conferred by the notes, directly or indirectly, through any trustee, nominee or any other Person or
(b) to receive any interest or other distribution or payment with respect to the notes except the redemption price of the notes described above. Under the note Indenture, the Issuers are not required to pay or reimburse any holder of the notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses will, therefore, be the obligation of such holder or beneficial owner. See "Business--Regulation and Licensing."

OPTIONAL REDEMPTION

    Except as described below, the notes are not redeemable at the option of the Issuers prior to June 15, 2006. On or after June 15, 2006, the notes will be redeemable at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid

                                      108
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interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

                                                                 PERCENTAGE OF
YEAR                                                           PRINCIPAL AMOUNT
----                                                           -----------------
2006........................................................        105.500%
2007........................................................        103.667%
2008........................................................        101.833%
2009 and thereafter.........................................        100.000%

    Notwithstanding the foregoing, on or prior to June 15, 2005, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (which include Additional Notes, if any) originally issued at a redemption price of 111.000% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the redemption date, with the proceeds of one or more Equity Offerings; PROVIDED that at least 65% of the aggregate principal amount of notes (which include Additional Notes, if any) originally issued remain outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that (1) such redemption shall occur within 60 days of the date of such Equity Offering and (2) notes held by the Issuers and not cancelled will not be deemed to be outstanding for purposes of calculating the aggregate principal amount of notes outstanding after the occurrence of such redemption.

    In addition, at any time prior to June 15, 2006, the Issuers may, at their option, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium, plus, to the extent not included in the Make-Whole Premium, accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. For purposes of the foregoing, "Make-Whole Premium" means, with respect to a note, an amount equal to the greater of:

    (1) 1.000% of the outstanding principal amount of such note and

    (2) the excess of

       (a) the present value of the remaining interest, premium and principal payments due on such note as if such note were redeemed on June 15, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

       (b) the outstanding principal amount of such note.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Issuers will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the notes pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at a price in cash (the "CHANGE OF CONTROL PAYMENT") equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. No later than 30 days following any Change of Control, the Issuers will mail a notice to each holder stating the following:

        (1) a Change of Control is being made pursuant to the covenant entitled "Change of Control," and all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

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
        (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "CHANGE OF CONTROL PAYMENT DATE");

        (3) any note not properly tendered will remain outstanding and continue to accrue interest;

        (4) unless the Issuers default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

        (5) holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent (which may be the Company or Venetian) specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

        (6) holders will be entitled to withdraw their tendered notes and their election to require the Issuers to purchase the notes, PROVIDED, that the paying agent receives, not later than the close of business on the last day of the Offer Period (as defined in the Indenture), an electronic or facsimile transmission or letter setting forth the name of the holder, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing his tendered notes and his election to have such notes purchased; and

        (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer.

    On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

        (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

        (2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

        (3) deliver, or cause to be delivered, to the trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuers.

The paying agent will promptly mail to each holder of notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, PROVIDED, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The existence of a holder's right to require the Issuers to repurchase such holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire either of the Issuers in a transaction that would constitute a Change of Control.

    The source of funds for any repurchase of notes upon a Change of Control will be cash generated from operations or other sources, including borrowings, sales of assets or sales of Capital Stock. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases. Any failure by the Issuers to repurchase notes tendered pursuant to a Change of Control Offer will be deemed an Event of Default. See "Risk Factors--We may not be able to fulfill our repurchase obligations in the event of a change of control."

    The Bank Credit Facility contains, and future agreements relating to any senior debt of the Issuers may contain, restrictions or prohibitions on the Issuers' ability to repurchase the notes. In addition, the Bank Credit Facility provides, and any future agreement relating to any senior debt of the Issuers likely will provide, that certain change of control events with respect to the Issuers would constitute an event of default thereunder. In the event that a Change of Control occurs at a time when the Issuers are prohibited from repurchasing the notes, the Issuers could seek the consent of their lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition or restriction. If the Issuers do not obtain such consent or refinance such Indebtedness, they will remain prohibited or restricted from repurchasing the notes. In such case, the Issuers' failure to repurchase the notes tendered in the Change of Control Offer would constitute an Event of Default under the Indenture which would in turn constitute an event of default under the agreements governing the Issuers' senior debt. See "Description of Other Indebtedness."

    The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuers and their Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.

    Notwithstanding the foregoing, each Issuer may merge with or into an Affiliate provided that such Affiliate has no material assets or liabilities and after such merger there is no material change in the ownership of such Issuer.

ASSET SALES

    The Issuers will not, and will not permit any of their Restricted Subsidiaries to consummate an Asset Sale, unless

        (1) no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such Asset Sale,

        (2) the Issuers or their Restricted Subsidiaries, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee) of the assets sold or otherwise disposed of and

        (3) at least 75% of the consideration therefor received by either of the Issuers or any Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; PROVIDED, HOWEVER, that the amount of (A) any liabilities (as shown on such Issuer's or such

                                      111
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    Restricted Subsidiary's, as the case may be, most recent balance sheet or in the notes thereto) of the Issuers or any Restricted Subsidiary, as the case may be (other than liabilities that are by their terms expressly subordinated to the notes or any Note Guarantee, which may be assumed only if such liabilities are deemed to be Restricted Payments in the case of the Issuer or any Restricted Subsidiary and such Restricted Payment may then be made), that are assumed by the transferee of any such assets and (B) any notes, securities or other obligations received by the Issuers or any Restricted Subsidiary, as the case may be, from such transferee that are converted by the Issuers or such Restricted Subsidiary, as the case may be, into cash (to the extent of the cash received) within 20 Business Days following the closing of such Asset Sale, shall be deemed to be cash only for purposes of satisfying clause (3) of this paragraph and for no other purpose.

    Within 360 days after any Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, such Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale:

        (1) to permanently reduce Indebtedness under the Bank Credit Facility or other Indebtedness that is not Subordinated Indebtedness,

        (2) in an Investment in any one or more business, capital expenditure or other tangible asset of the Issuers or any Restricted Subsidiary, in each case, engaged, used or useful in the Principal Business and/or

        (3) for working capital purposes in an aggregate amount not to exceed $20.0 million, in each case, with no concurrent obligation to make an offer to purchase any notes. Pending the final application of any such Net Proceeds, such Issuer or such Restricted Subsidiary may temporarily reduce Senior Indebtedness or otherwise invest such Net Proceeds in Cash Equivalents which shall be pledged to the trustee or an agent thereof (including an agent under a Credit Facility) as security for the holders of notes with the same relative priority with respect to the other secured creditors as the priority of the Liens securing the asset that is the subject of the Asset Sale except that (i) if such Cash Equivalents are to be used to complete the Phase IA Project, then such Cash Equivalents may be pledged to the Credit Agent as security for the lenders under the Bank Credit Facility prior to the final completion of the Phase IA Project and
    (ii) such Cash Equivalents need not be pledged to the trustee or an agent thereof (including an agent under a Credit Facility) to the extent that the assets subject to such Asset Sale were not subject to Liens securing the Note Collateral prior to such Asset Sale.

    Any Net Proceeds from the Asset Sale that are not invested or used to repay Indebtedness or as working capital within 365 days of receipt as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers shall, subject to any repayment obligations owed to the lenders under any Indebtedness that is secured by Permitted Liens on such assets, including the lenders under the Credit Facilities, make an offer to all holders of notes (an "ASSET SALE OFFER") to purchase the maximum principal amount of notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds. The offer price for the notes in such Asset Sale Offer will be in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceed
$10.0 million by mailing the notice required pursuant to the terms of the Indenture. To the extent that the aggregate amount of notes tendered pursuant to an Asset Sale Offer is less than the applicable Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof

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exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be deemed reset at zero. The Issuers may commence an Asset Sale Offer at any time without having to wait for the expiration of the 365-day period. The Indenture will also require the Issuers or such Restricted Subsidiary to grant, subject to Permitted Liens, (1) to the lenders under the First Lien Credit Facilities a first priority Lien and (2) to the trustee, on behalf of the holders of the notes, a second priority Lien, in each case, on any properties or assets acquired with the Net Proceeds of any such Asset Sale to the extent that the assets subject to such Asset Sale were subject to Liens securing the Note Collateral prior to such Asset Sale.

EVENT OF LOSS

    Upon the occurrence of any Event of Loss with respect to Note Collateral with a fair market value (or replacement cost, if greater) in excess of $25.0 million, the Issuers or the affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to:

        (1) the rebuilding, repair, replacement or construction of improvements to the Project and the Phase IA Project, with no concurrent obligation to make any purchase of any notes; PROVIDED that (a) if such Event of Loss occurs with respect to the Phase IA Project prior to Completion of Phase IA, the Issuers' ability to apply such Net Loss Proceeds to rebuild, repair, replace or construct improvements to the Phase IA Project will be subject to the terms of the Bank Credit Facility and (b) if such Event of Loss occurs with respect to the Phase IA Project on or after Completion of Phase IA or with respect to the Project after the Issuance Date, the Issuers deliver to the trustee within 90 days of such Event of Loss (i) a written opinion from a reputable architect or an Independent Expert (as defined in the Cooperation Agreement) that the Phase IA Project or the Project, as the case may be, can be rebuilt, repaired, replaced, or constructed and Completed within one year of delivery of such opinion substantially in the condition prior to such Event of Loss and (ii) an Officers' Certificate certifying that the Issuers have available from Net Loss Proceeds, cash on hand or available borrowings under Indebtedness permitted to be incurred pursuant to the covenant described below under the caption "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" to complete such rebuilding, repair, replacement or construction,

        (2) permanently reduce Indebtedness or commitments under the Bank Credit Facility or other Indebtedness that is not Subordinated Indebtedness, and/or

        (3) for working capital purposes in an aggregate amount not to exceed $1.0 million and only to the extent that there are Net Loss Proceeds in excess of the amount necessary to rebuild, reconstruct or repair the asset or assets subject to the Event of Loss, in each case, with no concurrent obligation to make an offer to purchase notes.

    Pending the final application of any such Net Loss Proceeds, the Issuer or the applicable Restricted Subsidiary, as the case may be, may temporarily reduce Senior Indebtedness or otherwise invest such Net Loss Proceeds in Cash Equivalents which shall be pledged to the trustee or an agent thereof (including the agent under a Credit Facility) as security for the holders of notes with the same relative priority with respect to the other secured creditors as the priority of the Liens securing the asset that is the subject of the Event of Loss, except (i) if such Cash Equivalents are to be used to complete the Phase IA Project, then such Cash Equivalents shall be pledged to the Credit Agent as security for the lenders under the Bank Credit Facility prior to final completion of the Phase IA Project and (ii) such Cash Equivalents need not be pledged to the trustee or an agent thereof (including the agent under a Credit Facility) to the extent that the assets subject to such

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Event of Loss were not subject to Liens securing the Note Collateral prior to such Event of Loss. Any Net Loss Proceeds from an Event of Loss that are not reinvested or used to repay Indebtedness or as working capital as provided in the first sentence of this paragraph will be deemed to constitute "EXCESS LOSS PROCEEDS."

    When the aggregate amount of Excess Loss Proceeds exceeds $10.0 million, the Issuers shall, subject to any repayment obligations owed to the lenders under any Indebtedness that is secured by Permitted Liens on such assets, including the lenders under the Credit Facilities make an offer to all holders of notes (an "EVENT OF LOSS OFFER") to purchase the maximum principal amount of notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Loss Proceeds. The offer price for the notes in such Asset Sale Offer shall be in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

    The Issuers will commence an Event of Loss Offer with respect to Excess Loss Proceeds within 30 days after the date that Event of Loss Proceeds exceed
$10.0 million by mailing the notice required pursuant to the terms of the Indenture. To the extent that the aggregate amount of notes tendered pursuant to an Event of Loss Offer is less than the applicable Excess Loss Proceeds, the Issuers may use any remaining Excess Loss Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Loss Proceeds, the trustee shall select the notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero. The Indenture also requires the Issuers or such Restricted Subsidiary to grant, subject to Permitted Liens,
(1) to the lenders under the First Lien Credit Facilities a first priority Lien and (2) to the trustee, on behalf of the holders of the notes, a second priority Lien, in each case, on any properties or assets rebuilt, repaired or constructed with such Net Loss Proceeds, to the extent that the assets subject to the Event of Loss were subject to Liens securing the Note Collateral prior to such Event of Loss.

    In addition, the Issuers or the applicable Restricted Subsidiary will be obligated to comply with any applicable terms of the Cooperation Agreement in case of any Event of Loss.

SELECTION AND NOTICE

    If less than all of the notes are to be purchased in an Asset Sale Offer or Event of Loss Offer or redeemed at any time, selection of notes for purchase or redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); PROVIDED, that no notes of $1,000 or less shall be purchased or redeemed in part.

    Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each holder of notes to be purchased or redeemed at such holder's registered address. Notices of redemption may not be conditional. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

    A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the purchase or redemption date (unless the Issuers default in payment of the purchase

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or redemption price), interest and Liquidated Damages, if any, shall cease to accrue on notes or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution on account of either of the Issuers' or any of their Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving either of the Issuers) or to the direct or indirect holders of either of the Issuers' Equity Interests in their capacity as such (other than (a) dividends or distributions by the Issuers payable in Equity Interests (other than Disqualified Stock) of the Issuers (or accretions thereon), (b) dividends or distributions paid to the Issuers or a Wholly Owned Restricted Subsidiary of the Issuers or (c) pro rata dividends or distributions pro rata to all holders of Capital Stock of a Subsidiary of either of the Issuers, PROVIDED such holders will not include the Principal Stockholder and any Affiliate of the Principal Stockholder other than the Issuers or any Restricted Subsidiary);

        (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving either of the Issuers) any Equity Interests of the Issuers or any Equity Interests of any of the Restricted Subsidiaries (other than Venetian) held by an Affiliate of the Issuers (other than any such Equity Interests owned by the Issuers or any Wholly Owned Restricted Subsidiary of the Issuers);

        (3) purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Issuers or any of their Restricted Subsidiaries (other than, in each case, scheduled principal payments with respect to any such Subordinated Indebtedness); or

        (4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "RESTRICTED PAYMENTS"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Issuers would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the description of the covenant described under the caption "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and their Restricted Subsidiaries after the Issuance Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (7), (8), (9), (11), (12) and (13) of the next succeeding paragraph and including the other Restricted Payments permitted by the next paragraph), is less than the sum of:

           (i) 50% of (A) the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issuance Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit)

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       LESS (B) the amount paid or to be paid in respect of such period pursuant to clause (5) of the next following paragraph to shareholders or members other than the Issuers, PLUS:

           (ii) without duplication, 100% of the aggregate net cash proceeds received by the Issuers since the Issuance Date from capital contributions or the issue or sale of Equity Interests (other than Disqualified Stock) or debt securities of the Issuers that have been converted into or exchanged for such Equity Interests of the Issuers (other than Equity Interests or such debt securities of the Issuers sold to a Restricted Subsidiary of the Issuers and other than Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock), PLUS

           (iii) the Appraised Value of the Expo Center or the Phase II Land and any improvements thereon if contributed, distributed or transferred without consideration (other than the assumption of liability taken into consideration in calculating the amount under this clause (c)(iii)) to the Issuers or any Note Guarantor, minus the amount of any liability assumed in connection with the contribution, distribution or transfer of such assets (which contribution, distribution or transfer may be in the form of all of the Capital Stock of an entity whose only material assets consist of the Expo Center or the Phase II Land and any improvements thereon) PLUS

           (iv) to the extent not otherwise included in the Company's Consolidated Net Income, 100% of the cash dividends or distributions or the amount of the cash principal and interest payments received since the Issuance Date by the Issuers or any Restricted Subsidiary from any Unrestricted Subsidiary or in respect of any Restricted Investment (other than dividends or distributions to pay obligations of or with respect to such Unrestricted Subsidiary such as income taxes) until the entire amount of the Investment in such Unrestricted Subsidiary has been received or the entire amount of such Restricted Investment has been returned, as the case may be, and 50% of such amounts thereafter.

       In the event that the Issuers convert an Unrestricted Subsidiary to a Restricted Subsidiary, the Issuers may add back to this clause (c) the aggregate amount of any Investment in such Subsidiary that was a Restricted Payment at the time of such Investment other than the conversion of the Phase II Subsidiary to a Restricted Subsidiary in which case the amount added back to this clause (c) shall be the amount calculated under clause (c)(iii) as if such Phase II Subsidiary were contributed to the Issuers under clause (c)(iii).

    The foregoing provisions will not prohibit

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (2) any Restricted Payment in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Issuers) of Equity Interests of the Issuers (other than any Disqualified Stock); PROVIDED that the amount of any net cash proceeds from the sale of such Equity Interests shall be excluded from clause (c)(ii) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Issuers or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Issuers) of Subordinated Indebtedness of the Issuers or such Restricted Subsidiary or Equity Interests of the Issuers (other than Disqualified Stock); PROVIDED, HOWEVER,

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    that the net cash proceeds from the sale of any Equity Interests issued pursuant to this clause (3) shall be excluded from clause (c)(ii) of the preceding paragraph;

        (4) any redemption or purchase by the Issuers or any Restricted Subsidiary of Equity Interests or Subordinated Indebtedness of either of the Issuers or a Restricted Subsidiary required by a Gaming Authority in order to preserve a material Gaming License; PROVIDED, that so long as such efforts do not jeopardize any material Gaming License, the Issuers or such Restricted Subsidiary shall have diligently tried to find a third-party purchaser for such Equity Interests or Subordinated Indebtedness and no third-party purchaser acceptable to the applicable Gaming Authority was willing to purchase such Equity Interests or Subordinated Indebtedness within a time period acceptable to such Gaming Authority;

        (5) (a) for so long as the Company is a corporation under Subchapter S of the Code or a substantially similarly treated pass-through entity or Venetian is a limited liability company that is treated as a partnership or a substantially similarly treated pass-through entity, in each case, for federal income tax purposes (as evidenced by an opinion of counsel at least annually), the Issuers and their Restricted Subsidiaries may each make cash distributions to their shareholders or members, during each Quarterly Payment Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period, and if any portion of the Permitted Quarterly Tax Distribution is not distributed during such Quarterly Payment Period, the Permitted Quarterly Tax Distribution payable during the immediately following four quarter period shall be increased by such undistributed portion and (b) distributions by a non-Wholly Owned Subsidiary of either of the Issuers or any Restricted Subsidiary of the Issuers but only to the extent required to pay any tax liability in respect of the income of such non-Wholly Owned Subsidiary;

        (6) the repurchase of shares of, or options to purchase, common stock of either of the Issuers from employees, former employees, directors or former directors of either of the Issuers (or permitted transferees of such individuals), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) upon the death, disability or termination of employment of such employee, in each case, as such agreements or plans are in effect on the Issuance Date (the "EMPLOYEE STOCK BUYBACKS");

        (7) repurchases of Capital Stock of either of the Issuers deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; PROVIDED that the amount of Capital Stock deemed issued and so repurchased shall be excluded from
    (c)(ii) of the preceding paragraph;

        (8) contributions of cash, real property or other property to Unrestricted Subsidiaries by the Principal Stockholder or any of his Affiliates through a contribution or purchase of Equity Interests (that does not constitute Disqualified Stock) to either of the Issuers and any related Investment in such Unrestricted Subsidiary by either of the Issuers or any Restricted Subsidiary; PROVIDED that the amount of such contributions shall be excluded from clause (c)(ii) of the preceding paragraph;

        (9) payments of intercompany subordinated debt, the incurrence of which was permitted under clause (e) of the second paragraph under the caption "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (10) payments under the change of control, asset sale and event of loss covenants of the agreements governing any Subordinated Indebtedness permitted to be incurred under the Indenture; PROVIDED that such payments are made after compliance with the covenant described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales" and "--Event of Loss;"

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        (11) the repurchase, defeasance or redemption or other retirement of the
    Issuers' 14 1/4% Senior Subordinated Notes due 2005;

        (12) the repayment of all outstanding Indebtedness and all other amounts owing with respect to such Indebtedness made on the Closing Date pursuant to the Refinancing Transactions described in "Use of Proceeds" in this prospectus and any Investments made by any of the Issuers or their Restricted Subsidiaries in any Unrestricted Subsidiary in connection therewith;

        (13) a transfer or other issuance of Equity Interests representing not more than 1% of the total Equity Interests of the Phase II Subsidiary or Phase II Holdings or any Subsidiary thereof to Phase II Manager or any Unrestricted Subsidiary of the Issuers;

        (14) payments of cash in lieu of fractional shares not to exceed $100,000 in connection with any transaction or series of related transactions;

        (15) prior to a Qualified IPO, cash distributions or advances by the Company to, or repurchases by the Company of capital stock from, key management personnel (excluding the Principal Stockholder) with respect to their Capital Stock holdings in the Company, in an aggregate amount not to exceed $2.0 million per year; and

        (16) additional Restricted Payments in an aggregate amount not to exceed $5.0 million under this clause (16).

    For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify such item of Restricted Payment on the date of its payment.

    For purposes of determining the amount of Restricted Investments outstanding at any time, all Restricted Investments will be valued at their fair market value at the time made (as determined in good faith by the Company's Board of Directors), and no adjustments will be made for subsequent changes in fair market value.

DESIGNATION OF UNRESTRICTED SUBSIDIARY

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary after the Issuance Date; PROVIDED, that:

        (1) at the time of designation, the Investment by either of the Issuers and any of their Restricted Subsidiaries in such Subsidiary (other than Permitted Investments) shall be deemed a Restricted Investment (to the extent not previously included as a Restricted Investment) made on the date of such designation in the amount of the fair market value of such Investment as determined in good faith by the Company's Board of Directors and, in the case of Investments in excess of $20.0 million, supported by a fairness opinion issued by an accounting, appraisal or investment banking firm of national standing;

        (2) since the Issuance Date, such Unrestricted Subsidiary has not acquired any assets from either of the Issuers or any Restricted Subsidiary other than as permitted by the provisions of the Indenture, including the provisions described under the covenants entitled "--Restricted Payments" and "--Repurchase at the Option of Holders--Asset Sales";

        (3) at the time of designation, no Default or Event of Default has occurred and is continuing or results immediately after such designation or as a result of any Restricted Investment made in such Subsidiary at the time of such designation;

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        (4) at the time of designation, such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness of such Subsidiary;

        (5) such Subsidiary does not own any Equity Interests in a Restricted Subsidiary; and

        (6) such Subsidiary does not own or operate or possess any material license, franchise or right used in connection with the ownership or operation of any part of the Project Assets of the Project or any material portion of the Project Assets of the Project (other than ownership of real estate, or interests in real estate leased to the Issuers or any Restricted Subsidiary).

    A Subsidiary shall cease to be an Unrestricted Subsidiary and shall become a Restricted Subsidiary if either

        (1) at any time while it is a Subsidiary of the Company

           (a) such Subsidiary acquires any assets from the Company or any Restricted Subsidiary other than as permitted by the provisions of the Indenture, including the provisions described under the covenants entitled "--Restricted Payments" and "--Repurchase at the Option of Holders--Asset Sales";

           (b) such Subsidiary has any Indebtedness other than Non-Recourse Indebtedness of such Subsidiary;

           (c) such Subsidiary owns any Equity Interests in a Restricted Subsidiary of the Company; or

           (d) such Subsidiary owns or operates or possesses any material license, franchise or right used in connection with the ownership or operation of any part of the Project Assets of the Project (other than ownership of real estate or interests in real estate leased to the Issuer or any Restricted Subsidiary); or

        (2) the Board of Directors of the Company designates such Unrestricted Subsidiary to be a Restricted Subsidiary and no Default or Event of Default occurs or is continuing immediately after such designation.

    As of the date hereof, Phase II Subsidiary, Phase II Holdings, Phase II Manager and all of the Macau Entities (other than any such entities that are designated as Restricted Subsidiaries by the Issuers) are Unrestricted Subsidiaries. Under certain circumstances, as described above, the Company will be able to designate Restricted Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture and will not be Note Guarantors.

    Any future designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolutions of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    The Phase II Land may not be sold, leased or transferred to an Affiliate of the Issuers, other than an Issuer, any Restricted Subsidiary or any Unrestricted Subsidiary in which the Principal Stockholder does not own any Equity Interests, directly or indirectly.

LIMITATIONS ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "INCUR" and correlatively, an "INCURRENCE" of) any Indebtedness (including Acquired Indebtedness) or any shares of Disqualified Stock; PROVIDED, HOWEVER, that the

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Issuers and their Restricted Subsidiaries may incur Indebtedness or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and application of proceeds had occurred at the beginning of such four-quarter period.

    The foregoing limitations will not apply to:

        (a) the incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness under the Credit Facilities, pursuant to this clause (a), in an aggregate principal amount not to exceed at any one time $375.0 million under this clause (a), less permanent reductions resulting from the application of Asset Sale or Event of Loss proceeds;

        (b) the incurrence by the Issuers or any of their Restricted Subsidiaries of any Existing Indebtedness, including the Issuers' 14(1)4% Senior Subordinated Notes due 2005 and 12(1)4% Mortgage Notes due 2004;

        (c) the incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness, in an aggregate principal amount not to exceed at any one time $850.0 million under this clause (c), represented by the notes, the Note Guarantees, including Indebtedness represented by the Exchange Notes and related Note Guarantees to be issued as required by the Registration Rights Agreement, and obligations arising under the Collateral Documents to the extent that such obligations would constitute Indebtedness;

        (d) the incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness (the "REFINANCING INDEBTEDNESS") issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in the first paragraph of this covenant or in clauses (b) (other than the Issuers' 14(1)4% Senior Subordinated Notes due 2005 and 12(1)4% Mortgage Notes due
    2004), (c), this clause (d), (g), (j), (l), (m), (o), (p) and (s)(1);
    PROVIDED, HOWEVER, that (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness (or, in the case of Indebtedness with original issue discount, the accreted value of such Indebtedness) so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred and any premium paid in connection therewith and accrued and unpaid interest thereon, collectively, the "REFINANCING FEE AMOUNTS"), (2) if the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded is subordinate in right of payment to the notes, such Refinancing Indebtedness shall be subordinate in right and priority of payment to the notes and any Note Guarantee on terms at least as favorable to the holders of notes and the Note Guarantees as those contained in the documentation governing any subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, and (3) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

        (e) intercompany Indebtedness between or among the Issuers, any Note Guarantor and any Wholly Owned Restricted Subsidiary of the Issuers; PROVIDED, HOWEVER, the obligations of any Issuer or Note Guarantor to pay principal, interest or other amounts under such intercompany Indebtedness is subordinated to the payment in full of the notes and any Note Guarantees;

        (f) Hedging Obligations that are incurred (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be

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    outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (g) the incurrence by the Issuers or any of their Restricted Subsidiaries of Non-Recourse Financing used to finance the construction, purchase or lease of personal or real property (including the Specified FF&E) used in the business of the Issuers or such Restricted Subsidiary; PROVIDED, that the Indebtedness incurred pursuant to this clause (g) (including any refinancings thereof pursuant to clause (d) above) shall not exceed $50.0 million (plus any Refinancing Fee Amounts) outstanding at any time;

        (h) to the extent that such incurrence does not result in the incurrence by the Issuers or any of their Restricted Subsidiaries of any obligation for the payment of borrowed money of others, Indebtedness incurred solely in respect of performance bonds, completion guarantees, standby letters of credit or bankers' acceptances, letters of credit in order to provide security for workers' compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds, statutory claims of lessors, licensees, contractors, franchisees or customers, in each case, in the ordinary course of business; PROVIDED, that such Indebtedness was incurred in the ordinary course of business of the Issuers or any of their Restricted Subsidiaries and in an aggregate principal amount outstanding under this clause (h) at any one time of less than $15.0 million;

        (i) the incurrence by the Issuers of unsecured Indebtedness issued in connection with the Employee Stock Buybacks permitted under clause (6) of the covenant described above under the caption "--Restricted Payments";

        (j) the incurrence by the Issuers of Indebtedness incurred to finance the Issuers' obligations under the HVAC Services Agreement or to expand, add to or extend the Issuers' or any Restricted Subsidiary's heating, ventilation, air conditioning or energy systems, (including the Specified FF&E), in an aggregate amount at any time outstanding (including any refinancings thereof pursuant to clause (d) above) not to exceed
    $15.0 million (plus any Refinancing Fee Amounts);

        (k) the Guarantee, including acting as co-obligor of any Indebtedness, by the Issuers or any Restricted Subsidiary of Indebtedness of the Issuers or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

        (l) the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness in aggregate amount at any time outstanding (including any refinancings thereof pursuant to clause (d) above) not to exceed
    $20.0 million (plus any Refinancing Fee Amounts); PROVIDED that the proceeds of such Indebtedness are used for design, architectural, engineering, permitting and other costs, including operating costs during such period, in connection with the development of the Phase II Resort so long as such costs are not incurred in connection with actual construction (excluding demolition, site preparation, excavation and foundation work and excluding the Phase IA Project) on the Phase II Land;

        (m) the incurrence by the Issuers or any Restricted Subsidiary of either Permitted Subordinated Indebtedness or Additional Notes; PROVIDED that
    (1) at the time of incurrence, the Issuers' Debt to Cash Flow Ratio is no greater than 4.5 to 1 on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds from such Indebtedness and (2) the Phase IA Completion Date has occurred and, PROVIDED FURTHER that the aggregate amount of Additional Notes issued under this clause (m) at any time outstanding shall not exceed $100.0 million;

        (n) the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness in an aggregate amount at any time outstanding not to exceed $105.0 million under a Mall Financing

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    Agreement plus any additional Indebtedness under a Mall Financing Agreement in excess of $105.0 million, PROVIDED that either (1) such additional Indebtedness is rated Investment Grade by two Rating Agencies or (2) that the total amount of Indebtedness permitted to be incurred hereunder shall not exceed 65% of the Appraised Value of the Mall Collateral;

        (o) the incurrence by the Issuers or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding (including any refinancings thereof pursuant to clause (d) above) not to exceed $15.0 million under this clause (o);

        (p) the incurrence by either Issuer or any Restricted Subsidiary of Indebtedness (which may include Capital Lease Obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the Principal Business or the construction, purchase or lease of real or personal property or equipment (including the Specified FF&E), in an aggregate principal amount (including any refinancings thereof pursuant to clause (d) above) not to exceed $15.0 million at any time outstanding (plus any Refinancing Fee Amounts);

        (q) Indebtedness arising from any agreement entered into by either of the Issuers or any of their Restricted Subsidiaries providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale;

        (r) Subordinated Indebtedness to the Principal Stockholder and its Affiliates or Related Parties that has a maturity date that matures after the date of maturity of the notes, that is unsecured, does not pay any cash interest and that is subordinated in right of payment to the payment in full of the notes and the Note Guarantees at least to the extent set forth in Appendix A-1 to the Indenture; and

        (s) (1) Indebtedness incurred to fund investments in Macau Entities in an aggregate principal amount (including any refinancings thereof pursuant to clause (d) above) not to exceed $40.0 million under this clause (s)(1) at any time outstanding (plus any Refinancing Fee Amounts) and (2) Guarantees of Indebtedness or obligations of any of the Macau Entities such that the maximum principal amount of Indebtedness, or the maximum amount of obligations, so Guaranteed does not exceed $90.0 million at any one time outstanding under this clause (s)(2).

    The Issuers will not permit any of their Unrestricted Subsidiaries to incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness; PROVIDED, HOWEVER, that if any such Unrestricted Subsidiary ceases to remain an Unrestricted Subsidiary, such event shall be deemed to constitute the incurrence of the Indebtedness in such Subsidiary by a Restricted Subsidiary.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted in clauses (a) through (s) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only such clause or clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value or principal and the payment of interest in the form of additional Indebtedness or the payment of dividends in the form of additional Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    Upon any refinancing or replacement of the First Lien Credit Facilities or any portion thereof, or upon entering into any First Lien Credit Facility with a lender, lenders or their agent that is not then

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a party to the Intercreditor Agreement, such new lender shall become a party to the Intercreditor Agreement if it is then in effect or, if the Intercreditor Agreement is not then in effect or if the lender, lenders or their agent does not become a party to such Intercreditor Agreement, the trustee, without further action on behalf of holders of notes, shall enter into an intercreditor agreement with such new lender, lenders or their agent with terms that are no less favorable to the trustee or the holders of notes than those contained in the Intercreditor Agreement. The Trustee, without further action on behalf of holders of notes, shall also enter into such amendments or supplements to the Intercreditor Agreement or the Collateral Documents to provide for additional parties to be bound by and subject to the benefits of these terms.

LIENS

    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any asset owned as of the Issuance Date or thereafter acquired by the Issuers or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except, in each case, Permitted Liens.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

    Neither of the Issuers shall consolidate or merge with or into or wind up into (whether or not such entity is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless

    (1) the Company or Venetian, as the case may be, is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company or Venetian) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof;

    (2) the Person formed by or surviving any such consolidation or merger (if other than the Company or Venetian) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company or Venetian, as the case may be, under the Indenture and the Collateral Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee under the notes and the Indenture;

    (3) immediately after such transaction no Default or Event of Default exists;

    (4) such transaction will not result in the loss or suspension or material impairment of any material Gaming License of the Issuers or their Restricted Subsidiaries;

    (5) the Company, Venetian or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described above under the caption "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

    (6) such transactions would not require any holder of notes (other than any Person acquiring the Company or Venetian or their assets and any Affiliate thereof) to obtain a gaming license or be qualified under the law of any applicable gaming jurisdiction; PROVIDED that

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       such holder would not have been required to obtain a gaming license or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transactions.

    Notwithstanding anything to the contrary, either Issuer may consolidate or merge with or wind up into or sell, assign, transfer or otherwise dispose of all or substantially all of its assets to each other or a Note Guarantor without meeting the requirements set forth in clause (5) above. In addition, without complying with clause (5) above, either Issuer may merge with or into an Affiliate provided that such Affiliate has no material assets or liabilities and after such merger there is no material change in the ownership of such Issuer.

TRANSACTIONS WITH AFFILIATES

    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

        (1) such Affiliate Transaction is on terms that are no less favorable to the Issuers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person and

        (2) the Issuers deliver to the trustee

           (a) with respect to any Affiliate Transaction involving aggregate payments in excess of (i) $500,000, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above, or (ii) $2.0 million, a resolution adopted by a majority of the disinterested non-employee directors of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and

           (b) with respect to any Affiliate Transaction that is a loan transaction involving a principal amount in excess of $15.0 million or any other type of Affiliate Transaction involving aggregate payments in excess of $15.0 million, an opinion as to the fairness of the financial terms of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

    The foregoing provisions will not apply to the following:

        (1) the Billboard Lease, the Canyon Ranch Lease and the Lutece Lease, each, as in effect on the date of the Indenture;

        (2) the agreements in effect on the Issuance Date that are described under the caption "Certain Relationships and Related Party Transactions" in this prospectus;

        (3) the Other Phase II Agreements on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained with an unrelated Person;

        (4) purchases of materials or services from a Supplier Joint Venture by the Issuers or any of their Restricted Subsidiaries in the ordinary course of business on arm's length terms;

        (5) any employment, compensation, indemnification, noncompetition or confidentiality agreement entered into by either of the Issuers or any of their Restricted Subsidiaries with their executive officers or directors in the ordinary course of business (other than an employment or compensation agreement with the Principal Stockholder);

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        (6) loans or advances to employees of the Issuers or their Restricted
    Subsidiaries (a) to fund the exercise price of options granted under employment agreements or the Issuers' stock option plans or agreements in each case, as approved by the Company's Board of Directors or (b) for any other purpose not to exceed $2.0 million in the aggregate outstanding at any one time under this subclause (b);

        (7) the payment of reasonable fees to directors of the Issuers and their Restricted Subsidiaries who are not employees of the Issuers or their Restricted Subsidiaries;

        (8) the grant of restricted stock, stock options or similar rights to employees and directors of either of the Issuers pursuant to agreements or plans approved by the Board of Directors of the Company or the managing member of Venetian and any repurchases of stock or stock options of the Issuers from such employees to the extent provided for in such plans or agreements or permitted under the covenant described above under the caption "--Restricted Payments;"

        (9) transactions between or among the Issuers and/or any of their Restricted Subsidiaries;

        (10) with respect to the Issuers and any Restricted Subsidiary, Restricted Payments or Permitted Investments permitted by the provisions of the Indenture described above under the caption "--Restricted Payments";

        (11) issuances of Equity Interests of the Issuers (other than Disqualified Stock);

        (12) the transactions contemplated by or permitted under the Cooperation Agreement and the HVAC Services Agreement, in each case, as in effect on the date of the Indenture;

        (13) the use of the Congress Center or the meeting space in the Phase IA Project by the owner of the Expo Center; PROVIDED that Venetian receives fair market value for the use of such property, as determined in the reasonable discretion of the Board of Directors of the Company;

        (14) the transactions contemplated in the captions "--Certain Relationships and Related Party Transactions--Temporary Lease" and "--Administrative Services Agreement" in this prospectus;

        (15) the lease agreement between Venetian and the Phase II Subsidiary relating to the air space above the Phase II Land within which a portion of the Phase IA Project is to be constructed;

        (16) the Company or Venetian may enter into and perform their obligations under a gaming operations lease or management agreement with Phase II Subsidiary or any Subsidiary thereof relating to the casino to be operated in the casino resort owned by the Phase II Subsidiary or any Subsidiary thereof on terms substantially similar to those of the Casino Lease except that (a) the quarterly rent payable to the Phase II Subsidiary or any Subsidiary thereof under such lease shall be equal to all quarterly revenue derived from such casino (whether such revenue is positive or negative) minus the sum of (1) the operating costs related to such casino for such period (including an allocated portion (based on gaming revenue) of the Company's or Venetian's, as the case may be, administrative costs related to its gaming operations) and (2) the lesser of $250,000 or 1.0% of such casino's operating income (or zero if there is an operating loss) (determined in accordance with generally accepted accounting principles); PROVIDED that if such sum is negative, then the Phase II Subsidiary shall pay such negative amount to Venetian or its Restricted Subsidiaries,
    (b) the Company or Venetian, as the case may be, may agree that they shall operate the casino in the resort owned by the Phase II Subsidiary and the Casino in the Project in substantially similar manners and (c) the Company or Venetian, as the case may be, may agree to have common gaming and surveillance operations in such casinos (based on equal allocations of revenues and operating costs);

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        (17) the preferred reservation system agreement, one or more meeting services agreements, one or more agreements for the use of any space in the Expo Center, and one or more management or operating agreements with respect to the Expo Center, each as may be amended from time to time, and entered into with or required to be entered into with Interface Group--Nevada, Inc. in accordance with that certain Loan Agreement, dated as of June 28, 2001, by and between Bear, Stearns Funding, Inc. and Interface
    Group--Nevada, Inc.;

        (18) (i) license agreements with a Macau Entity and (ii) any other agreements with a Macau Entity, provided the terms such other agreement under clause (ii) or any amendment to such agreement are no less favorable to the Issuers or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person;

        (19) the Stockholders' Agreement entered into among the Company and the stockholders of the Company, dated January 2, 2002, as amended from time to time;

        (20) Subordinated Indebtedness to the Principal Stockholder, his Affiliates and/or its Related Parties that has a maturity date that matures after the date of maturity of the notes, that does not pay any cash interest and that is subordinated in right of payment to the payment in full of the notes and the Note Guarantees at least to the extent specified in Exhibit A-2 to the Indenture;

        (21) any registration rights agreement to provide for the registration under the Securities Act of the Capital Stock interests held by Affiliates or that were not previously so registered in an entity whose common equity will be or was the subject of a Qualified IPO, containing such demand rights, piggyback rights and S-3 rights, terms and conditions, indemnifications, expense reimbursements and other terms that are usual and customary for agreements of this type as determined by the Board of Directors of the Company; and

        (22) any agreement by the owner of the Macau Casino to pay Macau Fees to the Issuers or a Restricted Subsidiary directly or indirectly.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary (other than Venetian) to
(a)(i) pay dividends or make any other distributions to the Issuers or any of their Restricted Subsidiaries (A) on their Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or
(ii) pay any Indebtedness owed to the Issuers or any of their Restricted Subsidiaries (other than in respect of the subordination of such Indebtedness to the notes, the Note Guarantees or any other Indebtedness incurred pursuant to the terms of the Indenture, as the case may be), (b) make loans or advances to the Issuers or any of their Restricted Subsidiaries or (c) sell, lease, or transfer any of its properties or assets to the Issuers or any of their Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

        (1) contractual encumbrances or restrictions in effect on the Issuance Date,

        (2) the Bank Credit Facility (and any related security agreements), the Indenture, the notes, any Note Guarantees, Indebtedness incurred pursuant to clause (g), (j), (o) or (p) of the covenant described above under the caption "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and the Collateral Documents,

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        (3) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired,

        (4) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices and any leases permitted by the provisions of the covenant entitled "--Restrictions on Leasing and Dedication of Property,"

        (5) purchase money obligations for property or Capital Lease Obligations for Specified FF&E acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired,

        (6) applicable law or any applicable rule or order of any Gaming Authority,

        (7) Permitted Liens,

        (8) customary restrictions imposed by asset sale or stock purchase agreements relating to the sale of assets or Equity Interests by the Issuers or any Restricted Subsidiary,

        (9) restrictions contained in the Mall Financing Agreement as in effect on the Issuance Date,

        (10) any instrument governing Indebtedness or Capital Stock of any Person that is an Unrestricted Subsidiary as in effect on the day that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person and its Restricted Subsidiaries or the property or assets of the Person and its Restricted Subsidiaries,

        (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of such joint ventures or covered by such joint venture agreements,

        (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, or

        (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions, refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (1) through
    (13) above, PROVIDED, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing.

LINE OF BUSINESS

    For so long as any notes are outstanding, the Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, engage in any business or activity other than the Principal Business, except to such extent as would not be material to the Issuers and their Subsidiaries taken as a whole.

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RESTRICTIONS ON LEASING AND DEDICATION OF PROPERTY

    The Issuers will not, and will not permit any of their Restricted Subsidiaries to lease, sublease, or grant a license, concession or other agreement to occupy, manage or use, as lessor or sublessor, any real or personal Project Assets owned or leased by the Issuers or any Restricted Subsidiary (each, a "LEASE TRANSACTION"), other than the following Lease Transactions:

        (1) the Issuers or any Restricted Subsidiary may enter into a Lease Transaction with respect to any space on or within the Project or Phase IA Project with any Person (other than an Unrestricted Subsidiary), PROVIDED that, in the reasonable opinion of the Issuers, (a) such Lease Transaction will not materially interfere with, impair or detract from the operations of any of the Project Assets, and will in the reasonable judgment of the Issuers enhance the value and operations of the Project and (b) such Lease Transaction is at a fair market rent (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable and fair to the Issuers or such Restricted Subsidiary in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues comparable to the Project;

        (2) the Issuers or any Restricted Subsidiary may enter into a Lease Transaction with any Unrestricted Subsidiary with respect to any part of the Phase II Land;

        (3) the Issuers and any Wholly-Owned Restricted Subsidiary of the Issuers may enter into Lease Transactions among themselves or with any Issuer or Wholly Owned Restricted Subsidiary of the Issuers, including the Casino Lease by the Company from Venetian, the Billboard Lease, the Canyon Ranch Lease and the Lutece Lease;

        (4) the Mall Management Agreement and any Lease Transaction where the interest created is a Permitted Lien;

        (5) to the extent permitted under the covenant described above under the caption "--Affiliate Transactions," any use or lease agreement between Interface and Venetian relating to the Congress Center;

        (6) the HVAC Services Agreement;

        (7) the transactions and agreements described under the caption "Certain Relationships and Related Party Transactions" under this prospectus, to the extent such transactions or agreements constitute Lease Transactions, each as in effect on the Issuance Date; and

        (8) the Issuers or any Restricted Subsidiary may enter into a management or operating agreement with respect to any Project Asset, including any hotel (so long as such agreement does not cover any casino or gaming operations) with any Person (other than an Unrestricted Subsidiary or Affiliate of the Principal Stockholder); PROVIDED that the manager or operator has experience in managing or operating similar operations or assets and (ii) such management or operating agreement is on commercially reasonable and fair terms to the Issuers or such Restricted Subsidiary (in either case, in the reasonable judgment of the Issuers).

    Notwithstanding the foregoing, the Issuers shall not be permitted to enter into any Lease Transaction: (1) except in the case of clauses (1), (6) and
(8) above, if at the time of such proposed Lease Transaction, a Default or Event of Default has occurred and is continuing or would occur immediately after entering into such Lease Transaction (or immediately after any extension or renewal of such Lease Transaction made at the option of the Issuers or any Restricted Subsidiary); (2) no gaming or casino operations may be conducted on any Project Asset that is the subject of such Lease Transaction other than by the Issuers or a Restricted Subsidiary; and (3) no Lease Transaction may provide that the Issuers or any Restricted Subsidiary may subordinate its fee or leasehold interest to any lessee or any party providing financing to any lessee.

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    The trustee shall at the request of the Issuers or any Restricted Subsidiary enter into a commercially customary leasehold non-disturbance and attornment agreement with the lessee under any Lease Transaction permitted under the covenant described above. Such agreement, among other things, shall provide that if the interests of the Issuers (or in the case of a Lease Transaction being entered by a Restricted Subsidiary, the interests of the Restricted Subsidiary) in the Project Assets subject to the Lease Transaction are acquired by the trustee (on behalf of the holders of the notes), whether by purchase and sale, foreclosure, or deed in lieu of foreclosure or in any other way, or by a successor to the trustee, including without limitation a purchaser at a foreclosure sale, then (1) the interests of the lessee in the Project Assets subject to the Lease Transaction shall continue in full force and effect and shall not be terminated or disturbed, except in accordance with the lease documentation applicable to the Lease Transaction, and (2) the lessee in the Lease Transaction shall attorn to and be bound to the trustee (on behalf of the holders), its successors and assigns under all terms, covenants and conditions of the lease documentation applicable to the Lease Transaction. Such agreement shall also contain such other provisions that are commercially customary and that will not materially and adversely affect the Lien granted by the Indenture Deed of Trust (other than pursuant to the terms of the applicable non-disturbance agreement) as certified to the trustee by an Officer of the Company.

INSURANCE

    The Issuers will, and will cause their Restricted Subsidiaries to, maintain the specified levels of insurance set forth in the Cooperation Agreement (whether or not the Cooperation Agreement is then in force). Additionally, the Issuers will not amend, waive or modify the provisions applicable to such insurance in the Cooperation Agreement.

OWNERSHIP OF UNRESTRICTED SUBSIDIARIES

    If after the Issuance Date the Company or Venetian has made Investments of at least $25.0 million in the Phase II Subsidiary, then until all of the Capital Stock of the Phase II Subsidiary is sold or otherwise disposed of to any Person other than an Affiliate of the Issuers, one of the Issuers will directly or indirectly own at least a majority of the issued and outstanding Capital Stock of Phase II Subsidiary (which is an Unrestricted Subsidiary); PROVIDEDthat the Principal Stockholder or any of his Affiliates (other than the Issuers or any of their Wholly-Owned Restricted Subsidiaries) will not purchase or otherwise acquire, directly or indirectly, any of the Capital Stock of the Phase II Subsidiary or any of its Subsidiaries.

NOTE GUARANTEES

    The Issuers' obligations under the notes, the Indenture and the Collateral Documents are jointly and severally, fully and unconditionally guaranteed on a senior, second-lien secured basis by the Note Guarantors. The obligations of each Note Guarantor under its Note Guarantee will be limited to the extent necessary to ensure it does not constitute a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require noteholders to return payments received from us or the guarantors."

    Except in the event of a disposition of all or substantially all of the assets of a Note Guarantor by way of merger or consolidation or other merger or consolidation permitted by the terms of the Indenture in which the Note Guarantor ceases to be a Restricted Subsidiary, no Note Guarantor

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shall consolidate with or merge with or into (whether or not such Note Guarantor is the surviving Person), another Person, whether or not affiliated with such Note Guarantor, unless:

        (1) subject to the provisions of the following paragraph and certain other provisions of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Note Guarantor) assumes all the obligations of such Note Guarantor pursuant to a supplemental indenture and supplemental Collateral Documents in form reasonably satisfactory to the trustee pursuant to which such Person shall unconditionally guarantee, all of such Note Guarantor's obligations under such Note Guarantee, the Indenture and the Collateral Documents on the terms set forth in the Indenture;

        (2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

        (3) such transaction will not result in the loss or suspension or material impairment of any material Gaming License of the Issuers or any of their Restricted Subsidiaries.

    Notwithstanding anything herein to the contrary, a Note Guarantor may consolidate with or merge with or into, or sell or otherwise dispose of all or substantially all of its assets to, (a) one of the Issuers if the surviving corporation (if other than the Issuers) expressly assumes such Note Guarantor's obligations under the Indenture, or (b) another Note Guarantor.

    In the event of:

        (1) a sale or other disposition of all or substantially all of the assets of any Note Guarantor, by way of merger, consolidation or otherwise,

        (2) a Note Guarantor becoming an Unrestricted Subsidiary pursuant to the terms of the Indenture,

        (3) a sale or other disposition of all of the Capital Stock of any Note Guarantor that is a Subsidiary or

        (4) a sale of Capital Stock or other transaction which results in such Note Guarantor ceasing to be a Restricted Subsidiary, then, without any action required on the part of the trustee or any holder of the notes, such Note Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or a portion of the Capital Stock of such Note Guarantor or the Note Guarantor becoming an Unrestricted Subsidiary pursuant to the terms of the Indenture) or the person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Note Guarantor) shall be released and relieved of any obligations under its Note Guarantee without any action required on the part of the trustee or any holder of the notes; PROVIDED that (1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (2) if applicable, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture relating to Asset Sales and the Collateral Documents. See "--Repurchase at the Option of Holders--Asset Sales."

    If any Note Guarantor is released from its Guarantee to the lenders under any First Lien Credit Facility, such Note Guarantor shall be released from its obligations under the Note Guarantee without any action required on the part of the trustee or any holder of notes. A Note Guarantor may also be released from its obligations under its Note Guarantee pursuant to the defeasance, amendment and satisfaction and discharge provisions of the Indenture. See "--Amendment, Supplement and Waiver," "--Legal Defeasance and Covenant Defeasance" and "--Satisfaction and Discharge" below.

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    If any domestic Restricted Subsidiary that is not a Note Guarantor becomes a guarantor under the First Lien Credit Facilities, the Issuers will cause that Restricted Subsidiary to:

        (1) execute and deliver to the trustee a supplemental indenture and supplemental Collateral Documents in form reasonably satisfactory to the trustee pursuant to which that Restricted Subsidiary will unconditionally guarantee, on a senior second lien secured basis, all of the Issuers' obligations under the notes, the Indenture and the Collateral Documents on the terms set forth in the Indenture and

        (2) deliver to the trustee an opinion of counsel that, subject to customary assumptions and exclusions, such supplemental indenture and supplemental Collateral Documents have been duly executed and delivered by such Restricted Subsidiary. The newly created Note Guarantee will be secured by a second Lien or charge on all Note Collateral of that Restricted Subsidiary, subject to Permitted Liens. Any such Note Guarantee will be released if the Issuers or their Restricted Subsidiaries cease to own any Equity Interests in such Restricted Subsidiary or if such Restricted Subsidiary becomes an Unrestricted Subsidiary in accordance with the Indenture.

FURTHER ASSURANCES

    The Issuers will (and will cause each of their Restricted Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be reasonably required from time to time in order:

        (1) to carry out more effectively the express purposes of the Collateral Documents,

        (2) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby and contemplated thereby,

        (3) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby and contemplated thereby, and

        (4) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the trustee or under any other instrument executed in connection therewith or granted to the Issuers under the Collateral Documents or under any other instrument executed in connection therewith.

REPORTS

    The Company will file with the trustee and provide holders of notes, within 15 days after it files them with the Securities and Exchange Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may by rule or regulation prescribe) which the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission, the Company is obligated to continue to file with the Securities and Exchange Commission and provide the trustee with, without cost to each holder,

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        (a) within 90 days after the end of each fiscal year, annual reports on
    Form 10-K (or any successor form) containing the information required to be contained therein (or required in such successor form);

        (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor form); and

        (c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor form) containing the information required to be contained therein (or required in any successor form);

PROVIDED, HOWEVER, that the Company shall not be so obligated to file such reports with the Securities and Exchange Commission if the Securities and Exchange Commission does not permit such filings. If the parent company of the Company guarantees the notes and such parent company is a reporting company under section 13 or 15(d) of the Securities Exchange Act, the Company need not comply with the reporting obligations above if the parent company makes such filings or provides such information and any required financial information concerning the Company under Regulation S-X is included in the parent company's Securities Exchange Act reports. Upon request, the Company will in all cases, without cost to each recipient, provide copies of such information to the holders of the notes and, if it is not permitted to file such reports with the Securities and Exchange Commission, shall make available such information to prospective purchasers and to securities analysts and broker-dealers upon their request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    Not later than the date of filing any annual report, the Company shall deliver to the trustee an Officers' Certificate stating that each Restricted Payment made in the prior four fiscal quarters was permitted and setting forth the basis upon which the calculations required by the covenant relating to "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements at the time of such Restricted Payment.

SECURITY

    To the extent permitted by applicable law and subject to any required approval of any Governmental Instrumentality, the notes are secured by a Lien on the Note Collateral owned by the Issuers and each Note Guarantee are secured by a Lien on the Note Collateral owned by each Note Guarantor, in each case whether such Note Collateral is now owned or hereafter acquired, subject to Permitted Liens. Such Lien is prior to all other Liens on the Note Collateral, except for Permitted Liens, which includes the prior Lien on the Note Collateral securing the Bank Credit Facility. The Issuers and the Note Guarantors are prohibited from transferring any portion of the Note Collateral (other than cash) to the Mall Subsidiary, so long as the Mall Subsidiary is a Restricted Subsidiary and not a Note Guarantor, subject to any Lease Transaction permitted under clause (1) of the covenant under the caption entitled "--Restrictions on Leasing and Dedication of Property." The Liens securing the Bank Credit Facility are prior to the Lien securing the Mortgage Notes. The Liens securing the Note Guarantors' obligations with respect to their guarantees of the Bank Credit Facility are prior to the Liens securing the Note Guarantees. The lenders under the Bank Credit Facility have a first priority Lien on the Note Collateral and the holders of the notes have a second priority Lien on the Note Collateral, subject to Permitted Liens.

    So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Issuers and their Restricted Subsidiaries will be entitled to use the Note Collateral in a manner consistent with normal business practices. Upon the occurrence and during the continuance of an Event of Default, but

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subject to certain terms, conditions and limitations in the Intercreditor
Agreement, the trustee may sell the Note Collateral or any part thereof in accordance with the terms of the Collateral Documents. All funds distributed under the Collateral Documents and received by the trustee for the benefit of the holders of the notes shall be distributed by the trustee in accordance with the provisions of the indenture. See "Description of Intercreditor Agreement" under this prospectus.

    Under the terms of the Collateral Documents but subject to certain terms, conditions and limitations set forth in the Intercreditor Agreement, the trustee will determine the circumstances and manner in which the Note Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Note Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Note Collateral following an Event of Default. Subject to certain additional provisions set forth in the Indenture, the Note Collateral may be released from the Lien and security interest created by the Indenture and the Collateral Documents at any time or from time to time upon the request of the Issuers pursuant to an Officers' Certificate certifying that all terms for release and conditions precedent under the Indenture and under any applicable Collateral Document have been met and specifying (1) the identity of the Note Collateral to be released and (2) the provision of the indenture which authorizes such release.

    The trustee shall release (at the sole cost and expense of the Issuers):

        (1) all Note Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of (including, without limitation, any Note Collateral that does not constitute Project Assets), and all Note Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of to an Unrestricted Subsidiary, but excluding any such contribution, sale, lease, conveyance, transfer or other distribution to the Company or a Restricted Subsidiary); PROVIDED, such contribution, sale, lease, conveyance, transfer or other disposition is or will be in accordance with provisions of the Indenture, including, without limitation, if applicable, the requirement that the net proceeds from such contribution, sale, lease, conveyance, transfer or other disposition are or will be applied (subject to the provisions of the Intercreditor Agreement) in accordance with the Indenture and that no Default or Event of Default has occurred and is continuing or would occur immediately following such release;

        (2) Note Collateral that is condemned, seized or taken by the power of eminent domain or otherwise confiscated pursuant to an Event of Loss; PROVIDED that the Net Loss Proceeds, if any, from such Event of Loss are or will be applied in accordance with the covenant described above under "--Event of Loss;"

        (3) all Note Collateral which may be released with the consent of holders pursuant to the amendment provisions of the Indenture;

        (4) all Note Collateral (except as provided in the discharge and defeasance provisions of the Indenture and, in particular, the funds in the trust fund described in such provisions) upon discharge or defeasance of the Indenture in accordance with the discharge and defeasance provisions of the Indenture;

        (5) all Note Collateral upon the payment in full of all obligations of the Issuers with respect to the notes and the Note Guarantors with respect the Note Guarantees;

        (6) Note Collateral of a Note Guarantor whose Note Guarantee is released pursuant to the terms of the Indenture;

        (7) Note Collateral that is expressly required to be released by any Collateral Document or the Intercreditor Agreement;

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        (8) assets included in the Note Collateral with a fair market value as determined in good faith by the Board of Directors of the Company of up to $1.0 million in any calendar year, subject to cumulative carryover for any amount not used in any prior calendar year; and

        (9) assets if all other Liens on such assets securing any Credit Facility or any other Indebtedness then secured by that asset (including all commitments thereunder) are released, including any such release pursuant to the release of Note Guarantees provisions under the Indenture; PROVIDED that after giving effect to such releases, the aggregate book value of all of the assets released under this clause (9) does not exceed 10% of the Consolidated Total Assets of the Company as of the Issuance Date.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following constitutes an Event of Default:

        (1) default in payment when due and payable, upon redemption or otherwise, of principal or premium, if any, on the notes or under any Note Guarantee;

        (2) default for 30 days or more in the payment when due of interest on, or Liquidated Damages, if any, with respect to the notes or under any Note Guarantee;

        (3) failure by the Issuers or any Note Guarantor to offer to purchase or to purchase the notes, in each case when required under an offer made pursuant to the provisions of the Indenture;

        (4) failure by the Issuers or any Note Guarantor for 30 days after receipt of written notice from the trustee to comply with the provisions described under the captions "--Restricted Payments" or "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

        (5) failure by the Issuers or any Note Guarantor for 60 days after receipt of written notice from the trustee to comply with any of its other agreements in the Indenture, the Collateral Documents, the notes or the Note Guarantees; PROVIDED, HOWEVER, that any such failure with respect to any Collateral Documents will not be deemed to have occurred for purposes of the foregoing, and notice thereof shall not be deemed to have been delivered, until the delivery of notice and the expiration of all available grace periods provided for in the applicable Collateral Documents;

        (6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Restricted Subsidiaries or default on any Guarantee by the Issuers or any of their Restricted Subsidiaries of Indebtedness of a third party, whether such Indebtedness or Guarantee now exists or is created after the Issuance Date, which default
    (a) is caused by a failure to pay when due at final maturity (giving effect to any grace period or waiver related thereto) the principal of such Indebtedness (a "PAYMENT DEFAULT") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which a Payment Default then exists or with respect to which the maturity thereof has been so accelerated or which has not been paid at maturity, aggregates $15.0 million or more;

        (7) failure by the Issuers or any of their Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which final judgments remain unpaid, undischarged or unstayed for a period of more than 60 days;

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        (8) (a) except as permitted by the Indenture, any Note Guarantee or any
    Collateral Document or any security interest granted thereby shall be held in any judicial proceeding to be unenforceable or invalid, or shall cease for any reason to be in full force and effect and such default continues for 10 days after written notice or (b) any Issuer or Note Guarantor, or any Person acting on behalf of an Issuer or Note Guarantor, shall deny or disaffirm its obligations under any Note Guarantee or Collateral Document, in each of clauses (a) and (b), which would materially and adversely impair the benefits to the trustee or the holders of the notes thereunder;

        (9) certain events of bankruptcy or insolvency with respect to the Issuers or any Note Guarantor that is a Significant Subsidiary of the Issuers or any group of Note Guarantors that together would constitute a Significant Subsidiary of the Issuers;

        (10) revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Project; or

        (11) failure by Interface for 30 days after written notice to comply with its obligations under the Cooperation Agreement with respect to a change of control of Interface or a sale, transfer or other disposition by Interface of its interest in the Expo Center or the incurrence by Interface of Indebtedness.

    Subject to the provisions of the Intercreditor Agreement, if any Event of Default (other than by reason of bankruptcy or insolvency) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare the principal, premium and Liquidated Damages, if any, interest and any other monetary obligations on all of the notes to be due and payable immediately. See "Description of Intercreditor Agreement" under this prospectus. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, or any Note Guarantor that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust power, including (subject to limitations contained in the Intercreditor Agreement) the exercise of any remedy under the Collateral Documents or the Intercreditor Agreement. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In addition, the trustee shall have no obligation to accelerate the notes if in the best judgment of the trustee acceleration is not in the best interest of the holders of the notes.

    At any time after a declaration of acceleration with respect to the notes and under certain circumstances, the holders of a majority in aggregate principal amount of notes outstanding may rescind and cancel such acceleration and its consequences.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention and for the purpose of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of

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Default in the payment of interest on, premium or Liquidated Damages, if any, or the principal of, any note held by a non-consenting holder.

    For a discussion of the effect of the Intercreditor Agreement on the ability of the trustee or the holders of notes to exercise remedies after an Event of Default, see "Description of Intercreditor Agreement" under this prospectus.

    The Collateral Documents generally provide for the application of the internal laws of the State of New York, except to the extent that (1) the laws of Nevada are mandatory or (2) validity or perfection of security interests in respect of certain items of collateral (such as real property) is governed by the laws of the jurisdiction where such collateral is located. The Indenture, the notes and any Note Guarantee are governed, with certain exceptions, by the internal laws of the State of New York. There is no certainty regarding whether New York or Nevada law would be applied by any court with respect to the enforcement of remedies under the notes, the Indenture, any Note Guarantee or the Collateral Documents.

    Due to restrictions upon gaming activities in Nevada, the trustee may incur delays or possibly frustration in its effort to sell all or a portion of the Note Collateral. Operators of gaming facilities in Nevada are required to be licensed and are required by applicable Gaming Authorities to file applications, be investigated and be found suitable. Such requirements for governmental approval may delay or preclude a sale of the Note Collateral to a potential buyer at a foreclosure sale or sales. This may effectively limit the number of potential bidders and may delay such sales, either of which could adversely affect the sale price of the Note Collateral. In addition, the disposition of Note Collateral consisting of gaming devices is subject to the prior approval of the Nevada State Gaming Control Board. Moreover, the gaming industry could become subject to different or additional regulations during the term of the notes, which could further adversely affect the practical rights and remedies that the trustee would have upon the occurrence of an Event of Default.

    Before pursuing any foreclosures or otherwise executing on any of the Note Collateral, the trustee will need to consider the effect of Nevada law, which requires that where a debt is secured by real property, the debtor may require the creditor to exhaust its real property security before pursuing a judicial proceeding to obtain a monetary judgment against the debtor. If the creditor attempts to collect the indebtedness without first exercising its remedies under its deed of trust, the debtor could defend such action by requiring the creditor to first exhaust its rights under the deed of trust through statutory foreclosure proceedings. If, however, the debtor permitted the creditor to obtain a judgment without first exhausting remedies under the deed of trust, assuming such action was not stayed or dismissed before the entry of a final monetary judgment, then under Nevada law the lien of the deed of trust would be released and discharged. This Nevada law is referred to as the "One Action" Rule.

    Real property pledged as security may be subject to known and unknown environmental risks or liabilities which can adversely affect the property's value. In addition, under the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as amended, for example, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating a release of or preventing a threatened release of hazardous substances at a mortgaged property. There may be similar risks under state laws or common law theories.

    Under CERCLA, a person "who, without participating in the management of a... facility, holds indicia of ownership primarily to protect his security interest" is not a property owner, and thus not a responsible person under CERCLA. Lenders have seldom been held liable under CERCLA. The lenders who have been found liable have generally been found to have been sufficiently involved in the mortgagor's operations so that they have "participated in the management of the borrower." CERCLA does not specify the level of actual participation in management. CERCLA was amended in 1996 to provide certain "safe harbors" for foreclosing Lenders; HOWEVER, the courts have not yet

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issued any definitive interpretations of the extent of these safe harbors. There is currently no controlling authority on this matter.

    The trustee may appoint one or more collateral agents, who may be delegated any one or more of the duties or rights of the trustee under the Collateral Documents or which are specified in any Collateral Documents.

    The Issuers are required to deliver to the trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within ten Business Days, upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND
  STOCKHOLDERS

    No director, officer, employee, incorporator, member or stockholder of the Issuers or the Note Guarantors, as such, shall have any liability for any obligations of the Issuers or the Note Guarantors under the notes, any Note Guarantee, the Indenture, the Collateral Documents, as applicable, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The obligations of the Issuers and the Note Guarantors under the Indenture will terminate (other than certain obligations) and the Note Collateral will be released upon payment in full of all of the notes. The Issuers may, at their option and at any time, elect to have all of their and any Note Guarantor's obligations discharged with respect to the outstanding notes and any Note Guarantees ("LEGAL DEFEASANCE") and cure all then existing Events of Default except for:

        (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

        (2) the Company's, Venetian's and any Note Guarantor's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

        (3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' and any Note Guarantor's obligations in connection therewith and

        (4) the Legal Defeasance provisions of the Indenture.

    In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and any Note Guarantor released with respect to certain covenants that are described in the Indenture ("COVENANT DEFEASANCE") and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "EVENTS OF DEFAULT" will no longer constitute an Event of Default with respect to the notes. In addition, the Note Collateral will be released and the Note Guarantees will be terminated and released upon Covenant Defeasance or Legal Defeasance.

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    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, to pay the principal of, premium and Liquidated Damages, if any, and interest due on the outstanding notes on the stated maturity date or on the applicable redemption date, as the case may be, in accordance with the terms of the Indenture;

    (2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of tax counsel in the United States reasonably acceptable to the trustee confirming that (A) the Issuers have received from the United States Internal Revenue Service a ruling (a copy of which shall accompany such opinion of counsel) or (B) since the Issuance Date of the Indenture, there has been a change in the applicable U.S. federal income tax law such that a ruling is no longer required, in either case to the effect that, and based thereon such opinion of tax counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of tax counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

    (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

    (6) the Issuers shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States state law;

    (7) the Issuers shall have delivered to the trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

    (8) the Issuers shall have delivered to the trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, have been complied with.

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SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder and all Liens securing the notes and obligations under the Indenture including the Note Guarantees will be released, when:

    (1) either:

       (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

       (b) all notes that have not been delivered to the trustee for cancellation have (1) become due and payable by reason of the mailing of a notice of redemption or otherwise, (2) will become due and payable within one year or (3) are to be called for redemption within 12 months under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the reasonable expense of the Issuers, and the Issuers or any Note Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued but unpaid interest to the date of maturity or redemption;

    (2) no Default of Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers or any Note Guarantor is a party or by which the Issuers or any Note Guarantor are bound;

    (3) the Issuers or any Note Guarantor have paid or caused to be paid all sums payable by them under the Indenture; and

    (4) the Issuers have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, the Issuers must deliver an officer's certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered holder of a note will be treated as the owner of it for all purposes.

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AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next three succeeding paragraphs, the Indenture, the notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or event of default (other than a default or event of default in the payment of principal of, premium and liquidated damages, if any, or interest on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a nonconsenting holder of notes):

        (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

        (4) waive a Default or Event of Default in the payment of principal of, premium and Liquidated Damages, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any note payable in money other than that stated in the notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium and Liquidated Damages, if any, or interest on the notes;

        (7) release all or substantially all of the Note Collateral from the Lien of the Indenture or the Collateral Documents (other than in accordance with the Indenture and the Collateral Documents); or

        (8) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of notes, the Issuers, the Note Guarantors and the Trustee together may amend or supplement the Indenture, the notes, the Note Guarantees or the Collateral Documents to cure any ambiguity, defect or inconsistency, to comply with the covenant relating to mergers, consolidations and sales of assets, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuers' or the Note Guarantors' obligations to holders of the notes in the case of a merger, consolidation or asset sale, to make any change that would provide any additional rights or benefits to the holders of the notes (including providing for additional guarantees or collateral), or that does not adversely affect the legal rights under the Indenture, the Collateral Documents or the Intercreditor Agreement of any such holder, to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to enter into additional or supplemental Collateral Documents.

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    In addition, without the consent of any holder of notes, any amendment, waiver or consent (other than the release of Note Collateral) agreed to by the Credit Agent under any provision of the security documents granting the first-priority lien on any Note Collateral to secure the obligations under the Bank Credit Facility will automatically apply to the comparable provisions of the comparable Collateral Documents entered into in connection with the notes, without the consent of any holder of a note, so long as the holders of the notes are treated equally with and in the same manner as the lenders under the Bank Credit Facility. The Issuers will also be entitled to other releases of the Note Collateral or the Note Guarantees as described above under the caption "--Note Guarantees" and "--Security."

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; HOWEVER, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy, available to the trustee, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured), the trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense. The trustee was also the trustee under our 12 1/4% Mortgage Notes due 2004 that were redeemed on July 5, 2002.

GOVERNING LAW

    The Indenture and the notes are, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof. The Collateral Documents are governed by the laws of the State of New York, except to the extent that
(1) the laws of Nevada are mandatory or (2) validity or perfection of security interests in respect of certain items of collateral, including, without limitation, real property, is governed by the laws of the jurisdiction where such collateral is located.

ADDITIONAL INFORMATION

    Any holder of the notes or prospective investor may obtain a copy of the Indenture, the Registration Rights Agreement and the Collateral Documents without charge by writing to Las Vegas Sands, Inc., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109; Attention: Corporate Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in

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contemplation of, such other Person merging with or into or becoming a
Restricted Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 20% or more of the voting securities of a Person shall be deemed to be control.

    "APPLICABLE TAX PERCENTAGE" means the highest aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which any direct or indirect member or S corporation shareholder of the Issuers subject to the highest marginal rate of tax would be subject in the relevant year of determination (as certified to the trustee by an officer's certificate), taking into account only that member's or S corporation shareholder's share of income and deductions attributable to its interest in the Issuers in the relevant year of determination.

    "APPRAISED VALUE" means the value of any assets, as set forth in an MAI Appraisal from a nationally-recognized appraisal firm not given more than 90 days prior to contribution of such assets.

    "ASSET SALE" means (1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets or rights (including by way of a sale and leaseback) of the Issuers or any Restricted Subsidiary (each referred to in this definition as a "DISPOSITION") or (2) the issuance or sale of Equity Interests of any Restricted Subsidiary other than Venetian (whether in a single transaction or a series of related transactions), in each case, other than:

    (1) a disposition of inventory or goods in the ordinary course of business or a disposition of obsolete assets;

    (2) the disposition of all or substantially all of the assets of, or a merger or similar transfer of, either of the Issuers in a manner permitted pursuant to the provisions described above under the caption "Certain Covenants--Merger, Consolidation or Sale of Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

    (3) any disposition that is a Restricted Payment or that is a dividend or distribution permitted under the covenant described above under the caption "Certain Covenants--Restricted Payments" or any Investment that is not prohibited thereunder or any disposition of cash or Cash Equivalents;

    (4) any single disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $1.0 million;

    (5) any Event of Loss;

    (6) any Lease Transaction or any grant of easement or Permitted Liens or Hedging Obligations permitted by the Indenture;

    (7) any dedication permitted pursuant to the covenant described above under the caption "Certain Covenants--Restrictions on Leasing and Dedication of Property;"

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    (8) a transfer of assets by the Issuers to a Wholly Owned Restricted
       Subsidiary of the Issuers or by a Wholly Owned Restricted Subsidiary of the Issuers to another Wholly Owned Restricted Subsidiary of the Issuers or from one Issuer to another Issuer;

    (9) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Issuers to the Issuers or another Wholly Owned Restricted Subsidiary of the Issuers or from one Issuer to another Issuer;

    (10) any sale, conveyance, transfer or other disposition of property that secures Non-Recourse Financing that is to or on behalf of the lender of such Non-Recourse Financing; or

    (11) any licensing of tradenames or trademarks in the ordinary course of business by any of the Issuers or their Restricted Subsidiaries.

    "BANK CREDIT FACILITY" means that certain Credit Agreement among the Company and Venetian, as borrowers, the lenders listed therein, The Bank of Nova Scotia, as administrative agent, joint lead arranger and joint bookrunner, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and syndication agent, together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time (including, all notes, mortgages, guarantees, security agreements and all other collateral and security documents), in each case as such agreements, instruments and documents may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the aggregate principal amount that may be borrowed thereunder) all or any portion of the Indebtedness and other obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent, lender or group of lenders.

    "BILLBOARD LEASE" means that certain Lease Agreement by and between Venetian and Mall Subsidiary relating to certain space that is subleased by H&H of Nevada, LLC., as amended from time to time in accordance with the terms thereof.

    "CANYON RANCH LEASE" means that certain Lease Agreement by and between Venetian and Mall Subsidiary relating to certain space that is subleased by CR Las Vegas, LLC, as amended from time to time in accordance with the terms thereof.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of equity of such Person, including if such Person is a partnership or limited liability company, partnership or membership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company.

    "CASH EQUIVALENTS" means:

        (a) United States dollars,

        (b)(i) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations fully guaranteed by the United States of America, (ii) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States, (iii) interest-bearing demand or time deposits

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    (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least "A" by Standard & Poor's Ratings Group ("S&P") or "A2" by Moody's Investors Service, Inc. ("MOODY'S") (S&P and Moody's together with any other nationally recognized credit rating agency if neither of such entities is then currently rating the pertinent obligations, a "RATING AGENCY") or the equivalent by another Rating Agency, if applicable, or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in clause (i) or (ii) of this definition, of a market value of no less than the amount of monies so invested, (iv) commercial paper rated (on the date of acquisition thereof) at least "A-1" or "P-1" or the equivalent by any Rating Agency issued by any Person, (v) repurchase obligations for underlying securities of the types described in clause (i) or (ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency in connection with which such underlying securities are held in trust or by a third-part custodian, (vi) guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency, (vii) obligations (including both taxable and nontaxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States of America or the District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has (A) a short-term debt rated (on the date of acquisition thereof) at least "A-1" or "P-1" or the equivalent by any Rating Agency and (B) a long-term debt rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency, (viii) investment contracts of any financial institution either (A) fully secured by (1) direct obligations of the United States,
    (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or specified portions thereof described in clause (1) or (2), in each case guaranteed as full faith and credit obligations of the United States of America, having a market value at least equal to 102% of the amount deposited thereunder, or (B) with long-term debt rated (on the date of acquisition of such investment contract) at least "A" or "A2" or the equivalent by any Rating Agency and short-term debt rated (on the date of acquisition of such investment contract) at least "A-1" or "P-1" or the equivalent by any Rating Agency,
    (ix) a contract or investment agreement with a provider or guarantor
    (A) which provider or guarantor is rated (on the date of acquisition of such contract or investment agreement) at least "A" or "A2" or the equivalent by any Rating Agency (provided that if a guarantor is party to the rating, the guarantee must be unconditional and must be confirmed in writing prior to any assignment by the provider to another subsidiary of such guarantor),
    (B) providing that monies invested shall be payable without condition (other than notice) and without brokerage fee or other penalty, upon not more than two Business Days' notice for application when and as required or permitted under the Collateral Documents, and (C) stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of (subject to the rights of creditors with prior Liens) the Trustee (which demand shall only be made at the direction of the Company) after any payment or other covenant default by the provider, or (x) any debt instruments of any Person which instruments are rated (on the date of acquisition thereof) at least "A," "A2," "A-1" or "P-1" or the equivalent by any Rating Agency; provided that in each case of clauses (i) through (x), such investments are denominated in United States dollars and maturing not more than 13 months from the date of acquisition thereof;

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        (c) investments in any money market fund which is rated (on the date of acquisition thereof) at least "A" or "A2" or the equivalent by any Rating Agency;

        (d) investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses and having a rating of at least "A" or "A2" or the equivalent by any Rating Agency or

        (e) investments in both taxable and nontaxable (i) periodic auction reset securities which have final maturities between one and 30 years from the date of issuance and are repriced through a dutch auction or other similar method every 35 days or (ii) auction preferred shares which are senior securities of leveraged closed end municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having a rating (on the date of acquisition thereof) of at least "A" or "A2" or the equivalent by any Rating Agency.

    "CASINO LEASE" means that certain lease between the Company and Venetian dated as of November 1997 with respect to the operation of the Casino for the Project, as amended, revised or modified from time to time in accordance with the terms thereof.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (1) the sale, lease or transfer, in one or a series of transactions, of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries, taken as a whole (except in connection with an Event of Loss), other than to the other Issuer, the Principal Stockholder and his Related Parties;

        (2) either of the Issuers becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the other Issuer, the Principal Stockholder and its Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuers;

        (3) the first day within any two-year period on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

        (4) the adoption of a plan relating to liquidation or dissolution of either of the Issuers or any Note Guarantor (except liquidation of (a) Venetian into the Company and (b) any Note Guarantor into the Company, Venetian or another Note Guarantor).

    For purposes of this definition, any holding company whose only significant asset is the Capital Stock of one or more of the Issuers shall be disregarded and the beneficial ownership of such holding company shall be attributed to the Issuer or Issuers so held and any Person which has entered into an agreement to acquire any Capital Stock of either of the Issuers shall not be deemed to have any beneficial ownership of such Capital Stock until the closing of such acquisition.

    "CODE" means, the Internal Revenue Code of 1986, as amended (or any successor statute thereto).

    "COLLATERAL DOCUMENTS" means, collectively, the Indenture Deed of Trust, the Security Agreement, the Indenture Environmental Indemnity or any other agreements, instruments, financing

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statements or other documents that evidence, set forth or limit the Lien of the trustee in the Note Collateral.

    "COMMON STOCK" means the Common Stock, par value $0.10 per share, of the Company.

    "COMPANY" means Las Vegas Sands, Inc., a Nevada corporation, or any successor thereto that is permitted under the Indenture.

    "COMPLETED" or "COMPLETION" has the meaning given to the term "Substantial Completion" under the Bank Credit Facility.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing Consolidated Net Income), plus (2) provision for taxes based upon net income or net profits of such Person and its Restricted Subsidiaries to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (3) Consolidated Interest Expense of such Person for such period to the extent such expenses were deducted in computing Consolidated Net Income (not including any gaming revenue tax), plus (4) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such expenses were deducted in computing Consolidated Net Income, minus (5) non-cash items increasing such Consolidated Net Income for such period other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

    "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means, with respect to any Person for any period, the total amount of depreciation and amortization expense and other noncash expenses (excluding any noncash expense that represents an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis as defined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any period, the sum of (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including original issue discount and deferred financing fees, non-cash interest payments, the interest component of Capital Lease Obligations, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and deferred financing fees), (2) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers' acceptance financing and (3) to the extent not included above, the maximum amount of interest which would have to be paid by such Person or its Restricted Subsidiaries under a Guarantee of Indebtedness (other than the Permitted Macau Guarantee) of any other Person if such Guarantee were called upon.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (1) the Net Income for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the referent Person, an Issuer or a Wholly Owned Subsidiary thereof in respect of such period, (2) the Net Income for such period of any Restricted Subsidiary that is not a Note Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval

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(which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived or such restriction is otherwise permitted under the covenant contained in the caption entitled "--Dividend and Other Payment Restrictions Affecting Subsidiaries,"
(3) the cumulative effect of a change in accounting principles shall be excluded, (4) no effect shall be given to any minority or preferred interest in Venetian for purposes of computing Consolidated Net Income and (5) Consolidated Net Income shall be adjusted (to the extent included in calculating such Consolidated Net Income) by excluding without duplication all extraordinary gains and losses and all expenses, amortization and charges associated with the Refinancing Transactions.

    "CONSOLIDATED TOTAL ASSETS" means, as of the Issuance Date with respect to the Company, $1,390,228,000.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the Issuance Date, (2) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or
(3) was appointed or elected to such Board of Directors by the Principal Stockholder or a Related Party.

    "COOPERATION AGREEMENT" means that certain Amended and Restated Reciprocal Easement, Use and Operating Agreement, originally among the Mall Construction Subsidiary, Venetian and Interface, as amended, revised or modified from time to time in accordance with its terms.

    "CREDIT AGENT" means The Bank of Nova Scotia, in its capacity as the administrative agent under the Bank Credit Facility and its successors in such capacity.

    "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, the Bank Credit Facility) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments) in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEBT TO CASH FLOW RATIO" means with respect to any Person, as of any date of determination, the ratio of (a) the consolidated Indebtedness of such Person and its Restricted Subsidiaries as of such date to (b) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four most recent full fiscal quarters completed since the Phase IA Completion Date ending immediately prior to such date of determination for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In the event that four full fiscal quarters have not been completed since the Phase IA Completion Date, then as long as one full fiscal quarter has been so completed, the completed full fiscal quarters since the Phase IA Completion Date shall be annualized for purposes of calculating Consolidated Cash Flow. In addition, for purposes of making the computation referred to above, the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of determination, shall be excluded.

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    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DEFEASANCE TRUST AGREEMENT" means the Defeasance Trust Agreement, dated the Issuance Date, by and among the Issuers, Mall Intermediate Holdings, Mall Construction Subsidiary, Phase II Intermediate Holdings and the trustee with respect to the Issuers' 12 1/4% Mortgage Notes due 2004.

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is three months after the date on which the notes mature; PROVIDED, HOWEVER, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Issuers to repurchase or redeem such Capital Stock upon the occurrence of a change of control, and event of loss or an asset sale occurring prior to the final maturity of the notes shall not constitute Disqualified Stock if the change of control provisions, event of loss provisions, or asset sale provisions, as the case may be, applicable to such Capital Stock specifically provide that the Issuers will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's and Venetian's compliance with the provisions of the Indenture, including the covenant described under "Repurchase at the Option of Holders--Change of Control," "--Event of Loss" and "--Asset Sales."

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any sale of Equity Interests of the Issuers (or any parent company or managing member of the Issuers if the proceeds are contributed to or used to purchase Equity Interests of the Issuers), excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Stock, to the public under an effective registration statement under the Securities Act or in a private placement under an exemption from the registration requirements of the Securities Act or any capital contribution in respect of such Equity Interests of the Issuers.

    "EQUITY OFFERING PROCEEDS" means the gross aggregate proceeds from an Equity Offering.

    "ESTIMATION PERIOD" means the period for which a shareholder, partner or member, who is an individual is required to estimate for federal income tax purposes his allocation of taxable income from a Subchapter S corporation or any entity that is treated as a partnership for federal income tax purposes in connection with determining his or her estimated federal income tax liability for such period.

    "EVENT OF LOSS" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (1) any loss, destruction or damage of such property or asset; (2) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (3) any settlement in lieu of clause (2) above.

    "EXCHANGE NOTES" means the notes issued pursuant to the Exchange Offer.

    "EXCHANGE OFFER" means the exchange offer made pursuant to the Registration Rights Agreement.

    "EXISTING INDEBTEDNESS" means the Indebtedness listed on a schedule to the Indenture.

    "EXPO CENTER" means the Sands Expo and Convention Center.

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    "FIRST LIEN CREDIT FACILITIES" means any Indebtedness that is secured by
Permitted Liens as described in clause (13) or clause (19) of the definition thereof and has a first priority Lien, subject to Permitted Liens, on any Note Collateral.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, repays or defeases any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness and the use of proceeds therefrom, or such issuance, repurchase or redemption of Preferred Stock and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, acquisitions, dispositions and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations resulting therefrom) had occurred on the first day of the four-quarter reference period.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense of such Person for such period and (2) all capitalized interest of such Person and its Restricted Subsidiaries and (3) the product of (a) to the extent such Person is not treated as an S corporation, a partnership or a substantially similarly treated pass-through entity for federal income tax purposes, all dividend payments, whether or not in cash on any series of Preferred Stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests or dividends paid as an increase in liquidation preference on Preferred Stock, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP MINUS all one-time charges, expenses and amortization costs relating to Refinancing Transactions paid on the Issuance Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries (without giving effect to any minority or preferred interest of Venetian) and shall not include any Unrestricted Subsidiary.

    "GAMING AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuers or any of their Subsidiaries.

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    "GAMING LICENSE" means every license, franchise or other authorization required to own, lease, operate or otherwise conduct activities of the Issuers or any of their Restricted Subsidiaries, including without limitation, all such licenses granted under the Nevada Gaming Control Act, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

    "GOVERNMENT INSTRUMENTALITY" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

    "GOVERNMENT SECURITIES" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; PROVIDED, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

    "GRAND CANAL SHOPS MALL SUBSIDIARY" means Grand Canal Shops Mall Subsidiary, LLC, a Delaware limited liability company.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof and cash collateral accounts), of all or any part of any Indebtedness.

    "HARRAH'S ROAD WAY AGREEMENT" means an agreement between Venetian and Harrah's Casino Resort as amended, revised, modified or restated, with respect to the sharing of the common roadway between the parties and certain plans with respect to the improvements to be made thereto.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (1) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "HVAC PROVIDER" means Sempra Energy Solutions, successor to
Atlantic-Pacific, Las Vegas, LLC, a Delaware limited liability company.

    "HVAC SERVICES AGREEMENT" means, collectively (1) that certain Energy Services Agreement between Venetian and the HVAC Provider, (2) that certain Ground Lease between Venetian and the HVAC Provider, (3) that certain Construction Agency Agreement between Venetian and the HVAC Provider and
(4) that certain Energy Services Agreement between Mall Subsidiary and the HVAC Provider, in each case, as amended from time to time in accordance with its terms.

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    "INDEBTEDNESS" means, with respect to any Person, (1) any indebtedness of such Person, whether or not contingent (a) in respect of borrowed money,
(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capital Lease Obligations), except any such balance that constitutes an accrued expense or trade payable, or (d) representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person). For purposes of this definition, the term "Indebtedness" shall not include (a) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP,
(b) any obligation under the HVAC Services Agreement as in effect on the Issuance Date or (c) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness with original issue discount, and (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Notwithstanding anything in the Indenture to the contrary, Indebtedness of the Issuers and their Restricted Subsidiaries shall not include any Indebtedness that has been either satisfied and discharged or defeased through covenant defeasance or legal defeasance.

    "INDENTURE DEED OF TRUST" means that certain Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing made by the Company and Venetian, as trustor, to First American Title Insurance Company, as trustee, for the benefit of the trustee, as beneficiary, as amended, modified or revised from time to time in accordance with its terms and the Indenture.

    "INDENTURE ENVIRONMENTAL INDEMNITY" means the Unsecured Indemnity Agreement, dated as of the Issuance Date, by the Company and Venetian to and for the benefit of the trustee, as amended, modified or revised in accordance with its terms.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking or financial advisory firm of nationally or internationally recognized standing that is not an Affiliate of the Company, the Principal Stockholder or its Related Parties.

    "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement, dated as of the Issuance Date, between The Bank of Nova Scotia, as Credit Agent acting on behalf of the other Lenders pursuant to the Bank Credit Facility, the trustee, acting on behalf of the holders of the notes, and the Bank of Nova Scotia as Intercreditor Agent, as amended, modified or restated form time to time in accordance with its terms and any other intercreditor agreement entered into by the trustee on behalf of the holders of notes and pursuant to the provisions of the Indenture, as amended, revised, modified or restated from time to time in accordance with its terms.

    "INTERFACE" means Interface Group-Nevada, Inc., a Nevada corporation.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

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Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "INVESTMENT GRADE" means, with respect to any Indebtedness, a credit rating of such Indebtedness of Baa3 or higher by Moody's or BBB- or higher by S&P, provided, that if either Moody's or S&P is not then rating the pertinent Indebtedness, an equivalent or higher rating by a nationally recognized credit rating agency may be substituted.

    "ISSUANCE DATE" means the closing date for the sale and issuance of the initial notes.

    "LENDERS" means any of the lenders under the Bank Credit Facility.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).

    "LUTECE LEASE" means that certain Lease Agreement by and between Venetian and Mall Subsidiary relating to certain space that is subleased by Las Vegas Lutece Corp., as amended from time to time in accordance with the terms thereof.

    "MACAU CASINO" means the proposed casino or casinos to be operated in Macau, China, to be owned and operated by one or more of the Macau Entities.

    "MACAU ENTITIES" means, with respect to the Issuers, any entity in which the Issuer or any Restricted Subsidiary has a direct or indirect Investment, whose purpose is to manage, develop, construct, maintain or operate one or more hotels, casinos, conference centers and retail and entertainment complexes in Macau or assist in any of the foregoing hotel, casino, retail, meeting and entertainment complex in Macau or any entity which owns any such entity.

    "MACAU FEES" means management, consulting, marketing, licensing or other fees or payments (other than reimbursements or repayments of loans) from the Macau Casino.

    "MAI APPRAISAL" means an appraisal conducted by a member of the Appraisal Institute in accordance with the standards of the Appraisal Institute.

    "MALL" means that certain enclosed retail, dining and entertainment complex of approximately 446,000 net leasable square feet otherwise known as The Grand Canal Shoppes Mall.

    "MALL COLLATERAL" means all of the Issuers' and their Restricted Subsidiaries' right, title, and interest in and to (1) the leasehold estate created by the Billboard Lease, the Canyon Ranch Lease and the Lutece Lease;
(2) the Mall and any related improvements (including expansions) and equipment thereto; (3) any reserves established by the Issuers or any of their Restricted Subsidiaries relating to the Mall; and (4) any and all rents or other income derived from the Mall pledged under any and all security agreements and an assignment of leases and rents creating a security interest in such rents and other income.

    "MALL CONSTRUCTION SUBSIDIARY" means Grand Canal Shops Mall Construction, LLC, a Delaware limited liability company.

    "MALL FINANCING AGREEMENT" means the agreement between Mall Subsidiary and Archon Financial, L.P., dated as of the Issuance Date, together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, guarantees, security agreements and all other collateral and security documents), in each case as such agreements, instruments and documents may be amended (including any amendment and restatement thereof), supplemented, refinanced, replaced, extended or otherwise modified from time to time, (including any agreement extending the maturity of, replacing or

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otherwise restructuring (including increasing the aggregate principal amount that may be borrowed either under such agreement or a new debt agreement or security or providing for a debt facility or debt security with a second priority Lien on the Mall Collateral) all or any portion of the Indebtedness and other obligations under such agreement or agreements or debt instrument or security or any successor or replacement agreement or agreements or debt instruments or security, and whether by the same or any other agent, lender or group of lenders or a group of investors.

    "MALL INTERMEDIATE HOLDINGS" means Mall Intermediate Holding Company, LLC, a Delaware limited liability company, and a wholly owned subsidiary of Venetian.

    "MALL MANAGEMENT AGREEMENT" means the Mall Management Agreement, dated as of November 14, 1997, between Forest City Enterprises and the Mall Subsidiary, as amended, revised or modified.

    "MALL MANAGER" means Grand Canal Shops Mall MM Subsidiary, Inc., a Nevada corporation and a wholly owned subsidiary of the Company.

    "MALL SPACE" means the legal parcel within which the Mall is contained.

    "MALL SUBSIDIARY" means Grand Canal Shops II, LLC, a Delaware limited liability company.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss) or (3) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a "C-corporation" or other entity taxed similarly.

    "NET LOSS PROCEEDS" means the aggregate cash proceeds received by an Issuer or any of its Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including, without limitation, any taxes paid or payable by an owner of the Issuers or any Restricted Subsidiary).

    "NET PROCEEDS" means the aggregate cash proceeds received by an Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, consent fees, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finder's or broker's commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (including, without limitation, any taxes paid or payable by an owner of the Issuers or any Restricted Subsidiary), amounts required to be applied to the repayment of Indebtedness secured by a Lien (other than the notes) on the asset or assets that are the subject of such Asset Sale or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in the Project or the Phase IA Project to the extent so reinvested, all distributions and other payments required to be made to minority interest holders in a subsidiary or joint venture as a result of the Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP

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against any liabilities associated with the assets disposed of in the Asset Sale and retained by an Issuer or any Restricted Subsidiary after that Asset Sale.

    "NON-RECOURSE FINANCING" means Indebtedness incurred in connection with the construction, purchase or lease of personal or real property or equipment or Specified FF&E (1) as to which the lender upon default may seek recourse or payment against the Company or any Restricted Subsidiary only through the return or foreclosure or sale of the property or equipment or the other Specified FF&E so constructed, purchased or leased and to any proceeds of such property and Indebtedness and the related collateral account in which such proceeds are held and (2) may not otherwise assert a valid claim for payment on such Indebtedness against the Company or any Restricted Subsidiary or any other property of the Company or any Restricted Subsidiary except in each case in the case of fraud and other customary non-recourse exceptions.

    "NON-RECOURSE INDEBTEDNESS" means Indebtedness or Disqualified Stock, as the case may be, or that portion of Indebtedness or Disqualified Stock, as the case may be, (1) as to which none of the Company, Venetian or any of their Restricted Subsidiaries (a) provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or Disqualified Stock, as the case may be, (other than a Permitted Macau Guarantee) or (b) is directly or indirectly liable (other than a Permitted Macau Guarantee), and (2) with respect to Non-Recourse Indebtedness of an Unrestricted Subsidiary, no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary but excluding any default on a Permitted Macau Guarantee by the Issuers or any of their Restricted Subsidiaries) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness under the Bank Credit Facility) or Disqualified Stock, as the case may be, of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or Disqualified Stock, as the case may be, or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "NOTE COLLATERAL" means all assets, now owned or hereafter acquired, of the Company, Venetian or any Note Guarantor defined as Collateral in the Collateral Documents.

    "NOTES" means the Issuers' 11.00% Mortgage Notes due 2010 to be issued pursuant to the Indenture, including any Exchange Notes or Additional Notes issued.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICERS' CERTIFICATE" means a certificate signed on behalf of the Issuers or a Note Guarantor, as the case may be, by two Officers (or if a limited liability company, two Officers of the managing member of such limited liability company) of the Issuers or a Note Guarantor, as the case may be, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Venetian (or its managing member) or a Note Guarantor, as the case may be, that meets the requirements set forth in the Indenture.

    "OTHER PHASE II AGREEMENTS" means any agreement entered into by the Issuers or their Subsidiaries with a Person for construction, development and operation of a hotel or casino on the Phase II Land (other than the Phase II Resort and the Phase IA Project).

    "PERMITTED INVESTMENTS" means:

        (1) any Investments in the Issuers, any Note Guarantor or any Restricted Subsidiary that is not a Note Guarantor if the Investments in such Restricted Subsidiary that is not a Note Guarantor from the Issuers, any Note Guarantor or any of the other Restricted Subsidiaries aggregate less than $2.0 million;

        (2) any Investments in Cash Equivalents;

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        (3) Investments by the Issuers or any Restricted Subsidiary of the
    Issuers in a Person, if as a result of such Investment (a) such Person becomes a Note Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, one of the Issuers or a Note Guarantor;

        (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales;"

        (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of any of the Issuers;

        (6) receivables owing to the Issuers or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

        (7) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (8) loans or advances to employees, former employees or directors of the Issuers or their Restricted Subsidiaries (a) to fund the exercise price of options granted under the employment agreements or the Issuers' stock option plans or agreements, in each case, as approved by the Company's Board of Directors or (b) for any other purpose not to exceed $2.0 million in the aggregate at any one time outstanding under this clause (b);

        (9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuers and any Restricted Subsidiary or in satisfaction of judgments;

       (10) Investments in any person engaged in the Principal Business which Investment is solely in the form of Equity Interests (other than Disqualified Stock) of the Issuers;

       (11) any Investments in any of the Macau Entities (including an Investment through an Unrestricted Subsidiary that has an Investment in a Macau Entity) not to exceed (a) $40.0 million in the aggregate for cash and Cash Equivalents and (b) $90.0 million in the aggregate for any Permitted Macau Guarantees; PROVIDED that such Investments will only be permitted pursuant to this clause (11) for so long as any of the Issuers or a Restricted Subsidiary of the Issuers are the only Affiliates of the Issuers that have the contractual right to receive Macau Fees; and PROVIDED FURTHER that such Macau Fees, in the aggregate, shall be reasonably comparable in amount to management fees that an unrelated, third-party manager would receive in similar circumstances, as evidenced by an opinion of an Independent Financial Advisor in the gaming or hospitality field;

       (12) any Investments, not to exceed $20.0 million in the aggregate under this clause (12), in any Subsidiary of the Issuer; PROVIDED that (1) the proceeds of such Investments are used solely for design, architectural, engineering or permitting or other costs, including operating costs, in connection with the development of the Phase II Resort and (2) such costs are not incurred in connection with actual construction (excluding demolition, site preparation, site excavation and foundation work and excluding the Phase IA Project) on the Phase II Land; and

       (13) Investments in Supplier Joint Ventures in an amount not to exceed $10.0 million in the aggregate under this clause (13).

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    "PERMITTED LIENS" means:

        (1) Liens in favor of the Issuers and any Wholly Owned Restricted Subsidiary of the Issuers; PROVIDED that if such Liens are on any Note Collateral, that such Liens are either collaterally assigned to the trustee or a collateral agent for the trustee or subordinate to the Lien in favor of the trustee securing the notes or any Note Guarantee;

        (2) Liens on property of a Person existing at the time such Person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, one of the Issuers or any Restricted Subsidiary of the Issuers; PROVIDED, that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with one of the Issuers or such Restricted Subsidiary;

        (3) Liens on property existing at the time of acquisition thereof by the Issuers or any Restricted Subsidiary of the Issuers; PROVIDED that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition;

        (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business or in the construction of the Project or the Phase IA Project and which obligations are not expressly prohibited by the Indenture; PROVIDED, HOWEVER, that the Issuers have obtained a title insurance endorsement insuring against losses arising therewith or if such Lien arises in the ordinary course of business or in the construction of the Project or the Phase IA Project, the Issuers have bonded within a reasonable time after becoming aware of the existence of such Lien;

        (5) Liens securing obligations in respect of the Indenture, the notes, including Additional Notes and Exchange Notes, and any Note Guarantee;

        (6) leases or Liens, to the extent permitted pursuant to the covenant entitled "--Restrictions on Leasing and Dedication of Property;"

        (7) (a) Liens for taxes, assessments or governmental charges or claims or (b) statutory Liens of landlords, and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business or in the construction of the Project or the Phase IA Project, in the case of each of (a) and (b), with respect to amounts that either (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings as to which appropriate reserves or other provisions have been made in accordance with GAAP;

        (8) (a) easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Issuers and their Restricted Subsidiaries and (b) any Liens or other exception to title that appear on a policy of title insurance, or a commitment to issue such policy, with respect to the Project Assets and the Phase IA Project Assets, in favor of the trustee on the Issuance Date;

        (9) a leasehold mortgage in favor of a party financing the lease of space within the Project and/or the Phase IA Project; PROVIDED that (a) the lease affected by such leasehold mortgage is permitted pursuant to the covenant entitled "Restrictions on Leasing and Dedication of Property,"
    (b) neither the Issuers nor any Restricted Subsidiary is liable for the payment of any principal of, or interest or premium on, such financing and
    (c) the affected lease and leasehold mortgage are expressly made subject and subordinate to the Lien of the Indenture Deed of

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    Trust, subject to the provisions of the last paragraph in the covenant described under the caption "--Restrictions on Leasing and Dedication of Property;"

       (10) Liens created or contemplated by the Cooperation Agreement and the HVAC Services Agreement;

       (11) Liens on real property of the Issuers arising pursuant to the Harrah's Road Way Agreement;

       (12) Liens (a) to secure Indebtedness permitted by clauses (g), (j) or
    (p) of the second paragraph of the covenant entitled "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and extending only to the assets or gaming equipment as acquired and any related assets specified in the definition of Specified FF&E and (b) to secure Indebtedness permitted by clause (d) of the second paragraph of the covenant entitled "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; PROVIDED that such Liens are not materially greater in extent than the Liens securing the Indebtedness so refinanced;

       (13) Liens securing all Obligations under the Credit Facilities incurred pursuant to clause (a) or (o) of the second paragraph of the covenant described above under the caption "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock", PROVIDED that the notes will have a second priority Lien, subject to Permitted Liens, on any collateral subject to the Liens permitted by this clause (13) (other than the disbursement account under the Bank Credit Facility and any proceeds held in such account) for so long as such Liens are securing the obligations described above in this clause (13);

       (14) until Phase IA Completion is achieved, Permitted Liens (as defined in the Bank Credit Facility in effect on the date hereof) on Phase IA Project Assets;

       (15) Liens incurred in connection with Hedging Obligations incurred pursuant to clause (f) of the covenant described under the caption "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock", including first priority Liens on the Note Collateral if the underlying obligations subject to the Hedging Obligations are secured by a first priority Lien on the Note Collateral or if the Hedging Obligations are in respect of currency exchange hedges;

       (16) licenses of patents, trademarks and other intellectual property rights granted by the Issuers or any Subsidiary of the Issuers in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Issuer or such Subsidiary;

       (17) any judgment attachment or judgment Lien not constituting an Event of Default;

       (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

       (19) Liens securing obligations in respect of any Senior Secured Debt, provided the Issuers' Senior Secured Debt to Cash Flow Ratio at the time of incurrence would be no greater than 2.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), if the additional Senior Secured Debt and application of proceeds had occurred at the beginning of the four-quarter period used to determine Senior Secured Debt to Cash Flow Ratio; PROVIDED that to the extent any Liens incurred under this clause (19) are in connection with any of the First Lien Credit Facilities, the notes will have a second priority Lien, subject to Permitted Liens, on any and all collateral subject to the Liens permitted by this clause (19) for so long as such Liens are securing obligations under such Credit Facility;

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       (20) Liens on the Mall Collateral (a) securing obligations in respect of the Mall Financing Agreement and (b) permitted under the Mall Financing Agreement; PROVIDED that no other assets or collateral of the Issuers or any Restricted Subsidiary may be subject to such Liens;

       (21) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security, or to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, trade contracts performance and return of money bonds and other obligation of a like nature incurred in the ordinary course;

       (22) Liens incurred in connection with the construction of a pedestrian bridge or pedestrian tunnel under Las Vegas Boulevard and Sands Avenue provided that such Liens will not (a) materially interfere with, impair or detract from the operation of the business of the Issuers and their Restricted Subsidiaries or the construction or operation of the Project Assets and (b) cause a material decrease in the value of the Note Collateral;

       (23) Liens arising from filing UCC financing statements relating solely to leases permitted by the covenant entitled "--Restrictions on Leasing and Dedication of Property" or the other provisions of the Indenture;

       (24) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

       (25) Liens created under the Pre-development Agreement as in effect on the Issuance Date;

       (26) easements, restrictions, rights of way, encroachments and other minor defects or irregularities in title incurred in connection with the traffic study relating to increased traffic on Las Vegas Boulevard as a result of the construction of the Project and the Phase IA Project; and

       (27) Liens in favor of the trustee as trustee with respect to the Issuers' 12( 1)4% Mortgage Notes due 2004 on the Defeasance Account under the Defeasance Trust Agreement and any proceeds held in such Defeasance Account for the benefit of the holders of the Issuers' 12( 1)4% Mortgage Notes due 2004.

    "PERMITTED MACAU GUARANTEE" means a guarantee of Indebtedness of, or performance by, any Macau Entities by any Issuer or any Restricted Subsidiary, which Guarantee is permitted by the covenant entitled "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "PERMITTED QUARTERLY TAX DISTRIBUTIONS" means quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of the Company or Venetian, as the case may be (in each case, including any such taxable income attributable to such entity's ownership of interest in any other pass-through entity for Federal income tax purposes), for the related Estimation Period, as in a statement filed with the trustee; PROVIDED, HOWEVER, that (1) prior to any distributions of Tax Amounts the Issuers shall deliver an officers' certificate to the effect that, in the case of distributions to be made by Venetian, Venetian qualifies as a partnership or a substantially similarly treated pass-through entity for federal income tax purposes or that, in the case of distributions to be made by the Company, the Company qualifies as a Subchapter S corporation under the Code or a substantially similarly treated pass-through entity for federal income tax purposes, as the case may be, and (2) at the time of such distributions, the most recent audited financial statements of the Company reflect that the Company was treated as a Subchapter S corporation under the Code or a substantially similarly treated pass-through entity for federal income tax purposes and Venetian was treated as a partnership or substantially similarly treated pass-through entity for Federal income tax purposes for the period covered by such financial statements; PROVIDED, FURTHER, that, for an

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Estimation Period that includes a True-up Determination Date, (1) if the True-up
Amount is due to the members or shareholders, as the case may be, the Permitted Quarterly Tax Distribution payable by the Company or Venetian, as the case may be, for the Estimation Period shall be increased by such True-up Amount, and
(2) if the True-up Amount is due to the Company or Venetian, the Permitted Quarterly Tax Distribution payable by the Company or Venetian, as the case may be, for the Estimation Period shall be reduced by such True-up Amount and the excess, if any, of the True-up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distribution(s) until such True-up Amount is entirely offset. The amount of Permitted Quarterly Tax Distribution relating to an Estimation Period including a True-up Determination Date shall be determined by a Tax Amounts CPA, and the amount of Permitted Quarterly Tax Distribution relating to all other Estimation Periods shall be determined by the Company or Venetian, as the case may be.

    "PERMITTED SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Issuers or any of their Restricted Subsidiaries (1) for which no installment of principal matures earlier than three months after the notes mature and (2) for which the payment of principal and interest is subordinated in right of payment to the notes or any Note Guarantee at least to the extent set forth in Appendix A-2 to the Indenture.

    "PERSON" means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PHASE IA COMPLETION DATE" means the first date that any of the Issuers or any Restricted Subsidiary receives a temporary or permanent certificate of occupancy from Clark County, Nevada for at least 950 hotel rooms in the Phase IA Project.

    "PHASE IA PROJECT" means the contemplated 1,000 room expansion, 150,000 square foot additional meeting space and 1,000 parking space expansion, all as more particularly described in this prospectus, and as may be modified in accordance with the Bank Credit Facility.

    "PHASE IA PROJECT ASSETS" means, with respect to the Phase IA Project at any time, all of the assets then in use related to the Phase IA Project including any real estate assets, any buildings or improvements thereon, and all equipment, furnishings and fixtures, but excluding: (1) the Phase II Land and any improvements thereon; (2) any obsolete personal property determined by the Company's Board of Directors to be no longer useful or necessary to the operations or support of the Phase IA Project; (3) the equipment owned by the HVAC Provider (unless purchased by Venetian or a Note Guarantor after the date hereof); and (4) any equipment or materials leased from a third party in the ordinary course of business or owned or used by a third party in connection with the construction of the Phase IA Project Assets.

    "PHASE II HOLDINGS" means Lido Casino Resort Holding Company, LLC, a Delaware limited liability company and, at the Issuance Date, an Unrestricted Subsidiary of the Issuers.

    "PHASE II INTERMEDIATE HOLDINGS" means Lido Intermediate Holding Company, LLC, a Delaware limited liability company.

    "PHASE II LAND" means the real property consisting of approximately 14 acres adjoining the land containing the Project and which real property is as of the Issuance Date owned by the Phase II Subsidiary.

    "PHASE II MANAGER" means Lido Casino Resort MM, Inc., a Nevada corporation and, at the Issuance Date, an Unrestricted Subsidiary of the Issuers.

    "PHASE II RESORT" means a potential development on the Phase II Land which may be physically connected to the Casino Resort and/or the Phase IA Project.

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    "PHASE II SUBSIDIARY" means Lido Casino Resort, LLC, a Nevada limited liability company and, at the Issuance Date, an Unrestricted Subsidiary of the Issuers.

    "PLANS AND SPECIFICATIONS" means the Phase IA Project Plans and Specifications as defined in the Bank Credit Facility, as the same may be modified and supplemented from time to time in accordance with the Bank Credit Facility.

    "PRE-DEVELOPMENT AGREEMENT" means the Sands Resort Hotel & Casino Agreement, dated February 18, 1997, by and between Clark County and LVSI, as amended, revised, modified and restated.

    "PREFERRED STOCK" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "PRINCIPAL BUSINESS" means the casino gaming, hotel, retail and entertainment mall and resort business and any activity or business incidental, directly related or similar thereto (including owning interests in Subsidiaries, operating the conference center and meeting facilities and owning and operating a retail and entertainment mall and acting as a member of Venetian in the case of the Company), or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, recreation, convention, trade show, meeting, retail sales or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Company, Venetian and direct and indirect Restricted Subsidiaries (including, without limitation, engaging in transactions with Affiliates and incurring Indebtedness, providing guarantees or providing other credit support, in each case to the extent permitted under the Indenture), owning and operating joint ventures to supply materials or services for the construction or operation of any resorts owned or operated by the Company and its Restricted Subsidiaries and entering into casino leases or management agreements for any casino situated on land owned by the Issuers or any of their Subsidiaries or owned or operated by the Issuers or any Affiliate of the Issuers. For purposes of clarity, "Principal Business" shall also include the business proposed to be entered into by the Macau Entities and the Issuers' interest in such projects, each, as described in this prospectus.

    "PRINCIPAL STOCKHOLDER" means Sheldon G. Adelson.

    "PROJECT" means the Venetian-themed hotel, casino, retail, meeting and entertainment complex, including the Mall, with related heating, ventilation and air conditioning and power station facilities located at 3355 Las Vegas Boulevard South, Clark County, Nevada.

    "PROJECT ASSETS" means, with respect to the Project at any time, all of the assets then in use related to the Project including any real estate assets, any buildings or improvements thereon, and all equipment, furnishings and fixtures, but excluding: (1) the Phase II Land and any improvements thereon; (2) any obsolete personal property determined by the Company's Board of Directors to be no longer useful or necessary to the operations or support of the Project;
(3) the equipment owned by the HVAC Provider (unless purchased by Venetian or a Note Guarantor after the date hereof); and (4) any equipment leased from a third party in the ordinary course of business.

    "QUALIFIED IPO" means an initial public offering of the common equity interests in an Issuer or an entity that controls, directly or indirectly, or is a managing member of, the Venetian, such that such common equity interests are thereafter traded on a stock exchange in the United States or the Nasdaq national system.

    "QUARTERLY PAYMENT PERIOD" means the period commencing on the tenth day and ending on and including the twentieth day of each month in which federal estimated tax payments are due

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(PROVIDED that payments in respect of estimated state income taxes due in
January may instead, at the option of the Issuers, be paid during the last five days of the immediately preceding December).

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issuance Date, by and among the Issuers, the Note Guarantors, Goldman, Sachs & Co. and Scotia Capital (USA) Inc., and any similar future registration rights agreement entered into with respect to any Additional Notes (and any other notes to the extent necessary so that all outstanding notes participating may be traded as a single class and series) each, as may be amended, modified or supplemented from time to time.

    "RELATED PARTIES" means (1) any spouse and any child, stepchild, sibling or descendant of the Principal Stockholder, (2) any estate of the Principal Stockholder or any person under clause (1), (3) any person who receives a beneficial interest in the Company or Venetian from any estate under clause (2) to the extent of such interest, (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company or Venetian for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest, (5) any corporation, trust, or similar entity owned or controlled by the Principal Stockholder or any person referred to in clause (1), (2), (3) or (4) or for the benefit of any person referred to in clause (1) and (6) the spouse or issue of one or more of the individuals described in clause (1).

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means, at any time, any direct or indirect Subsidiary of the Issuers that is not then an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary."

    "SECURITY AGREEMENT" means the Security Agreement, dated as of the Issuance Date, by and among Venetian, LVSI, the Note Guarantors named therein and The Bank of Nova Scotia as Intercreditor Agent, as amended, modified or revised form time to time in accordance with its terms and the terms of the Indenture.

    "SENIOR INDEBTEDNESS" means Indebtedness that is not subordinated by its terms in right of payment to the payment of principal or interest of other Indebtedness.

    "SENIOR SECURED DEBT" means, at any time, the Indebtedness of the Issuers or any Restricted Subsidiary otherwise permitted to be incurred by the covenant "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" that is secured by a Lien, on the Note Collateral (other than the notes and the Note Guarantees) or any other assets of the Issuers or the Restricted Subsidiaries. Senior Secured Debt will include any Indebtedness incurred under any Credit Facility and any Mall Financing Agreement for so long as such Indebtedness is as described in the previous sentence.

    "SENIOR SECURED DEBT TO CASH FLOW RATIO" means with respect to any Person, as of any date of determination, the ratio of (a) the consolidated Senior Secured Debt of such Person and its Restricted Subsidiaries as of such date to
(b) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. In addition, for purposes of making the computation referred to above, the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of determination, shall be excluded. Consolidated Senior Secured Debt shall be calculated

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without duplication of guarantees and Hedging Obligations to the extent that the principal underlying obligation is included in such calculation.

    "SERVICES AGREEMENT" means that Amended and Restated Services Agreement by and among the Company, Interface, Interface Holdings and the parties stated on the signature page thereto, as amended from time to time in accordance with its terms.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issuance Date.

    "SPECIFIED FF&E" means any furniture, fixtures, equipment and other personal property financed or refinanced with the proceeds from the incurrence of Indebtedness pursuant to clauses (g), (j) or (p) of the covenant described above under the caption "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock," including:

        (1) each and every item or unit of equipment acquired with proceeds thereof;

        (2) each and every item or unit of equipment acquired in substitution or replacement thereof;

        (3) all parts, components and other items pertaining to such collateral;

        (4) all documents (including without limitation all warehouse receipts, dock receipts, bills of lading and the like);

        (5) all licenses (other than gaming and liquor licenses), warranties, guarantees, service contracts and related rights and interests covering all or any portion of such collateral;

        (6) to the extent not otherwise included, all proceeds (including insurance proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including collateral accounts); and

        (7) so long as Indebtedness under the First Lien Credit Facilities are outstanding, such other collateral reasonably determined by the lenders under the First Lien Credit Facilities to be collateral for Indebtedness incurred in connection with the purchase of Specified FF&E so long as the Lien securing Indebtedness incurred under any First Lien Credit Facilities does not extend to such collateral.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, accreted value, or principal prior to the date originally scheduled for the payment or accretion thereof.

    "SUBORDINATED INDEBTEDNESS" means any Indebtedness that by its terms is expressly subordinated in right of payment in any respect (either in the payment of principal or interest) to the payment of principal or interest on the notes.

    "SUBSIDIARY" means, with respect to any Person, (1) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership of which more than 50% of the partnership's capital accounts, distribution rights or general or limited partnership interests are

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owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

    "SUPPLIER JOINT VENTURE" means any Person that supplies or provides equipment, materials or services to the Issuers or any contractor in the Project and/or Phase IA Project or the construction of the Phase II Resort and in which the Issuers or one of their Restricted Subsidiaries have Investments.

    "TAX AMOUNT" means, with respect to an Estimation Period or a taxable year, as the case may be, an amount equal to (1) the product of (a) the taxable income (including all separately stated items of income) of the Company or Venetian, as the case may be, for such Estimation Period or a taxable year, as the case may be, and (b) the Applicable Tax Percentage reduced by (2) to the extent not previously taken into account, any income tax benefit attributable to the Company or Venetian in the current taxable year, as the case may be, which could be utilized (without regard to the actual utilization) by its members or shareholders, as the case may be, in the current taxable year, or portion thereof, computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; PROVIDED, HOWEVER, that, the computation of Tax Amount shall also take into account (3) the deductibility of state and local taxes for federal income tax purposes, and (4) any difference in the Applicable Tax Percentage resulting from the nature of taxable income (such a long-term capital gain as opposed to ordinary income).

    "TAX AMOUNTS CPA" means a nationally recognized certified public accounting firm.

    "TREASURY RATE" means the yield to maturity at the time of the computation of the United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life to June 15, 2006; PROVIDED, HOWEVER, that if the average life of such note is not equal to the constant maturity of the United States Treasury security for which weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "TRUE-UP AMOUNT" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (1) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year, without taking into account any adjustment to such Permitted Quarterly Tax Distributions made with respect to any other taxable year (including any adjustment to take into account a True-up Amount for the immediately preceding taxable year) and (2) the Tax Amount permitted to be distributed in respect of such year as determined by reference to the Company's Internal Revenue Service Form 1120-S or Venetian's IRS Form 1065 filed for such year; PROVIDED, HOWEVER, that if there is an audit or other adjustment with respect to a return filed by the Company or Venetian (including a filing of an amended return), upon a final determination or resolution of such audit or other adjustment, the Tax Amounts CPA shall redetermine the True- up Amount for the relevant taxable year. The amount equal to the excess, if any, of the amount described in clause (1) above over the amount described in clause (2) above shall be referred to as the "True-up Amount due to the Company" or the "True-up Amount due to Venetian," as the case may be, and the excess, if any, of the amount described in clause (2) over the amount described in clause (1) shall be referred to as the "True-up Amount due to the shareholders or members."

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    "TRUE-UP DETERMINATION DATE" means the date on which the Tax Amounts CPA delivers a statement to the trustee indicating the True-up Amount; PROVIDED, HOWEVER, that the True-up Determination Date shall not be later than 30 days after the occurrence of an event requiring the determination of the True-up Amount (including, the filing of the federal and state tax returns or the final determination or resolution of an audit or other adjustment, as the case may
be).

    "UNRESTRICTED SUBSIDIARY" means (1) each of Phase II Holdings, Phase II Manager and Phase II Subsidiary; and (2) any entity that would have been a Restricted Subsidiary of the Company but for its designation as an "Unrestricted Subsidiary" in accordance with the provisions of the Indenture and any Subsidiary of such entity, so long as it remains an Unrestricted Subsidiary in accordance with the terms of the Indenture. On the date hereof, all of the Subsidiaries of Venetian Venture Development, LLC, a Nevada limited liability company, are Unrestricted Subsidiaries.

    "VENETIAN" means Venetian Casino Resort, LLC, a Nevada limited liability company, or any successor thereto that is permitted under the Indenture.

    "VOTING STOCK" means, with respect to any Person that is a corporation, any class or series of Capital Stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency and with respect to any other Person that is a limited liability company, membership interests entitled to manage the operations or business of the limited liability company.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Disqualified Stock, as the case may be.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and/or one or more Wholly Owned Subsidiaries of such Person. A Wholly Owned Subsidiary of the Issuers shall include any Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall be owned by one or both Issuers and/or one or more Wholly Owned Subsidiaries of the Issuers.

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                         BOOK-ENTRY, DELIVERY AND FORM

    Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

DEPOSITORY PROCEDURES

    For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

    The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

    The Depository Trust Company has also advised us that, in accordance with its procedures,

        (1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

        (2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

    The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

    Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositories, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

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    The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

    Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

    Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of us, the trustee or any of our agents, or the trustee's agents has or will have any responsibility or liability for:

        (1) any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or

        (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

    The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

    Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

    Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds, and

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transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

    Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

    The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

    Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of us, the trustee or any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A global note will be exchangeable for definitive notes in registered certificated form if:

        (1)  requested by a holder of such interests,

        (2) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days; or

        (3) an Event of Default under the notes has occurred and is continuing and the registrar has received a written request from The Depositary Trust Company to issue definitive notes in certificated form.

    In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

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EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

    Exchange notes issued in certificated form may be exchanged for beneficial interests in the global note.

SAME DAY SETTLEMENT

    We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company's settlement date.

PAYMENT

    The indenture governing the notes requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

        (1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

        (2)  transfer to an account maintained by the payee.

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                     DESCRIPTION OF INTERCREDITOR AGREEMENT

    The agent under our new credit facility and the trustee entered into an intercreditor agreement setting forth certain agreements among them regarding, among other things, the priority of their claims and interests in the note collateral and other assets we own, the method of decision making for the lenders, the arrangements applicable to actions with respect to approval rights and waivers, certain limitations on rights of enforcement upon default and the application of proceeds of enforcement. The following summary of the material provisions of the intercreditor agreement does not purport to be complete and is qualified in its entirety by reference to the intercreditor agreement, including the definitions therein of certain terms used below. You can obtain a copy of the intercreditor agreement upon request to us.

    Although the HVAC Provider is not a party to the intercreditor agreement, it has entered into an agreement (i) under which the HVAC Provider has agreed, for the benefit of the lenders under our new credit facility and the holders of the notes on certain limitations on its right to exercise remedies and
(ii) addressing, for the benefit of the lenders under our new credit facility and the holders of the notes, other issues customarily addressed in intercreditor agreements. See "Certain Material Agreements--Agreements Relating to the Casino Resort--HVAC Services Agreement and Related Documents."

PERMITTED FACILITY AMENDMENTS; ADDITIONAL INDEBTEDNESS

    The lenders under our new credit facility may amend our new credit facility without the consent of the holders of the notes so long as such amendment does not: (1) increase the maximum principal amount of indebtedness under such facility by more than the amounts permitted under the indenture governing the notes and (2) certain other conditions are met.

    The lenders under our new credit facility and the holders of the notes shall have the right to make additional "protective" advances under the respective loan facilities in order to protect, preserve, repair and maintain the Casino Resort and their respective security interests therein. For example, these lenders may make such advances under their loan facilities (1) to pay delinquent taxes or insurance premiums, (2) to pay claims that otherwise might have lien priority over the liens of the advancing lender, and (3) to pay amounts necessary to preserve the continued availability of thermal energy services under the HVAC Services Agreement. Any amounts so advanced will be secured by the lien granted to secure the loan provided by the advancing lender. Any such protective advances made by a lender shall be secured by its respective security interests in the same priority as regular advances made by the lender in accordance with its respective facility.

EVENTS OF DEFAULT

    Each party will be entitled to accelerate its indebtedness and exercise remedies against us or with respect to the collateral, in accordance with the terms of its credit facility, subject to the following conditions:

        (1) each party to the intercreditor agreement will be subject to a 45-day standstill period;

        (2) the standstill period may be extended by the lenders under our new credit facility for an additional 15-day period;

        (3) each party to the intercreditor agreement will not be entitled to initiate or join as a petitioning creditor in an involuntary proceeding against us (or against any of our affiliates) until 10 days after the expiration of the standstill period; and

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        (4)  upon expiration of the standstill period, each creditor party to the intercreditor agreement shall be entitled to exercise remedies against us or with respect to the collateral, provided that:

           (a) if the lenders under our new credit facility accelerate the indebtedness under our new credit facility, then such lenders will provide the trustee with notice of such acceleration at least 10 days prior to such lenders' intent to file the notice of default, and

           (b) concurrently with any foreclosure by the holders of notes, the holders of notes (or other purchaser in a foreclosure sale) must repay in full all amounts outstanding under our new credit facility.

COLLATERAL; PRIORITY OF LIENS

    The liens and security interests held by the lenders under our new credit facility are first priority liens and those held by the noteholders are second priority liens, in each case, subject to permitted liens, notwithstanding

        (1)  the availability of any other collateral to any lender,

        (2) the actual date and time of execution, delivery, recording, filing and perfection of any of the security documents, and

        (3) the fact that any lien or security interest credited by any of the security documents, or any claim with respect thereto, is or may be subordinated, avoided or disallowed in whole or in part under the Bankruptcy Code or other applicable federal or state law.

    Each party to the intercreditor agreement also agreed that the obligations due and outstanding under their respective debt instruments include all principal, additional advances permitted thereunder, protective advances made by such party to protect or preserve the Casino Resort, its security interest or its collateral, interest, default interest, LIBOR breakage and swap breakage, post petition interest and all other amounts due thereunder, for periods before and for periods after the commencement of any such proceedings, even if the claim for such amounts is disallowed pursuant to applicable law.

                              OPERATING AGREEMENTS

                 HVAC SERVICES AGREEMENT AND RELATED DOCUMENTS

    Sempra Energy Solutions, successor to Atlantic Pacific Las Vegas, LLC, the "HVAC Provider," is a California company and is beneficially owned by Sempra Energy, a utility holding company.

    Thermal energy (heating and air conditioning) is provided to the Casino Resort and the Expo Center by the HVAC provider using heating and air conditioning-related and other equipment or "HVAC equipment." The HVAC provider also furnishes other energy-related services. The central HVAC plant is located on land owned by Venetian. The land and the HVAC plant has been leased to the HVAC provider for a nominal annual rent. The HVAC provider owns the HVAC equipment and has been granted easements in order to use the HVAC plant and equipment for the supply of thermal energy to the Casino Resort and the Expo Center. The easements must not, however, materially interfere with the operations of the Casino Resort and the Expo Center. The HVAC provider paid all costs in connection with the purchase and installation of the HVAC equipment. These costs totaled $70.0 million.

    The HVAC provider has also entered into separate services agreements with us, Interface Group-Nevada, Inc. and the predecessor to the Mall Subsidiary for the provision of heat and cooling requirements. The charges payable by all users include a fixed component that enables the HVAC provider to recover 85% of the HVAC costs over the initial term of the service contracts, with interest at a fixed annual rate of 7.1%. In addition, the users reimburse the HVAC provider for the

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annual cost of operating and maintaining the HVAC equipment and providing certain other energy related services. The users pay the HVAC provider a management fee of $500,000 per year. Each user is allocated a portion of the total agreed-to charges and fees through its service contract. This includes paying 100% of the cost of services in connection with the HVAC equipment relating solely to the particular user. Each user is not liable for the obligations of the other users. However, the Mall Subsidiary is liable for the obligations of the mall tenants. The HVAC service agreements have an initial term that expires in 2009, and provide that upon expiration, users will have the right to collectively either:

    - extend the term of their agreements for two consecutive periods of five years each; or

    - purchase the HVAC equipment in accordance with purchase provisions contained in the service contracts.

    Our rights under the HVAC service agreements and related documents were collaterally assigned to The Bank of Nova Scotia, as agent for the lenders under our new credit facility and the holders of the notes as security for our obligations under our new credit facility and the notes. The HVAC provider has consented to this collateral assignment pursuant to a consent and agreement agreed to by the HVAC provider. Under the HVAC consent and agreement, the HVAC provider has agreed:

    - to acknowledge that we have granted a security interest in our agreements with the HVAC provider;

    - under certain conditions, to recognize our secured lenders' rights to "step in" to our rights under these agreements, and to keep from exercising termination and other rights for a time;

    - not to terminate these agreements or to consent to any termination or suspension of these agreements without the written notice to The Bank of Nova Scotia, as agent for the lenders, and providing our secured lenders an opportunity to correct any default or breach that we commit;

    - under certain conditions, to consent to the transfer of our interest to any of the secured lenders or a purchaser or grantee at a foreclosure sale and to any purchasers in lieu of foreclosure; and

    - that in the event one or more of the service contracts is rejected in any bankruptcy or insolvency proceedings, to execute and deliver to the secured lenders a new contract that is on the same terms and conditions as the original service contracts.

                             COOPERATION AGREEMENT

    Our business plan calls for each of the Casino Resort, The Grand Canal Shoppes, the Expo Center and if built, the Phase II Resort, though separately owned, to be integrally-related components of one facility. In establishing the terms for the integrated operation of these components, the cooperation agreement sets forth agreements regarding, among other things, encroachments, easements, operating standards, maintenance requirements, insurance requirements, casualty and condemnation, joint marketing, the construction of the Phase II Resort, and the sharing of some facilities and related costs. Subject to applicable law, the cooperation agreement binds all current and future owners of the Expo Center, the Casino Resort, The Grand Canal Shoppes and the Phase II Resort (and the land on which the Phase II Resort is expected to be built), and has priority over the liens securing our new credit facility and the notes and any liens securing any indebtedness of The Grand Canal Shoppes, the Expo Center or Phase II Resort. Accordingly, subject to applicable law, the obligations in the cooperation agreement will "run with the land" if any of the components change hands.

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OPERATING COVENANTS

    The cooperation agreement regulates certain aspects of the operation of the Expo Center, The Grand Canal Shoppes and the Casino Resort. For example, under the cooperation agreement, we are obligated to operate the Casino Resort continuously and to use it exclusively in accordance with standards of first-class Las Vegas Boulevard style hotels, casinos and retail and restaurant complexes. In turn, the Mall Subsidiary is obligated to operate The Grand Canal Shoppes exclusively in accordance with standards of first-class restaurant and retail complexes, and Interface Group-Nevada, Inc. is obligated to operate and to use the Expo Center exclusively in accordance with standards of first-class convention, trade show and exposition centers. The cooperation agreement also provides that we will not and the Mall Subsidiary will not (and will not permit any other person to) own, operate, lease, license or manage any building or other facility, at or in the Casino Resort, Phase II Resort, The Grand Canal Shoppes or the land on which the Casino Resort, the Phase II Resort or The Grand Canal Shoppes sits, that provides space for shows or expositions of the type generally held at the Expo Center. We will be able to conduct or permit to be conducted at the meeting and conference space that is a part of the Phase 1A Addition, and at the Phase II Resort, tradeshows or expositions of the type generally held at the Expo Center so long as such space is at most 125,000 square feet, and we enter into preferred reservation system agreements with Interface Group-Nevada, Inc. that will govern the booking of exposition and tradeshows in the Phase IA meeting space and in the Phase II Resort, and agreements for Interface Group-Nevada, Inc. to provide audio-visual, telecommunications, electrical, janitorial and other related services to group customers of the Phase IA Addition meeting space or the Phase II Resort. See "Certain Relationships and Related Party Transactions--Preferred Reservation System Agreement" and "--Meeting Services Agreement."

    Additionally, until December 31, 2010, Interface Group-Nevada, Inc., upon our request, will use commercially reasonable efforts to have the Casino Resort designated as the "headquarters hotel" for trade show and convention events at the Expo Center. In turn, we will use commercially reasonable efforts to promote the use and occupancy of the Expo Center.

    Further, Interface Group-Nevada, Inc. agreed under the cooperation agreement that, until such time as the indebtedness under the notes has been paid in full, Interface Group-Nevada, Inc. will not incur additional debt secured by the Expo Center if such additional debt will cause the aggregate indebtedness secured by the Expo Center to exceed the greater of 85% of the then fair market value of the Expo Center or $140.0 million plus any additional amounts permitted to be advanced for equipment leases or equipment financings under the terms of the mortgages encumbering the Expo Center in 1997.

    In addition, subject to certain exceptions, until December 31, 2010, Interface Group-Nevada, Inc. will not voluntarily dispose of its interest in the Expo Center and interest in Interface Group-Nevada, Inc., except to a buyer of the Casino Resort.

MAINTENANCE AND REPAIR

    Venetian must maintain the Casino Resort as well as some common areas and common facilities that are to be shared with The Grand Canal Shoppes and the Expo Center. The cost of maintenance of all shared common areas and common facilities is to be shared by us, the Mall Subsidiary and Interface Group-Nevada, Inc. The Mall Subsidiary must maintain, repair and restore The Grand Canal Shoppes and all common areas and common facilities located in The Grand Canal Shoppes, and Interface Group-Nevada, Inc. must maintain, repair and restore the Expo Center and all common areas and common facilities located in the Expo Center.

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INSURANCE

    The owners of the Casino Resort, the owner of The Grand Canal Shoppes and the owner of the Expo Center must also maintain minimum types and levels of insurance, including property damage, general liability and business interruption insurance.

    The cooperation agreement establishes an insurance trustee to assist in the implementation of the insurance requirements.

    The cooperation agreement provides that in the event of a casualty affecting all or part of the Casino Resort, the Expo Center or The Grand Canal Shoppes, then (a) all insurance proceeds above $1.5 million shall be paid to an insurance trustee to be disbursed in accordance with the provisions of the cooperation agreement and (b) the owners of the affected properties will (subject to certain conditions in the case of the Expo Center) agree to permit such proceeds to be used to restore such property as nearly as reasonably possible to its condition immediately preceding the casualty; PROVIDED, HOWEVER, that no mortgagee of a damaged property shall be required to permit such application of the resulting insurance proceeds unless within 90 days after the casualty (a) the mortgagee receives an opinion from an independent expert to the effect the damaged property may be completed within one year after the delivery of the opinion and
(b) the mortgagee receives evidence that the insurance proceeds (together with any other funds committed by the owner) are sufficient to cover the anticipated costs of the restoration (including scheduled debt service payments through the anticipated date of completion of the restorations). If the owner of the affected property is unable to satisfy the foregoing conditions, then the owner's equitable share of the insurance proceeds shall be applied in accordance with the provisions of its mortgage(s). See "Risk Factors--The collateral securing the exchange notes is subject to control by creditors with first-priority liens that rank ahead of the liens securing the exchange notes. If there is a default, the value of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the exchange notes."

    In the event of a condemnation of a part of the Casino Resort, a part of The Grand Canal Shoppes or a part of the Expo Center, the cooperation agreement requires that the affected owner restore the affected property as nearly as reasonably possible to its condition at the time of the partial condemnation less the portion condemned.

    The cooperation agreement also requires that insurance proceeds payable in connection with a casualty that is the result of a terrorist act be allocated equitably among the Casino Resort, The Grand Canal Shoppes and the Expo Center in accordance with the damages suffered by each so long as (a) proceeds in an amount not to exceed the lesser of (i) $105 million, (ii) the cost of restoring The Grand Canal Shoppes and the rental income lost by The Grand Canal Shoppes as a result of the terrorist act (and covered by such insurance), and (iii) the total amount of such insurance proceeds, are paid first to the mortgagee of The Grand Canal Shoppes, and (b) proceeds in an amount not to exceed the lesser of
(i) $141 million, (ii) the cost of restoring the Expo Center and the income lost by the Expo Center as a result of the terrorist act (and covered by such insurance, and (iii) the total amount of such insurance proceeds, are paid second to the mortgagee of the Expo Center. The mortgagee of The Grand Canal Shoppes also has the benefit of $15 million of terrorism coverage that is solely for the benefit of The Grand Canal Shoppes property.

PARKING

    The cooperation agreement also addresses issues relating to the use of the Casino Resort's parking facilities, the use of parking facilities planned in connection with the Phase II Resort and easements for access. The Casino Resort, The Grand Canal Shoppes and the Expo Center may use the parking spaces in the Casino Resort's parking garage on a "first come, first served" basis, as long as each property retains use of sufficient spaces to comply with minimum parking

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standards. This means that each property uses sufficient spaces to comply with applicable laws to conduct its business. The Casino Resort's parking garage is owned, maintained, and operated by us, with the operating costs allocated among us, The Grand Canal Shoppes and Interface Group-Nevada, Inc. After the completion of the parking garage planned to be built in connection with the Phase II Resort, the Casino Resort, The Grand Canal Shoppes and the Expo Center will have the right to use the Phase II Resort parking garage, with the operating costs allocated among each facility. All property owners have granted each other non-exclusive easements and rights to use the roadways and walkways on their properties for vehicular and pedestrian access to the parking garages.

UTILITY EASEMENTS

    All property owners have also granted each other all appropriate and necessary easement rights to utility lines servicing the Casino Resort, the Phase II Resort and the Expo Center.

RELATIONS BETWEEN THE CASINO RESORT AND THE PHASE II RESORT

    We must approve the plans and specifications (such approval not to be unreasonably withheld) for all portions of the Phase II Resort that will connect with or adjoin the Casino Resort prior to the commencement of construction of the Phase II Resort. The owner of the Phase II Resort must use commercially reasonable efforts to minimize such construction's interference with the operation of the Casino Resort.

    Additionally, prior to construction of the Phase II Resort, there must be agreement on:

    - appropriate mutual operating covenants for the Casino Resort and the Phase II Resort;

    - joint marketing and advertising of the Casino Resort and the Phase II Resort;

    - certain shared casino operations at the Casino Resort and the Phase II Resort;

    - the sharing of customer information regarding the Casino Resort and the Phase II Resort;

    - the joint purchasing of insurance for the Casino Resort and the Phase II Resort;

    - shared security operations for the Casino Resort and the Phase II Resort; and

    - any other matters that would be of mutual benefit in owning and operating the Casino Resort and the Phase II Resort.

COORDINATED RELATIONS WITH HVAC PROVIDER

    The owners of the Casino Resort, The Grand Canal Shoppes, the Expo Center and the Phase II Resort have or will have separate services agreements with the "HVAC Provider" for the provision of thermal energy. See "Operating Agreements--HVAC Services Agreement and Related Documents."

    The cooperation agreement provides mechanisms for these parties to deal with the HVAC Provider in a coordinated manner. In particular, the cooperation agreement establishes conditions for the owner of the Phase II Resort receiving thermal energy services from the HVAC plant. These conditions include the payment by the owner of the Phase II Resort of all incremental costs attributable to such services and any additional capital improvements required for such services.

    The cooperation agreement also provides mechanisms for the owners of the various properties to make decisions regarding the termination or extension of the HVAC services agreements. In

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general, these provisions permit a property owner that is not receiving adequate
HVAC services to replace the HVAC Services provider, as long as the property owner:

    - arranges for an experienced substitute utility operator to take over operation of the HVAC plant; and

    - indemnifies the other property owners against additional payment obligations arising as a consequence of the termination of the previous operator of the HVAC plant.

CONSENTS, APPROVALS AND DISPUTES

    If any property owner has a consent or approval right or has discretion to act or refrain from acting, consent or approval will only be granted and action will be taken or not taken only if a commercially reasonable owner would do so and such consent, approval, action or inaction would not have a material adverse effect on the property owned by such property owner. The cooperation agreement provides for the appointment of an independent expert to resolve some disputes between the parties, as well as for expedited arbitration for other disputes.

                   AGREEMENTS RELATING TO THE PHASE II RESORT

    The Casino Resort was developed on a stand-alone basis as the first phase of a planned two-phase development. In the second phase of the development, it is contemplated that our subsidiary Lido Casino Resort, LLC will construct and develop the Phase II Resort, which is planned to be a themed resort as well. See "Certain Relationships and Related Party Transactions--Possible Conflicts of Interest."

    If the Phase II Resort is constructed, the following additional agreements may also be entered into by the Phase II Subsidiary, on the one hand, and us, Venetian and the Mall Subsidiary, on the other hand:

PHASE II CASINO LEASE

    If the Phase II Resort is constructed, LVSI or Venetian may operate the casino for the Phase II Resort under the Phase II casino lease in order to avoid the need for a separate gaming license for Lido Casino Resort, LLC. The Phase II casino lease may have terms similar to the casino lease. LVSI or Venetian may agree to operate the casino in the Phase II Resort and the casino in similar manners. If Lido Casino Resort, LLC is to receive a percentage of gaming revenue under the Phase II casino lease, it will first have to obtain licenses or other approvals from the Nevada gaming authorities. LVSI or Venetian may also agree to have common gaming and surveillance operations in the casinos based on pro rata allocations of revenues and operating costs.

PHASE II HVAC SERVICES AGREEMENT

    The cooperation agreement permits the owner of the Phase II land to be part of an HVAC services agreement for HVAC services from the HVAC plant. Any agreement would have to be concluded on terms satisfactory to the HVAC provider. See "--Cooperation Agreement."

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion presents the opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding certain material U.S. federal income tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer, as well as the ownership and disposition of the exchange notes by U.S. and non-U.S. holders, each as defined below, who acquire such exchange notes in the exchange offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described herein. We have not obtained and do not intend to obtain a ruling from the U.S. Internal Revenue Service ("IRS") regarding the classification of the initial notes or the exchange notes for U.S. federal income tax purposes or for any other aspect of the tax consequences described below. We cannot assure you that the IRS will not disagree with any of the tax consequences described in this summary. The following discussion assumes that both the initial notes and exchange notes are properly treated as debt for U.S. federal income tax purposes.

    The following discussion does not purport to be a full description or listing of all U.S. federal income tax considerations that may be relevant to a holder in light of such holder's particular circumstances and only addresses holders who hold exchange notes as capital assets within the meaning of
Section 1221 of the Code. Furthermore, this discussion does not address the U.S. federal income tax considerations applicable to holders subject to special rules, such as certain financial institutions, tax-exempt entities, insurance companies, partnerships or other pass-through entities, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, dealers in securities or currencies, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or a synthetic security or other integrated transaction and U.S. holders whose "functional currency" is not the U.S. dollar. In addition, this summary does not address the tax consequences applicable to persons who do not acquire exchange notes pursuant to the exchange offer.

    As used in this offering circular, a "U.S. holder" means a beneficial owner of an exchange note who is, for U.S. federal income tax purposes:

    - a citizen or resident of the U.S.;

    - a corporation created or organized in or under the laws of the U.S. or any of its political subdivisions;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust if either a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

    As used in this summary, the term "non-U.S. holder" means a beneficial owner of an exchange note who is not a U.S. holder. Persons that are partnerships or who would hold exchange notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences to them of holding such notes.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, PERSONS CONSIDERING THE ACQUISITION OF EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF U.S. FEDERAL

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TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING
UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY TAX TREATY.

TAX CONSIDERATIONS FOR U.S. HOLDERS

THE EXCHANGE OFFER

    The exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders. Consequently, (1) no gain or loss will be realized by a holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the initial note exchanged therefor and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the initial note exchanged therefor immediately before the exchange. Further, any market discount or bond premium (as discussed below) applicable to the initial notes should carry over to the exchange notes. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

PAYMENTS OF INTEREST ON EXCHANGE NOTES

    Interest paid on an exchange note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes.

MARKET DISCOUNT AND BOND PREMIUM

    If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is less than its principal amount, then, subject to a statutory DE MINIMIS rule, the difference generally will be treated as market discount. If a U.S. holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of (including dispositions which are nonrecognition transactions under certain provisions of the Code), the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry an exchange note. A U.S. holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

    If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. holder exchanges an initial note, with respect to which there is a bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. holder may elect to amortize bond premium over the remaining

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term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

SALE, EXCHANGE OR DISPOSITION OF EXCHANGE NOTES

    A U.S. holder will generally recognize gain or loss on the sale, exchange, redemption or other taxable disposition of an exchange note in an amount equal to the difference between:

    - the amount of cash plus the fair market value of any property received, other than any amount received attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income; and

    - such holder's adjusted tax basis in the exchange note.

    A U.S. holder's tax basis in an exchange note will generally be such holder's cost for the initial note, increased by any accrued market discount previously included in income, and decreased by any amortized bond premium and any payments that are not payments of stated interest. Subject to the discussion of market discount above, such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or other taxable disposition of the exchange note, the holder held such note for more than one year. The deductibility of capital losses is subject to limitations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments of interest on, and the proceeds of disposition of, an exchange note made to U.S. holders other than certain exempt recipients such as corporations. In general, backup withholding, at the then applicable rate, will be applicable to a U.S. holder that is not an exempt recipient if such U.S. holder:

    - fails to furnish its correct taxpayer identification number which, for an individual, would be his or her Social Security Number;

    - is notified by the IRS that it has failed to properly report payments of interest or dividends; or

    - in some circumstances, fails to certify, under penalties of perjury, that the holder has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

    Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS. Holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

THE EXCHANGE OFFER

    The exchange of initial notes for exchange notes pursuant to the exchange offer by a non-U.S. holder will not be treated as an exchange or otherwise as a taxable event.

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PAYMENTS OF INTEREST ON EXCHANGE NOTES

    Subject to the discussion below concerning backup withholding, payments of interest on an exchange note by us or our paying agent to a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, if:

    - the non-U.S. holder does not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of voting stock of LVSI, or 10% or more of the capital or profits interest in Venetian;

    - the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to LVSI or Venetian under applicable rules of the Code;

    - the non-U.S. holder is not a bank receiving interest described in
      Section 881(c)(3)(A) of the Code; and

    - either (A) the non-U.S. holder provides to us or our paying agent an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes such holder's name and address and a certification as to its non-U.S. status, or (B) in the case of exchange notes held on behalf of the beneficial owner by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such institution files with the withholding agent a statement that it has received Form W-8BEN (or a suitable substitute form) from the non-U.S. holder or from another financial institution acting on behalf of such holder, furnishes the withholding agent with a copy thereof and otherwise complies with the applicable IRS requirements.

    In the case of exchange notes held by a foreign partnership, the certification described above normally is provided by the partners as well as by the foreign partnership and the partnership provides other specified information. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder. Holders, including foreign partnerships and their partners, should consult their tax advisors regarding possible reporting requirements.

    The gross amount of payments of interest that do not qualify for the exception from withholding described above and that are not effectively connected with the conduct by such holder of a trade or business in the U.S. will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the non-U.S. holder properly certifies its entitlement to such treaty benefits on IRS Form W-8BEN or other applicable form.

    If a non-U.S. holder is engaged in a trade or business in the United States and if interest on an exchange note or gain realized on the disposition of an exchange note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular U.S. federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% on its earnings and profits for the taxable year, subject to certain adjustments unless reduced or eliminated by an applicable tax treaty.

SALE, EXCHANGE OR DISPOSITION OF EXCHANGE NOTES

    Subject to the discussion below concerning backup withholding, a non-U.S. holder of an exchange note generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other taxable disposition of such note unless:

    - such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met;

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    - the holder is subject to the special rules applicable to certain former citizens or former residents of the U.S.; or

    - such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on an exchange note to a non-U.S. holder if the certification described under "--Tax Considerations for Non-U.S. Holders" is provided or the non-U.S. holder otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

    The payments of proceeds from the disposition of an exchange note made to or through a non-U.S. office of a non-U.S. broker, as defined in applicable Treasury regulations, generally will not be subject to backup withholding or information reporting. However, if such broker is, for U.S. federal income tax purposes:

    - a U.S. person;

    - a controlled foreign corporation (for U.S. federal income tax purposes);

    - a foreign person 50% or more of whose gross income from all sources is effectively connected with the conduct of a U.S. trade or business for a specified 3 year period; or

    - a foreign partnership with certain connections to the U.S.

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

    The Treasury Regulations provide certain presumptions under which a non-U.S. holder will be subject to backup information reporting and backup withholding unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption. Non-U.S. holders of exchange notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

    THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY TAX TREATY AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS OR TREATIES.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the registration statement of which this prospectus is a part has become effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in the exchange notes may be required to deliver a prospectus. Each broker-dealer that acquires the initial notes directly from us in the initial offering and not as a result of market-making or trading activities must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and may not use this prospectus in connection with resales of the exchange notes.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the registration statement of which this prospectus is a part has become effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York has passed upon the validity of the exchange notes and related guarantees. Certain legal matters with respect to Nevada law will be passed upon for us by Lionel Sawyer & Collins, Las Vegas, Nevada.

                                    EXPERTS

    The consolidated financial statements of Las Vegas Sands, Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Venetian Casino Resort, LLC ("Venetian") as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph in relation to (i) Venetian being a co-obligor of certain indebtedness and
(ii) Venetian only operating certain portions of the Casino Resort facility, as described in Notes 1 and 7 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Grand Canal Shops Mall Subsidiary, LLC as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
LAS VEGAS SANDS, INC.
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets at December 31, 2000 and 2001...  F-3
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 2001...............  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for each of the three years in the period ended December
  31, 2001..................................................  F-5
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 2001...............  F-6
Notes to Financial Statements...............................  F-7

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets at December 31, 2001 and
  September 30, 2002........................................  F-42
Consolidated Statements of Operations for the three and nine months ended September 30, 2001 and 2002..................  F-43
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2001 and 2002.........................  F-44
Notes to Financial Statements...............................  F-45

VENETIAN CASINO RESORT, LLC
Report of Independent Accountants...........................  F-66
Consolidated Balance Sheets at December 31, 2000 and 2001...  F-67
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1999, 2000 and
  2001......................................................  F-68
Consolidated Statements of Members' Equity (Deficit) for
  each of the three years in the period ended December 31,
  2001......................................................  F-69
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1999, 2000 and
  2001......................................................  F-70
Notes to Financial Statements...............................  F-71

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets at December 31, 2001 and
  September 30, 2002........................................  F-103
Consolidated Statements of Operations for the three months
  and nine months ended September 30, 2001 and 2002.........  F-104
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2001 and 2002.........................  F-105
Notes to Financial Statements...............................  F-106

GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
Report of Independent Accountants...........................  F-121
Consolidated Balance Sheets at December 31, 2000 and 2001...  F-122
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1999, 2000 and
  2001......................................................  F-123
Consolidated Statements of Stockholders' Equity for each of
  the three years in the period ended December 31, 2001.....  F-124
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 2001...............  F-125
Notes to Financial Statements...............................  F-126

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE DIRECTORS AND STOCKHOLDERS OF LAS VEGAS SANDS, INC.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Las Vegas Sands, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in Note 1, the Company has restated previously reported net income (loss) for the years ended December 31, 2000 and 1999 to include preferred return on preferred stock of a subsidiary.

    As more fully described in Note 2, the Company changed its method of accounting for losses on early retirements of debt in connection with its adoption of Financial Accounting Standards Board Statement No. 145.

PRICEWATERHOUSECOOPERS LLP

Las Vegas, Nevada
February 1, 2002, except for Notes 2 and 16
    as to which the date is June 28, 2002

                             LAS VEGAS SANDS, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          2001
                                                              -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    42,606   $    54,936
  Restricted cash and investments...........................        2,549         2,646
  Accounts receivable, net..................................       64,328        57,092
  Inventories...............................................        3,868         4,747
  Prepaid expenses..........................................        3,672         3,862
                                                              -----------   -----------
Total current assets........................................      117,023       123,283

Property and equipment, net.................................    1,062,093     1,096,307
Deferred offering costs, net................................       22,314        18,989
Other assets, net...........................................       30,955        33,207
                                                              -----------   -----------
                                                              $ 1,232,385   $ 1,271,786
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    23,835   $    36,353
  Construction payables.....................................        6,212        26,115
  Construction payables-contested...........................        7,232         7,232
  Accrued interest payable..................................       13,277        10,008
  Other accrued liabilities.................................       76,735        70,035
  Current maturities of long-term debt......................       50,119       129,113
                                                              -----------   -----------
Total current liabilities...................................      177,410       278,856

Other long-term liabilities.................................       10,494         3,274
Long-term debt..............................................      801,222       745,746
Long-term subordinated loans payable to Principal
  Stockholder...............................................       62,071        66,123
                                                              -----------   -----------
                                                                1,051,197     1,093,999
                                                              -----------   -----------
Redeemable Preferred Interest in Venetian Casino Resort,
  LLC, a wholly owned subsidiary............................      168,012       188,778
                                                              -----------   -----------
Commitments and contingencies

Stockholders' equity (deficit):
  Common stock, $.10 par value, 3,000,000 shares authorized,
    925,000 shares issued and outstanding...................           92            92
  Capital in excess of par value (2000, as restated)........      140,768       140,768
  Accumulated deficit since June 30, 1996 (2000, as
    restated)...............................................     (127,684)     (151,851)
                                                              -----------   -----------
                                                                   13,176       (10,991)
                                                              -----------   -----------
                                                              $ 1,232,385   $ 1,271,786
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LAS VEGAS SANDS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1999        2000        2001
                                                            ---------   ---------   ---------
Revenues:
  Casino..................................................  $124,161    $ 299,083   $ 227,240
  Rooms...................................................    89,585      192,327     204,242
  Food and beverage.......................................    30,786       67,052      61,977
  Retail and other........................................    28,966       68,804      73,034
                                                            --------    ---------   ---------
                                                             273,498      627,266     566,493
Less-promotional allowances...............................   (25,045)     (46,296)    (42,594)
                                                            --------    ---------   ---------
  Net revenues............................................   248,453      580,970     523,899
                                                            --------    ---------   ---------
Operating expenses:
  Casino..................................................    69,664      163,157     139,936
  Rooms...................................................    25,532       49,618      50,039
  Food and beverage.......................................    19,134       32,627      29,630
  Retail and other........................................    11,581       29,406      32,302
  Provision for doubtful accounts.........................    13,655       19,252      20,198
  General and administrative..............................    50,450       93,413      86,887
  Corporate expense.......................................     2,510        6,275       6,376
  Rental expense..........................................     5,485        8,727       8,074
  Pre-opening and developemental expense..................    21,484           --         355
  Depreciation and amortization...........................    25,145       41,722      40,823
                                                            --------    ---------   ---------
                                                             244,640      444,197     414,620
                                                            --------    ---------   ---------
Operating income..........................................     3,813      136,773     109,279
Other income (expense):
  Interest income.........................................     2,551        1,771       1,385
  Interest expense, net of amounts capitalized............   (71,235)    (111,026)   (101,724)
  Interest expense on indebtedness to Principal
    Stockholder...........................................      (163)      (8,781)     (9,020)
  Other income (expense)..................................        --           --      (1,938)
  Loss on early retirement of debt (all periods as
    restated--see Note 2).................................      (589)      (2,785)     (1,383)
                                                            --------    ---------   ---------
Income (loss) before preferred return (all periods as
  restated)...............................................   (65,623)      15,952      (3,401)
  Preferred return on Redeemable Preferred Interest in
    Venetian Casino Resort, LLC (1999 and 2000, as
    restated--see Note 1).................................   (14,399)     (18,482)    (20,766)
                                                            --------    ---------   ---------
Net income (loss) (1999 and 2000, as restated)............  $(80,022)   $  (2,530)  $ (24,167)
                                                            ========    =========   =========
Basic and diluted loss per share..........................  $ (80.02)   $   (2.53)  $  (24.17)
                                                            ========    =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LAS VEGAS SANDS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                              COMMON STOCK
                                           -------------------   CAPITAL IN
                                            NUMBER               EXCESS OF    ACCUMULATED
                                            SHARES     AMOUNT    PAR VALUE      DEFICIT      TOTAL
                                           --------   --------   ----------   -----------   --------
                                                            AS RESTATED (1998-2000)
BALANCE AT DECEMBER 31, 1998.............  925,000     $   92     $112,977     $ (45,132)   $ 67,937
Capital contributions....................                           27,791                    27,791
Net loss.................................                                        (80,022)    (80,022)
                                           -------     ------     --------     ---------    --------
BALANCE AT DECEMBER 31, 1999.............  925,000         92      140,768      (125,154)     15,706
Net loss.................................                                         (2,530)     (2,530)
                                           -------     ------     --------     ---------    --------
BALANCE AT DECEMBER 31, 2000.............  925,000         92      140,768      (127,684)     13,176
Net loss.................................                                        (24,167)    (24,167)
                                           -------     ------     --------     ---------    --------
BALANCE AT DECEMBER 31, 2001.............  925,000     $   92     $140,768     $(151,851)   $(10,991)
                                           =======     ======     ========     =========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LAS VEGAS SANDS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1999       2000        2001
                                                              --------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) (1999 and 2000, as restated)..............  $(80,022)  $ (2,530)   $(24,167)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................    25,145     41,722      40,823
  Amortization of debt offering costs and original issue
    discount................................................     7,569      8,502       8,691
  Non-cash preferred return on Redeemable Preferred Interest
    in Venetian (2000 and 1999, as restated)................    14,399     18,482      20,766
  Loss on early retirement of debt..........................       589      2,785       1,383
  Non-cash interest on completion guaranty loan.............        --      3,568       4,052
  Provision for doubtful accounts...........................    13,655     19,252      20,198
    Changes in operating assets and liabilities:
    Accounts receivable.....................................   (56,748)   (40,377)    (12,962)
    Inventories.............................................    (4,443)       648        (879)
    Prepaid expenses........................................    (4,070)       400        (190)
    Other assets............................................   (10,141)   (19,433)     (2,252)
    Accounts payable........................................    17,863      5,707      12,518
    Accrued interest payable................................     3,421        787      (3,269)
    Other accrued liabilities...............................    42,720     41,504     (13,920)
                                                              --------   --------    --------
Net cash provided by (used in) operating activities.........   (30,063)    81,017      50,792
                                                              --------   --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash......................   122,956      8,431         (97)
Capital expenditures........................................              (16,409)    (55,134)
Construction of Casino Resort...............................  (319,106)   (12,180)         --
                                                              --------   --------    --------
Net cash used in investing activities.......................  (196,150)   (20,158)    (55,231)
                                                              --------   --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contributions.........................    16,000         --          --
Proceeds from preferred interest in Venetian................    44,431         --          --
Repayments on mall construction loan facility...............  (140,000)        --          --
Proceeds from mall construction loan facility...............    37,287         --          --
Proceeds from mall-tranche A take-out Loan..................   105,000         --          --
Proceeds from mall-tranche B take-out Loan..................    35,000         --          --
Proceeds from completion guaranty loan......................    23,503         --          --
Repayments on bank credit facility-tranche A term loan......   (11,250)   (35,625)   (103,125)
Proceeds from bank credit facility-tranche A term loan......    34,000         --          --
Repayments on bank credit facility-tranche B term loan......                 (250)    (49,750)
Proceeds from bank credit facility-tranche B term loan......        --     50,000          --
Repayments on bank credit facility-tranche C term loan......        --         --      (5,750)
Proceeds from bank credit facility-tranche C term loan......        --         --       5,750
Repayments on bank credit term facility.....................        --         --        (764)
Proceeds from bank credit term facility.....................        --         --     152,750
Repayments on bank credit facility-revolver.................   (10,231)   (50,160)    (18,000)
Proceeds from bank credit facility-revolver.................    40,506     11,000      58,000
Repayments on FF&E credit facility..........................    (5,862)   (16,609)    (21,494)
Proceeds from FF&E credit facility..........................    83,842         --          --
Proceeds from Phase II Subsidiary credit facility...........        --         --       3,933
Proceeds from Phase II Subsidiary unsecured bank loan.......        --         --       1,092
Payments of deferred offering costs.........................    (2,046)    (2,861)     (5,873)
                                                              --------   --------    --------
Net cash provided by (used in) financing activities.........   250,180    (44,505)     16,769
                                                              --------   --------    --------
Increase in cash and cash equivalents.......................    23,967     16,354      12,330
Cash and cash equivalents at beginning of year..............     2,285     26,252      42,606
                                                              --------   --------    --------
Cash and cash equivalents at end of year....................  $ 26,252   $ 42,606    $ 54,936
                                                              ========   ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments for interest................................  $ 91,611   $106,143    $106,150
                                                              ========   ========    ========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution of land by Principal Stockholder...............  $ 11,791   $     --    $     --
                                                              ========   ========    ========
Non-cash interest on completion guaranty loan...............  $     --   $  3,568    $  4,052
                                                              ========   ========    ========
Property and equipment asset acquisitions included in
  accounts payable..........................................  $ 17,410   $ 13,444    $ 33,347
                                                              ========   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LAS VEGAS SANDS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY

    Las Vegas Sands, Inc. ("LVSI") is a Nevada corporation. On April 28, 1989, LVSI commenced gaming operations in Las Vegas, Nevada, by acquiring the Sands Hotel and Casino (the "Sands"). On June 30, 1996, LVSI closed the Sands and subsequently demolished the facility in order to construct a planned two-phase hotel-casino resort. The first phase of the hotel-casino resort (the "Casino Resort") includes 3,036 suites, casino space approximating 116,000 square feet, approximately 500,000 square feet of convention space, and approximately 475,000 gross leasable square feet of retail shops and restaurants. In connection with the closing of the Sands, LVSI effected a quasi-reorganization (Note 3).

    The consolidated financial statements include the accounts of LVSI and its wholly owned subsidiaries (the "Subsidiaries"), including Venetian Casino Resort, LLC ("Venetian"), Grand Canal Shops Mall, LLC (the "Mall Subsidiary"), Grand Canal Shops Mall Subsidiary, LLC (the "New Mall Subsidiary"), Lido Casino Resort, LLC (the "Phase II Subsidiary"), Mall Intermediate Holding Company, LLC ("Mall Intermediate"), Grand Canal Shops Mall Construction, LLC ("Mall Construction"), Lido Intermediate Holding Company, LLC ("Lido Intermediate"), Grand Canal Shops Mall Holding Company, LLC, Grand Canal Shops Mall MM Subsidiary, Inc., Lido Casino Resort Holding Company, LLC, Grand Canal Shops Mall MM, Inc. and Lido Casino Resort MM, Inc. (collectively, and including all other direct and indirect subsidiaries of LVSI, the "Company"). Each of LVSI and the Subsidiaries is a separate legal entity and the assets of each such entity are intended to be available only to the creditors of such entity.

    Venetian was formed on March 20, 1997 to own and operate certain portions of the Casino Resort. LVSI is the managing member and owns 100% of the common voting equity in Venetian. The entire preferred interest in Venetian is owned by Interface Group Holding Company, Inc. ("Interface Holding"), which is wholly owned by LVSI's Principal stockholder (the "Principal Stockholder") (Note 9).

    Mall Intermediate and Lido Intermediate are special purpose companies, which are wholly owned subsidiaries of Venetian. They are guarantors or co-obligors of certain indebtedness related to the construction of the Casino Resort.

    The New Mall Subsidiary, an indirect wholly-owned subsidiary of LVSI, was formed on December 9, 1999 and owns and operates the retail mall in the Casino Resort (the "Mall").

    The Casino Resort is physically connected to the approximately 1.15 million square foot Sands Expo and Convention Center (the "Expo Center"). Interface Group-Nevada, Inc. ("IGN"), the owner of the Expo Center, is beneficially owned by the Principal Stockholder. Venetian, the New Mall Subsidiary and IGN transact business with each other and are parties to certain agreements. The nature of such transactions and the amounts involved are disclosed in the notes to the financial statements.

    RESTATEMENT OF PREVIOUSLY REPORTED AMOUNTS

    As more fully described above, Interface Holding (an entity controlled by LVSI's principal stockholder) owns a redeemable preferred interest in LVSI's wholly owned subsidiary, Venetian. The preferred return on the redeemable preferred interest has not been paid, but it has been accrued by the Company each year and historically accounted for as a charge against capital. Under guidance by the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY (CONTINUED)
Board, dividends on a subsidiary's preferred stock should be reflected as a minority interest and recognized as a charge against income.

    The Company has recognized the preferred return as a charge against income in the accompanying 2001 financial statements, and has restated certain income statement items, capital in excess of par value and accumulated deficit for the years ended December 31, 1999 and 2000 to include the preferred return, which amounts were $14.4 million and $18.5 million, respectively. Accumulated deficit as of December 31, 1998 has also been restated for the cumulative effect of years prior to 1999, which amount was $13.6 million. The restatement has no impact on the previously reported carrying balances of the redeemable preferred interest, or on the previously reported financial position of the Company. In addition, because such preferred return was deducted from income available to common stockholders in calculating earnings per share, the restatement has no impact on previously reported amounts for earnings per share.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPALS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions have been eliminated.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

    The preparation of the consolidated financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, accruals for slot marketing points, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term investments with original maturities not in excess of 90 days.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out and specific identification methods. Inventories consist primarily of food, beverage and retail products.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTS RECEIVABLE

    Accounts receivable are due within one year and are recorded net of amounts estimated to be uncollectible.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Building and improvements...................................  15 to 40 years
Furniture, fixtures and equipment...........................  3 to 15 years
Leasehold improvements......................................  5 to 10 years

    Maintenance, repairs and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.

    Management reviews assets for possible impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets exceeds their fair value. Impairment losses are recognized when estimated future undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amounts. See
Note 3 for adjustment of carrying values as a result of the quasi-reorganization.

CAPITALIZED INTEREST

    Interest costs associated with major construction projects are capitalized. Interest is capitalized on amounts expended on the Casino Resort using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest ceases when the project is substantially complete.

PRE-OPENING AND DEVELOPMENTAL COSTS

    Pre-opening and developmental costs, representing primarily direct personnel and other costs incurred prior to the opening of the Casino Resort and other new ventures are expensed as incurred.

DEBT DISCOUNT AND DEFERRED OFFERING COSTS

    Debt discount and offering costs are amortized based on the terms of the related debt instruments using the straight-line method, which approximates the effective interest method.

PER SHARE DATA

    Basic and diluted loss per share are calculated based upon the weighted average number of shares outstanding. As further described in Note 10, in the first quarter of 2002, the Company completed a stock split whereby the number of common shares outstanding was increased to 1,000,000 from 925,000. Accordingly, all earnings per share calculations have been adjusted to retroactively give effect to the increase in shares outstanding to 1,000,000.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    The Company recognizes revenue when persuasive evidence of an arrangement exists, performance of the service or delivery of the product has occurred, the sales price is fixed or determinable and collectibility is probable.

    CASINO REVENUE AND PROMOTIONAL ALLOWANCES

    Casino revenue is the aggregate of gaming wins and losses. Effective in the fourth quarter of 2000 and the first quarter of 2001, the Company adopted Emerging Issues Task Force Issue 00-14 ("EITF 00-14") and Emerging Issues Task Force Issue 00-22 ("EITF 00-22"), respectively. EITF 00-14 and EITF 00-22 require that cash discounts and other cash incentives related to gaming play be recorded as a reduction of gross casino revenues. EITF 00-14 and EITF 00-22 also require that prior periods be restated to conform to this presentation. The Company previously recorded such discounts as an operating expense and has reclassified prior period amounts, which has no effect on previously reported net income. In connection with the adoption of EITF 00-22 in the first quarter of 2001, the Company reclassified $3.3 million and $6.1 million of such discounts in the 1999 and 2000 financial statements, respectively. In addition, the retail value of accommodations, food and beverage, and other services furnished to hotel/casino guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated departmental cost of providing such promotional allowances is included primarily in casino operating expenses as follows (in thousands):

                                                              COST
                                                          DECEMBER 31,
                                                 ------------------------------
                                                   1999       2000       2001
                                                 --------   --------   --------
Food and Beverage..............................  $ 7,126    $10,391    $ 9,357
Rooms..........................................    5,077      7,956      6,996
Other..........................................      836      1,904      1,752
                                                 -------    -------    -------
                                                 $13,039    $20,251    $18,105
                                                 =======    =======    =======

    The estimated retail value of such promotional allowances is included in operating revenues as follows (in thousands):

                                                            REVENUE
                                                          DECEMBER 31,
                                                 ------------------------------
                                                   1999       2000       2001
                                                 --------   --------   --------
Food and Beverage..............................  $ 8,265    $16,053    $14,749
Rooms..........................................   15,445     27,421     25,828
Other..........................................    1,335      2,822      2,017
                                                 -------    -------    -------
                                                 $25,045    $46,296    $42,594
                                                 =======    =======    =======

    RENTAL REVENUE

    Minimum rental revenues are recognized on a straight-line basis over the terms of the related lease. Percentage rents are recognized in the period in which the tenants exceed their respective

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) percentage rent thresholds. Charges to tenants for real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period billed which approximates the period in which the applicable costs are incurred.

    HOTEL AND FOOD AND BEVERAGE REVENUES

    Hotel sales criteria are generally met at the time of occupancy. Deposits for future hotel occupancy or food and beverage services contracts are recorded as deferred income until revenue recognition criteria are met. Cancellation fees for hotel and food and beverage services are recognized upon cancellation by the customer as defined by a written contract entered into with the customer.

    JOINT VENTURE REVENUE

    The Company entered into an agreement during 2001 with a subsidiary of the Solomon R. Guggenheim Foundation to operate the Guggenheim Las Vegas Museum in the Casino Resort. The Guggenheim entity is the manager of the Guggenheim Las Vegas Museum. The agreement requires the Company to make certain contributions of capital. The Company is reimbursed for certain expenses incurred and certain advances made to open the exhibition at the Guggenheim Las Vegas Museum. After such expenses are reimbursed, the Company is to receive 49% of the operating income generated pursuant to the agreement. The Company's share of operating losses generated pursuant to the agreements is also 49%. The agreement is accounted for on the equity method of accounting.

SLOT CLUB PROMOTION AND PROGRESSIVE JACKPOT PAYOUTS

    The Company has established a promotional club to encourage repeat business from frequent and active slot machine customers and table games patrons. Members earn points based on gaming activity and such points can be redeemed for cash. The Company accrues for club points based upon the estimates for expected redemptions. The Company maintains a number of progressive slot machines and table games. As wagers are made on the respective progressive games, the amount available to win (to be paid out when the appropriate jackpots are hit) increases. The Company has recorded the progressive jackpots as a liability with a corresponding charge against casino revenue.

INCOME TAXES

    LVSI has elected to be taxed as an S Corporation and its wholly owned subsidiaries are either limited liability companies or S Corporations, each of which is a tax pass-through entity for federal income tax purposes. Nevada does not levy a corporate income tax. Accordingly, no provision for federal or state income taxes is included in the statement of operations.

ADVERTISING COSTS

    Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program. Direct-response advertising consists primarily of mailing costs associated with the direct-mail programs. Capitalized

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) advertising costs, included in prepaid expense, were immaterial at December 31, 2001 and 2000. Advertising costs that were expensed during the year were $5.2 million, $8.7 million and $5.6 million in 1999, 2000 and 2001, respectively.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of short-term investments and receivables. The short-term investments are placed with a high credit quality financial institution, which invests primarily in money market funds.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), entitled "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, it depends on its effectiveness as a hedge. SFAS 133 as amended is effective for all fiscal quarters of fiscal years beginning after December 31, 2000. SFAS 133 should not be applied retroactively to financial statements of prior periods. The Company adopted
SFAS 133 on January 1, 2001.

    The Company, from time to time, uses interest rate caps and floors and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the cap and floor or similar financial instrument.

    The Company has a policy aimed at managing interest rate risk associated with its current and anticipated future borrowings. This policy enables the Company to use any combination of interest rate swaps, futures, options, cap and similar instruments. To the extent the Company employs such financial instruments pursuant to this policy, and the instruments qualify for hedge accounting, they are accounted for as hedging instruments. In order to qualify for hedge accounting, the underlying hedged item must expose the Company to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Company's exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in the period of change. Otherwise, gains and losses are not recognized except to the extent that the financial instrument is disposed of prior to maturity. Net interest paid or received pursuant to the financial instrument is included as interest expense in the period.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

    The consolidated financial statements and footnotes for prior years reflect certain reclassifications to conform with the current year presentation, which have no effect on previously reported net income.

RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board issued Statement
No. 141 ("SFAS 141"), entitled "Business Combinations" and Statement No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 is effective as follows: (a) use of the pooling-of-interests method is prohibited for business combinations initiated after June 30 2001; and (b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provision that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

    In August 2001, the Financial Accounting Standards Board issued Statement No. 143 ("SFAS 143"), "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

    In October 2001, the Financial Accounting Standards Board issued Statement No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

    The Company is currently evaluating the provisions of SFAS 141, SFAS 142, SFAS 143 and SFAS 144 and does not anticipate that the effects of these changes will have an impact the Company's financial position or results of operations.

    In April 2002, the Financial Accounting Standards Board issued statement
No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements for classification as an extraordinary loss, as defined by APB Opinion No. 30. The Company has adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Accordingly, for the years ended December 31, 1999, 2000 and 2001 the losses on early retirement of debt of $0.6 million, $2.8 million and $1.4 million, respectively have been reclassified to other income (expense) to conform to this new presentation. The adoption of SFAS 145 had no impact on the Company's financial condition or cash flows.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--STRATEGIC REDIRECTION AND QUASI-REORGANIZATION

    During 1996, in response to increasing competition and rapid market changes, management decided to strategically redirect the Company's business. On
June 30, 1996, the Company suspended operations and closed the existing Sands property in order to construct a new hotel-casino resort (Note 1). As a result, approximately 1,400 employee positions were eliminated. The estimated severance and related closing costs were included in selling, general and administrative expense for 1996. In December 1997, the Company reevaluated its accrued closing costs resulting in a credit of $1.8 million to selling, general and administrative expense.

    In connection with the closing of the Sands (Note 1), the Company's director and Principal Stockholder approved a quasi-reorganization, effective as of June 30, 1996, pursuant to which the Company revalued certain of its assets as of that date. This revaluation, in accordance with the accounting principles applicable to a quasi-reorganization, permitted the Company to eliminate the adjusted accumulated deficit account as of that date, by a charge against capital in excess of par value, and to establish a new retained earnings account for the accumulation of the results of future operations. The quasi-reorganization resulted in an increase in the carrying value of land of $51.7 million and a corresponding decrease of $45.0 million in buildings and other property and equipment, net of accumulated depreciation and $6.7 million in severance and related closing costs. The remaining accumulated depreciation against the cost basis of the remaining property was eliminated, and the accumulated deficit of $155.0 million as of June 30, 1996, was transferred to capital in excess of par value.

NOTE 4--RESTRICTED CASH

    The net proceeds of the Company's 12 1/4% Mortgage Notes due 2004 (the "Mortgage Notes") and its 14 1/4% Senior Subordinated Notes due 2005 (the "Senior Subordinated Notes" and, together with the Mortgage Notes, the "Notes") were deposited into restricted accounts and invested in cash or permitted investments by a disbursement agent for the Company's lenders until required for project costs under the terms of the disbursement agreement with certain of the Company's lenders (the "Disbursement Agreement") (Note 8). Additional amounts have been deposited to other restricted accounts, which are controlled by the Company, but which are also restricted as to use under the terms of the Disbursement Agreement.

NOTE 5--ACCOUNTS RECEIVABLE

    Components of accounts receivable were as follows:

                                                            DECEMBER 31,
                                                         -------------------
                                                           2000       2001
                                                         --------   --------
Casino.................................................  $ 66,520   $ 58,689
Hotel..................................................    15,387     13,987
Other..................................................     5,334      8,409
                                                         --------   --------
                                                           87,241     81,085
Less: allowance for doubtful accounts and discounts....   (22,913)   (23,993)
                                                         --------   --------
                                                         $ 64,328   $ 57,092
                                                         ========   ========

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--ACCOUNTS RECEIVABLE (CONTINUED)
    The Company extends credit to approved casino customers following background checks and investigations of creditworthiness. At December 31, 2001, a substantial portion of the Company's casino receivables were due from customers residing in foreign countries. Business or economic conditions, the legal enforceability of gaming debts, or other significant events in these countries could affect the collectibility of such receivables.

    An estimated allowance for doubtful accounts and discounts is maintained to reduce the Company's receivables to their estimated net realizable value. Although management believes the allowance is adequate, it is possible that the estimated amount of cash collections with respect to the casino accounts receivable could change.

NOTE 6--PROPERTY AND EQUIPMENT, NET

    Property and equipment includes costs incurred to construct the Casino Resort and consists of the following (in thousands):

                                                          DECEMBER 31,
                                                     -----------------------
                                                        2000         2001
                                                     ----------   ----------
Land and land improvements.........................  $  109,863   $  113,309
Building and improvements..........................     832,429      882,395
Equipment, furniture, fixtures and leasehold
  improvements.....................................     134,008      138,978
Construction in progress...........................      52,129       68,542
                                                     ----------   ----------
                                                      1,128,429    1,203,224
Less: accumulated depreciation and amortization....     (66,336)    (106,917)
                                                     ----------   ----------
                                                     $1,062,093   $1,096,307
                                                     ==========   ==========

    The Casino Resort serves as collateral for various financing facilities (Note 8).

    During the years ended December 31, 1999, 2000 and 2001, the Company capitalized interest expense of $31.3 million, $0.1 million, and $2.0 million, respectively.

NOTE 7--OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       2001
                                                           --------   --------
Customer deposits........................................  $33,807    $32,735
Payroll and related......................................   21,226     16,901
Taxes and licenses.......................................    8,476      6,360
Outstanding gaming chips and tokens......................    5,095      5,849
Other accruals...........................................    8,131      8,190
                                                           -------    -------
                                                           $76,735    $70,035
                                                           =======    =======

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES
  OTHER THAN THE NEW MALL SUBSIDIARY:
12 1/4% Mortgage Notes, due November 15, 2004...............  $ 425,000   $425,000
14 1/4% Senior Subordinated Notes, due November 15, 2005
  (net of unamortized discount of $3,387 in 2001 and $4,263
  in 2000)..................................................     93,237     94,113
Bank Credit Facility-Revolver...............................         --     40,000
Bank Credit Facility-Tranche A Term Loan....................    103,125         --
Bank Credit Facility-Tranche B Term Loan....................     49,750         --
Bank Credit Facility-Term Loan..............................         --    151,986
FF&E Credit Facility........................................     75,229     53,735

INDEBTEDNESS OF THE NEW MALL SUBSIDIARY:
Mall Tranche A Take-out Loan................................    105,000    105,000

INDEBTEDNESS OF THE PHASE II SUBSIDIARY:
Phase II Subsidiary Credit Facility.........................         --      3,933
Phase II Unsecured Bank Loan................................         --      1,092
Less: current maturities....................................    (50,119)  (129,113)
                                                              ---------   --------
Total long-term debt........................................  $ 801,222   $745,746
                                                              =========   ========
SUBORDINATED OWNER INDEBTEDNESS:
Completion Guaranty Loan (Indebtedness of Venetian).........  $  27,071   $ 31,123
Subordinated Mall Tranche B Take-out Loan from Principal
  Stockholder (Indebtedness of New Mall Subsidiary).........     35,000     35,000
                                                              ---------   --------
Total long-term subordinated loans payable to Principal
  Stockholder...............................................  $  62,071   $ 66,123
                                                              =========   ========

    As further described in Note 16, the above indebtedness of the Company was refinanced on June 4, 2002.

    MORTGAGE NOTES AND SENIOR SUBORDINATED NOTES

    In November 1997, the Company issued $425.0 million aggregate principal amount of the Mortgage Notes and $97.5 million aggregate principal amount of the Senior Subordinated Notes in a private placement. Interest on the Notes is payable each May 15 and November 15, commencing on May 15, 1998. On June 1, 1998, LVSI and Venetian completed an exchange offer to exchange the Notes for notes with substantially the same terms.

    The Mortgage Notes are secured by second priority liens on the Notes Collateral (the real estate improvements and personal property that comprise the Hotel, the Casino and the Congress Center, with certain exceptions). The Senior Subordinated Notes are unsecured. The Notes are redeemable at the option of LVSI and Venetian at prices ranging from 100% to 106.125% for the Mortgage Notes and 100% to 107.125% for the Senior Subordinated Notes commencing after

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)
November 14, 2001, as set forth in the Notes and the indentures pursuant to which the Notes were issued (the "Indentures"). Upon a change of control (as defined in the Indentures), each Note holder may require LVSI and Venetian to repurchase such Notes at 101% of the principal amount thereof plus accrued interest and other amounts which are then due, if any. The Notes are not subject to a sinking fund requirement.

    The Senior Subordinated Notes bear cash interest at the rate of 10% per annum through November 15, 1999, and thereafter at a rate of 14 1/4% per annum. The Senior Subordinated Notes were sold at a $7.0 million discount to their face amount in order to yield 14 1/4% per annum to maturity and accrued to par through the second anniversary date of the issuance.

    BANK CREDIT FACILITY

    In November 1997, LVSI and Venetian and a syndicate of lenders entered into a Bank Credit Facility (the "Bank Credit Facility") providing for up to
$150.0 million in multiple draw term loans (the "Tranche A Term Loan") to the Company for construction and development of the Casino Resort. Up to $40.0 million of additional credit in the form of revolving loans under the Bank Credit Facility (the "Revolver") was made available generally for working capital. In June 2000, the Company amended certain terms of the Bank Credit Facility in order to: (1) add a new senior secured tranche B term loan (the "Tranche B Term Loan") in the amount of $50.0 million, the proceeds of which were applied to (x) prepay the Tranche A Term Loan in forward order of maturity in the amount of $30.0 million and (y) reduce outstanding loans under the Revolver by $20.0 million (net of fees and expenses) without decreasing available commitments of the Revolver; and (2) adjust certain financial covenants provided for in the Bank Credit Facility. The Company recorded a $2.8 million extraordinary loss on early retirement of debt in connection with this transaction.

    On September 17, 2001, the Company entered into its second amendment and restatement of the Bank Credit Facility in order to: (1) combine the $97.5 million Tranche A Term Loan, $49.5 million Tranche B Term Loan and an additional $5.8 million tranche C term loan into a single term loan of $152.8 million; (2) modify the Company's scheduled amortization payments to instead repay $381,875 per quarter until December 2002, to be followed by two bullet payments of $75.2 million during each of March 2003 and June 2003;
(3) extend the commitment termination date of the Revolver from September 15, 2001 to June 30, 2003; (4) eliminate the "cash sweep" provision of such agreement in connection with any excess cash flows of the Company; and
(5) modify the financial covenants. The Company recorded a $1.4 million extraordinary loss on early retirement of debt in connection with this transaction. Each of the term loan and revolving loans under the Bank Credit Facility has an interest rate of 350 basis points over LIBOR. The average interest rate incurred during 2001 was 7.68% and was payable upon expiration of each LIBOR contract, limited to three months.

    The Company is required to enter into interest rate cap and/or floor agreements to limit the impact of increases in interest rates on its floating rate debt derived from the Bank Credit Facility. To meet the requirements of the Bank Credit Facility, the Company entered into a cap and floor agreement during 1998 which was further amended in 2000 and 2001 (the "Cap and Floor Agreement"), which resulted in a premium payment to counterparties and receipt of an equal payment from the counterparties, based upon notional principal amounts for a term equal to the

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)
term of the Bank Credit Facility. The interest rate cap provisions of the Cap and Floor Agreement entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in such agreement. Conversely, the interest rate floor provisions of the Cap and Floor Agreement require the Company to pay the counterparties the amounts, if any, by which the selected market interest rates are less than the strike rates stated in such agreement. The net effect of all such cap and floor agreements resulted in an increase of interest expense of $0.5 million for the year ended December 31, 2001. If the Company had terminated the cap and floor agreements as of December 31, 2001, the Company would have had to pay a net amount of $1.9 million based on quoted market values from the various institutions holding the swaps. In accordance with SFAS 133, the Company has recorded the fair value of its obligation in the accompanying financial statements. The notional amount of the Cap and Floor Agreement at December 31, 2001 was $76.2 million.

    FF&E FINANCING

    In December 1997, a credit facility (the "FF&E Credit Facility") secured by certain furniture, fixtures and equipment (the "Specified FF&E") was entered into with certain lenders (the "FF&E Lenders") to provide $97.7 million of financing for the Specified FF&E and an electrical substation. The financing provides for an interim loan during construction and a 60-month basic term loan after completion of the Casino Resort. In the initial and subsequent draws, the FF&E Lenders reimbursed the Company for amounts spent by the Company for Specified FF&E prior to the initial draw.

    Interest on the FF&E Credit Facility is the lower of (x) base rate plus 100 basis points and (y) a floating monthly rate calculated at the higher of
(a) the reserve-adjusted 30-day LIBOR rate plus 375 basis points and (b) the eurodollar interest rate margin in effect on the Bank Credit Facility plus 125 basis points. The average interest rate incurred during 2001 was 8.36% and was payable quarterly. Amortization on the FF&E basic loan was 3% of the principal for the first four quarters beginning September 30, 1999 and 5.5% of the principal for the next 16 quarters. On September 28, 2001, the Company entered into a fourth amendment to the FF&E Credit Facility in order to modify its financial covenants to substantially match those under the September 17, 2001 amended and restated Bank Credit Facility, as described above. As of December 31, 2001, $97.7 million had been drawn and $44.0 million principal repayments had been paid under the FF&E Credit Facility.

    COMPLETION GUARANTY LOAN

    In accordance with its terms, advances made under the Principal Stockholder completion guaranty (the "Completion Guaranty") are treated as a junior loan from the Principal Stockholder to Venetian (the "Completion Guaranty Loan") that is subordinated in right of payment to the indebtedness under the Bank Credit Facility, the FF&E Credit Facility and the Notes. The Completion Guaranty Loan matures on November 16, 2005, bears interest at a rate of 14 1/4% per annum and compounds and is added to the principal balance semi-annually. Although interest may accrue on the Completion Guaranty Loan, no cash payments with respect to such loan may be made until senior indebtedness is repaid, except for payments made from certain construction-related recoveries. On November 12, 1999, an advance of approximately $23.5 million was made under the Completion Guaranty and treated as a Completion Guaranty Loan. During 2000 and 2001 the Company incurred interest expense of $3.6 million and $4.1 million, respectively under this loan

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)
which has been added to the principal balance of the Completion Guaranty Loan, resulting in a total balance of $31.1 million at December 31, 2001.

    MALL TRANCHE A TAKE-OUT LOAN

    On December 20, 1999, certain take-out lenders (collectively, the "Tranche A Take-out Lender") funded a $105.0 million Tranche A take-out loan to the New Mall Subsidiary (the "Tranche A Take-out Loan"). The proceeds were used to repay indebtedness under the mall construction loan facility for the Mall.

    The indebtedness under the Tranche A Take-out Loan is secured by first priority liens on the assets that comprise the Mall (the "Mall Assets"). The annual interest rate on the Tranche A Take-out Loan is 350 basis points over 30-day LIBOR and is payable monthly. The average interest rate incurred during 2001 was 7.71%. The Tranche A Take-out Loan is due in full on December 20, 2002. The Company currently plans to refinance the Tranche A Take-out Loan prior to its due date of December 20, 2002; however, no assurance can be given that refinancing for such indebtedness will be available to the Company prior to this date. No principal payments are due thereunder until December 20, 2002.

    The Company is required to enter into an interest rate cap agreement to limit the impact of increases in interest rates on its floating rate debt derived from the Tranche A Take-out Loan. To meet the requirements of the Tranche A Take-out Loan, the Company entered into a cap agreement during 2000 (the "Cap Agreement"), which resulted in a premium payment to counterparties based upon notional principal amounts for a term equal to the term of the Tranche A Take-out Loan. The interest rate cap provisions of the Cap Agreement entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in such agreement. The net effect on interest expense of the cap agreements was zero for the year ended December 31, 2001. If the Company had terminated the Cap Agreement as of December 31, 2001, the Company would not have had to pay any amounts based on quoted market values from the various institutions holding the swaps. The notional amount of the Cap Agreement at December 31, 2001 was $42.3 million.

    The New Mall Subsidiary is also required pursuant to the Tranche A Take-out Loan to maintain certain funds in escrow for mall management fees, tenant disputes, tenant allowances and leasing commissions. At each of December 31, 2000 and 2001, $1.1 million was held in escrow for these purposes and classified as restricted cash in the accompanying financial statements.

    MALL TRANCHE B TAKE-OUT LOAN

    On December 20, 1999, the Principal Stockholder funded a Tranche B take-out loan to provide $35.0 million in financing to the New Mall Subsidiary (the "Tranche B Take-out Loan" and, together with the Tranche A Take-out Loan, the "Mall Take-out Financing"). The proceeds, along with $105.0 million of proceeds from the Tranche A Take-out Loan, were used to repay the mall construction loan facility for the Mall in full.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)

    The indebtedness under the Tranche B Take-out Loan is secured by second priority liens on the Mall Assets. The loan bears interest at 14% per annum and is payable monthly. During 1999, 2000 and 2001, the Company incurred interest expense of $0.2 million, $5.2 million and $5.0 million, respectively, under this loan. The initial maturity date of the Tranche B Take-out Loan is December 20, 2004 with a right of extension to December 20, 2007. No principal payments are due thereunder until maturity.

    PHASE II SUBSIDIARY CREDIT FACILITY

    On October 19, 2001, the Phase II Subsidiary entered into a loan agreement providing for a $17.5 million term and revolving loan, with a one time option to increase such loan to $30.0 million (the "Phase II Subsidiary Credit Facility"). The Phase II Subsidiary Credit Facility is secured by a first priority mortgage on the land on the site located adjacent to the Casino Resort (the "Phase II Land"), as well as the Phase II Subsidiary's interest in a five year lease of the Phase II Land to Venetian for an annual rental payment of $8.0 million (the "Phase II Lease"). The Phase II Subsidiary immediately drew $12.5 million for a letter of credit under the revolver portion of the Phase II Subsidiary Credit Facility (the "Letter of Credit") pursuant to the terms of and to be provided as credit support for the Bank Credit Facility. The Letter of Credit was released in February 2002, pursuant to its terms, immediately following the first fiscal quarter period ending after September 30, 2001 in which the Company's consolidated adjusted EBITDA exceeded $30.0 million. The Company drew
$3.9 million on the Phase II Credit Facility during 2001. The remaining portion of the Phase II Subsidiary Credit Facility and proceeds from rental payments from Venetian to the Phase II Subsidiary under the Phase II Lease are each available for any Phase II Resort pre-development expenses or may be loaned or distributed by the Phase II Subsidiary to the Company for other liquidity needs. The Phase II Subsidiary Credit Facility bears interest at LIBOR plus 400 basis points and is due on June 30, 2003. The average interest rate incurred during 2001 was 6.5% and was payable upon expiration of each LIBOR contract, limited to three months.

    PHASE II UNSECURED BANK LOAN

    In February 2001, the Phase II Subsidiary entered into an unsecured bank line of credit, as amended on May 31, 2001, for $1,092,000 and payable on July 15, 2002. This line of credit bears interest at LIBOR plus 100 basis points. The proceeds of the line of credit were used to fund payments of Phase II Subsidiary operating costs. The average interest rate incurred during 2001 was 5.25%.

    SCHEDULED MATURITIES OF LONG-TERM DEBT

    Scheduled maturities of long-term debt outstanding at December 31, 2001 are summarized as follows: $129.1 million for 2002, $215.9 million for 2003, $470.7 million for 2004, and $125.3 million for 2005 (which includes unamortized discount on the Senior Subordinated Notes).

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)
    WAIVERS

    On November 12, 1999, the Company entered into various limited waiver agreements (the "Waivers") with the administrative agent and lenders under:
(1) the Bank Credit Facility; (2) the FF&E Credit Facility; and (3) certain parties to the Disbursement Agreement. Under the Waivers, the various lenders waived certain defaults and events of default (to the extent, if any, they existed or may have existed) arising from the Company's litigation with Lehrer McGovern Bovis, Inc., its construction manager (the "Construction Manager"), the facts relating to the underlying dispute with the Construction Manager and the mechanics liens that were filed against the Casino Resort (Note 13). As conditions to the effectiveness of the Waivers, the Company and the Principal Stockholder, among other things: (i) agreed to pay a fee to the lenders under the Bank Credit Facility and the FF&E Credit Facility; (ii) agreed to purchase surety bonds for all of the mechanics liens and cause the title company to provide endorsements ensuring that the deeds of trust under the Bank Credit Facility and the Mortgage Notes are superior in priority to all mechanics liens; and (iii) agreed that the Principal Stockholder's $25.0 million Completion Guaranty would, notwithstanding the prior agreement of the parties providing for termination of such guaranty upon substantial completion of the Casino Resort, remain in effect until "final completion" (i.e., the completion of all remaining punchlist items and the final resolution or settlement of all disputes with the Construction Manager and subcontractors) and be unlimited in amount with respect to all construction costs arising from scope changes. In order to be able to purchase the surety bonds, the Principal Stockholder had to provide a $5.0 million irrevocable letter of credit as collateral to the bonding company. All of the conditions to the effectiveness of the limited waivers were satisfied on November 12, 1999.

    The debt instruments described above contain certain covenants that require the Company to pass a number of financial tests relating to, among other things, a minimum consolidated earnings before interest, taxes, depreciation and amortization ("EDITDA"), a consolidated leverage ratio, and a fixed charge coverage ratio (all as defined in the respective credit agreements). Additionally, the debt instruments contain certain restrictions that, among other things, limit the ability of the Company and/or certain subsidiaries to incur additional indebtedness, issue disqualified stock or equity interests, pay dividends or make other distributions, repurchase equity interests or certain indebtedness, create certain liens, enter into certain transactions with affiliates, enter into certain mergers or consolidations or sell assets of the Company without prior approval of the lenders or noteholders. The Company is also a party to certain intercreditor agreements. The intercreditor agreements set forth the lender's interests and claims in the Company's assets as collateral for borrowings.

    Consolidated EBITDA is dependent on the Company's results of operations, which in turn are partially dependent on tables games revenues. While the table games win percentage is reasonably predictable over the long term, it can fluctuate significantly from quarter to quarter, affecting table games revenues. The financial covenants involving EBITDA are applied on a rolling four-quarter basis, and the Company's compliance with financial covenants can be temporarily affected if the Company experiences a decline in hotel occupancy or room rates, or an unusually low win percentage in a particular quarter, which is not offset in subsequent quarters or by other results of operations.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)
    The Company was challenged to meet these covenant tests in 2001 for certain quarters during the rolling measurement period due to an extremely low win percentage and reduced travel to Las Vegas during the fourth quarter of 2001 because of the September 11th terrorist attacks. These covenants allow the Principal Stockholder to increase EBITDA for measurement purposes by issuing a standby letter of credit to the Company's lenders. The covenants also allow the New Mall Subsidiary and the Phase II Subsidiary, subject to certain limitations, to make distributions to LVSI which would increase EBITDA for debt covenant measurement purposes. The Company used the letter of credit mechanism in the amount of $10.0 million during the first quarter of 2001. Pursuant to the terms of the Company's indebtedness, the letter of credit was subsequently reduced to $6.9 million during the third quarter of 2001.

    Due to decreased casino revenues attributable to an unusually low table games win percentage, the Company also would not have met its financial covenants in the second quarter of 2001. As a result, on June 29, 2001, the Company entered into limited waivers, consents and amendments to the Bank Credit Facility and the FF&E Credit Facility in order to, among other things:
(1) obtain a waiver with respect to each of its minimum fixed charge ratio covenant, maximum leverage ratio covenant and minimum consolidated adjusted EBITDA covenant for the quarter ending June 30, 2001; and (2) amend the maximum consolidated capital expenditures covenant. Additionally, during the fourth quarter of 2001, the Company entered into a limited waiver amendment to the Bank Credit Facility and FF&E Credit Facility to obtain a wavier with respect to the minimum consolidated adjusted EBITDA requirement. These covenants also allow the New Mall Subsidiary and the Phase II Subsidiary to make distributions to LVSI which would increase EBITDA for debt covenant measurement purposes. The ability of the New Mall Subsidiary and the Phase II Subsidiary to make distributions is subject to certain limitations. During February 2002, the New Mall Subsidiary paid a $7.0 million distribution to Venetian.

    For the next twelve months, the Company expects to fund Casino Resort operations, capital expenditures and debt service requirements (excluding the Tranche A Take-out Loan) from existing cash balances, operating cash flow, borrowings under its revolving credit line (the "Revolver") to the extent that funds are available, distributions of excess cash from the New Mall Subsidiary to the extent permitted under the Tranche A Take-out Loan, and loans or distributions of excess cash from the Phase II Subsidiary as a result of rental payments under the Phase II Lease and borrowings under the Phase II Subsidiary Credit Facility.

    The Company expects to be challenged to meet certain of its covenant tests in the first quarter of 2002 due to the carry-over effects that the extremely low win percentage for certain of its fiscal 2001 quarters will have on the rolling measurement period. The Company has certain options available to it in the event that it needs to seek a cure in order to meet such covenants, including the ability to draw down on the Phase II Subsidiary Credit Facility, make distributions of excess cash from the Mall under the terms of the Tranche A Take-out Loan or the negotiation with its lenders of further waivers for debt covenant violations in 2002. The Company anticipates that ultimately its win percentage will return to normal levels and that it will no longer need to rely on the various cures and waivers described above.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT (CONTINUED)
    FAIR VALUE

    Estimated fair values of the Company's debt and related financial instruments are as follows (in thousands):

                                                                   DECEMBER 31,
                                                   ---------------------------------------------
                                                           2000                    2001
                                                   ---------------------   ---------------------
                                                   CARRYING      FAIR      CARRYING      FAIR
                                                    AMOUNT       VALUE      AMOUNT       VALUE
                                                   ---------   ---------   ---------   ---------
12 1/4% Mortgage Notes...........................  $425,000    $422,875    $425,000    $439,875
14 1/4% Senior Subordinated Notes................    93,237      93,600      94,113      95,995
Mall Tranche A Take-out Loan.....................   105,000     105,000     105,000     105,000
Mall Tranche B Take-out Loan.....................    35,000      35,000      35,000      35,000
Completion Guaranty Loan.........................    27,071      27,071      31,123      31,123
Bank Credit Facility-Tranche A Term Loan.........   103,125     103,125          --          --
Bank Credit Facility-Tranche B Term Loan.........    49,750      49,750          --          --
Bank Credit Facility-Term Loan...................        --          --     151,986     151,986
Bank Credit Facility-Revolver....................        --          --      40,000      40,000
Phase II Subsidiary Credit Facility..............        --          --       3,933       3,933
Phase II Subsidiary Bank Loan....................        --          --       1,092       1,092
FF&E Credit Facility.............................    75,229      75,229      53,735      53,735
Cap and Floor Agreement..........................        --         184       1,937       1,937
Cap Agreement....................................        --           4           1           1

    The fair values of the Mortgage Notes and the Senior Subordinated Notes are based on quoted market prices. The fair values of the Senior Subordinated Notes are based upon the $94.1 million carrying value amounts. The fair values of other indebtedness and the FF&E Credit Facility approximate their respective carrying amounts based on the variable nature of these facilities. The fair value of the Cap and Floor Agreement and the Cap Agreement are based upon quotes from brokers.

NOTE 9--REDEEMABLE PREFERRED INTEREST IN VENETIAN CASINO RESORT, LLC

    During 1997, Interface Holding contributed $77.1 million in cash to Venetian in exchange for a Series A preferred interest (the "Series A Preferred Interest") in Venetian. By its terms, the Series A Preferred Interest was convertible at any time into a Series B preferred interest in Venetian (the "Series B Preferred Interest"). In August 1998, the Series A Preferred Interest was converted into the Series B Preferred Interest. The rights of the Series B Preferred Interest include the accrual of a preferred return of 12% from the date of contribution in respect of the Series A Preferred Interest. Until the indebtedness under the Bank Credit Facility is repaid and cash payments are permitted under the restricted payment covenants of the indentures entered into in connection with the Notes, the preferred return on the Series B Preferred Interest will accrue and will not be paid in cash. Commencing in November 2009, distributions must be made to the extent of the positive capital account of the holder. During the second and third quarters of 1999, Interface Holding contributed $37.3 million and $7.1 million, respectively, in cash in exchange for an additional Series B Preferred Interest. During the years ended
December 31, 1999, 2000 and 2001, $14.4 million, $18.5 million and
$20.8 million, respectively, were accrued on the Series B Preferred Interest related to the

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--REDEEMABLE PREFERRED INTEREST IN VENETIAN CASINO RESORT, LLC (CONTINUED) contributions made. There were no distributions of preferred interest or preferred return paid during 2001, 2000 or 1999.

NOTE 10--STOCKHOLDERS' EQUITY

INCREASE IN SHARES AUTHORIZED AND OUTSTANDING

    In November 1997, the Company's Board of Directors increased the number of authorized shares of LVSI from 100,000 to 3,000,000 and authorized and consented to increase the number of shares outstanding with respect to the outstanding shares of common stock of LVSI, so that each share of such common stock would henceforth be deemed to represent 18.4996 shares of common stock, resulting in 925,000 shares of common stock outstanding on such date. The par value remained $.10 per share. In the first quarter of 2002, the Company completed a stock split whereby the number of common shares held by the Principal Stockholder was increased to 1,000,000 from 925,000. At the date of the stock split, the Principal Stockholder maintained 100% ownership of the Company's common stock. All references to share and per share data herein have been adjusted retroactively to give effect to the increase in shares outstanding to 1,000,000.

1997 FIXED STOCK OPTION PLAN

    The Company established a nonqualified stock option plan, which provides for the granting of stock options pursuant to the applicable provisions of the Internal Revenue Code and regulations. The stock option plan provides for the granting of up to 75,000 shares of common stock to officers and other key employees of the Company. As of December 31, 2001, no grants under the stock option plan had occurred. In the first quarter of 2002, options to purchase 49,900 shares, which represented approximately 5% of the Company's outstanding common stock, were granted from the Principal Stockholder to certain key employees of the Company. On the date of grant, the exercise price of the options of $271 per share was higher than the fair market value of the Company's common stock based upon a preliminary determination of the fair market value of a per share minority interest in the common stock of LVSI, performed by an independent third-party appraiser. The options granted were fully vested and exercisable upon grant. All of the options were exercised immediately after issuance by the respective employees by delivery of a notice of exercise. The notice contemplates that the exercise price of the options will be loaned to the optionees by the Principal Stockholder on a secured basis under full recourse notes. The applicable shares of common stock have not yet been delivered.

NOTE 11--EMPLOYEE SAVINGS PLAN

    Participation in the Venetian Casino Resort, LLC 401 (k) employee savings plan is available for all full time employees. The savings plan allows participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax-deferred earnings as a retirement fund. Venetian matches 150% of the first $390 of employee contributions and 50% of employee contributions in excess of $390 up to a maximum of 3% of participating employee's eligible gross wages. For the year ended December 31, 1999, 2000 and 2001, contributions accrued under the savings plan were $0.8 million, $1.8 million and $2.0 million, respectively.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--RELATED PARTY TRANSACTIONS

    As support for the development and operation of the Casino Resort, the Principal Stockholder or his affiliates currently provide the following:

     (i) a construction completion guaranty unlimited in amount with respect to excess construction costs due to scope changes, with a remaining liability of approximately $5.0 million (collateralized by cash and cash equivalents) with respect to all other construction costs. On November 12, 1999, approximately $23.5 million of the completion guaranty collateral was utilized for excess construction costs, leaving the $5.0 million of cash collateral remaining as described above;

    (ii) the $35.0 million Tranche B Take-out Loan; and

    (iii) a $20.0 million unsecured guaranty of the $105.0 million Tranche A Take-out Loan.

    The Principal Stockholder is a partner in four entities formed to operate restaurants in the Casino Resort. The terms and conditions of the leases granted by the Company for such restaurants are at amounts which management believes would be no less favorable than those negotiated with independent third parties. Valentino Las Vegas LLC and Night Market, LLC paid Venetian zero, $0.7 million and $1.0 million, and Postrio Las Vegas LLC and Carnevale Coffee Bar LLC paid the Mall Subsidiary zero, $0.8 million and $1.1 million for the years ended December 31, 1999, 2000 and 2001, respectively.

    During 2001, the Principal Stockholder guaranteed a $2.9 million bank loan made to architects of the Phase II Subsidiary to secure a trade payable owed to the architects by the Phase II Subsidiary.

    During November 1999, the Principal Stockholder purchased idle construction equipment from the Company (tower cranes) for $2.0 million, the cost basis of the equipment which was its fair value.

    During the fourth quarter of 1999, the Principal Stockholder purchased certain construction claims from various contractors and subcontractors for an aggregate price equal to the aggregate amount of the claims (approximately $1.6 million). On November 12, 1999, with the approval of all of the Company's lenders, the Company paid the Principal Stockholder the aggregate amount of these claims.

    In 2001, LVSI received from, and rendered to, IGN and its affiliates certain administrative and other services such as travel. Any such services were provided at amounts which management believes would be no less favorable than those negotiated with independent third parties. The Company paid certain affiliates $0.9 million, $2.1 million and $1.1 million for these services during 1999, 2000 and 2001, respectively.

    IGN provides audio visual services to group customers of the Casino Resort. These services are provided pursuant to a contract that provides for an equal sharing of revenues after direct operating expenses. The Company received
$1.3 million, $3.7 million and $2.5 million pursuant to this contract during 1999, 2000 and 2001, respectively.

    The Company, the New Mall Subsidiary and IGN are parties to an Amended and Restated Reciprocal Easement, Use and Operating Agreement (the "Cooperation Agreement") which, among other things, provides for the integrated operation of all the facilities and addresses, encroachments, joint marketing and the sharing of certain facilities and costs related thereto.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--RELATED PARTY TRANSACTIONS (CONTINUED)
    In conjunction with the Phase II Subsidiary Credit Facility on October 19, 2001, the Phase II Subsidiary leased the Phase II Land to Venetian for five years at an annual rent of $8.0 million. Prior to October 2001, IGN leased parking spaces on the Phase II Land from the Phase II Subsidiary for rent of $5,000 per month.

NOTE 13--COMMITMENTS AND CONTINGENCIES

ENERGY SERVICES AGREEMENTS AND OPERATING LEASE AGREEMENTS

    During 1997, Venetian and the Mall Subsidiary entered into separate energy service agreements with a heating and air conditioning ("HVAC") provider (the "HVAC Provider"). Under the terms of the energy services agreement and other separate energy services agreements, HVAC energy and services will be purchased by Venetian, the New Mall Subsidiary, its mall tenants and IGN over initial terms expiring in 2009 with an option to collectively extend the terms of their agreements for two consecutive five-year periods.

    Pursuant to the Company's construction management contract (as more fully defined under "Litigation" below), the HVAC plant was constructed by the Construction Manager on land owned by the Company and leased to the HVAC Provider. The HVAC equipment is owned by the HVAC Provider, which paid all costs ("HVAC Costs") in connection with the purchase and installation of the HVAC equipment. The total HVAC Costs were $70.0 million.

    The charges payable under the separate energy services agreements include a fixed component applied to the HVAC Costs paid by the HVAC Provider, reimbursement of operational and related costs and a management fee.

    As of December 31, 2001, Venetian and the New Mall Subsidiary were obligated under the energy services agreements to make future minimum payments as follows (in thousands):

YEARS ENDING DECEMBER 31,
-------------------------
2002........................................................  $ 7,657
2003........................................................    7,657
2004........................................................    7,657
2005........................................................    7,657
2006........................................................    7,657
Thereafter..................................................   19,142
                                                              -------
Total minimum payments......................................  $57,427
                                                              =======

    Expenses incurred under the energy services agreements were $4.3 million, $7.0 million ($7.657 million less leasee reimbursements) and $6.2 million for the years ended December 31, 1999, 2000 and 2001, respectively. The New Mall Subsidiary is responsible for 19% of energy services rental payments and these amounts exclude payments by IGN. Expenses incurred under short-term, variable rate operating lease agreements totaled $1.2 million, $1.7 million and $1.9 million for the years ended December 31, 1999, 2000 and 2001, respectively.

LITIGATION

    The Company is party to litigation matters and claims related to its operations and construction of the Casino Resort that could have a material adverse effect on the financial position, results of

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED) operations or cash flows of the Company to the extent such litigation is not covered by the Insurance Policy.

    The construction of the principal components of the Casino Resort was undertaken by the Construction Manager pursuant to a construction management agreement and certain amendments thereto (as so amended, the "Construction Management Contract"). The Construction Management Contract established a final guaranteed maximum price (the "Final GMP") of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the Construction Manager was responsible for any costs of the work covered by the Construction Management Contract in excess of the Final GMP. The obligations of the Construction Manager under the Construction Management Contract are guaranteed by Bovis, Inc. ("Bovis" and such guaranty, the "Bovis Guaranty"), the Construction Manager's direct parent at the time the Construction Management Contract was entered into. Bovis' obligations under the Bovis Guaranty are guaranteed by The Peninsular and Oriental Steam Navigation Company ("P&O"), a British public company and the Construction Manager's ultimate parent at the time the Construction Management Contract was entered into (such guaranty, the "P&O Guaranty").

    On July 30, 1999, Venetian filed a complaint against the Construction Manager and Bovis in United States District Court for the District of Nevada. The action alleges breach of contract by the Construction Manager of its obligations under the Construction Management Contract and a breach of contract by Bovis of its obligations under the Bovis Guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. The Company amended this complaint on November 23, 1999 to add P&O as an additional defendant. The suit is intended to ask the courts, among other remedies, to require the Construction Manager and its guarantors to pay its contractors, to compensate Venetian for the Construction Manager's failure to perform its duties under the Construction Management Contract and to pay the Company the agreed upon liquidated damages penalty for failure to meet the guaranteed substantial completion date. Venetian seeks total damages in excess of $100.0 million. The Construction Manager subsequently filed motions to dismiss the Company's complaint on various grounds, which the Company opposed. The Construction Manager's principal motions to date have either been denied by the court or voluntarily withdrawn.

    In response to Venetian's breach of contract claims against the Construction Manager, Bovis and P&O, the Construction Manager filed a complaint on August 3, 1999 against Venetian in the District Court of Clark County, Nevada. The action alleges a breach of contract and QUANTUM MERUIT claims under the Construction Management Contract and also alleges that Venetian defrauded the Construction Manager in connection with the construction of the Casino Resort. The Construction Manager seeks damages, attorney's fees and costs and punitive damages. In the lawsuit, the Construction Manager claims that it is owed approximately $90.0 million from Venetian and its affiliates. This complaint was subsequently amended by the Construction Manager, which also filed an additional complaint against the Company relating to work done and funds advanced with respect to the contemplated development of the Phase II Resort. Based upon its preliminary review of the complaints, the fact that the Construction Manager has not provided Venetian with reasonable documentation to support such claims, and the Company's belief that the Construction Manager has materially breached its agreements with the Company, the Company believes that the Construction Manager's claims are without merit and intends to vigorously defend itself and pursue its claims against the Construction Manager in any litigation.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In connection with these disputes, as of December 31, 1999 the Construction Manager and its subcontractors filed mechanics liens against the Casino Resort for $145.6 million and $182.2 million, respectively. The Company believes that a major reason these lien amounts exceed the Construction Manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the Construction Manager. As of December 31, 1999, the Company had purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the Construction Manager purchased bonds). As a result, there can be no foreclosure of the Casino Resort in connection with the claims of the Construction Manager and its subcontractors. However, the Company will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

    The Company believes that these claims are, in general, unsubstantiated, without merit, overstated and/or duplicative. The Construction Manager itself has publicly acknowledged that at least some of the claims of its subcontractors are without merit. In addition, the Company believes that pursuant to the Construction Management Contract and the Final GMP, the Construction Manager is responsible for payment of any subcontractors' claims to the extent they are determined to be valid. The Company may also have a variety of other defenses to the liens that have been filed, including, for example, the fact that the Construction Manager and its subcontractors previously waived or released their rights to file liens against the Casino Resort. The Company intends to vigorously defend itself in any lien proceedings.

    On August 9, 1999, the Company notified the insurance companies providing coverage under its liquidated damages insurance policy (the "LD Policy") that it has a claim under the LD Policy. The LD Policy provides insurance coverage for the failure of the Construction Manager to achieve substantial completion of the portions of the Casino Resort covered by the Construction Management Contract within 30 days of the April 21, 1999 deadline, with a maximum liability under the LD Policy of approximately $24.1 million and with coverage being provided, on a per-day basis, for days 31-120 of the delay in the achievement of substantial completion. Because the Company believes that substantial completion was not achieved until November 12, 1999, the Company's claim under the LD Policy is likely to be for the above-described maximum liability of $24.1 million. The Company expects the LD Policy insurers to assert many of the same claims and defenses that the Construction Manager has asserted or will assert in the above-described litigations. Liability under the LD Policy may ultimately be determined by binding arbitration.

    In June 2000, the Company purchased an insurance policy (the "Insurance Policy") for loss coverage in connection with all litigation relating to the construction of the Casino Resort (the "Construction Litigation"). Under the Insurance Policy, the Company will self-insure the first $45.0 million and the insurer will insure up to the next $80.0 million of any possible covered losses. The Insurance Policy provides coverage for any amounts determined in the Construction Litigation to be owed to the Construction Manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by the Company during construction of the Casino Resort, as well as any defense costs. The insurance is in addition to, and does not affect, any scope change guarantees provided by the Principal Stockholder pursuant to the Completion Guaranty.

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    All of the pending litigation described above is in preliminary stages and it is not yet possible to determine a range of loss or its ultimate outcome. If any litigation or other lien proceedings concerning the claims of the Construction Manager or its subcontractors were decided adversely to the Company, such litigation or other lien proceedings could have a material adverse effect on the financial position, results of operations or cash flows of the Company to the extent such litigation or lien proceedings are not covered by the Insurance Policy.

NOTE 14--MINIMUM LEASE INCOME

    The Company has entered into a number of operating leases in relation to the New Mall Subsidiary and various retail and food and beverage outlets in the Casino Resort, which range in length from 5 to 20 years. The future minimum lease income under these leases (of which approximately 90% is attributable to the New Mall Subsidiary) consisted of the following at December 31, 2001 (in thousands):

2002........................................................  $ 19,342
2003........................................................    19,117
2004........................................................    18,382
2005........................................................    16,467
2006........................................................    15,964
Thereafter..................................................    62,542
                                                              --------
Total.......................................................  $151,814
                                                              ========

    Most of the leases include provisions for reimbursements of other charges including real estate taxes, utilities and other operating costs. Total reimbursements amounted to $3.6 million, $9.9 million and $11.4 in 1999, 2000 and 2001, respectively.

    The New Mall Subsidiary has entered into an agreement with Forest City Enterprises (the "Mall Manager"), a subsidiary of Forest City Ratner Enterprises, a leading developer and manager of retail and commercial real estate developments, whereby the Mall Manager manages the Mall and supervises and assists in the creation of an advertising and promotional program and a marketing plan for the Mall. The Mall Manager is also responsible for, among other things, preparation of a detailed plan for the routine operation of the Mall, collection and deposit procedures for rents and other tenant charges, supervision of maintenance and repairs and, on an annual basis, preparation of a detailed budget (including any anticipated extraordinary expenses and capital expenditures) for the Mall. The term of the management contract is five years from June 19, 1999, the date the Mall opened to the public. The Mall Manager receives a management fee of 2% of all gross rents received from the operation of the Mall; provided that the Mall Manager will receive a minimum fee of $450,000 per year. For the years ended December 31, 1999, 2000 and 2001, management fees paid to the Mall Manager were $240,000, $450,000 and $450,000, respectively. Beginning in June 2002, the minimum management fee will increase to $600,000 per year.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION

    Venetian and LVSI are co-obligors of the Notes and certain other indebtedness related to construction of the Casino Resort and are jointly and severally liable for such indebtedness (including the Notes). Venetian, Mall Intermediate, Mall Construction and Lido Intermediate

                             LAS VEGAS SANDS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)
(collectively, the "Subsidiary Guarantors") are wholly-owned subsidiaries of LVSI. The Subsidiary Guarantors have jointly and severally guaranteed (or are co-obligors of) such debt on a full and unconditional basis. No other subsidiary of LVSI is an obligor or guarantor of any of the Casino Resort financing.

    Because the New Mall Subsidiary is not a guarantor of any indebtedness of the Company (other than the Mall Take-out Financing), creditors of the Company's entities comprising the Company other than the New Mall Subsidiary (including the holders of the Notes but excluding creditors of the New Mall Subsidiary) do not have a direct claim against the Mall Assets. As a result, indebtedness of the entities comprising the Company other than the New Mall Subsidiary (including the Notes) is, with respect to the Mall Assets, effectively subordinated to indebtedness of the New Mall Subsidiary. The New Mall Subsidiary is not restricted by any of the debt instruments of LVSI, Venetian or the Company's other subsidiary guarantors (including the Indentures) from incurring any indebtedness. The terms of the Tranche A Take-out Loan prohibit the New Mall Subsidiary from paying dividends or making distributions to any of the other entities comprising the Company unless payments under the Tranche A Take-out Loan are current, and, with certain limited exceptions, prohibit the New Mall Subsidiary from making any loans to such entities. Any additional indebtedness incurred by the New Mall Subsidiary may include additional restrictions on the ability of the New Mall Subsidiary to pay any such dividends and make any such distributions or loans.

    Prior to October 1998, Venetian owned approximately 44 acres of land on or near the Las Vegas Strip (the "Strip"), on the site of the former Sands. Such property includes the site on which the Casino Resort was constructed. Approximately 14 acres of such land was transferred to the Phase II Subsidiary in October 1998. On December 31, 1999, an additional 1.75 acres of land was contributed indirectly by the Principal Stockholder to the Phase II Subsidiary. The Phase II Resort is planned to be constructed adjacent to the Casino Resort. Because the Phase II Subsidiary will not be a guarantor of the Company's indebtedness, creditors of the Company (including the holders of the Notes) will not have a direct claim against the assets of the Phase II Subsidiary. As a result, the indebtedness of the Company (including the Notes) will, with respect to these assets, be effectively subordinated to indebtedness of the Phase II Subsidiary. The Phase II Subsidiary is not subject to any of the restrictive covenants of the debt instruments of the Company (including the Notes). Any indebtedness incurred by the Phase II Subsidiary in addition to the Phase II Subsidiary Credit Facility may include material restrictions on the ability of the Phase II Subsidiary to pay dividends or make distributions or loans to the Company and its subsidiaries.

    As further described in Note 16, in connection with the June 4, 2002 refinancing of the Company's existing indebtedness, a new guarantor subsidiary, Venetian Venture Development, LLC was created by the Company.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

    Separate financial statements and other disclosures concerning each of Venetian and the Subsidiary Guarantors are not presented below because management believes that they are not material to investors. Summarized financial information of LVSI, Venetian, the Subsidiary Guarantors and the non-guarantor subsidiaries on a combined basis as of December 31, 2000 and 2001 and the three years for the period ended December 31, 2001 is as follows (in thousands):

                            CONDENSED BALANCE SHEETS
                               DECEMBER 31, 2000

                                                                                                       NON-GUARANTOR
                                                                    GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                 -----------------------------   --------------------------
                                                                                                                  OTHER
                                                     VENETIAN        LIDO            MALL        GRAND CANAL       NON-
                                                      CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL     GUARANTOR
                                        LAS VEGAS     RESORT        HOLDING         HOLDING      SUBSIDIARY    SUBSIDIARIES
                                       SANDS, INC.      LLC       COMPANY LLC     COMPANY LLC      LLC (1)         (2)
                                       -----------   ---------   -------------   -------------   -----------   ------------
Cash and cash equivalents............   $ 35,332     $   4,260   $          4    $          4    $    2,972     $       34
Restricted cash and investments......                    1,471                                        1,078
Intercompany receivable..............     10,732
Accounts receivable, net.............     45,609        17,686                                          973             60
Inventories..........................                    3,868
Prepaid expenses.....................        458         2,897                                          317
                                        --------     ---------   ------------    ------------    ----------     ----------
  Total current assets...............     92,131        30,182              4               4         5,340             94
Property and equipment, net..........                  840,960                                      140,185         80,948
Investment in Subsidiaries...........    695,191        86,820
Deferred offering costs..............                   18,335                                        3,979
Other assets.........................      4,928        22,120                                        3,907
                                        --------     ---------   ------------    ------------    ----------     ----------
                                        $792,250     $ 998,417   $          4    $          4    $  153,411     $   81,042
                                        ========     =========   ============    ============    ==========     ==========
Accounts payable.....................   $  4,794     $  18,036   $               $               $    1,005     $
Construction payable.................                    3,297                                                       2,915
Construction payable-contested.......                    7,232
Intercompany payables................
Payable to affiliates................                   10,206                                          526
Accrued interest payable.............                   11,498                                        1,779
Other accrued liabilities............     27,939        47,380                                        1,363             53
Current maturities of long-term
  debt(3)............................     50,119        50,119
                                        --------     ---------   ------------    ------------    ----------     ----------
  Total current liabilities..........     82,852       147,768                                        4,673          2,968
Other long-term liabilities..........                   10,494
Long-term debt(3)....................    696,222       696,222                                      105,000
Long-term subordianted loans payable
  to Principal Stockholder...........                   27,071                                       35,000
                                        --------     ---------   ------------    ------------    ----------     ----------
                                         779,074       881,555                                      144,673          2,968
                                        --------     ---------   ------------    ------------    ----------     ----------
Redeemable Preferred interest in
  Venetian...........................                  168,012
                                        --------     ---------   ------------    ------------    ----------     ----------
Stockholders' equity (deficit).......     13,176       (51,150)             4               4         8,738         78,074
                                        --------     ---------   ------------    ------------    ----------     ----------
                                        $792,250     $ 998,417   $          4    $          4    $  153,411     $   81,042
                                        ========     =========   ============    ============    ==========     ==========


                                       CONSOLIDATING/
                                        ELIMINATING
                                          ENTRIES         TOTAL
                                       --------------   ----------
Cash and cash equivalents............   $               $   42,606
Restricted cash and investments......                        2,549
Intercompany receivable..............        (10,732)
Accounts receivable, net.............                       64,328
Inventories..........................                        3,868
Prepaid expenses.....................                        3,672
                                        ------------    ----------
  Total current assets...............        (10,732)      117,023
Property and equipment, net..........                    1,062,093
Investment in Subsidiaries...........       (782,011)
Deferred offering costs..............                       22,314
Other assets.........................                       30,955
                                        ------------    ----------
                                        $   (792,743)   $1,232,385
                                        ============    ==========
Accounts payable.....................   $               $   23,835
Construction payable.................                        6,212
Construction payable-contested.......                        7,232
Intercompany payables................
Payable to affiliates................        (10,732)
Accrued interest payable.............                       13,277
Other accrued liabilities............                       76,735
Current maturities of long-term
  debt(3)............................        (50,119)       50,119
                                        ------------    ----------
  Total current liabilities..........        (60,851)      177,410
Other long-term liabilities..........                       10,494
Long-term debt(3)....................       (696,222)      801,222
Long-term subordianted loans payable
  to Principal Stockholder...........                       62,071
                                        ------------    ----------
                                            (757,073)    1,051,197
                                        ------------    ----------
Redeemable Preferred interest in
  Venetian...........................                      168,012
                                        ------------    ----------
Stockholders' equity (deficit).......        (35,670)       13,176
                                        ------------    ----------
                                        $   (792,743)   $1,232,385
                                        ============    ==========

----------------------------------
(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no assets or liabilities as of December 31, 2000.

(2) Land with a historical cost basis of $29.2 million was transferred from Venetian Casino Resort, LLC, a co-obligor of the Notes to Lido Casino Resort, LLC., a non-guarantorsubsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

(3) As more fully described in Note 8, Las Vegas Sands, Inc. and Venetian Casino Resort LLC are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                            CONDENSED BALANCE SHEETS
                               DECEMBER 31, 2001

                                                                                                       NON-GUARANTOR
                                                                    GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                 -----------------------------   --------------------------
                                                                                                                  OTHER
                                                     VENETIAN        LIDO            MALL        GRAND CANAL       NON-
                                                      CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL     GUARANTOR
                                       LAS VEGAS      RESORT        HOLDING         HOLDING      SUBSIDIARY    SUBSIDIARIES
                                      SANDS, INC.      LLC        COMPANY LLC     COMPANY LLC      LLC (1)         (2)
                                      -----------   ----------   -------------   -------------   -----------   ------------
Cash and cash equivalents...........   $ 37,367     $    7,806   $          4    $          4    $    6,650     $    3,105
Restricted cash and investments.....                     1,528                                        1,118
Intercompany receivable.............      6,772                                                                      1,508
Accounts receivable, net............     37,416         18,240                                        1,436
Inventories.........................                     4,747
Prepaid expenses....................        546          2,953                                          363
                                       --------     ----------   ------------    ------------    ----------     ----------
  Total current assets..............     82,101         35,274              4               4         9,567          4,613
Property and equipment, net.........                   878,239                                      136,167         81,901
Investment in subsidiaries..........    692,100         86,657
Deferred offering costs, net........                    16,250                                        1,903            836
Other assets, net...................      3,771         25,691                                        3,745
                                       --------     ----------   ------------    ------------    ----------     ----------
                                       $777,972     $1,042,111   $          4    $          4    $  151,382     $   87,350
                                       ========     ==========   ============    ============    ==========     ==========
Accounts payable....................   $  2,880     $   33,105   $               $               $      368     $
Construction payable................                    22,955                                                       3,160
Construction payable-contested......                     7,232
Intercompany payables...............                     1,508
Payable to affiliates...............                     5,837                                          935
Accrued interest payable............                     9,125                                          872             11
Other accrued liabilities...........     21,249         47,074                                        1,647             65
Current maturities of long-term
  debt(3)...........................     23,021         23,021                                      105,000          1,092
                                       --------     ----------   ------------    ------------    ----------     ----------
  Total current liabilities.........     47,150        149,857                                      108,822          4,328
Other long-term liabilities.........                     3,274
Long-term debt(3)...................    741,813        741,813                                                       3,933
Long-term subordinated loans payable
  to Principal Stockholder..........                    31,123                                       35,000
                                       --------     ----------   ------------    ------------    ----------     ----------
                                        788,963        926,067                                      143,822          8,261
                                       --------     ----------   ------------    ------------    ----------     ----------
Redeemable Preferred interest in
  Venetian..........................                   188,778
                                       --------     ----------   ------------    ------------    ----------     ----------
Stockholders' equity (deficit)......    (10,991)       (72,734)             4               4         7,560         79,089
                                       --------     ----------   ------------    ------------    ----------     ----------
                                       $777,972     $1,042,111   $          4    $          4    $  151,382     $   87,350
                                       ========     ==========   ============    ============    ==========     ==========


                                      CONSOLIDATING/
                                       ELIMINATING
                                         ENTRIES         TOTAL
                                      --------------   ----------
Cash and cash equivalents...........   $               $   54,936
Restricted cash and investments.....                        2,646
Intercompany receivable.............         (8,280)
Accounts receivable, net............                       57,092
Inventories.........................                        4,747
Prepaid expenses....................                        3,862
                                       ------------    ----------
  Total current assets..............         (8,280)      123,283
Property and equipment, net.........                    1,096,307
Investment in subsidiaries..........       (778,757)
Deferred offering costs, net........                       18,989
Other assets, net...................                       33,207
                                       ------------    ----------
                                       $   (787,037)   $1,271,786
                                       ============    ==========
Accounts payable....................   $               $   36,353
Construction payable................                       26,115
Construction payable-contested......                        7,232
Intercompany payables...............         (1,508)
Payable to affiliates...............         (6,772)
Accrued interest payable............                       10,008
Other accrued liabilities...........                       70,035
Current maturities of long-term
  debt(3)...........................        (23,021)      129,113
                                       ------------    ----------
  Total current liabilities.........        (31,301)      278,856
Other long-term liabilities.........                        3,274
Long-term debt(3)...................       (741,813)      745,746
Long-term subordinated loans payable
  to Principal Stockholder..........                       66,123
                                       ------------    ----------
                                           (773,114)    1,093,999
                                       ------------    ----------
Redeemable Preferred interest in
  Venetian..........................                      188,778
                                       ------------    ----------
Stockholders' equity (deficit)......        (13,923)      (10,991)
                                       ------------    ----------
                                       $   (787,037)   $1,271,786
                                       ============    ==========

----------------------------------
(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no assets or liabilities as of December 31, 2001.

(2) Land with a historical cost basis of $29.2 million was transferred from Venetian, a co-obligor of the Notes, to the Phase II Subsidiary, a non-guarantor subsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

(3) As more fully described in Note 8, Las Vegas Sands, Inc. and Venetian Casino Resort LLC are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                                       NON-GUARANTOR
                                                                    GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                 -----------------------------   --------------------------
                                                     VENETIAN        LIDO            MALL        GRAND CANAL      OTHER
                                                      CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL        NON-
                                        LAS VEGAS     RESORT        HOLDING         HOLDING      SUBSIDIARY     GUARANTOR
                                       SANDS, INC.      LLC       COMPANY LLC     COMPANY LLC      LLC (1)     SUBSIDIARIES
                                       -----------   ---------   -------------   -------------   -----------   ------------
Revenues:
  Casino.............................   $124,161     $           $               $               $              $
  Rooms..............................                   89,585
  Food and beverage..................                   30,786
  Casino rental revenues from LVSI...                   29,466
  Retail and other...................      1,592        17,731                                        9,844
                                        --------     ---------   ------------    ------------    ----------     ----------
  Total revenues.....................    125,753       167,568                                        9,844
Less promotional allowances..........                   (4,140)
                                        --------     ---------   ------------    ------------    ----------     ----------
  Net revenues.......................    125,753       163,428                                        9,844
                                        --------     ---------   ------------    ------------    ----------     ----------
Operating expenses:
  Casino.............................    109,116
  Rooms..............................                   29,443
  Food and beverage..................                   26,184
  Retail and other...................                    8,109                                        4,397
  Provision for doubtful accounts....     12,225           730                                          700
  General and administrative.........      1,369        47,800              1                           512              2
  Corporate expense..................      1,794           716
  Rental expense.....................        455         3,852                                        1,178
  Pre-opening expense                        143        21,341
  Depreciation and amortization......         52        22,692                                        2,401
                                        --------     ---------   ------------    ------------    ----------     ----------
                                         125,154       160,867              1                         9,188              2
                                        --------     ---------   ------------    ------------    ----------     ----------
Operating income (loss)..............        599         2,561             (1)                          656             (2)
                                        --------     ---------   ------------    ------------    ----------     ----------
Other income (expense):
  Interest income....................        209         2,336                                            6
  Interest expense, net of amounts
    capitalized......................                  (63,819)                                      (7,416)
  Interest expense on indebtedness to
    Principal Stockholder............                                                                  (163)
  Income (loss) from equity
    investment in subsidiaries.......    (80,830)       (7,434)
  Loss on early retirement of debt...                                                                  (589)
                                        --------     ---------   ------------    ------------    ----------     ----------
Income (loss) before preferred
  return.............................    (80,022)      (66,356)            (1)                       (7,506)            (2)
Preferred return on Redeemable
  Preferred Interest in Venetian.....                  (14,399)
                                        --------     ---------   ------------    ------------    ----------     ----------
Net income (loss)....................   $(80,022)    $ (80,755)  $         (1)   $               $   (7,506)    $       (2)
                                        ========     =========   ============    ============    ==========     ==========


                                       CONSOLIDATING/
                                        ELIMINATING
                                          ENTRIES         TOTAL
                                       --------------   ----------
Revenues:
  Casino.............................   $               $  124,161
  Rooms..............................                       89,585
  Food and beverage..................                       30,786
  Casino rental revenues from LVSI...        (29,466)
  Retail and other...................           (201)       28,966
                                        ------------    ----------
  Total revenues.....................        (29,667)      273,498
Less promotional allowances..........        (20,905)      (25,045)
                                        ------------    ----------
  Net revenues.......................        (50,572)      248,453
                                        ------------    ----------
Operating expenses:
  Casino.............................        (39,452)       69,664
  Rooms..............................         (3,911)       25,532
  Food and beverage..................         (7,050)       19,134
  Retail and other...................           (925)       11,581
  Provision for doubtful accounts....                       13,655
  General and administrative.........            766        50,450
  Corporate expense..................                        2,510
  Rental expense.....................                        5,485
  Pre-opening expense                                       21,484
  Depreciation and amortization......                       25,145
                                        ------------    ----------
                                             (50,572)      244,640
                                        ------------    ----------
Operating income (loss)..............                        3,813
                                        ------------    ----------
Other income (expense):
  Interest income....................                        2,551
  Interest expense, net of amounts
    capitalized......................                      (71,235)
  Interest expense on indebtedness to
    Principal Stockholder............                         (163)
  Income (loss) from equity
    investment in subsidiaries.......         88,264
  Loss on early retirement of debt...                         (589)
                                        ------------    ----------
Income (loss) before preferred
  return.............................         88,264       (65,623)
Preferred return on Redeemable
  Preferred Interest in Venetian.....                      (14,399)
                                        ------------    ----------
Net income (loss)....................   $     88,264    $  (80,022)
                                        ============    ==========

----------------------------------

(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no revenues or expenses as of December 31, 1999.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                     NON-GUARANTOR
                                                                  GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                               -----------------------------   --------------------------
                                                   VENETIAN        LIDO            MALL        GRAND CANAL      OTHER
                                                    CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL        NON-
                                      LAS VEGAS     RESORT        HOLDING         HOLDING      SUBSIDIARY     GUARANTOR
                                     SANDS, INC.      LLC       COMPANY LLC     COMPANY LLC      LLC (1)     SUBSIDIARIES
                                     -----------   ---------   -------------   -------------   -----------   ------------
Revenues:
  Casino...........................   $299,083     $           $               $               $             $
  Rooms............................                  192,327
  Food and beverage................                   67,052
  Casino rental revenues from
    LVSI...........................                   45,164
  Retail and other.................      1,646        37,291                                        30,781
                                      --------     ---------   ------------    ------------    -----------   -----------
  Total revenues...................    300,729       341,834                                        30,781
Less promotional allowances........                   (6,190)
                                      --------     ---------   ------------    ------------    -----------   -----------
  Net revenues.....................    300,729       335,644                                        30,781
                                      --------     ---------   ------------    ------------    -----------   -----------
Operating expenses:
  Casino...........................    230,755
  Rooms............................                   55,803
  Food and beverage................                   42,903
  Retail and other.................                   18,937                                        11,194
  Provision for doubtful
    accounts.......................     17,743         1,300                                           209
  General and administrative.......      3,819        89,744                             10          1,219            21
  Corporate expense................      2,293         3,982
  Rental expense...................        714         5,856                                         2,157
  Depreciation and amortization....                   37,180                                         4,542
                                      --------     ---------   ------------    ------------    -----------   -----------
                                       255,324       255,705                             10         19,321            21
                                      --------     ---------   ------------    ------------    -----------   -----------
Operating income (loss)............     45,405        79,939                            (10)        11,460           (21)
                                      --------     ---------   ------------    ------------    -----------   -----------
Other income (expense):
  Interest income..................        739           960                                            72
  Interest expense, net of amounts
    capitalized....................                  (98,437)                                      (12,589)
  Interest expense on indebtedness
    to Principal Stockholder.......                   (3,568)                                       (5,213)
  Income (loss) from equity
    investment in subsidiaries.....    (48,674)       (6,238)
  Loss on early retirement of
    debt...........................                   (2,785)
                                      --------     ---------   ------------    ------------    -----------   -----------
Income (loss) before preferred
  return...........................     (2,530)      (30,129)                           (10)        (6,270)          (21)
Preferred return on Redeemable
  Preferred Interest in Venetian...                  (18,482)
                                      --------     ---------   ------------    ------------    -----------   -----------
Net income (loss)..................   $ (2,530)    $ (48,611)  $               $        (10)   $    (6,270)  $       (21)
                                      ========     =========   ============    ============    ===========   ===========


                                     CONSOLIDATING/
                                      ELIMINATING
                                        ENTRIES         TOTAL
                                     --------------   ----------
Revenues:
  Casino...........................   $               $  299,083
  Rooms............................                      192,327
  Food and beverage................                       67,052
  Casino rental revenues from
    LVSI...........................        (45,164)
  Retail and other.................           (914)       68,804
                                      ------------    ----------
  Total revenues...................        (46,078)      627,266
Less promotional allowances........        (40,106)      (46,296)
                                      ------------    ----------
  Net revenues.....................        (86,184)      580,970
                                      ------------    ----------
Operating expenses:
  Casino...........................        (67,598)      163,157
  Rooms............................         (6,185)       49,618
  Food and beverage................        (10,276)       32,627
  Retail and other.................           (725)       29,406
  Provision for doubtful
    accounts.......................                       19,252
  General and administrative.......         (1,400)       93,413
  Corporate expense................                        6,275
  Rental expense...................                        8,727
  Depreciation and amortization....                       41,722
                                      ------------    ----------
                                           (86,184)      444,197
                                      ------------    ----------
Operating income (loss)............                      136,773
                                      ------------    ----------
Other income (expense):
  Interest income..................                        1,771
  Interest expense, net of amounts
    capitalized....................                     (111,026)
  Interest expense on indebtedness
    to Principal Stockholder.......                       (8,781)
  Income (loss) from equity
    investment in subsidiaries.....         54,912
  Loss on early retirement of
    debt...........................                       (2,785)
                                      ------------    ----------
Income (loss) before preferred
  return...........................         54,912        15,952
Preferred return on Redeemable
  Preferred Interest in Venetian...                      (18,482)
                                      ------------    ----------
Net income (loss)..................   $     54,912    $   (2,530)
                                      ============    ==========

----------------------------------

(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no revenues or expenses as of December 31, 2000.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                                       NON-GUARANTOR
                                                                    GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                 -----------------------------   --------------------------
                                                     VENETIAN        LIDO            MALL        GRAND CANAL      OTHER
                                                      CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL        NON-
                                        LAS VEGAS     RESORT        HOLDING         HOLDING      SUBSIDIARY     GUARANTOR
                                       SANDS, INC.      LLC       COMPANY LLC     COMPANY LLC      LLC (1)     SUBSIDIARIES
                                       -----------   ---------   -------------   -------------   -----------   ------------
Revenues:
  Casino.............................   $227,240     $           $               $               $              $
  Rooms..............................                  204,242
  Food and beverage..................                   61,977
  Casino rental revenues from LVSI...                   45,973
  Retail and other...................      1,417        38,125                                       34,707          1,622
                                        --------     ---------   ------------    ------------    ----------     ----------
  Total revenues.....................    228,657       350,317                                       34,707          1,622
Less promotional allowances..........                   (5,181)
                                        --------     ---------   ------------    ------------    ----------     ----------
  Net revenues.......................    228,657       345,136                                       34,707          1,622
                                        --------     ---------   ------------    ------------    ----------     ----------
Operating expenses:
  Casino.............................    207,587
  Rooms..............................                   55,322
  Food and beverage..................                   38,896
  Retail and other...................                   21,148                                       12,230
  Provision for doubtful accounts....     18,200         1,866                                          132
  General and administrative.........      2,711        83,928                                        1,570              3
  Corporate expense..................      2,459         3,917
  Rental expense.....................        914         6,625                                        2,157
  Pre-opening and developemental
    expense..........................                      355
  Depreciation and amortization......                   36,039                                        4,784
                                        --------     ---------   ------------    ------------    ----------     ----------
                                         231,871       248,096                                       20,873              3
                                        --------     ---------   ------------    ------------    ----------     ----------
Operating income (loss)..............     (3,214)       97,040                                       13,834          1,619
                                        --------     ---------   ------------    ------------    ----------     ----------
Other income (expense):
  Interest income....................        643           613                                          129
  Interest expense, net of amounts
    capitalized......................                  (90,947)                                     (10,173)          (604)
  Interest expense on indebtedness to
    Principal Stockholder............                   (4,052)                                      (4,968)
  Other income (expense).............                   (1,938)
  Income (loss) from equity
    investment in subsidiaries.......    (21,596)         (151)
  Loss on early retirement of debt...                   (1,383)
                                        --------     ---------   ------------    ------------    ----------     ----------
  Income (loss) before preferred
    return...........................    (24,167)         (818)                                      (1,178)         1,015
Preferred return on Redeemable
  Preferred Interest in Venetian.....                  (20,766)
                                        --------     ---------   ------------    ------------    ----------     ----------
Net income (loss)....................   $(24,167)    $ (21,584)  $               $               $   (1,178)    $    1,015
                                        ========     =========   ============    ============    ==========     ==========


                                       CONSOLIDATING/
                                        ELIMINATING
                                          ENTRIES         TOTAL
                                       --------------   ----------
Revenues:
  Casino.............................   $               $  227,240
  Rooms..............................                      204,242
  Food and beverage..................                       61,977
  Casino rental revenues from LVSI...        (45,973)
  Retail and other...................         (2,837)       73,034
                                        ------------    ----------
  Total revenues.....................        (48,810)      566,493
Less promotional allowances..........        (37,413)      (42,594)
                                        ------------    ----------
  Net revenues.......................        (86,223)      523,899
                                        ------------    ----------
Operating expenses:
  Casino.............................        (67,651)      139,936
  Rooms..............................         (5,283)       50,039
  Food and beverage..................         (9,266)       29,630
  Retail and other...................         (1,076)       32,302
  Provision for doubtful accounts....                       20,198
  General and administrative.........         (1,325)       86,887
  Corporate expense..................                        6,376
  Rental expense.....................         (1,622)        8,074
  Pre-opening and developemental
    expense..........................                          355
  Depreciation and amortization......                       40,823
                                        ------------    ----------
                                             (86,223)      414,620
                                        ------------    ----------
Operating income (loss)..............                      109,279
                                        ------------    ----------
Other income (expense):
  Interest income....................                        1,385
  Interest expense, net of amounts
    capitalized......................                     (101,724)
  Interest expense on indebtedness to
    Principal Stockholder............                       (9,020)
  Other income (expense).............                       (1,938)
  Income (loss) from equity
    investment in subsidiaries.......         21,747
  Loss on early retirement of debt...                       (1,383)
                                        ------------    ----------
  Income (loss) before preferred
    return...........................         21,747        (3,401)
Preferred return on Redeemable
  Preferred Interest in Venetian.....                      (20,766)
                                        ------------    ----------
Net income (loss)....................   $     21,747    $  (24,167)
                                        ============    ==========

----------------------------------

(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no revenues or expenses as of December 31, 2001.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                                      NON-GUARANTOR
                                                                   GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                -----------------------------   --------------------------
                                                    VENETIAN        LIDO            MALL        GRAND CANAL      OTHER
                                                     CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL        NON-
                                       LAS VEGAS     RESORT        HOLDING         HOLDING      SUBSIDIARY     GUARANTOR
                                      SANDS, INC.      LLC       COMPANY LLC     COMPANY LLC      LLC (1)     SUBSIDIARIES
                                      -----------   ---------   -------------   -------------   -----------   ------------
Net cash provided by (used in)
  operating activities..............    $(1,084)    $ (34,090)  $         (1)   $               $   (7,174)    $       (3)
                                        -------     ---------   ------------    ------------    ----------     ----------
Cash flows from investing
  activities:
  Proceeds from purchases of
    investments.....................                  125,147                                       (2,191)
  Construction of Casino Resort.....        (52)     (228,393)                                     (53,593)       (37,068)
  Investment in Mall Subsidiary.....                  (22,000)                                      22,000
                                        -------     ---------   ------------    ------------    ----------     ----------
  Net cash used in investing
    activities......................        (52)     (125,246)                                     (33,784)       (37,068)
                                        -------     ---------   ------------    ------------    ----------     ----------
Cash flows from financing
  activities:
  Proceeds from capital
    contributions...................     27,791       (37,262)                                         498         37,262
  Proceeds from preferred interest
    in Venetian.....................                   44,431
  Repayments on mall construction
    loan facility                                                                                 (140,000)
  Proceeds from mall construction
    loan facility...................                                                                37,287
  Proceeds from mall--tranche A
    take-out loan...................                                                               105,000
  Proceeds from mall--tranche B
    take-out loan...................                                                                35,000
  Proceeds from completion guaranty
    loan............................                   23,503
  Repayments on bank credit
    facility--tranche A term loan...                  (11,250)
  Proceeds from bank credit
    facility--tranche A term loan...                   34,000
  Repayments on bank credit
    facility--revolver..............                  (10,231)
  Proceeds from bank credit
    facility--revolver..............                   40,506
  Repayments on FF&E credit
    facility........................                   (5,862)
  Proceeds from FF&E credit
    Facility........................                   83,842
  Payments of deferred offering
    costs...........................                   (1,299)                                        (747)
  Net increase(decrease) in
    intercompany accounts...........     (3,910)          170                                        3,910           (170)
                                        -------     ---------   ------------    ------------    ----------     ----------
Net cash provided by financing
  activities........................     23,881       160,548                                       40,948         37,092
                                        -------     ---------   ------------    ------------    ----------     ----------
Increase (decrease) in cash and cash
  equivalents.......................     22,745         1,212             (1)                          (10)            21
Cash and cash equivalents at
  beginning of year.................      1,216         1,025              5               5            10             24
                                        -------     ---------   ------------    ------------    ----------     ----------
Cash and cash equivalents at end of
  year..............................    $23,961     $   2,237   $          4    $          5    $              $       45
                                        =======     =========   ============    ============    ==========     ==========


                                      CONSOLIDATING/
                                       ELIMINATING
                                         ENTRIES          TOTAL
                                      --------------   -----------
Net cash provided by (used in)
  operating activities..............   $     12,289    $   (30,063)
                                       ------------    -----------
Cash flows from investing
  activities:
  Proceeds from purchases of
    investments.....................                       122,956
  Construction of Casino Resort.....                      (319,106)
  Investment in Mall Subsidiary.....
                                       ------------    -----------
  Net cash used in investing
    activities......................                      (196,150)
                                       ------------    -----------
Cash flows from financing
  activities:
  Proceeds from capital
    contributions...................        (12,289)        16,000
  Proceeds from preferred interest
    in Venetian.....................                        44,431
  Repayments on mall construction
    loan facility                                         (140,000)
  Proceeds from mall construction
    loan facility...................                        37,287
  Proceeds from mall--tranche A
    take-out loan...................                       105,000
  Proceeds from mall--tranche B
    take-out loan...................                        35,000
  Proceeds from completion guaranty
    loan............................                        23,503
  Repayments on bank credit
    facility--tranche A term loan...                       (11,250)
  Proceeds from bank credit
    facility--tranche A term loan...                        34,000
  Repayments on bank credit
    facility--revolver..............                       (10,231)
  Proceeds from bank credit
    facility--revolver..............                        40,506
  Repayments on FF&E credit
    facility........................                        (5,862)
  Proceeds from FF&E credit
    Facility........................                        83,842
  Payments of deferred offering
    costs...........................                        (2,046)
  Net increase(decrease) in
    intercompany accounts...........
                                       ------------    -----------
Net cash provided by financing
  activities........................        (12,289)       250,180
                                       ------------    -----------
Increase (decrease) in cash and cash
  equivalents.......................                        23,967
Cash and cash equivalents at
  beginning of year.................                         2,285
                                       ------------    -----------
Cash and cash equivalents at end of
  year..............................   $               $    26,252
                                       ============    ===========

----------------------------------
(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no cash flows as of December 31, 1999.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                                      NON-GUARANTOR
                                                                   GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                -----------------------------   --------------------------
                                                     VENETIAN       LIDO            MALL        GRAND CANAL      OTHER
                                                      CASINO    INTERMEDIATE    INTERMEDIATE    SHOPS MALL        NON-
                                        LAS VEGAS     RESORT       HOLDING         HOLDING      SUBSIDIARY     GUARANTOR
                                       SANDS, INC.     LLC       COMPANY LLC     COMPANY LLC      LLC (1)     SUBSIDIARIES
                                       -----------   --------   -------------   -------------   -----------   ------------
Net cash provided by (used in)
  operating
  activities.........................   $ 11,217     $ 66,499   $               $        (10)   $    3,341     $      (30)
                                        --------     --------   ------------    ------------    ----------     ----------
Cash flows from investing activities:
  Proceeds from purchases of
    investments......................                   7,319                                        1,112
  Capital expenditures...............                 (15,647)                                        (762)
  Construction of Casino Resort......                 (12,178)                                                         (2)
                                        --------     --------   ------------    ------------    ----------     ----------
Net cash used in investing
  activities.........................                 (20,506)                                         350             (2)
                                        --------     --------   ------------    ------------    ----------     ----------
Cash flows from financing activities:
  Proceeds from capital
    contributions....................         (5)         (30)                             9             5             21
  Repayments on bank credit
    facility--tranche A term loan....                 (35,625)
  Repayments on bank credit
    facility--tranche B term loan....                    (250)
  Proceeds from bank credit
    facility--tranche B term loan....                  50,000
  Repayments on bank credit
    facility--revolver...............                 (50,160)
  Proceeds from bank credit
    facility--revolver...............                  11,000
  Repayments on FF&E credit
    facility.........................                 (16,609)
  Payments of deferred offering
    costs............................                  (2,296)                                        (565)
  Net increase (decrease) in
    intercompany accounts............        159                                                      (159)
                                        --------     --------   ------------    ------------    ----------     ----------
Net cash provided by (used in)
  financing activities...............        154      (43,970)                             9          (719)            21
                                        --------     --------   ------------    ------------    ----------     ----------
Increase (decrease) in cash and cash
  equivalents........................     11,371        2,023                             (1)        2,972            (11)
Cash and cash equivalents at
  beginning of year..................     23,961        2,237              4               5                           45
                                        --------     --------   ------------    ------------    ----------     ----------
Cash and cash equivalents at end of
  year...............................   $ 35,332     $  4,260   $          4    $          4    $    2,972     $       34
                                        ========     ========   ============    ============    ==========     ==========


                                       CONSOLIDATING/
                                        ELIMINATING
                                          ENTRIES          TOTAL
                                       --------------   -----------
Net cash provided by (used in)
  operating
  activities.........................   $               $    81,017
                                        ------------    -----------
Cash flows from investing activities:
  Proceeds from purchases of
    investments......................                         8,431
  Capital expenditures...............                       (16,409)
  Construction of Casino Resort......                       (12,180)
                                        ------------    -----------
Net cash used in investing
  activities.........................                       (20,158)
                                        ------------    -----------
Cash flows from financing activities:
  Proceeds from capital
    contributions....................
  Repayments on bank credit
    facility--tranche A term loan....                       (35,625)
  Repayments on bank credit
    facility--tranche B term loan....                          (250)
  Proceeds from bank credit
    facility--tranche B term loan....                        50,000
  Repayments on bank credit
    facility--revolver...............                       (50,160)
  Proceeds from bank credit
    facility--revolver...............                        11,000
  Repayments on FF&E credit
    facility.........................                       (16,609)
  Payments of deferred offering
    costs............................                        (2,861)
  Net increase (decrease) in
    intercompany accounts............
                                        ------------    -----------
Net cash provided by (used in)
  financing activities...............                       (44,505)
                                        ------------    -----------
Increase (decrease) in cash and cash
  equivalents........................                        16,354
Cash and cash equivalents at
  beginning of year..................                        26,252
                                        ------------    -----------
Cash and cash equivalents at end of
  year...............................   $               $    42,606
                                        ============    ===========

----------------------------------

(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no cash flows as of December 31, 2000.

                             LAS VEGAS SANDS, INC.

NOTE 15--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                                      NON-GUARANTOR
                                                                   GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                -----------------------------   --------------------------
                                                    VENETIAN        LIDO            MALL        GRAND CANAL      OTHER
                                                     CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL        NON-
                                       LAS VEGAS     RESORT        HOLDING         HOLDING      SUBSIDIARY     GUARANTOR
                                      SANDS, INC.      LLC       COMPANY LLC     COMPANY LLC      LLC (1)     SUBSIDIARIES
                                      -----------   ---------   -------------   -------------   -----------   ------------
Net cash provided by operating
  activities........................   $  2,444     $  43,711   $               $               $    4,075     $      562
                                       --------     ---------   ------------    ------------    ----------     ----------
Cash flows from investing
  activities:
  (Increase) decrease in restricted
    cash............................                      (57)                                         (40)
  Capital expenditures..............                  (53,660)                                        (766)          (708)
                                       --------     ---------   ------------    ------------    ----------     ----------
Net cash used in investing
  activities........................                  (53,717)                                        (806)          (708)
                                       --------     ---------   ------------    ------------    ----------     ----------
Cash flows from financing
  activities:
  Repayments on bank credit
    facility--tranche A term loan...                 (103,125)
  Repayments on bank credit
    facility--tranche B term loan...                  (49,750)
  Repayments on bank credit
    facility--tranche C term loan...                   (5,750)
  Proceeds from bank credit
    facility--tranche C term loan...                    5,750
  Repayments on bank credit
    facility--term..................                     (764)
  Proceeds from bank credit
    facility--term..................                  152,750
  Repayments on bank credit
    facility--revolver..............                  (18,000)
  Proceeds from bank credit
    facility--revolver..............                   58,000
  Repayments on FF&E credit
    facility........................                  (21,494)
  Proceeds from Phase II Subidiary
    credit facility.................                                                                                3,933
  Proceeds from Phase II Subsidiary
    unsecured bank loan.............                                                                                1,092
  Payments of deferred offering
    costs...........................                   (5,573)                                                       (300)
  Net increase(decrease) in
    intercompany accounts...........       (409)        1,508                                          409         (1,508)
                                       --------     ---------   ------------    ------------    ----------     ----------
Net cash provided by (used in)
  financing activities..............       (409)       13,552                                          409          3,217
                                       --------     ---------   ------------    ------------    ----------     ----------
Increase in cash and cash
  equivalents.......................      2,035         3,546                                        3,678          3,071
Cash and cash equivalents at
  beginning of year.................     35,332         4,260              4               4         2,972             34
                                       --------     ---------   ------------    ------------    ----------     ----------
Cash and cash equivalents at end of
  year..............................   $ 37,367     $   7,806   $          4    $          4    $    6,650     $    3,105
                                       ========     =========   ============    ============    ==========     ==========


                                      CONSOLIDATING/
                                       ELIMINATING
                                         ENTRIES          TOTAL
                                      --------------   -----------
Net cash provided by operating
  activities........................   $               $    50,792
                                       ------------    -----------
Cash flows from investing
  activities:
  (Increase) decrease in restricted
    cash............................                           (97)
  Capital expenditures..............                       (55,134)
                                       ------------    -----------
Net cash used in investing
  activities........................                       (55,231)
                                       ------------    -----------
Cash flows from financing
  activities:
  Repayments on bank credit
    facility--tranche A term loan...                      (103,125)
  Repayments on bank credit
    facility--tranche B term loan...                       (49,750)
  Repayments on bank credit
    facility--tranche C term loan...                        (5,750)
  Proceeds from bank credit
    facility--tranche C term loan...                         5,750
  Repayments on bank credit
    facility--term..................                          (764)
  Proceeds from bank credit
    facility--term..................                       152,750
  Repayments on bank credit
    facility--revolver..............                       (18,000)
  Proceeds from bank credit
    facility--revolver..............                        58,000
  Repayments on FF&E credit
    facility........................                       (21,494)
  Proceeds from Phase II Subidiary
    credit facility.................                         3,933
  Proceeds from Phase II Subsidiary
    unsecured bank loan.............                         1,092
  Payments of deferred offering
    costs...........................                        (5,873)
  Net increase(decrease) in
    intercompany accounts...........
                                       ------------    -----------
Net cash provided by (used in)
  financing activities..............                        16,769
                                       ------------    -----------
Increase in cash and cash
  equivalents.......................                        12,330
Cash and cash equivalents at
  beginning of year.................                        42,606
                                       ------------    -----------
Cash and cash equivalents at end of
  year..............................   $               $    54,936
                                       ============    ===========

----------------------------------
(1) The assets and liabilities of Mall Construction, a guarantor, were transferred to the Mall Subsidiary, a non-guarantor subsidiary, upon substantial completion of the Casino Resort on November 12, 1999, and subsequently transferred to the New Mall Subsidiary on December 20, 1999. As a result, Mall Construction had no cash flows as of December 31, 2001.

                             LAS VEGAS SANDS, INC.

NOTE 16--SUBSEQUENT EVENTS

    On June 4, 2002, the Company completed a series of refinancing transactions (collectively, the "Refinancing Transactions") including (1) the issuance of $850.0 million in aggregate principal amount of 11% mortgage notes due 2010 (the "Mortgage Notes") in a private placement, (2) entering into a new senior secured credit facility (the "Senior Secured Credit Facility") with a syndicate of lenders in an aggregate amount of $375.0 million, and (3) entering into a secured mall facility (the "Secured Mall Facility") in an aggregate amount of $105.0 million, which was subsequently increased to $120.0 million on June 28, 2002. The Company used or will use the proceeds of the Refinancing Transactions to repay, redeem or repurchase all of its outstanding indebtedness (including the Mortgage Notes, the Senior Subordinated Notes, the Bank Credit Facility, the FF&E Facility, the Completion Guaranty Loan, the Mall Take-out Financing, the Phase II Unsecured Bank Loan and the Phase II Subsidiary Credit Facility), to finance the construction and development of the Phase 1A Addition and to pay all fees and expenses associated with the Refinancing Transactions. In addition, the Principal Stockholder's completion guarantee relating to the constrcution of the Casino Resort was terminated upon the comsummation of the Refinancing Transactions and the remaining cash collateral was returned to the Principal Stockholder.

    In connection with the Refinancing Transactions, the Company incurred a loss on early retirement of indebtedness of $42.8 million during the three months ended June 30, 2002. As part of the Refinancing Transactions, the Company also commenced a cash tender offer on May 6, 2002 to repurchase the Mortgage Notes and the Senior Subordinated Notes. Upon the consummation of the Refinancing Transactions, the Company repurchased $316.6 million of the Mortgage Notes and $95.7 million of the Senior Subordinated Notes and affected a covenant defeasance with respect to the remaining Mortgage Notes. The Company called all of the remaining Mortgage Notes upon the closing of the Refinancing Transactions and redeemed the balance of the Mortgage Notes ($108.4 million) and the Senior Subordinated Notes ($1.8 million) on July 5, 2002.

    Prior to the closing of the Refinancing Transactions, during 2002 the Company established certain new subsidiaries including Grand Canal Shops II, LLC (the "Mall II Subsidiary"), Venetian Venture Development, LLC ("Venetian Venture"), Venetian Venture Development Intermediate Limited, Venetian Macau Management Limited and Venetian Macau Holdings Limited ("Venetian Macau"). Of the new subsidiaries which were credated only Venetian Venture is a guarantor of the new indebtedness of the Company. As of December 31, 2000 and 2001 and for each of three years in the period ended December 31, 2001, new condensed, consolidating financial statements have not been presented as they do not differ materially from those as presented in Note 15.

NOTE 17--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following unaudited information shows selected items (in thousands, except per share data), for each quarter in the years ended December 31, 2000 and 2001. As more fully described in Note 1, under guidance by the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board, dividends on the Venetian's preferred stock have been reflected as a charge

                             LAS VEGAS SANDS, INC.

NOTE 17--QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED) against income. The "as previously reported" amounts are included for reference purposes. The restatements have no impact on previously reported quarterly earnings per share.

                                           FIRST      SECOND       THIRD      FOURTH       YEAR
                                         ---------   ---------   ---------   ---------   ---------
2000
Gross revenues.........................  $166,847    $154,939    $148,508    $156,972    $627,266
Less-promotional allowances............   (10,933)    (11,693)    (11,971)    (11,699)    (46,296)
                                         --------    --------    --------    --------    --------
  Net revenues.........................   155,914     143,246     136,537     145,273     580,970
                                         --------    --------    --------    --------    --------
  Operating income.....................    45,578      31,051      25,523      34,621     136,773
                                         --------    --------    --------    --------    --------
  Income (loss) before preferred
    return(1)..........................    16,630      (1,150)     (4,676)      5,148      15,952
Preferred return on Redeemable
  Preferred Interest in Venetian Casino
  Resort, LLC..........................    (4,419)     (4,553)     (4,755)     (4,755)    (18,482)
                                         --------    --------    --------    --------    --------
  Net income (loss)....................  $ 12,211    $ (5,703)   $ (9,431)   $    393    $ (2,530)
                                         ========    ========    ========    ========    ========
Basic and diluted income (loss) per
  share................................  $  12.21    $  (5.70)   $  (9.43)   $   0.39    $  (2.53)
                                         ========    ========    ========    ========    ========
INFORMATION AS PREVIOUSLY REPORTED:
Income (loss) before extraordinary item
  (as previously reported).............  $ 16,630    $  1,635    $ (4,676)   $  5,148    $ 18,737
Extraordinary item-loss on early
  retirement of debt (as previously
  reported)(1).........................        --      (2,785)         --          --      (2,785)
                                         --------    --------    --------    --------    --------
  Net income (loss) (as previously
    reported)..........................  $ 16,630    $ (1,150)   $ (4,676)   $  5,148    $ 15,952
                                         ========    ========    ========    ========    ========
Basic and diluted income (loss) per
  share before extraordinary item (as
  previously reported).................  $  12.21    $  (2.92)   $  (9.43)   $   0.39    $   0.26
                                         ========    ========    ========    ========    ========
Basic and diluted income (loss) per
  share (as previously reported).......  $  12.21    $  (5.70)   $  (9.43)   $   0.39    $  (2.53)
                                         ========    ========    ========    ========    ========

------------------------

(1) As further described in Note 2, the Company has adopted SFAS 145. Accordingly, the presentation for losses on early retirement of debt have been reclassified as a deduction from income (loss) before preferred return in the accompanying table and statement of operations.

                             LAS VEGAS SANDS, INC.

NOTE 17--QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

                                           FIRST      SECOND       THIRD      FOURTH       YEAR
                                         ---------   ---------   ---------   ---------   ---------
2001
Gross revenues.........................  $155,926    $146,576    $133,594    $130,397    $566,493
Less-promotional allowances............   (12,286)     (9,658)    (10,440)    (10,210)    (42,594)
                                         --------    --------    --------    --------    --------
  Net revenues.........................   143,640     136,918     123,154     120,187     523,899
                                         --------    --------    --------    --------    --------
  Operating income.....................    33,201      27,389      20,405      28,284     109,279
                                         --------    --------    --------    --------    --------
  Income (loss) before preferred
    return(1)..........................     4,679         414      (7,362)     (1,132)     (3,401)
Preferred return on Redeemable
  Preferred Interest in Venetian Casino
  Resort, LLC..........................    (5,040)     (5,040)     (5,343)     (5,343)    (20,766)
                                         --------    --------    --------    --------    --------
  Net (loss)...........................  $   (361)   $ (4,626)   $(12,705)   $ (6,475)   $(24,167)
                                         ========    ========    ========    ========    ========
Basic and diluted loss per share.......  $  (0.36)   $  (4.63)   $ (12.71)   $  (6.48)   $ (24.17)
                                         ========    ========    ========    ========    ========
INFORMATION AS PREVIOUSLY REPORTED:
Income (loss) before extraordinary item
  (as previously reported).............  $  4,679    $    414    $ (5,979)
Extraordinary item-loss on early
  retirement of debt (as previously
  reported)(1).........................        --          --      (1,383)
                                         --------    --------    --------
  Net income (loss) (as previously
    reported)..........................  $  4,679    $    414    $ (7,362)
                                         ========    ========    ========
Basic and diluted (loss) per share
  before extraordinary item (as
  previously reported).................  $  (0.36)   $  (4.63)   $ (11.32)
                                         ========    ========    ========
Basic and diluted (loss) per share (as
  previously reported).................  $  (0.36)   $  (4.63)   $ (12.71)
                                         ========    ========    ========

------------------------

(1) As further described in Note 2, the Company has adopted SFAS 145. Accordingly, the presentation for losses on early retirement of debt have been reclassified as a deduction from income (loss) before preferred return in the accompanying table and statement of operations.

                             LAS VEGAS SANDS, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2001           2002
                                                              ------------   -------------
                                                                               UNAUDITED
ASSETS
Current assets:
  Cash and cash equivalents.................................   $   54,936     $   95,642
  Restricted cash and investments...........................        2,646         16,718
  Accounts receivable, net..................................       57,092         51,279
  Inventories...............................................        4,747          4,576
  Prepaid expenses..........................................        3,862          3,750
                                                               ----------     ----------
Total current assets........................................      123,283        171,965
Property and equipment, net.................................    1,096,307      1,126,636
Deferred offering costs, net................................       18,989         39,080
Restricted cash and investments.............................           --        140,614
Other assets, net...........................................       33,207         30,767
                                                               ----------     ----------
                                                               $1,271,786     $1,509,062
                                                               ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $   36,353     $   16,208
  Construction payables.....................................       26,115         17,284
  Construction payables-contested...........................        7,232          7,232
  Accrued interest payable..................................       10,008         30,693
  Other accrued liabilities.................................       70,035         66,250
  Current maturities of long-term debt......................      129,113          2,500
                                                               ----------     ----------
Total current liabilities...................................      278,856        140,167
Other long-term liabilities.................................        3,274          1,259
Long-term debt..............................................      745,746      1,216,875
Long-term subordinated loans payable to Principal
  Stockholder...............................................       66,123             --
                                                               ----------     ----------
                                                                1,093,999      1,358,301
                                                               ----------     ----------

Redeemable Preferred Interest in Venetian Casino Resort,
  LLC, a wholly owned subsidiary............................      188,778        206,108
                                                               ----------     ----------

Commitments and contingencies

Stockholders' equity (deficit):
  Common stock, $.10 par value, 3,000,000 shares authorized,
    1,000,000 shares issued and outstanding.................           92            100
  Capital in excess of par value............................      140,768        140,760
  Accumulated deficit since June 30, 1996...................     (151,851)      (196,207)
                                                               ----------     ----------
                                                                  (10,991)       (55,347)
                                                               ----------     ----------
                                                               $1,271,786     $1,509,062
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LAS VEGAS SANDS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED       NINE MONTHS ENDED
                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                   ---------------------   ---------------------
                                                     2001        2002        2001        2002
                                                   ---------   ---------   ---------   ---------
Revenues:
  Casino.........................................  $ 61,392    $ 80,086    $174,133    $177,379
  Rooms..........................................    43,688      47,592     159,702     156,605
  Food and beverage..............................    11,731      15,305      49,088      54,838
  Retail and other...............................    16,783      18,103      51,513      53,550
                                                   --------    --------    --------    --------
                                                    133,594     161,086     434,436     442,372
Less-promotional allowances......................   (10,440)     (8,330)    (32,384)    (25,018)
                                                   --------    --------    --------    --------
  Net revenues...................................   123,154     152,756     402,052     417,354
                                                   --------    --------    --------    --------

Operating expenses:
  Casino.........................................    33,814      31,878     109,970      86,742
  Rooms..........................................    12,415      13,502      39,271      40,128
  Food and beverage..............................     6,333       8,329      23,581      27,049
  Retail and other...............................     8,845       8,547      23,876      23,511
  Provision for doubtful accounts................     5,767       5,266      14,656      13,540
  General and administrative.....................    22,911      25,290      68,337      69,682
  Corporate expense..............................       763       2,697       4,741       7,520
  Rental expense.................................     2,074       2,006       6,287       5,535
  Pre-opening and developmental expense..........        --       1,026          --       3,097
  Depreciation and amortization..................     9,827      11,066      30,338      33,015
                                                   --------    --------    --------    --------
                                                    102,749     109,607     321,057     309,819
                                                   --------    --------    --------    --------

Operating income.................................    20,405      43,149      80,995     107,535
Other income (expense):
  Interest income................................       329       1,079       1,135       1,729
  Interest expense, net of amounts capitalized...   (24,606)    (29,466)    (76,269)    (81,531)
  Interest expense on indebtedness to Principal
    Stockholder..................................    (2,107)                 (6,747)     (4,010)
  Other income (expense).........................        --         280          --         643
  Loss on early retirement of debt...............    (1,383)     (8,629)     (1,383)    (51,392)
                                                   --------    --------    --------    --------
Income (loss) before preferred return............    (7,362)      6,413      (2,269)    (27,026)
  Preferred return on Redeemable Preferred
    Interest in Venetian Casino Resort, LLC
    (2001, as restated)..........................    (5,343)     (6,003)    (15,423)    (17,330)
                                                   --------    --------    --------    --------
Net loss (2001, as restated).....................  $(12,705)   $    410    $(17,692)   $(44,356)
                                                   ========    ========    ========    ========
Basic and diluted income (loss) per share........  $ (12.71)   $   0.41    $ (17.69)   $ (44.36)
                                                   ========    ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LAS VEGAS SANDS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2001        2002
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) (2001, as restated).......................  $ (17,692)  $ (44,356)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................     30,338      33,015
  Amortization of debt offering costs and original issue
    discount................................................      6,046       6,614
  Non-cash preferred return on Redeemable Preferred Interest
    in Venetian (2001, as restated).........................     15,423      17,330
  Loss on early retirement of debt..........................      1,383      51,392
  Loss on disposition of fixed asset........................                    301
  Non-cash interest on completion guaranty loan.............      1,940
  Provision for doubtful accounts...........................     14,656      13,540
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (4,683)     (7,727)
    Inventories.............................................       (545)        171
    Prepaid expenses........................................     (1,592)        112
    Other assets............................................     (4,626)      2,440
    Accounts payable........................................      2,865     (20,145)
    Accrued interest payable................................     14,342      20,685
    Other accrued liabilities...............................    (22,137)     (5,800)
                                                              ---------   ---------
Net cash provided by operating activities...................     35,718      67,572
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash ($185.0 million for
  Phase IA construction and $116.9 million for debt
  defeasance on July 5, 2002)...............................        (82)   (154,686)
Capital expenditures........................................    (42,220)    (72,476)
                                                              ---------   ---------
Net cash used in investing activities.......................    (42,302)   (227,162)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on 12 1/4% mortgage notes........................               (425,000)
Proceeds from 11% mortgage notes............................                850,000
Repayments on senior subordinated notes.....................                (97,500)
Proceeds from secured mall facility.........................                120,000
Repayments on mall-tranche A take-out Loan..................               (105,000)
Repayments on mall-tranche B take-out Loan..................                (35,000)
Repayments on completion guaranty loan......................                (31,124)
Repayments on senior secured credit facility-term B.........                   (625)
Proceeds from senior secured credit facility-term B.........                250,000
Repayments on bank credit facility-tranche A term loan......   (103,125)
Repayments on bank credit facility-tranche B term loan......    (49,750)
Repayments on bank credit facility-tranche C term loan......     (5,750)
Proceeds from bank credit facility-tranche C term loan......      5,750
Repayments on bank credit term facility.....................       (382)   (151,986)
Proceeds from bank credit term facility.....................    152,750
Repayments on bank credit facility-revolver.................     (8,000)    (61,000)
Proceeds from bank credit facility-revolver.................     48,000      21,000
Repayments on FF&E credit facility..........................    (16,121)    (53,735)
Repayments on Phase II Subsidary credit facility............                 (3,933)
Repayments on Phase II Subsidiary unsecured bank loan.......                 (1,092)
Proceeds from Phase II Subsidiary unsecured bank loan.......      1,092
Repurchase premiums incurred in connection with financing
  transactions                                                              (33,478)
Payments of deferred offering costs.........................     (4,997)    (41,231)
                                                              ---------   ---------
Net cash used in financing activities.......................     19,467     200,296
                                                              ---------   ---------
Decrease in cash and cash equivalents.......................     12,883      40,706
Cash and cash equivalents at beginning of period............     42,606      54,936
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $  55,489   $  95,642
                                                              =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest..................................  $  61,917   $  59,689
                                                              =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LAS VEGAS SANDS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY

    The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2001. The year end balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. In addition, certain amounts in the 2001 financial statements have been reclassified to conform with the 2002 presentation. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation of the results for the interim period have been included. The interim results reflected in the unaudited financial statements are not necessarily indicative of expected results for the full year.

    Las Vegas Sands, Inc. ("LVSI") is a Nevada corporation. On April 28, 1989, LVSI commenced gaming operations in Las Vegas, Nevada, by acquiring the Sands Hotel and Casino (the "Sands"). On June 30, 1996, LVSI closed the Sands and subsequently demolished the facility in order to construct a planned two-phase hotel-casino resort. The first phase of the hotel-casino resort (the "Casino Resort") includes 3,036 suites, casino space approximating 116,000 square feet, approximately 500,000 square feet of convention space, and approximately 475,000 gross leasable square feet of retail shops and restaurants.

    The consolidated financial statements include the accounts of LVSI and its subsidiaries (the "Subsidiaries"), including Venetian Casino Resort, LLC ("Venetian"), Mall Intermediate Holding Company, LLC ("Mall Intermediate"), Grand Canal Shops Mall Subsidiary, LLC (the "Mall Subsidiary"), Grand Canal Shops II, LLC (the "Mall II Subsidiary"), Grand Canal Shops Mall MM
Subsidiary, Inc., Grand Canal Shops Mall Construction, LLC ("Mall Construction"), Lido Intermediate Holding Company, LLC ("Lido Intermediate"), Lido Casino Resort Holding Company, LLC, Lido Casino Resort, LLC (the "Phase II Subsidiary"), Lido Casino Resort MM, Inc., Venetian Casino Resort Athens, LLC ("Venetian Athens"), Venetian Venture Development, LLC ("Venetian Venture"), Venetian Venture Development Intermediate Limited, Venetian Macau Management Limited, Venetian Macau Holdings Limited ("Venetian Macau"), Venetian
Marketing, Inc. ("Venetian Marketing"), Venetian Far East Limited and Venetian Operating Company, LLC ("Venetian Operating") (collectively, and including all other direct and indirect subsidiaries of LVSI, the "Company"). Each of LVSI and the Subsidiaries is a separate legal entity and the assets of each such entity are intended to be available only to the creditors of such entity.

    Venetian was formed on March 20, 1997 to own and operate certain portions of the Casino Resort. LVSI is the managing member and owns 100% of the common voting equity in Venetian. The entire preferred interest in Venetian is owned by Interface Group Holding Company, Inc. ("Interface Holding"), which is wholly-owned by LVSI's principal stockholder (the "Principal Stockholder").

    Various Subsidiaries are guarantors or co-obligors of certain indebtedness related to the Casino Resort. See Note 4--Long-Term Debt.

    The Mall II Subsidiary is an indirect, wholly-owned subsidiary of LVSI and owns and operates the retail mall in the Casino Resort (the "Mall"). The Mall II Subsidiary was formed on May 31, 2002 and became a successor to the Mall Subsidiary in connection with the refinancing of the Mall's indebtedness. See
Note 4--Long-Term Debt.

    The Casino Resort is physically connected to the approximately 1.15 million square foot Sands Expo and Convention Center (the "Expo Center"). Interface Group-Nevada, Inc. ("IGN"), the owner

                             LAS VEGAS SANDS, INC.

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY (CONTINUED) of the Expo Center, is beneficially owned by the Principal Stockholder. Venetian, the Mall II Subsidiary and IGN transact business with each other and are parties to certain agreements.

RESTATEMENT OF PREVIOUSLY REPORTED AMOUNTS

    As more fully described above, Interface Holding (an entity controlled by the Principal Stockholder) owns a redeemable preferred interest in LVSI's wholly-owned subsidiary, Venetian. The preferred return on the redeemable preferred interest has not been paid, but it has been accrued by Venetian each year and historically accounted for as a charge against capital (See Note 5). Under guidance by the Emerging Issues Task Force of the Financial Accounting Standards Board, dividends on a subsidiary's preferred stock should be reflected as a minority interest and recognized as a charge against income.

    The Company has recognized the preferred return as a charge against income in the accompanying 2002 financial statements. The Company has restated certain income statement items for the three and nine month periods ended September 30, 2001 to include the preferred return, which amounts were $5.3 million and $15.4 million, respectively. The restatement has no impact on the previously reported carrying balances of the redeemable preferred interest or on the previously reported financial position of the Company. In addition, because the preferred return was deducted from income available to common stockholders in calculating earnings per share, the restatement has no impact on previously reported amounts for earnings per share.

NEW ACCOUNTING PRONOUNCEMENT

    In April 2002, the Financial Accounting Standards Board issued statement No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. The Company has adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Additionally, prior period extraordinary losses have been reclassified to conform to this new presentation. Adoption of SFAS 145 had no impact on the Company's financial condition or cash flows.

NOTE 2--STOCKHOLDERS' EQUITY AND PER SHARE DATA

    The Company established a nonqualified stock option plan, which provides for the granting of stock options pursuant to the applicable provisions of the Internal Revenue Code and regulations. The stock option plan provides that the Principal Stockholder may assume the obligations of the Company under the plan and provides for the granting of up to 75,000 shares of common stock to officers and other key employees of the Company. As of December 31, 2001, no grants under the stock option plan had occurred. In the first quarter of 2002, options to purchase 49,900 shares, which represented approximately 5% of the Company's outstanding common stock, were granted from the Company to certain key employees of the Company. Immediately thereafter, the Principal Stockholder assumed the obligations of the Company under the stock option plan. On the date of grant, the exercise price of the options of $271 per share was higher than the fair market value of the Company's common stock based upon a determination of the fair market value of a per share minority interest in the common stock of LVSI, performed by an independent third-party appraiser. The options granted were fully vested and exercisable upon grant. All of the options were exercised

                             LAS VEGAS SANDS, INC.

NOTE 2--STOCKHOLDERS' EQUITY AND PER SHARE DATA (CONTINUED) immediately after issuance by the respective employees by delivery of a notice of exercise. There has been no change in outstanding shares of the Company and the notes receivable are not reflected in the accompanying financial statements because the shares issued were from the Principal Stockholder's existing holdings. The exercise price of the options (a total of approximately
$13.5 million) was loaned to the optionees by the Principal Stockholder on a collateralized basis under full recourse notes.

    During the first quarter of 2002, the Company entered into a stockholders' agreement (the "Stockholders' Agreement") with the respective employees (the "Additional Stockholders") and the Principal Stockholder. The Stockholders' Agreement restricts the ability of the Additional Stockholders and any of their permitted transferees who have agreed to be bound by the terms and conditions of the agreement to sell, assign, pledge, encumber or otherwise dispose of any shares of common stock of LVSI, except in accordance with the provisions of the Stockholders' Agreement. All transfers are subject to certain conditions, including:

    - compliance with applicable state and foreign securities laws,

    - receipt of necessary licenses or approvals from the Nevada gaming authorities, and

    - compliance with all federal laws, rules and regulations relating to subchapter S corporations.

    If at any time before LVSI completes an initial public offering, the Principal Stockholder wishes to sell 20% or more of his ownership interest in LVSI to any third party transferee, each Additional Stockholder shall have the right to participate in such sale on the same terms as those offered to the Principal Stockholder.

    The Additional Stockholders also have certain piggyback registration rights. If at any time LVSI completes an initial public offering or proposes to register any shares of common stock, the Additional Stockholders may request registration of their securities. Common stock will be included in the registration statement in the following order of priority: first, all securities of LVSI to be sold for its own account, second, securities of stockholders (other than the Principal Stockholder) who have demand registration rights and third, such securities requested to be included in such registration statement by the Principal Stockholder and the Additional Stockholders (pro rata based on the number of registrable securities owned by such stockholders). Finally, if at any time prior to the completion by LVSI of an initial public offering LVSI wishes to issue any new securities, the Additional Stockholders will have the right to purchase that number of shares of LVSI common stock, at the proposed purchase price of the new securities, such that the Additional Stockholders' percentage ownership of LVSI would remain the same following such issuance.

    During the second quarter of 2002, options to purchase an additional 5,500 shares at an exercise price of $271 per share were reserved under the stock option plan. The granting of these options are subject to approval by the Nevada gaming authorities. The Company will determine if a charge to compensation is necessary at the date of actual grant of these options, depending on the estimated fair market value of a per share minority interest in the common stock of LVSI at that date.

    Basic and diluted income (loss) per share are calculated based upon the weighted average number of shares outstanding. In the first quarter of 2002, the Company completed a stock split whereby the number of shares of common stock outstanding was increased from 925,000 to

                             LAS VEGAS SANDS, INC.

NOTE 2--STOCKHOLDERS' EQUITY AND PER SHARE DATA (CONTINUED)
1,000,000. At the time of the stock split, the Principal Stockholder maintained 100% ownership of the Company's common stock. All references to share and per share data herein have been adjusted retroactively to give effect to the increase in shares of common stock outstanding to 1,000,000.

NOTE 3--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                           DECEMBER 31,   SEPTEMBER 30,
                                                               2001           2002
                                                           ------------   -------------
Land and land improvements...............................   $  113,309     $  113,428
Building and improvements................................      882,395        885,966
Equipment, furniture, fixtures and leasehold
  improvements...........................................      138,978        141,001
Construction in progress.................................       68,542        125,853
                                                            ----------     ----------
                                                             1,203,224      1,266,248
Less: accumulated depreciation and amortization..........     (106,917)      (139,612)
                                                            ----------     ----------
                                                            $1,096,307     $1,126,636
                                                            ==========     ==========

    During the three and nine month periods ended September 30, 2001 and September 30, 2002, the Company capitalized interest expense of $0.8 million and $1.4 million, and $0.7 million and $1.5 million, respectively.

    As of September 30, 2002, construction in progress represented construction costs and project design for an approximately 1,000-room hotel tower on top of the Casino Resort's existing parking garage, an approximately 1,000-parking space expansion to the parking garage and approximately 150,000 square feet of additional convention center space on the Phase II Land (collectively, the "Phase IA Addition"), design and shared facilities costs for the planned second phase of the Casino Resort, to be owned by the Phase II Subsidiary (the "Phase II Resort"), design and pre-development costs for a casino in Macau, and on-going capital improvement projects at the Casino Resort.

                             LAS VEGAS SANDS, INC.

NOTE 4--LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2001           2002
                                                              ------------   -------------
INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES OTHER THAN
  THE MALL II SUBSIDIARY, THE MALL SUBSIDIARY AND THE
  PHASE II SUBSIDIARY:
12 1/4% Mortgage Notes, due November 15, 2004--redeemed
  July 5, 2002                                                 $ 425,000      $       --
14 1/4% Senior Subordinated Notes, due November 15, 2005
  (net of unamortized discount of $3,607 in 2001)--redeemed
  July 5, 2002                                                    94,113              --
Bank Credit Facility--Revolver..............................      40,000              --
Bank Credit Facility--Term Loan.............................     151,986              --
FF&E Credit Facility........................................      53,735              --
11% Mortgage Notes, due June 15, 2010                                 --         850,000
Senior Secured Credit Facility--Term B......................          --         249,375

INDEBTEDNESS OF THE MALL II SUBSIDIARY:
Secured Mall Facility.......................................          --         120,000

INDEBTEDNESS OF THE MALL SUBSIDIARY:
Mall Tranche A Take-out Loan................................     105,000              --

INDEBTEDNESS OF THE PHASE II SUBSIDIARY:
Phase II Subsidiary Credit Facility.........................       3,933              --
Phase II Unsecured Bank Loan................................       1,092              --
Less: current maturities, including amounts redeemed on
  July 5, 2002..............................................    (129,113)         (2,500)
                                                               ---------      ----------
Total long-term debt........................................   $ 745,746      $1,216,875
                                                               ---------      ----------

SUBORDINATED OWNER INDEBTEDNESS:
Completion Guaranty Loan (Indebtedness of Venetian).........   $  31,123      $       --
Subordinated Mall Tranche B Take-out Loan from Principal
  Stockholder (Indebtedness of Mall Subsidiary).............      35,000              --
                                                               ---------      ----------
Total long-term subordinated loans payable to Principal
  Stockholder...............................................   $  66,123      $       --
                                                               =========      ==========

    In connection with the construction financing for the Casino Resort, the Company entered into a series of transactions during 1997 to build the Casino Resort. In November 1997, the Company issued $425.0 million in aggregate principal amount of 12 1/4% Mortgage Notes (the "Old Mortgage Notes") and
$97.5 million in aggregate principal amount of 14 1/4% Senior Subordinated Notes (the "Old Subordinated Notes" and, together with the Old Mortgage Notes, the "Old Notes") in a private placement. Also in November 1997, LVSI and Venetian and a syndicate of lenders entered into a Bank Credit Facility (the "Bank Credit Facility") providing for multiple draw term loans to the Company for construction and development of the Casino Resort. In December 1997, the Company entered into an agreement (the "FF&E Facility") with certain lenders to provide for $97.7 million of financing for certain furniture, fixtures, and equipment and an electrical substation.

    On November 12, 1999, an advance of approximately $23.5 million was made under the Principal Stockholder's completion guaranty (the "Completion Guaranty Loan"), a junior loan from the Principal Stockholder to Venetian. On
December 20, 1999, certain take-out lenders funded a $105.0 million tranche A take-out loan to the Mall Subsidiary (the "Tranche A Take-out Loan") and

                             LAS VEGAS SANDS, INC.

NOTE 4--LONG-TERM DEBT (CONTINUED)
an entity wholly-owned by the Principal Stockholder funded a $35.0 million loan to the Mall Subsidiary (the "Tranche B Take-out Loan" and, together with the Tranche A Take-out Loan, the "Mall Take-out Financing"), the proceeds of which were used to repay an existing mall construction loan facility.

    In February 2001, the Phase II Subsidiary entered into an unsecured bank line of credit (the "Phase II Unsecured Bank Loan") of $1.1 million for Phase II Subsidiary operating costs. On October 19, 2001, the Phase II Subsidiary also entered into a loan agreement providing for a $17.5 million term and revolving loan (the "Phase II Subsidiary Credit Facility") for Phase II Resort pre-development expenses and loans or distributions to the Company for other liquidity needs.

    On June 4, 2002, the Company completed a series of refinancing transactions (collectively, the "Refinancing Transactions") including (1) the issuance of $850.0 million in aggregate principal amount of 11% mortgage notes due 2010 (the "Mortgage Notes") in a private placement, (2) entering into a new senior secured credit facility (the "Senior Secured Credit Facility") with a syndicate of lenders in an aggregate amount of $375.0 million, and (3) entering into a secured mall facility (the "Secured Mall Facility") in an aggregate amount of $105.0 million, which was subsequently increased to $120.0 million on June 28, 2002. The Company used the proceeds of the Refinancing Transactions to repay, redeem or repurchase all of its outstanding indebtedness (including the Old Notes, the Bank Credit Facility, the FF&E Facility, the Completion Guaranty Loan, the Mall Take-out Financing, the Phase II Unsecured Bank Loan and the Phase II Subsidiary Credit Facility), to finance the construction and development of the Phase IA Addition and to pay all fees and expenses associated with the Refinancing Transactions. In addition, the Principal Stockholder's completion guarantee relating to the construction of the Casino Resort was terminated upon the consummation of the Refinancing Transactions and the remaining cash collateral was returned to the Principal Stockholder. In connection with the Refinancing Transactions, the Company incurred a loss on early retirement of indebtedness of $8.6 million and $51.4 million during the three and nine months ended September 30, 2002.

    As part of the Refinancing Transactions, the Company also commenced a cash tender offer on May 6, 2002 to repurchase the Old Notes. Upon the consummation of the Refinancing Transactions, the Company repurchased $316.6 million of the Old Mortgage Notes and $95.7 million of the Old Subordinates Notes and effected a covenant defeasance with respect to the remaining Mortgage Notes. The Company called all of the remaining Old Notes upon the closing of the Refinancing Transactions and redeemed the balance of the Old Mortgage Notes
($108.4 million) and the Old Subordinated Notes ($1.8 million) on July 5, 2002.

MORTGAGES NOTES

    The Mortgage Notes bear interest at 11%, payable each June 15th and December 15th, beginning December 15, 2002. The Mortgage Notes are secured by second priority liens on certain assets of the Company (the personal property and the real estate improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The Mortgage Notes are redeemable at the option of LVSI and Venetian at prices ranging from 100% to 105.5% commencing on or after June 15, 2006, as set forth in the Mortgage Notes and the indenture pursuant to which the Mortgage Notes were issued (the "Indenture"). Prior to June 15, 2006, LVSI and Venetian may redeem the Mortgage Notes at their principal amount plus an applicable make-whole premium.

                             LAS VEGAS SANDS, INC.

NOTE 4--LONG-TERM DEBT (CONTINUED)
Upon a change of control (as defined in the Indenture), each Mortgage Note holder may require LVSI and Venetian to repurchase such Mortgage Notes at 101% of the principal amount thereof plus accrued interest and other amounts which are then due, if any. Upon an event of loss or certain asset sales, the Company may also be required to offer to purchase all or a portion of the Mortgage Notes with the proceeds of such event of loss or sale. The Mortgage Notes are not subject to a sinking fund requirement.

    The Company is committed under a registration rights agreement to use its commercially reasonable efforts prior to 180 days after the closing date to effect a registered exchange offer for the Mortgage Notes or, subject to certain conditions, to provide a shelf registration for the Mortgage Notes. Should the Company not meet certain requirements of the registration rights agreement, liquidated damages in the amount of 0.25% to 2.00% per annum of the aggregate principal amount of the Mortgage Notes would accrue until such defaults are cured.

SENIOR SECURED CREDIT FACILITY

    The Senior Secured Credit Facility provides for a $250.0 million single draw senior secured term loan facility (the "Term B Facility"), a $50.0 million senior secured delayed draw facility (the "Term A Facility") and a $75.0 million senior secured revolving facility (the "Revolving Facility"). Term B Facility proceeds of $185.0 million were deposited into restricted accounts, invested in cash or permitted investments and pledged to a disbursement agent for the Senior Secured Credit Facility lenders. The $185.0 million will be used as required for Phase IA Addition project costs under disbursement terms specified in the Senior Secured Credit Facility. The disbursement account is subject to a security interest in favor of the lenders under the Senior Secured Credit Facility.

    The Term B Facility matures on June 4, 2008 and is subject to quarterly amortization payments in the amount of $625,000 from September 30, 2002 until September 30, 2007, followed by four equal quarterly amortization payments of $59.4 million until the maturity date. The Term A Facility is available from the closing date of the Senior Secured Credit Facility through the first anniversary of the closing date, subject to certain conditions. The Term A Facility matures on June 4, 2007 and is subject to quarterly amortization payments commencing on December 31, 2003 in the amount of $1,666,667 for three quarters, $2,500,000 for the succeeding four quarters, $3,750,000 for the next four quarters and $5,000,000 for the final four quarters. The Revolving Facility matures on June 4, 2007 and has no interim amortization. No amounts had been drawn under the Term A Facility or the Revolving Facility as of September 30, 2002.

    All amounts outstanding under the Senior Secured Credit Facility bear interest at the option of the Company at the prime rate plus 2% per annum, or at the reserve adjusted Eurodollar rate plus 3% per annum. After the Phase IA Addition is substantially complete, the applicable margin for amounts outstanding under the Term A Facility and the Revolving Facility will be determined by a grid based upon a leverage ratio. The leverage ratio will be calculated as the ratio of consolidated total debt as of the last day of each fiscal quarter to EBITDA (as defined in the Senior Secured Credit Facility) for the four-fiscal quarter period ending on such date. Commitment fees equal to 0.50% per annum of the daily average unused portion of the commitment under the Revolving Facility and 0.75% per annum of the daily average unused portion of the Term A Facility are payable quarterly in arrears.

                             LAS VEGAS SANDS, INC.

NOTE 4--LONG-TERM DEBT (CONTINUED)
    The Senior Secured Credit Facility is secured by a first priority lien on certain assets of the Company (the personal property and the real estate improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The Senior Secured Credit Facility contains affirmative, negative and financial covenants including limitations on indebtedness, liens, investments, guarantees, restricted junior payments, mergers and acquisitions, sales of assets, leases, transactions with affiliates and scope-changes and modifications to material contracts. Additionally, the Company is required to comply with certain financial ratios and other financial covenants including total debt to EBITDA ratios, EBITDA to interest coverage ratios, minimum net worth covenants and maximum capital expenditure limitations. At September 30, 2002, the Company was in compliance with all required covenants and ratios under the Senior Secured Credit Facility.

SECURED MALL FACILITY

    In June 2002, the Company also entered into an agreement (the "Secured Mall Facility") with certain lenders to provide for a $105.0 million loan (subsequently increased to $120.0 million on June 28, 2002) to the Mall II Subsidiary. The initial $105.0 million of proceeds (net of financing costs) from the Secured Mall Facility, along with the proceeds of a $37.9 million capital contribution in Mall II Subsidiary by Venetian, were used to repay the Mall Take-out Financing and costs previously owed by the Mall Subsidiary. Upon the consummation of the Refinancing Transactions, the assets of the Mall were transferred to the Mall II Subsidiary, the borrower under the Secured Mall Facility. The additional $15.0 million of proceeds (net of financing costs) were distributed to Venetian and used for general corporate purposes. The indebtedness under the Secured Mall Facility is secured by a first priority lien on the assets that comprise the Mall (the "Mall Assets").

    The amounts outstanding under the Secured Mall Facility bear interest at the adjusted one month Eurodollar rate plus 1.875% per annum. Interest is paid monthly and there is no scheduled principal amortization. The Secured Mall Facility is due in full on June 28, 2005 and provides for two one-year extensions at the option of the Company, subject to certain criteria. The Secured Mall Facility contains affirmative, negative and financial covenants including net operating income performance standards. Failure to meet these financial covenants in certain circumstances allows the lenders' agent to control collection of rents, to approve operating budgets and provides for a cash sweep of excess cash flow to reduce amounts outstanding under the Secured Mall Facility.

    The Company is required to enter into an interest rate cap agreement to limit the impact of increases in interest rates on its floating rate debt derived from the Secured Mall Facility. To meet the requirements of the Secured Mall Facility, the Company entered into a cap agreement during June 2002 (the "Mall Cap Agreement") that resulted in a premium payment to counterparties based upon notional principal amounts for a term equal to the term of the Secured Mall Facility. The provisions of the Mall Cap Agreement entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in such agreement. There was no net effect on interest expense as a result of the Mall Cap Agreement for the three months ended September 30, 2002. If the Company had terminated the Mall Cap Agreement as of September 30, 2002, the Company would have received $0.2 million based on quoted market values from the various institutions holding the swaps. The notional amount of the Mall Cap Agreement (which expires on June 28, 2005) at September 30, 2002 was $120.0 million.

                             LAS VEGAS SANDS, INC.

NOTE 4--LONG-TERM DEBT (CONTINUED)
    Pursuant to the terms of the Secured Mall Facility, the Mall II Subsidiary is also required to maintain certain funds in escrow for debt service and property taxes. At September 30, 2002, $1.8 million was held by the lenders' agent in escrow for these purposes. The amounts in escrow are classified as restricted cash in the accompanying financial statements.

    The Company entered into interest rate cap and/or floor agreements related to the Bank Credit Facility (the "Bank Cap Agreement") during 1998 and the Tranche A Take-out Loan during 1999 (the "Mall Cap Agreement" and, together with the Bank Cap Agreement, the "Old Rate Cap Agreements"). The notional amount of the Bank Cap Agreement at September 30, 2002 was $76.0 million. The Bank Cap Agreement expires in June 2003, the maturity date of the Bank Credit Facility, unless terminated earlier by the Company. The notional amount of the Mall Cap Agreement at September 30, 2002 was $42.3 million. The Mall Cap Agreement expires on December 20, 2002, the original maturity date of the Tranche A Take-out Loan, unless terminated earlier by the Company.

    The net effect of the Old Rate Cap Agreements resulted in an increase of interest expense of $0.5 million for the quarter ended September 30, 2002. Currently, the Old Rate Cap Agreements remain outstanding. If the Company had terminated the Old Rate Cap Agreements as of September 30, 2002, the Company would have had to pay a net amount of $1.4 million based on quoted market values from the various institutions holding the swaps. In accordance with Financial Accounting Standards Board Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, the Company has recorded the fair value of its obligations under the Old Rate Cap Agreements in the accompanying financial statements and will continue to do so while the agreements are in effect.

NOTE 5--REDEEMABLE PREFERRED INTEREST IN VENETIAN CASINO RESORT, LLC

    During 1997, Interface Holding contributed $77.1 million in cash to Venetian in exchange for a Series A preferred interest (the "Series A Preferred Interest") in Venetian. By its terms, the Series A Preferred Interest was convertible at any time into a Series B preferred interest in Venetian (the "Series B Preferred Interest"). In August 1998, the Series A Preferred Interest was converted into the Series B Preferred Interest. The rights of the Series B Preferred Interest include the accrual of a preferred return of 12% from the date of contribution in respect of the Series A Preferred Interest. Until the indebtedness under the Senior Secured Credit Facility is repaid and cash payments are permitted under the restricted payment covenants of the Indenture, the preferred return on the Series B Preferred Interest will accrue and will not be paid in cash. Commencing June 30, 2011, distributions must be made to the extent of the positive capital account of the holder. During the second and third quarters of 1999, Interface Holding contributed $37.3 million and $7.1 million, respectively, in cash in exchange for an additional Series B Preferred Interest. During the three and nine month periods ended September 30, 2001 and September 30, 2002, $5.3 million and $15.4 million, and $6.0 million and $17.3 million, respectively, were accrued on the Series B Preferred Interest related to the contributions made. Since 1997, no distributions of preferred interest or preferred return have been paid on the Series B Preferred Interest.

                             LAS VEGAS SANDS, INC.

NOTE 6--COMMITMENTS AND CONTINGENCIES

CONSTRUCTION LITIGATION

    The Company is party to litigation matters and claims related to its operations and construction of the Casino Resort that could have a material adverse effect on the financial position, results of operations or cash flows of the Company to the extent such litigation is not covered by the Insurance Policy (as defined below).

    The construction of the principal components of the Casino Resort was undertaken by Lehrer McGovern Bovis, Inc. (the "Construction Manager") pursuant to a construction management agreement and certain amendments thereto (as so amended, the "Construction Management Contract"). The Construction Management Contract established a final guaranteed maximum price (the "Final GMP") of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the Construction Manager was responsible for any costs of the work covered by the Construction Management Contract in excess of the Final GMP. The obligations of the Construction Manager under the Construction Management Contract are guaranteed by Bovis, Inc. ("Bovis" and such guaranty, the "Bovis Guaranty"), the Construction Manager's direct parent at the time the Construction Management Contract was entered into. Bovis' obligations under the Bovis Guaranty are guaranteed by The Peninsular and Oriental Steam Navigation Company ("P&O"), a British public company and the Construction Manager's ultimate parent at the time the Construction Management Contract was entered into (such guaranty, the "P&O Guaranty").

    On July 30, 1999, Venetian filed a complaint against the Construction Manager and Bovis in United States District Court for the District of Nevada. The action alleges breach of contract by the Construction Manager of its obligations under the Construction Management Contract and a breach of contract by Bovis of its obligations under the Bovis Guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. The Company amended this complaint on November 23, 1999 to add P&O as an additional defendant. The suit is intended to ask the courts, among other remedies, to require the Construction Manager and its guarantors to pay its contractors, to compensate Venetian for the Construction Manager's failure to perform its duties under the Construction Management Contract and to pay the Company the agreed upon liquidated damages penalty for failure to meet the guaranteed substantial completion date. Venetian seeks total damages in excess of $100.0 million. The Construction Manager subsequently filed motions to dismiss the Company's complaint on various grounds, which the Company opposed. The Construction Manager's motions were either denied by the court or voluntarily withdrawn.

    In response to Venetian's breach of contract claims against the Construction Manager, Bovis and P&O, the Construction Manager filed a complaint on August 3, 1999 against Venetian in the District Court of Clark County, Nevada. The action alleges a breach of contract and QUANTUM MERUIT claims under the Construction Management Contract and also alleges that Venetian defrauded the Construction Manager in connection with the construction of the Casino Resort. The Construction Manager seeks damages, attorney's fees and costs and punitive damages. In the lawsuit, the Construction Manager claims that it is owed approximately $90.0 million from Venetian and its affiliates. This complaint was subsequently amended by the Construction Manager, which also filed an additional complaint against the Company relating to work done and funds advanced with respect to the contemplated development of the Phase II Resort. Based upon its review of the

                             LAS VEGAS SANDS, INC.

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED) complaints, the Company believes that the Construction Manager has not provided Venetian with reasonable documentation to support such claims, the Construction Manager has materially breached its agreements with the Company and the Construction Manager's claims are without merit. The Company intends to vigorously defend itself and pursue its claims against the Construction Manager in any litigation.

    In connection with these disputes, as of December 31, 1999 the Construction Manager and its subcontractors filed mechanics liens against the Casino Resort for $145.6 million and $182.2 million, respectively. The Company believes that a major reason these lien amounts exceed the Construction Manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the Construction Manager. As of December 31, 1999, the Company had purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the Construction Manager purchased bonds). As a result, there can be no foreclosure of the Casino Resort in connection with the claims of the Construction Manager and its subcontractors. However, the Company will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

    The Company believes that these claims are, in general, unsubstantiated, without merit, overstated, and/or duplicative. The Construction Manager itself has publicly acknowledged that at least some of the claims of its subcontractors are without merit. In addition, the Company believes that pursuant to the Construction Management Contract and the Final GMP, the Construction Manager is responsible for payment of any subcontractors' claims to the extent they are determined to be valid. The Company may also have a variety of other defenses to the liens that have been filed, including, for example, the fact that the Construction Manager and its subcontractors previously waived or released their rights to file liens against the Casino Resort. The Company intends to vigorously defend itself in any lien proceedings.

    On August 9, 1999, the Company notified the insurance companies providing coverage under its liquidated damages insurance policy (the "LD Policy") that it has a claim under the LD Policy. The LD Policy provides insurance coverage for the failure of the Construction Manager to achieve substantial completion of the portions of the Casino Resort covered by the Construction Management Contract within 30 days of the April 21, 1999 deadline, with a maximum liability under the LD Policy of approximately $24.1 million and with coverage being provided, on a per-day basis, for days 31-120 of the delay in the achievement of substantial completion. Because the Company believes that substantial completion was not achieved until November 12, 1999, the Company's claim under the LD Policy is likely to be for the above-described maximum liability of $24.1 million. The Company expects the LD Policy insurers to assert many of the same claims and defenses that the Construction Manager has asserted or will assert in the above-described litigations. Liability under the LD Policy may ultimately be determined by binding arbitration.

    In June 2000, the Company purchased an insurance policy (the "Insurance Policy") for loss coverage in connection with all litigation relating to the construction of the Casino Resort (the "Construction Litigation"). Under the Insurance Policy, the Company will self-insure the first $45.0 million and the insurer will insure up to the next $80.0 million of any possible covered losses.

                             LAS VEGAS SANDS, INC.

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
The Insurance Policy provides coverage for any amounts determined in the Construction Litigation to be owed to the Construction Manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by the Company during construction of the Casino Resort, as well as any defense costs.

    The Company and the Construction Manager commenced a trial in state court in Clark County, Nevada to litigate certain of their respective claims in August 2002. Many of the remaining claims between the parties that are the subject of the state court action and the federal court action, will be proceeding concurrently in independent arbitration hearings. It is not yet possible to determine a range of loss or the ultimate outcome of the litigation. If any litigation or other lien proceedings concerning the claims of the Construction Manager or its subcontractors were decided adversely to the Company, such litigation or other lien proceedings could have a material adverse effect on the financial condition, results of operations or cash flows of the Company to the extent such litigation or lien proceedings are not covered by the Insurance Policy.

MACAU JOINT VENTURE AND INTERNET GAMING

    On June 26, 2002, the Company announced that a joint venture comprised of Venetian Macau and a group of Macau and Hong Kong-based investors had entered into a final concession contract with the Government of the Macau Special Administrative Region of the People's Republic of China to operate casinos in Macau. Through September 30, 2002, the Company had incurred developmental expenses of $4.7 million in connection with the proposed Macau project. Venetian Macau continues to negotiate the final terms of a joint venture and management expects that those negotiations will be concluded in the fourth quarter of 2002. The final terms of a joint venture agreement will likely include financial obligations to the joint venture and/or to the Government of Macau or Venetian Macau will likely be obligated to pay for certain costs of developing and constructing the contemplated casinos in Macau. Under the Indenture, the Company is permitted to make investments in the amount of $40.0 million in, and extend guarantees with respect to $90.0 million of indebtedness and/or obligations of, its Macau subsidiaries. The Company may use cash received from the following sources to fund the Macau venture:

    - borrowings by Venetian under the Revolving Facility;

    - additional debt or equity financings; and

    - operating cash flow (subject to certain limitations contained in the Company's debt instruments).

    Venetian Macau and the Company's other Macau subsidiaries are not guarantors under the Mortgage Notes or the Senior Secured Credit Facility and, subject to certain limited exceptions, are not restricted subsidiaries under the Indenture or the Senior Secured Credit Facility.

    The Company has also entered into a joint venture agreement to assess the feasibility of and develop an Internet gaming site. The Company has initiated the application process for an Internet gaming license in Alderney, but has not yet been granted such a license or established any operations. The Company estimates that it is committed to contribute approximately $1.0 million, approximately one-third of the required capital, to the joint venture during the next year. After recovery of each partner's initial capital contribution, the Company will receive 50% to 80% of the net profit of the joint venture, based upon an increasing scale of net profit (if any). The joint venture

                             LAS VEGAS SANDS, INC.

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED) provides that the agreement will be automatically terminated should the Company fail to obtain or maintain any required regulatory approvals or existing gaming licenses from Alderney, the Nevada gaming authorities or any other applicable jurisdiction prior to launching its operations or determine that any such approvals or licenses could be jeopardized.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION

    LVSI and Venetian are co-obligors of the Mortgage Notes and the indebtedness under the Senior Secured Credit Facility and are jointly and severally liable for such indebtedness. Venetian, Mall Intermediate, Mall Construction, Lido Intermediate, Venetian Venture, Venetian Athens, Venetian Marketing and Venetian Operating (collectively, the "Subsidiary Guarantors") are subsidiaries of LVSI, all of the capital stock of which is owned by LVSI and Venetian. The Subsidiary Guarantors have jointly and severally guaranteed (or are co-obligors of) such debt on a full and unconditional basis. The Mall is owned by the Mall II Subsidiary, a non-guarantor subsidiary which is the borrower under the Secured Mall Facility.

    Separate financial statements and other disclosures concerning each of Venetian and the Subsidiary Guarantors are not presented below because management believes that they are not material to investors. Summarized financial information of LVSI, Venetian, the Subsidiary Guarantors and the non-guarantor subsidiaries on a combined basis as of December 31, 2001 and September 30, 2002, and for the three and nine month periods ended September 30, 2001 and September 30, 2002, is as follows (in thousands):

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                            CONDENSED BALANCE SHEETS
                               DECEMBER 31, 2001

                                                                                                       NON-GUARANTOR
                                                                    GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                 -----------------------------   --------------------------
                                                                                                                  OTHER
                                                     VENETIAN        LIDO            MALL        GRAND CANAL       NON-
                                                      CASINO     INTERMEDIATE    INTERMEDIATE    SHOPS MALL     GUARANTOR
                                       LAS VEGAS      RESORT        HOLDING         HOLDING      SUBSIDIARY    SUBSIDIARIES
                                      SANDS, INC.      LLC        COMPANY LLC     COMPANY LLC      LLC (1)         (2)
                                      -----------   ----------   -------------   -------------   -----------   ------------
Cash and cash equivalents...........   $ 37,367     $    7,806   $          4    $          4    $    6,650     $    3,105
Restricted cash and investments.....                     1,528                                        1,118
Intercompany receivable.............      6,772                                                                      1,508
Accounts receivable, net............     37,416         18,240                                        1,436
Inventories.........................                     4,747
Prepaid expenses....................        546          2,953                                          363
                                       --------     ----------   ------------    ------------    ----------     ----------
  Total current assets..............     82,101         35,274              4               4         9,567          4,613
Property and equipment, net.........                   878,239                                      136,167         81,901
Investment in subsidiaries..........    692,100         86,657
Deferred offering costs, net........                    16,250                                        1,903            836
Other assets, net...................      3,771         25,691                                        3,745
                                       --------     ----------   ------------    ------------    ----------     ----------
                                       $777,972     $1,042,111   $          4    $          4    $  151,382     $   87,350
                                       ========     ==========   ============    ============    ==========     ==========
Accounts payable....................   $  2,880     $   33,105   $               $               $      368     $
Construction payable................                    22,955                                                       3,160
Construction payable-contested......                     7,232
Intercompany payables...............                     7,345                                          935
Accrued interest payable............                     9,125                                          872             11
Other accrued liabilities...........     21,249         47,074                                        1,647             65
Current maturities of long-term
  debt(3)...........................     23,021         23,021                                      105,000          1,092
                                       --------     ----------   ------------    ------------    ----------     ----------
  Total current liabilities.........     47,150        149,857                                      108,822          4,328
Other long-term liabilities.........                     3,274
Long-term debt (3)..................    741,813        741,813                                                       3,933
Long-term subordinated loans payable
  to Principal Stockholder..........                    31,123                                       35,000
                                       --------     ----------   ------------    ------------    ----------     ----------
                                        788,963        926,067                                      143,822          8,261
                                       --------     ----------   ------------    ------------    ----------     ----------
Redeemable Preferred interest in
  Venetian..........................                   188,778
                                       --------     ----------   ------------    ------------    ----------     ----------
Stockholders' equity (deficit)......    (10,991)       (72,734)             4               4         7,560         79,089
                                       --------     ----------   ------------    ------------    ----------     ----------
                                       $777,972     $1,042,111   $          4    $          4    $  151,382     $   87,350
                                       ========     ==========   ============    ============    ==========     ==========


                                      CONSOLIDATING/
                                       ELIMINATING
                                         ENTRIES         TOTAL
                                      --------------   ----------
Cash and cash equivalents...........   $               $   54,936
Restricted cash and investments.....                        2,646
Intercompany receivable.............         (8,280)
Accounts receivable, net............                       57,092
Inventories.........................                        4,747
Prepaid expenses....................                        3,862
                                       ------------    ----------
  Total current assets..............         (8,280)      123,283
Property and equipment, net.........                    1,096,307
Investment in subsidiaries..........       (778,757)
Deferred offering costs, net........                       18,989
Other assets, net...................                       33,207
                                       ------------    ----------
                                       $   (787,037)   $1,271,786
                                       ============    ==========
Accounts payable....................   $               $   36,353
Construction payable................                       26,115
Construction payable-contested......                        7,232
Intercompany payables...............         (8,280)
Accrued interest payable............                       10,008
Other accrued liabilities...........                       70,035
Current maturities of long-term
  debt(3)...........................        (23,021)      129,113
                                       ------------    ----------
  Total current liabilities.........        (31,301)      278,856
Other long-term liabilities.........                        3,274
Long-term debt (3)..................       (741,813)      745,746
Long-term subordinated loans payable
  to Principal Stockholder..........                       66,123
                                       ------------    ----------
                                           (773,114)    1,093,999
                                       ------------    ----------
Redeemable Preferred interest in
  Venetian..........................                      188,778
                                       ------------    ----------
Stockholders' equity (deficit)......        (13,923)      (10,991)
                                       ------------    ----------
                                       $   (787,037)   $1,271,786
                                       ============    ==========

----------------------------------
(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. Neither Mall Construction nor Grand Canal Shops Mall, LLC had any assets or liabilities as of December 31, 2001.

(2) Land with a historical cost basis of $29.2 million was transferred from Venetian, a co-obligor of the Notes, to the Phase II Subsidiary, a non-guarantor subsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

(3) As more fully described in Note 8, Las Vegas Sands, Inc. and Venetian Casino Resort LLC are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                            CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 2002

                                                                                                        NON-GUARANTOR
                                                              GUARANTOR SUBSIDIARIES                    SUBSIDIARIES
                                                     -----------------------------------------   ---------------------------
                                                         LIDO           MALL
                                                     INTERMEDIATE   INTERMEDIATE    VENETIAN                       OTHER
                                       VENETIAN        HOLDING        HOLDING        VENTURE     GRAND CANAL   NON-GUARANTOR
                        LAS VEGAS    CASINO RESORT     COMPANY        COMPANY      DEVELOPMENT    SHOPS II     SUBSIDIARIES
                       SANDS, INC.        LLC            LLC            LLC            LLC         LLC(1)           (2)
                       -----------   -------------   ------------   ------------   -----------   -----------   -------------
Cash and cash
  equivalents........  $   76,819     $   11,409       $     3        $     3        $            $  7,309        $    99
Restricted cash and
  investments........                     14,908                                                     1,810
Intercompany
  receivable.........                     11,079
Accounts receivable,
  net................      36,016         14,530                                                       733
Inventories..........                      4,576
Prepaid expenses.....         606          2,610                                                       534
                       ----------     ----------       -------        -------        -------      --------        -------
  Total current
    assets...........     113,441         59,112             3              3                       10,386             99
Property and
  equipment, net.....                    909,905                                       1,258       132,804         82,669
Investment in
  subsidiaries.......     951,443        109,959
Deferred offering
  costs, net.........                     36,197                                                     2,883
Restricted cash and
  investments........                    140,614
Other assets, net....       3,868         23,493                                                     3,406
                       ----------     ----------       -------        -------        -------      --------        -------
                       $1,068,752     $1,279,280       $     3        $     3        $ 1,258      $149,479        $82,768
                       ==========     ==========       =======        =======        =======      ========        =======
Accounts payable.....  $    1,657     $   14,353       $              $              $            $    198        $
Construction
  payable............                     17,284
Construction payable-
  contested..........                      7,232
Intercompany
  payables...........       9,486                                                                    1,593
Accrued interest
  payable............                     30,501                                                       192
Other accrued
  liabilities........      13,581         51,221                                                     1,375             73
Current maturities of
  long-term
  debt (3)...........       2,500          2,500
                       ----------     ----------       -------        -------        -------      --------        -------
  Total current
    liabilities......      27,224        123,091                                                     3,358             73
Other long-term
  liabilities........                      1,201                                                        58
Long-term debt (3)...   1,096,875      1,096,875                                                   120,000
                       ----------     ----------       -------        -------        -------      --------        -------
                        1,124,099      1,221,167                                                   123,416             73
                       ----------     ----------       -------        -------        -------      --------        -------
Redeemable Preferred
  Interest in
  Venetian...........                    206,108
                       ----------     ----------       -------        -------        -------      --------        -------
Stockholders' equity
  (deficit)..........     (55,347)      (147,995)            3              3          1,258        26,063         82,695
                       ----------     ----------       -------        -------        -------      --------        -------
                       $1,068,752     $1,279,280       $     3        $     3        $ 1,258      $149,479        $82,768
                       ==========     ==========       =======        =======        =======      ========        =======


                       CONSOLIDATING/
                        ELIMINATING
                          ENTRIES         TOTAL
                       --------------   ----------
Cash and cash
  equivalents........    $              $   95,642
Restricted cash and
  investments........                       16,718
Intercompany
  receivable.........        (11,079)
Accounts receivable,
  net................                       51,279
Inventories..........                        4,576
Prepaid expenses.....                        3,750
                         -----------    ----------
  Total current
    assets...........        (11,079)      171,965
Property and
  equipment, net.....                    1,126,636
Investment in
  subsidiaries.......     (1,061,402)
Deferred offering
  costs, net.........                       39,080
Restricted cash and
  investments........                      140,614
Other assets, net....                       30,767
                         -----------    ----------
                         $(1,072,481)   $1,509,062
                         ===========    ==========
Accounts payable.....    $              $   16,208
Construction
  payable............                       17,284
Construction payable-
  contested..........                        7,232
Intercompany
  payables...........        (11,079)
Accrued interest
  payable............                       30,693
Other accrued
  liabilities........                       66,250
Current maturities of
  long-term
  debt (3)...........         (2,500)        2,500
                         -----------    ----------
  Total current
    liabilities......        (13,579)      140,167
Other long-term
  liabilities........                        1,259
Long-term debt (3)...     (1,096,875)    1,216,875
                         -----------    ----------
                          (1,110,454)    1,358,301
                         -----------    ----------
Redeemable Preferred
  Interest in
  Venetian...........                      206,108
                         -----------    ----------
Stockholders' equity
  (deficit)..........         37,973       (55,347)
                         -----------    ----------
                         $(1,072,481)   $1,509,062
                         ===========    ==========

----------------------------------
(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. The Mall Assets were transferred to the Mall II Subsidiary on June 4, 2002. Mall Construction, Grand Canal Shops Mall, LLC and the Mall Subsidiary had no assets and liabilities as of September 30, 2002.

(2) Land with a historical cost basis of $29.2 million was transferred from Venetian, a co-obligor of the Notes, to the Phase II Subsidiary, a non-guarantor subsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

(3) As more fully described in Note 4 Long-Term Debt, LVSI and Venetian are co-obligors of certain of the Company's indebtedness. Accordingly, such indebtedness has been presented as an obligation of both entities in the above balance sheets.

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                                             NON-GUARANTOR
                                                                   GUARANTOR SUBSIDIARIES                    SUBSIDIARIES
                                                          -----------------------------------------   ---------------------------
                                                              LIDO           MALL
                                                          INTERMEDIATE   INTERMEDIATE    VENETIAN
                                            VENETIAN        HOLDING        HOLDING        VENTURE     GRAND CANAL       OTHER
                             LAS VEGAS    CASINO RESORT     COMPANY        COMPANY      DEVELOPMENT    SHOPS II     NON-GUARANTOR
                            SANDS, INC.        LLC            LLC            LLC            LLC         LLC (1)     SUBSIDIARIES
                            -----------   -------------   ------------   ------------   -----------   -----------   -------------
Revenues:
  Casino..................   $ 61,392       $               $              $             $             $               $
  Rooms...................                    43,688
  Food and beverage.......                    11,731
  Casino rental revenues
    from LVSI.............                    11,563
  Retail and other........        179          8,071                                                      8,854
                             --------       --------        --------       --------      --------      --------        ------
  Total revenues..........     61,571         75,053                                                      8,854
Less promotional
  allowances..............                    (1,662)
                             --------       --------        --------       --------      --------      --------        ------
  Net revenues............     61,571         73,391                                                      8,854
                             --------       --------        --------       --------      --------      --------        ------
Operating expenses:
  Casino..................     50,052
  Rooms...................                    13,535
  Food and beverage.......                     8,902
  Retail and other........                     5,717                                                      3,371
  Provision for doubtful
    accounts..............      5,501            266
  General and
    administrative........        674         22,359                                                        369             1
  Corporate expense.......       (233)           996
  Rental expense..........        287          1,235                                                        552
  Depreciation and
    amortization..........                     8,667                                                      1,160
                             --------       --------        --------       --------      --------      --------        ------
                               56,281         61,677                                                      5,452             1
                             --------       --------        --------       --------      --------      --------        ------
Operating income (loss)...      5,290         11,714                                                      3,402            (1)
                             --------       --------        --------       --------      --------      --------        ------
Other income (expense):
  Interest income.........        104            192                                                         33
  Interest expense, net of
    amounts capitalized...                   (22,146)                                                    (2,460)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........                      (855)                                                    (1,252)
  Loss on early retirement
    of debt                                   (1,383)
  Income (loss) from
    equity investment in
    Grand Canal
    Shops II..............         (8)          (269)
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........    (18,091)            (1)
                             --------       --------        --------       --------      --------      --------        ------
Income (loss) before
  preferred return........    (12,705)       (12,748)                                                      (277)           (1)
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                    (5,343)
                             --------       --------        --------       --------      --------      --------        ------
Net income (loss).........   $(12,705)      $(18,091)       $              $             $             $   (277)       $   (1)
                             ========       ========        ========       ========      ========      ========        ======


                            CONSOLIDATING/
                             ELIMINATING
                               ENTRIES         TOTAL
                            --------------   ---------
Revenues:
  Casino..................     $             $ 61,392
  Rooms...................                     43,688
  Food and beverage.......                     11,731
  Casino rental revenues
    from LVSI.............       (11,563)
  Retail and other........          (321)      16,783
                               ---------     --------
  Total revenues..........       (11,884)     133,594
Less promotional
  allowances..............        (8,778)     (10,440)
                               ---------     --------
  Net revenues............       (20,662)     123,154
                               ---------     --------
Operating expenses:
  Casino..................       (16,238)      33,814
  Rooms...................        (1,120)      12,415
  Food and beverage.......        (2,569)       6,333
  Retail and other........          (243)       8,845
  Provision for doubtful
    accounts..............                      5,767
  General and
    administrative........          (492)      22,911
  Corporate expense.......                        763
  Rental expense..........                      2,074
  Depreciation and
    amortization..........                      9,827
                               ---------     --------
                                 (20,662)     102,749
                               ---------     --------
Operating income (loss)...                     20,405
                               ---------     --------
Other income (expense):
  Interest income.........                        329
  Interest expense, net of
    amounts capitalized...                    (24,606)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........                     (2,107)
  Loss on early retirement
    of debt                                    (1,383)
  Income (loss) from
    equity investment in
    Grand Canal
    Shops II..............           277
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........        18,092
                               ---------     --------
Income (loss) before
  preferred return........        18,369       (7,362)
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                     (5,343)
                               ---------     --------
Net income (loss).........     $  18,369     $(12,705)
                               =========     ========

----------------------------------

(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. Neither Mall Construction nor Grand Canal Shops Mall, LLC had any revenues or expenses as of September 30, 2001.

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

                                                                                                             NON-GUARANTOR
                                                                   GUARANTOR SUBSIDIARIES                    SUBSIDIARIES
                                                          -----------------------------------------   ---------------------------
                                                              LIDO           MALL
                                                          INTERMEDIATE   INTERMEDIATE    VENETIAN
                                            VENETIAN        HOLDING        HOLDING        VENTURE     GRAND CANAL       OTHER
                             LAS VEGAS    CASINO RESORT     COMPANY        COMPANY      DEVELOPMENT    SHOPS II     NON-GUARANTOR
                            SANDS, INC.        LLC            LLC            LLC            LLC         LLC (1)     SUBSIDIARIES
                            -----------   -------------   ------------   ------------   -----------   -----------   -------------
Revenues:
  Casino..................   $ 80,086       $               $              $              $             $              $
  Rooms...................                    47,592
  Food and beverage.......                    15,305
  Casino rental revenues
    from LVSI.............                    10,632
  Retail and other........        164          8,642                                                      9,643
                             --------       --------        -------        -------        -------       -------        ------
  Total revenues..........     80,250         82,171                                                      9,643
Less promotional
  allowances..............                      (998)
                             --------       --------        -------        -------        -------       -------        ------
  Net revenues............     80,250         81,173                                                      9,643
                             --------       --------        -------        -------        -------       -------        ------
Operating expenses:
  Casino..................     46,445
  Rooms...................                    14,692
  Food and beverage.......                    10,397
  Retail and other........                     5,221                                                      3,672
  Provision for doubtful
    accounts..............      3,891          1,350                                                         25
  General and
    administrative........        534         24,360              1              1                          533
  Corporate expense.......      1,472          1,225
  Rental expense..........        211          1,167                                                        628
  Pre-opening and
    developmental
    expense...............                        (5)                                       1,031
  Depreciation and
    amortization..........                     9,895                                                      1,171
                             --------       --------        -------        -------        -------       -------        ------
                               52,553         68,302              1              1          1,031         6,029
                             --------       --------        -------        -------        -------       -------        ------
Operating income (loss)...     27,697         12,871             (1)            (1)        (1,031)        3,614
                             --------       --------        -------        -------        -------       -------        ------
Other income (expense):
  Interest income.........        121            942                                                         16
  Interest expense, net of
    amounts capitalized...                   (28,054)                                                    (1,412)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........
  Other expenses..........                       202                                                         78
  Loss on early retirement
    of debt...............                    (8,629)
  Income (loss) from
    equity investment in
    Grand Canal
    Shops II..............         69          2,227
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........    (27,477)        (1,033)
                             --------       --------        -------        -------        -------       -------        ------
Income before preferred
  return..................        410        (21,474)            (1)            (1)        (1,031)        2,296
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                    (6,003)
                             --------       --------        -------        -------        -------       -------        ------
Net income (loss).........   $    410       $(27,477)       $    (1)       $    (1)       $(1,031)      $ 2,296        $
                             ========       ========        =======        =======        =======       =======        ======


                            CONSOLIDATING/
                             ELIMINATING
                               ENTRIES         TOTAL
                            --------------   ---------
Revenues:
  Casino..................     $             $ 80,086
  Rooms...................                     47,592
  Food and beverage.......                     15,305
  Casino rental revenues
    from LVSI.............      (10,632)
  Retail and other........         (346)       18,103
                               --------      --------
  Total revenues..........      (10,978)      161,086
Less promotional
  allowances..............       (7,332)       (8,330)
                               --------      --------
  Net revenues............      (18,310)      152,756
                               --------      --------
Operating expenses:
  Casino..................      (14,567)       31,878
  Rooms...................       (1,190)       13,502
  Food and beverage.......       (2,068)        8,329
  Retail and other........         (346)        8,547
  Provision for doubtful
    accounts..............                      5,266
  General and
    administrative........         (139)       25,290
  Corporate expense.......                      2,697
  Rental expense..........                      2,006
  Pre-opening and
    developmental
    expense...............                      1,026
  Depreciation and
    amortization..........                     11,066
                               --------      --------
                                (18,310)      109,607
                               --------      --------
Operating income (loss)...                     43,149
                               --------      --------
Other income (expense):
  Interest income.........                      1,079
  Interest expense, net of
    amounts capitalized...                    (29,466)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........
  Other expenses..........                        280
  Loss on early retirement
    of debt...............                     (8,629)
  Income (loss) from
    equity investment in
    Grand Canal
    Shops II..............       (2,296)
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........       28,510
                               --------      --------
Income before preferred
  return..................       26,214         6,413
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                     (6,003)
                               --------      --------
Net income (loss).........     $ 26,214      $    410
                               ========      ========

----------------------------------

(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. The Mall Assets were transferred to the Mall II Subsidiary on June 4, 2002. Mall Construction, Grand Canal Shops Mall, LLC and the Mall Subsidiary had no revenues or expenses as of September 30, 2002.

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                                             NON-GUARANTOR
                                                                   GUARANTOR SUBSIDIARIES                    SUBSIDIARIES
                                                          -----------------------------------------   ---------------------------
                                                              LIDO           MALL
                                                          INTERMEDIATE   INTERMEDIATE    VENETIAN                       OTHER
                                            VENETIAN        HOLDING        HOLDING        VENTURE     GRAND CANAL       NON-
                             LAS VEGAS    CASINO RESORT     COMPANY        COMPANY      DEVELOPMENT    SHOPS II       GUARANTOR
                            SANDS, INC.        LLC            LLC            LLC            LLC         LLC (1)     SUBSIDIARIES
                            -----------   -------------   ------------   ------------   -----------   -----------   -------------
Revenues:
  Casino..................   $174,133       $               $              $             $              $             $
  Room....................                   159,702
  Food and beverage.......                    49,088
  Casino rental revenue
    from LVSI.............                    34,410
  Retail and other........        620         26,072                                                     25,680
                             --------       --------        --------       --------      --------       -------       --------
  Total revenue...........    174,753        269,272                                                     25,680
Less promotional
  allowances..............                    (4,370)
                             --------       --------        --------       --------      --------       -------       --------
  Net revenues............    174,753        264,902                                                     25,680
                             --------       --------        --------       --------      --------       -------       --------
Operating expenses:
  Casino..................    160,676
  Rooms...................                    42,972
  Food and beverage.......                    30,705
  Retail and other........                    15,288                                                      9,315
  Provision for doubtful
    accounts..............     14,390            266
  General and
    administrative........      2,046         66,111                                                      1,204              1
  Corporate expense.......      1,849          2,892
  Rental expense..........        566          4,085                                                      1,636
  Depreciation and
    amortization..........                    26,721                                                      3,617
                             --------       --------        --------       --------      --------       -------       --------
                              179,527        189,040                                                     15,772              1
                             --------       --------        --------       --------      --------       -------       --------
Operating income (loss)...     (4,774)        75,862                                                      9,908             (1)
                             --------       --------        --------       --------      --------       -------       --------
Other income (expense):
  Interest income.........        491            541                                                        103
  Interest expense, net of
    amounts capitalized...                   (68,191)                                                    (8,078)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........                    (3,031)                                                    (3,716)
  Loss on early retirement
    of debt...............                    (1,383)
  Income (loss) from
    equity investment in
    Grand Canal Shops
    II....................        (53)        (1,730)
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........    (13,356)            (1)
                             --------       --------        --------       --------      --------       -------       --------
Income (loss) before
  preferred return........    (17,692)         2,067                                                     (1,783)            (1)
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                   (15,423)
                             --------       --------        --------       --------      --------       -------       --------
Net loss..................   $(17,692)      $(13,356)       $              $             $              $(1,783)      $     (1)
                             ========       ========        ========       ========      ========       =======       ========


                            CONSOLIDATING/
                             ELIMINATING
                               ENTRIES         TOTAL
                            --------------   ---------
Revenues:
  Casino..................     $             $174,133
  Room....................                    159,702
  Food and beverage.......                     49,088
  Casino rental revenue
    from LVSI.............       (34,410)
  Retail and other........          (859)      51,513
                               ---------     --------
  Total revenue...........       (35,269)     434,436
Less promotional
  allowances..............       (28,014)     (32,384)
                               ---------     --------
  Net revenues............       (63,283)     402,052
                               ---------     --------
Operating expenses:
  Casino..................       (50,706)     109,970
  Rooms...................        (3,701)      39,271
  Food and beverage.......        (7,124)      23,581
  Retail and other........          (727)      23,876
  Provision for doubtful
    accounts..............                     14,656
  General and
    administrative........        (1,025)      68,337
  Corporate expense.......                      4,741
  Rental expense..........                      6,287
  Depreciation and
    amortization..........                     30,338
                               ---------     --------
                                 (63,283)     321,057
                               ---------     --------
Operating income (loss)...                     80,995
                               ---------     --------
Other income (expense):
  Interest income.........                      1,135
  Interest expense, net of
    amounts capitalized...                    (76,269)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........                     (6,747)
  Loss on early retirement
    of debt...............                     (1,383)
  Income (loss) from
    equity investment in
    Grand Canal Shops
    II....................         1,783
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........        13,357
                               ---------     --------
Income (loss) before
  preferred return........        15,140       (2,269)
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                    (15,423)
                               ---------     --------
Net loss..................     $  15,140     $(17,692)
                               =========     ========

----------------------------------

(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. Neither Mall Construction nor Grand Canal Shops Mall, LLC had any revenues or expenses as of September 30, 2001.

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                                                                             NON-GUARANTOR
                                                                   GUARANTOR SUBSIDIARIES                    SUBSIDIARIES
                                                          -----------------------------------------   ---------------------------
                                                              LIDO           MALL
                                                          INTERMEDIATE   INTERMEDIATE    VENETIAN                       OTHER
                                            VENETIAN        HOLDING        HOLDING        VENTURE     GRAND CANAL       NON-
                             LAS VEGAS    CASINO RESORT     COMPANY        COMPANY      DEVELOPMENT    SHOPS II       GUARANTOR
                            SANDS, INC.        LLC            LLC            LLC            LLC         LLC (1)     SUBSIDIARIES
                            -----------   -------------   ------------   ------------   -----------   -----------   -------------
Revenues:
  Casino..................   $177,379       $               $              $             $              $             $
  Room....................                   156,605
  Food and beverage.......                    54,838
  Casino rental revenues
    from LVSI.............                    33,163
  Retail and other........      1,733         25,613                                                     27,262          3,333
                             --------       --------        --------       --------      --------       -------       --------
  Total revenues..........    179,112        270,219                                                     27,262          3,333
Less promotional
  allowances..............                    (2,763)
                             --------       --------        --------       --------      --------       -------       --------
  Net revenues............    179,112        267,456                                                     27,262          3,333
                             --------       --------        --------       --------      --------       -------       --------
Operating expenses:
  Casino..................    132,487
  Rooms...................                    43,387
  Food and beverage.......                    33,053
  Retail and other........                    14,257                                                     10,303
  Provision for doubtful
    accounts..............      9,015          4,500                                                         25
  General and
    administrative........      1,954         66,729               1              1                       1,416
  Corporate expense.......      4,409          3,111
  Rental expense..........        673          6,473                                                      1,722
  Pre-opening and
    developmental
    expense...............                                                                  3,097
  Depreciation and
    amortization..........                    29,499                                                      3,516
                             --------       --------        --------       --------      --------       -------       --------
                              148,538        201,009               1              1         3,097        16,982
                             --------       --------        --------       --------      --------       -------       --------
Operating income (loss)...     30,574         66,447              (1)            (1)       (3,097)       10,280          3,333
                             --------       --------        --------       --------      --------       -------       --------
Other income (expense):
  Interest income.........        281          1,404                                                         44
  Interest expense, net of
    amounts capitalized...        (17)       (75,921)                                                    (5,057)          (536)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........                    (1,914)                                                    (2,096)
  Other income............                       565                                                         78
  Loss on early retirement
    of debt...............                   (49,865)                                                    (1,020)          (507)
  Income (loss) from
    equity investment in
    Grand Canal Shops
    II....................         67          2,162
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........    (75,261)          (809)
                             --------       --------        --------       --------      --------       -------       --------
Income (loss) before
  preferred return........    (44,356)       (57,931)             (1)            (1)       (3,097)        2,229          2,290
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                   (17,330)
                             --------       --------        --------       --------      --------       -------       --------
Net income (loss).........   $(44,356)      $(75,261)       $     (1)      $     (1)     $ (3,097)      $ 2,229       $  2,290
                             ========       ========        ========       ========      ========       =======       ========


                            CONSOLIDATING/
                             ELIMINATING
                               ENTRIES         TOTAL
                            --------------   ---------
Revenues:
  Casino..................     $             $177,379
  Room....................                    156,605
  Food and beverage.......                     54,838
  Casino rental revenues
    from LVSI.............       (33,163)
  Retail and other........        (4,391)      53,550
                               ---------     --------
  Total revenues..........       (37,554)     442,372
Less promotional
  allowances..............       (22,255)     (25,018)
                               ---------     --------
  Net revenues............       (59,809)     417,354
                               ---------     --------
Operating expenses:
  Casino..................       (45,745)      86,742
  Rooms...................        (3,259)      40,128
  Food and beverage.......        (6,004)      27,049
  Retail and other........        (1,049)      23,511
  Provision for doubtful
    accounts..............                     13,540
  General and
    administrative........          (419)      69,682
  Corporate expense.......                      7,520
  Rental expense..........        (3,333)       5,535
  Pre-opening and
    developmental
    expense...............                      3,097
  Depreciation and
    amortization..........                     33,015
                               ---------     --------
                                 (59,809)     309,819
                               ---------     --------
Operating income (loss)...                    107,535
                               ---------     --------
Other income (expense):
  Interest income.........                      1,729
  Interest expense, net of
    amounts capitalized...                    (81,531)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........                     (4,010)
  Other income............                        643
  Loss on early retirement
    of debt...............                    (51,392)
  Income (loss) from
    equity investment in
    Grand Canal Shops
    II....................        (2,229)
  Income (loss) from
    equity investment in
    VCR and
    subsidiaries..........        76,070
                               ---------     --------
Income (loss) before
  preferred return........        73,841      (27,026)
Preferred return on
  Redeemable Preferred
  Interest in Venetian....                    (17,330)
                               ---------     --------
Net income (loss).........     $  73,841     $(44,356)
                               =========     ========

----------------------------------

(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. The Mall Assets were transferred to the Mall II Subsidiary on June 4, 2002. Mall Construction, Grand Canal Shops Mall, LLC and the Mall Subsidiary had no revenues or expenses as of September 30, 2002.

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                                               NON-GUARANTOR
                                                                     GUARANTOR SUBSIDIARIES                    SUBSIDIARIES
                                                            -----------------------------------------   ---------------------------
                                                                LIDO           MALL
                                                            INTERMEDIATE   INTERMEDIATE    VENETIAN
                                              VENETIAN        HOLDING        HOLDING        VENTURE     GRAND CANAL       OTHER
                               LAS VEGAS    CASINO RESORT     COMPANY        COMPANY      DEVELOPMENT    SHOPS II     NON-GUARANTOR
                              SANDS, INC.        LLC            LLC            LLC            LLC         LLC(1)      SUBSIDIARIES
                              -----------   -------------   ------------   ------------   -----------   -----------   -------------
Net cash provided by (used
  in) operating
  activities................    $(12,587)     $  46,799       $              $             $             $  1,416        $   90
                                --------      ---------       -------        --------      --------      --------        ------
Cash flows from investing
  activities:
  Increase in restricted
    cash....................                        (47)                                                      (35)
  Capital expenditures......                    (41,009)                                                     (356)         (855)
                                --------      ---------       -------        --------      --------      --------        ------
Net cash used in investing
  activities................                    (41,056)                                                     (391)         (855)
                                --------      ---------       -------        --------      --------      --------        ------
Cash flows from financing
  activities:
  Repayments on bank credit
    facility-tranche A term
    loan....................                   (103,125)
  Repayments on bank credit
    facility-tranche B term
    loan....................                    (49,750)
  Repayments on bank credit
    facility-tranche C term
    loan....................                     (5,750)
  Proceeds from bank credit
    facility-tranche C term
    loan....................                      5,750
  Repayments on bank credit
    facility-term...........                       (382)
  Proceeds from bank credit
    facility-term...........                    152,750
  Repayments on bank credit
    facility-revolver.......                     (8,000)
  Proceeds from bank credit
    facility-revolver.......                     48,000
  Repayments on FF&E credit
    facility................                    (16,121)
  Proceeds from Phase II
    Subsidiary unsecured
    bank loan...............                                                                                              1,092
  Payments of deferred
    offering costs..........                     (4,697)                                                                   (300)
  Net increase(decrease) in
    intercompany accounts...      (6,424)         6,283                                                       141
                                --------      ---------       -------        --------      --------      --------        ------
Net cash provided by (used
  in) financing
  activities................      (6,424)        24,958                                                       141           792
                                --------      ---------       -------        --------      --------      --------        ------
Increase (decrease) in cash
  and cash equivalents......     (19,011)        30,701                                                     1,166            27
Cash and cash equivalents at
  beginning of period.......      35,332          4,260             4               4                       2,972            34
                                --------      ---------       -------        --------      --------      --------        ------
Cash and cash equivalents at
  end of period.............    $ 16,321      $  34,961       $     4        $      4      $             $  4,138        $   61
                                ========      =========       =======        ========      ========      ========        ======


                              CONSOLIDATING/
                               ELIMINATING
                                 ENTRIES         TOTAL
                              --------------   ---------
Net cash provided by (used
  in) operating
  activities................     $             $  35,718
                                 --------      ---------
Cash flows from investing
  activities:
  Increase in restricted
    cash....................                         (82)
  Capital expenditures......                     (42,220)
                                 --------      ---------
Net cash used in investing
  activities................                     (42,302)
                                 --------      ---------
Cash flows from financing
  activities:
  Repayments on bank credit
    facility-tranche A term
    loan....................                    (103,125)
  Repayments on bank credit
    facility-tranche B term
    loan....................                     (49,750)
  Repayments on bank credit
    facility-tranche C term
    loan....................                      (5,750)
  Proceeds from bank credit
    facility-tranche C term
    loan....................                       5,750
  Repayments on bank credit
    facility-term...........                        (382)
  Proceeds from bank credit
    facility-term...........                     152,750
  Repayments on bank credit
    facility-revolver.......                      (8,000)
  Proceeds from bank credit
    facility-revolver.......                      48,000
  Repayments on FF&E credit
    facility................                     (16,121)
  Proceeds from Phase II
    Subsidiary unsecured
    bank loan...............                       1,092
  Payments of deferred
    offering costs..........                      (4,997)
  Net increase(decrease) in
    intercompany accounts...
                                 --------      ---------
Net cash provided by (used
  in) financing
  activities................                      19,467
                                 --------      ---------
Increase (decrease) in cash
  and cash equivalents......                      12,883
Cash and cash equivalents at
  beginning of period.......                      42,606
                                 --------      ---------
Cash and cash equivalents at
  end of period.............     $             $  55,489
                                 ========      =========

----------------------------------
(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. Neither Mall Construction nor Grand Canal Shops Mall, LLC had any cash flows as of September 30, 2001.

                             LAS VEGAS SANDS, INC.

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                                                                                  NON-GUARANTOR
                                                                              GUARANTOR SUBSIDIARIES              SUBSIDIARIES
                                                                   --------------------------------------------   ------------
                                                                       LIDO            MALL
                                                                   INTERMEDIATE    INTERMEDIATE      VENETIAN
                                                     VENETIAN         HOLDING         HOLDING        VENTURE      GRAND CANAL
                                      LAS VEGAS    CASINO RESORT      COMPANY         COMPANY      DEVELOPMENT      SHOPS II
                                     SANDS, INC.        LLC             LLC             LLC            LLC           LLC(1)
                                     -----------   -------------   -------------   -------------   ------------   ------------
Net cash provided by operating
  activities.......................   $  23,194      $  36,556        $    (1)       $     (1)       $ (3,097)      $  7,792
                                      ---------      ---------        -------        --------        --------       --------
Cash flows from investing
  activities:
  Increase in restricted cash
    (153.4 million for Phase 1A
    construction)..................                   (153,994)                                                         (692)
  Capital expenditures.............                    (67,138)                                        (1,258)          (152)
  Dividend from Grand Canal Shops
    II LLC.........................                     21,590
  Capital contributions to
    subsidiaries...................                    (43,535)
                                      ---------      ---------        -------        --------        --------       --------
Net cash used in investing
  activities.......................                   (243,077)                                        (1,258)          (844)
                                      ---------      ---------        -------        --------        --------       --------
Cash flows from financing
  activities:
  Dividend to Venetian Casino
    Resort LLC.....................                                                                                  (21,590)
  Capital contribution from
    Venetian Casino Resort, LLC....                                                                     4,355         37,864
  Repayments on 12 1/4% mortgage
    notes..........................                   (425,000)
  Proceeds from 11% mortgage
    notes..........................                    850,000
  Repayments on senior subordinated
    notes..........................                    (97,500)
  Proceeds from secured mall
    facility.......................                                                                                  120,000
  Repayments on mall-tranche A
    take-out loan..................                                                                                 (105,000)
  Repayments on mall-tranche B
    take-out loan..................                                                                                  (35,000)
  Repayments on completion guaranty
    loan...........................                    (31,124)
  Repayments on senior secured
    credit facility-term B.........                       (625)
  Proceeds from senior secured
    credit facility-term B.........                    250,000
  Repayments on bank credit
    facility-term..................                   (151,986)
  Repayments on bank credit
    facility-revolver..............                    (61,000)
  Proceeds from bank credit
    facility-revolver..............                     21,000
  Repayments on FF&E credit
    facility.......................                    (53,735)
  Repayments on Phase II Subsidiary
    credit facility................
  Repayments on Phase II Subsidiary
    unsecured bank loan............
  Repurchase premiums incurred in
    connection with refinancing
    transactions...................                    (33,478)
  Payments of deferred offering
    costs..........................                    (38,004)                                                       (3,221)
  Net increase (decrease) in
    intercompany accounts..........      16,258        (18,424)                                                          658
                                      ---------      ---------        -------        --------        --------       --------
Net cash provided by (used in)
  financing activities.............      16,258        210,124                                          4,355         (6,289)
                                      ---------      ---------        -------        --------        --------       --------
Increase (decrease) in cash and
  cash equivalents.................      39,452          3,603             (1)             (1)                           659
Cash and cash equivalents at
  beginning of period..............      37,367          7,806              4               4                          6,650
                                      ---------      ---------        -------        --------        --------       --------
Cash and cash equivalents at end of
  period...........................   $  76,819      $  11,409        $     3        $      3        $              $  7,309
                                      =========      =========        =======        ========        ========       ========

                                   NON-GUARANTOR
                                    SUBSIDIARIES
                                     --------------

                                         OTHER        CONSOLIDATING/
                                     NON-GUARANTOR     ELIMINATING
                                      SUBSIDIARIES       ENTRIES        TOTAL
                                     --------------   --------------   --------
Net cash provided by operating
  activities.......................      $3,129          $             $ 67,572
                                         ------          --------      --------
Cash flows from investing
  activities:
  Increase in restricted cash
    (153.4 million for Phase 1A
    construction)..................                                    (154,686)
  Capital expenditures.............      (3,928)                        (72,476)
  Dividend from Grand Canal Shops
    II LLC.........................                       (21,590)
  Capital contributions to
    subsidiaries...................                        43,535
                                         ------          --------      --------
Net cash used in investing
  activities.......................      (3,928)           21,945      (227,162)
                                         ------          --------      --------
Cash flows from financing
  activities:
  Dividend to Venetian Casino
    Resort LLC.....................                        21,590
  Capital contribution from
    Venetian Casino Resort, LLC....       1,316           (43,535)
  Repayments on 12 1/4% mortgage
    notes..........................                                    (425,000)
  Proceeds from 11% mortgage
    notes..........................                                     850,000
  Repayments on senior subordinated
    notes..........................                                     (97,500)
  Proceeds from secured mall
    facility.......................                                     120,000
  Repayments on mall-tranche A
    take-out loan..................                                    (105,000)
  Repayments on mall-tranche B
    take-out loan..................                                     (35,000)
  Repayments on completion guaranty
    loan...........................                                     (31,124)
  Repayments on senior secured
    credit facility-term B.........                                        (625)
  Proceeds from senior secured
    credit facility-term B.........                                     250,000
  Repayments on bank credit
    facility-term..................                                    (151,986)
  Repayments on bank credit
    facility-revolver..............                                     (61,000)
  Proceeds from bank credit
    facility-revolver..............                                      21,000
  Repayments on FF&E credit
    facility.......................                                     (53,735)
  Repayments on Phase II Subsidiary
    credit facility................      (3,933)                         (3,933)
  Repayments on Phase II Subsidiary
    unsecured bank loan............      (1,092)                         (1,092)
  Repurchase premiums incurred in
    connection with refinancing
    transactions...................                                     (33,478)
  Payments of deferred offering
    costs..........................          (6)                        (41,231)
  Net increase (decrease) in
    intercompany accounts..........       1,508
                                         ------          --------      --------
Net cash provided by (used in)
  financing activities.............      (2,207)          (21,945)      200,296
                                         ------          --------      --------
Increase (decrease) in cash and
  cash equivalents.................      (3,006)                         40,706
Cash and cash equivalents at
  beginning of period..............       3,105                          54,936
                                         ------          --------      --------
Cash and cash equivalents at end of
  period...........................      $   99          $             $ 95,642
                                         ======          ========      ========

----------------------------------------

(1) The Mall II Subsidiary was not formed until May 31, 2002, in preparation for the Refinancing Transactions. The Mall Assets were transferred to the Mall II Subsidiary on June 4, 2002 Mall construction, Grand Canal shops Mall LLC and the Mall Subsidairy had no cash flows as of September 30, 2002.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE DIRECTORS AND MEMBERS OF VENETIAN CASINO RESORT, LLC

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of member's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Venetian Casino Resort, LLC and its subsidiaries ("Venetian"), a subsidiary of Las Vegas Sands, Inc. ("LVSI") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Venetian's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully explained in Note 7, Venetian co-obligor with LVSI of certain indebtedness. In addition, as more fully explained in Note 1, the Venetian operates only certain portions of the facility comprising the total casino resort, the balance of which is operated by LVSI.

    As more fully described in Note 2, the Company changed its method of accounting for lossses on early retirements of debt in connection with its adoption of Financial Accounting Standards Board Statement No. 145.

PRICEWATERHOUSECOOPERS LLP

Las Vegas, Nevada
February 1, 2002, except for Notes 2 and 14
    as to which the date is June 28, 2002

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    4,302   $   10,919
  Restricted cash and investments...........................       1,471        1,528
  Accounts receivable, net..................................      17,746       18,240
  Inventories...............................................       3,868        4,747
  Prepaid expenses..........................................       2,897        2,953
                                                              ----------   ----------
Total current assets........................................      30,284       38,387

Property and equipment, net.................................     921,908      960,140
Investment in unconsolidated Mall Subsidiary................       8,738        7,560
Deferred offering costs, net................................      18,335       17,086
Other assets, net...........................................      22,120       25,691
                                                              ----------   ----------
                                                              $1,001,385   $1,048,864
                                                              ==========   ==========
LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   18,036   $   33,105
  Construction payables.....................................       6,212       26,115
  Construction payables-contested...........................       7,232        7,232
  Payable to affiliates.....................................      10,206        5,837
  Accrued interest payable..................................      11,498        9,136
  Other accrued liabilities.................................      47,433       47,139
  Current maturities of long-term debt......................      50,119       24,113
                                                              ----------   ----------
Total current liabilities...................................     150,736      152,677

Other long-term liabilities.................................      10,494        3,274
Long-term debt..............................................     696,222      745,746
Long-term subordinated loans payable to Principal
  Stockholder of LVSI.......................................      27,071       31,123
                                                              ----------   ----------
                                                                 884,523      932,820
                                                              ----------   ----------
Redeemable Preferred Interest held indirectly
  by Principal Stockholder of LVSI..........................     168,012      188,778
                                                              ----------   ----------
Commitments and contingencies

Member's equity (deficit)...................................     (51,150)     (72,734)
                                                              ----------   ----------
                                                              $1,001,385   $1,048,864
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1999        2000        2001
                                                            ---------   ---------   ---------
Revenues:
  Rooms...................................................  $ 87,117    $ 188,457   $ 201,441
  Food and beverage.......................................    29,624       65,299      60,131
  Casino rental revenues from LVSI........................    29,466       45,164      45,973
  Retail and other........................................    17,221       36,724      37,591
                                                            --------    ---------   ---------
                                                             163,428      335,644     345,136
                                                            --------    ---------   ---------
Operating expenses:
  Rooms...................................................    29,443       55,803      55,322
  Food and beverage.......................................    26,184       42,903      38,896
  Retail and other........................................     8,109       18,937      21,148
  Provision for doubtful accounts.........................       730        1,300       1,866
  General and administrative..............................    47,803       89,775      83,931
  Corporate expense.......................................       716        3,982       3,917
  Rental expense..........................................     3,852        5,856       5,003
  Pre-opening and developmental expense...................    21,341           --         355
  Depreciation and amortization...........................    22,692       37,180      36,039
                                                            --------    ---------   ---------
                                                             160,870      255,736     246,477
                                                            --------    ---------   ---------
Operating income..........................................     2,558       79,908      98,659
Other income (expense):
  Interest income.........................................     2,336          960         613
  Interest expense, net of amounts capitalized............   (63,819)     (98,437)    (91,551)
  Interest expense on indebtedness to Principal
    Stockholder...........................................        --       (3,568)     (4,052)
  Other income (expense)..................................        --           --      (1,938)
  Loss on early retirement of debt (2000 and 2001, as
    restated--see Note 2).................................        --       (2,785)     (1,383)
  Income (loss) from equity investment in unconsolidated
    Mall Subsidiary.......................................    (7,431)      (6,207)     (1,166)
                                                            --------    ---------   ---------
Net income (loss).........................................  $(66,356)   $ (30,129)  $    (818)
                                                            ========    =========   =========
Preferred interest........................................   (14,399)     (18,482)    (20,766)
                                                            --------    ---------   ---------
Net income (loss) available to LVSI.......................  $(80,755)   $ (48,611)  $ (21,584)
                                                            ========    =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

              CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                               TOTAL
                                                              --------
BALANCE AT DECEMBER 31, 1998................................  $ 66,425
Contribution of land by Principal Stockholder (at historical
  cost).....................................................    11,791
Net loss....................................................   (66,356)
Preferred Interest..........................................   (14,399)
                                                              --------
BALANCE AT DECEMBER 31, 1999................................    (2,539)
Net loss....................................................   (30,129)
Preferred Interest..........................................   (18,482)
                                                              --------
BALANCE AT DECEMBER 31, 2000................................   (51,150)
Net loss....................................................      (818)
Preferred Interest..........................................   (20,766)
                                                              --------
BALANCE AT DECEMBER 31, 2001................................  $(72,734)
                                                              ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        2000        2001
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ (66,356)  $(30,129)   $    (818)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  (Income) loss from equity investment in unconsolidated
    Mall Subsidiary.........................................      7,431      6,207        1,166
  Depreciation and amortization.............................     22,692     37,180       36,039
  Amortization of debt offering costs and original issue
    discount................................................      6,118      6,492        6,615
  Loss on early retirement of debt..........................         --      2,785        1,383
  Non-cash interest on completion guaranty loan.............         --      3,568        4,052
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (17,407)      (227)        (494)
    Amounts due to affiliates...............................    (16,510)    22,928       (4,369)
    Inventories.............................................     (4,443)       648         (879)
    Prepaid expenses........................................     (3,227)       332          (56)
    Other assets............................................     (4,587)   (17,469)      (3,571)
    Accounts payable........................................     15,578      2,193       15,069
    Accrued interest payable................................      3,258       (829)      (2,362)
    Other accrued liabilities...............................     23,856     33,014       (7,514)
    Other operating activities..............................       (497)      (234)          12
                                                              ---------   --------    ---------
Net cash provided by (used in) operating activities.........    (34,094)    66,459       44,273
                                                              ---------   --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash......................    125,147      7,319          (57)
Capital expenditures........................................   (265,461)   (27,827)     (54,368)
Investment in unconsolidated Mall Subsidiary................    (22,000)        --           --
                                                              ---------   --------    ---------
Net cash used in investing activities.......................   (162,314)   (20,508)     (54,425)
                                                              ---------   --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from preferred interest in Venetian................     44,431         --           --
Proceeds from completion guaranty loan......................     23,503         --           --
Repayments on bank credit facility-tranche A term loan......    (11,250)   (35,625)    (103,125)
Proceeds from bank credit facility-tranche A term loan......     34,000         --           --
Repayments on bank credit facility-tranche B term loan......         --       (250)     (49,750)
Proceeds from bank credit facility-tranche B term loan......         --     50,000           --
Repayments on bank credit facility-tranche C term loan......         --         --       (5,750)
Proceeds from bank credit facility-tranche C term loan......         --         --        5,750
Repayments on bank credit term facility.....................         --         --         (764)
Proceeds from bank credit term facility.....................         --         --      152,750
Repayments on bank credit facility-revolver.................    (10,231)   (50,160)     (18,000)
Proceeds from bank credit facility-revolver.................     40,506     11,000       58,000
Repayments on FF&E credit facility..........................     (5,862)   (16,609)     (21,494)
Proceeds from FF&E credit facility..........................     83,842         --           --
Proceeds from Phase II Subsidiary credit facility...........         --         --        3,933
Proceeds from Phase II Subsidiary unsecured bank loan.......         --         --        1,092
Payments of deferred offering costs.........................     (1,299)    (2,296)      (5,873)
                                                              ---------   --------    ---------
Net cash provided by (used in) financing activities.........    197,640    (43,940)      16,769
                                                              ---------   --------    ---------
Increase in cash and cash equivalents.......................      1,232      2,011        6,617
Cash and cash equivalents at beginning of year..............      1,059      2,291        4,302
                                                              ---------   --------    ---------
Cash and cash equivalents at end of year....................  $   2,291   $  4,302    $  10,919
                                                              =========   ========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments for interest................................     80,475   $ 91,967    $  92,178
                                                              =========   ========    =========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contribution of land by Principal Stockholder of LVSI (at
  historical cost)..........................................  $  11,791   $     --    $      --
                                                              =========   ========    =========
Non-cash interest on completion guaranty loan...............  $      --   $  3,568    $   4,052
                                                              =========   ========    =========
Property and equipment asset acquisitions included in
  accounts payable..........................................  $  17,410   $ 13,444    $  33,347
                                                              =========   ========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY

    Venetian Casino Resort, LLC ("Venetian" or the "Company") was formed on March 20, 1997 to own a planned two-phase hotel-casino resort. The first phase of the hotel-casino resort (the "Casino Resort") includes 3,036 suites, casino space approximating 116,000 square feet, approximately 500,000 square feet of convention space, and approximately 475,000 gross leasable square feet of retail shops and restaurants.

    Las Vegas Sands, Inc. ("LVSI"), a Nevada corporation, is the managing member and owns 100% of the common voting equity in Venetian. The entire preferred interest in Venetian is owned by Interface Group Holding Company, Inc. ("Interface Holding"), which is wholly owned by LVSI's Principal stockholder (the "Principal Stockholder"). See Note 8.

    Venentian operates the hotel and convention space of the Casino Resort. LVSI holds the casino gaming license and is the operator of the casino located within the Casino Resort. LVSI pays rent to Venetian for the use of space and certain equipment used in the casino gaming operations. In addition, LVSI pays Venetian for the use of hotel rooms and other services provided by Venetian to the casino customers of LVSI. Accordingly, the accompanying financial statements reflect as revenues the charges by Venetian to LVSI. See Note 2.

    As more fully explained in Note 7, Venetian and LVSI are co-obligors of indebtedness used to construct the Casino Resort. The accompanying consolidated financial statements include the accounts of Venetian and its subsidiaries, certain of which subsidiaries are guarantors of the indebtedness, as described below.

    - GRAND CANAL SHOPS MALL SUBSIDIARY LLC ("NEW MALL SUBSIDIARY")
     The New Mall Subsidiary was formed on December 9, 1999 and owns and operates the retail mall in the Casino Resort. The New Mall Subsidiary is 99% owned by Venetian. A separate corporation (a wholly owned subsidiary of LVSI) owns the remaining 1% of the New Mall Subsidiary, which is the managing member of the New Mall Subsidiary. Because the managing member is not directly owned or controlled by Venetian, the New Mall Subsidiary has not been shown in the accompanying financial statements on a consolidated basis with Venetian. Instead, Venetian's 99% interest in the New Mall Subsidiary is accounted for as an unconsolidated subsidiary, using the equity method of accounting. Summarized financial information and disclosures of the New Mall Subsidiary have been included in Note 13. The New Mall Subsidiary is not a guarantor of the indebtedness.

    - LIDO CASINO RESORTS, LLC (THE "PHASE II SUBSIDIARY")
     The Phase II Subsidiary holds approximately 15 acres of land for future development, and located adjacent to the Casino Resort. The Phase II Subsidiary is a development stage enterprise and is not a guarantor of the indebtedness.

    - LIDO INTERMEDIATE HOLDING COMPANY LLC ("LIDO INTERMEDIATE")
     Lido Intermediate has no significant business activities or financial statement balances. It is a guarantor of the indebtedness.

    - MALL INTERMEDIATE HOLDING COMPANY LLC ("MALL INTERMEDIATE")
     Mall Intermediate has no significant business activities or financial statement balances. It is a guarantor of the indebtedness.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY (CONTINUED)
    The Casino Resort is physically connected to the approximately 1.15 million square foot Sands Expo and Convention Center (the "Expo Center"). Interface Group-Nevada, Inc. ("IGN"), the owner of the Expo Center, is beneficially owned by the Principal Stockholder. Venetian and IGN transact business with each other and are parties to certain agreements. The nature of such transactions and the amounts involved are disclosed in the notes to the financial statements.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPALS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions have been eliminated.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

    The preparation of the consolidated financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, self-insurance, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term investments with original maturities not in excess of 90 days.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out and specific identification methods. Inventories consist primarily of food, beverage and retail products.

ACCOUNTS RECEIVABLE

    Accounts receivable are due within one year and are recorded net of amounts estimated to be uncollectible.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Building and improvements...................................  15 to 40 years
Furniture, fixtures and equipment...........................  3 to 15 years
Leasehold improvements......................................  5 to 10 years

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Maintenance, repairs and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.

    Management reviews assets for possible impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets exceeds their fair value. Impairment losses are recognized when estimated future undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amounts.

CAPITALIZED INTEREST

    Interest costs associated with major construction projects are capitalized. Interest is capitalized on amounts expended on the Casino Resort using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest ceases when the project is substantially complete.

PRE-OPENING AND DEVELOPMENTAL COSTS

    Pre-opening and developmental costs, representing primarily direct personnel and other costs incurred prior to the opening of the Casino Resort and other new ventures are expensed as incurred.

DEBT DISCOUNT AND DEFERRED OFFERING COSTS

    Debt discount and offering costs are amortized based on the terms of the related debt instruments using the straight-line method, which approximates the effective interest method.

REVENUE RECOGNITION

    The Company recognizes revenue when persuasive evidence of an arrangement exists, performance of the service or delivery of the product has occurred, the sales price is fixed or determinable and collectibility is probable.

    PROMOTIONAL ALLOWANCES FOR CUSTOMERS OF LVSI

    The casino is operated by LVSI. Venetian provides complementary rooms, food, beverage and other services to LVSI's customers and charges LVSI for the retail value of such goods and services.

    Amounts charged to LVSI for the estimated retail value of such promotional allowances to LVSI's customers are included in operating revenues and are as follows (in thousands):

                                                            REVENUE
                                                          DECEMBER 31,
                                                 ------------------------------
                                                   1999       2000       2001
                                                 --------   --------   --------
Food and Beverage..............................  $ 7,103    $14,386    $12,915
Rooms..........................................   12,977     23,552     23,027
Other..........................................      825      2,168      1,471
                                                 -------    -------    -------
                                                 $20,905    $40,106    $37,413
                                                 =======    =======    =======

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RENTAL REVENUE

    Minimum rental revenues are recognized on a straight-line basis over the terms of the related lease. Percentage rents are recognized in the period in which the tenants exceed their respective percentage rent thresholds. Charges to tenants for real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period billed which approximates the period in which the applicable costs are incurred.

    Included in operating revenues are rental revenues from LVSI for the use of casino space and certain equipment. Such amounts are based on a fixed rental agreement and are recognized in the period in which earned. While management believes that the rental amounts are representative of fair value, they do not necessarily represent the amounts that would be received if the lease had been negotiated with an independent third party.

    HOTEL AND FOOD AND BEVERAGE REVENUES

    Hotel sales criteria are generally met at the time of occupancy. Deposits for future hotel occupancy or food and beverage services contracts are recorded as deferred income until revenue recognition criteria are met. Cancellation fees for hotel and food and beverage services are recognized upon cancellation by the customer as defined by a written contract entered into with the customer.

    JOINT VENTURE REVENUE

    The Company entered into an agreement during 2001 with a subsidiary of the Solomon R. Guggenheim Foundation to operate the Guggenheim Las Vegas Museum in the Casino Resort. The Guggenheim entity is the manager of the Guggenheim Las Vegas Museum. The agreement requires the Company to make certain contributions of capital. The Company is reimbursed for certain expenses incurred and certain advances made to open the exhibition at the Guggenheim Las Vegas Museum. After such expenses are reimbursed, the Company is to receive 49% of the operating income generated pursuant to the agreement. The Company's share of operating losses generated pursuant to the agreements is also 49%. The agreement is accounted for on the equity method of accounting.

INCOME TAXES

    Venetian has elected to be taxed as an LLC and its subsidiaries are either limited liability companies or S Corporations, each of which is a tax pass-through entity for federal income tax purposes. Nevada does not levy a corporate income tax. Accordingly, no provision for federal or state income taxes is included in the statement of operations.

ADVERTISING COSTS

    Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program. Direct-response advertising consists primarily of mailing costs associated with the direct-mail programs. Capitalized

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) advertising costs, included in prepaid expense, were immaterial at December 31, 2000 and 2001. Advertising costs that were expensed during the year were $5.2 million, $8.7 million and $5.6 million in 1999, 2000 and 2001, respectively.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of short-term investments and receivables. The short-term investments are placed with a high credit quality financial institution, which invests primarily in money market funds.

    Receivables typically consist of amounts due from credit card companies for guest transactions, and are settled shortly after being incurred. Risk of loss is mitigated by strict internal controls under which the Company's personnel obtain approval for charges to the credit card accounts before guest charges are incurred. Receivables also result from the use of the Company's convention and related facilities, typically by corporate customers or event producers. Receivables result from charges that exceed initial customer deposits. Risk of loss from these receivables is mitigated by the fact that no one customer comprises a significant portion of the remaining amounts due.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), entitled "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, it depends on its effectiveness as a hedge. SFAS 133 as amended is effective for all fiscal quarters of fiscal years beginning after December 31, 2000. SFAS 133 should not be applied retroactively to financial statements of prior periods. The Company adopted
SFAS 133 on January 1, 2001.

    The Company, from time to time, uses interest rate caps and floors and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the cap and floor or similar financial instrument.

    The Company has a policy aimed at managing interest rate risk associated with its current and anticipated future borrowings. This policy enables the Company to use any combination of interest rate swaps, futures, options, cap and similar instruments. To the extent the Company employs such financial instruments pursuant to this policy, and the instruments qualify for hedge accounting, they are accounted for as hedging instruments. In order to qualify for hedge accounting, the underlying hedged item must expose the Company to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Company's

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in the period of change. Otherwise, gains and losses are not recognized except to the extent that the financial instrument is disposed of prior to maturity. Net interest paid or received pursuant to the financial instrument is included as interest expense in the period.

RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board issued Statement
No. 141 ("SFAS 141"), entitled "Business Combinations" and Statement No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 is effective as follows: (a) use of the pooling-of-interests method is prohibited for business combinations initiated after June 30 2001; and (b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provision that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

    In August 2001, the Financial Accounting Standards Board issued Statement No. 143 ("SFAS 143"), "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

    In October 2001, the Financial Accounting Standards Board issued Statement No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

    The Company is currently evaluating the provisions of SFAS 141, SFAS 142, SFAS 143 and SFAS 144 and does not anticipate that the effects of these changes will have an impact the Company's financial position or results of operations.

    In April 2002, the Financial Accounting Standards Board issued statement
No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements for classification as an extraordinary loss, as defined by APB Opinion No. 30. The Company has adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Accordingly, for the years ended December 31, 2000 and 2001 the losses on early retirement of debt of $2.8 million and $1.4 million, respectively have been reclassified to other income (expense) to conform to this new presentation. The adoption of SFAS 145 had no impact on the Company's financial condition or cash flows.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--RESTRICTED CASH

    The net proceeds of the Company's 12 1/4% Mortgage Notes due 2004 (the "Mortgage Notes") and its 14 1/4% Senior Subordinated Notes due 2005 (the "Senior Subordinated Notes" and, together with the Mortgage Notes, the "Notes") were deposited into restricted accounts and invested in cash or permitted investments by a disbursement agent for the Company's lenders until required for project costs under the terms of the disbursement agreement with certain of the Company's lenders (the "Disbursement Agreement") (Note 7). Additional amounts have been deposited to other restricted accounts, which are controlled by the Company, but which are also restricted as to use under the terms of the Disbursement Agreement.

NOTE 4--ACCOUNTS RECEIVABLE

    Components of accounts receivable were as follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       2001
                                                           --------   --------
Hotel....................................................  $15,387    $13,987
Other....................................................    3,677      6,419
                                                           -------    -------
                                                            19,064     20,406
Less: allowance for doubtful accounts and discounts......   (1,318)    (2,166)
                                                           -------    -------
                                                           $17,746    $18,240
                                                           =======    =======

    An estimated allowance for doubtful accounts and discounts is maintained to reduce the Company's receivables to their estimated net realizable value. Although management believes the allowance is adequate, it is possible that the estimated amount of cash collections with respect to the hotel accounts receivable could change.

NOTE 5--PROPERTY AND EQUIPMENT, NET

    Property and equipment includes costs incurred to construct the Casino Resort and consists of the following (in thousands):

                                                            DECEMBER 31,
                                                       ----------------------
                                                         2000         2001
                                                       ---------   ----------
Land and land improvements...........................  $109,863    $  113,309
Building and improvements............................   686,215       735,771
Equipment, furniture, fixtures and leasehold
  improvements.......................................   133,513       138,484
Construction in progress.............................    52,102        68,400
                                                       --------    ----------
                                                        981,693     1,055,964
Less: accumulated depreciation and amortization......   (59,785)      (95,824)
                                                       --------    ----------
                                                       $921,908    $  960,140
                                                       ========    ==========

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--PROPERTY AND EQUIPMENT, NET (CONTINUED)
    The Casino Resort serves as collateral for various financing facilities (Note 7).

    During the years ended December 31, 1999, 2000 and 2001, the Company capitalized interest expense of $31.3 million, $0.1 million, and $2.0 million, respectively.

NOTE 6--OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       2001
                                                           --------   --------
Customer deposits........................................  $19,105    $23,770
Payroll and related......................................   19,705     15,221
Taxes and licenses.......................................    2,751      2,402
Other accruals...........................................    5,872      5,746
                                                           -------    -------
                                                           $47,433    $47,139
                                                           =======    =======

NOTE 7--LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
INDEBTEDNESS OF THE COMPANY AND LVSI, AS CO-OBLIGORS:
12 1/4% Mortgage Notes, due November 15, 2004...............  $425,000    $425,000
14 1/4% Senior Subordinated Notes, due November 15, 2005
  (net of unamortized discount of $4,263 in 2000 and $3,387
  in 2001)..................................................    93,237      94,113
Bank Credit Facility-Revolver...............................        --      40,000
Bank Credit Facility-Tranche A Term Loan....................   103,125          --
Bank Credit Facility-Tranche B Term Loan....................    49,750          --
Bank Credit Facility-Term Loan..............................        --     151,986
FF&E Credit Facility........................................    75,229      53,735

INDEBTEDNESS OF THE PHASE II SUBSIDIARY:
Phase II Subsidiary Credit Facility.........................        --       3,933
Phase II Unsecured Bank Loan................................        --       1,092
Less: current maturities....................................   (50,119)    (24,113)
                                                              --------    --------
Total long-term debt........................................  $696,222    $745,746
                                                              ========    ========
SUBORDINATED OWNER INDEBTEDNESS:
Completion Guaranty Loan (Indebtedness of Venetian).........  $ 27,071    $ 31,123
                                                              ========    ========

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LONG-TERM DEBT (CONTINUED)
    As further described in Note 14, the above indebtedness of the Company was refinanced on June 4, 2002. The above table does not reflect amounts owed by the New Mall Subsidiary, which has been accounted for as an unconsolidated subsidiary. See Note 12 for condensed financial information of the New Mall Subsidiary.

    MORTGAGE NOTES AND SENIOR SUBORDINATED NOTES

    In November 1997, the Company and LVSI issued $425.0 million aggregate principal amount of the Mortgage Notes and $97.5 million aggregate principal amount of the Senior Subordinated Notes in a private placement. Interest on the Notes is payable each May 15 and November 15, commencing on May 15, 1998. On June 1, 1998, LVSI and Venetian completed an exchange offer to exchange the Notes for notes with substantially the same terms.

    The Mortgage Notes are secured by second priority liens on the Notes Collateral (the real estate improvements and personal property that comprise the Hotel, the Casino and the Congress Center, with certain exceptions). The Senior Subordinated Notes are unsecured. The Notes are redeemable at the option of LVSI and Venetian at prices ranging from 100% to 106.125% for the Mortgage Notes and 100% to 107.125% for the Senior Subordinated Notes commencing after November 14, 2001, as set forth in the Notes and the indentures pursuant to which the Notes were issued (the "Indentures"). Upon a change of control (as defined in the Indentures), each Note holder may require LVSI and Venetian to repurchase such Notes at 101% of the principal amount thereof plus accrued interest and other amounts which are then due, if any. The Notes are not subject to a sinking fund requirement.

    The Senior Subordinated Notes bear cash interest at the rate of 10% per annum through November 15, 1999, and thereafter at a rate of 14 1/4% per annum. The Senior Subordinated Notes were sold at a $7.0 million discount to their face amount in order to yield 14 1/4% per annum to maturity and accrued to par through the second anniversary date of the issuance.

    BANK CREDIT FACILITY

    In November 1997, LVSI and Venetian and a syndicate of lenders entered into a Bank Credit Facility (the "Bank Credit Facility") providing for up to
$150.0 million in multiple draw term loans (the "Tranche A Term Loan") to the Company for construction and development of the Casino Resort. Up to $40.0 million of additional credit in the form of revolving loans under the Bank Credit Facility (the "Revolver") was made available generally for working capital. In June 2000, the Company amended certain terms of the Bank Credit Facility in order to: (1) add a new senior secured tranche B term loan (the "Tranche B Term Loan") in the amount of $50.0 million, the proceeds of which were applied to (x) prepay the Tranche A Term Loan in forward order of maturity in the amount of $30.0 million and (y) reduce outstanding loans under the Revolver by $20.0 million (net of fees and expenses) without decreasing available commitments of the Revolver; and (2) adjust certain financial covenants provided for in the Bank Credit Facility. The Company recorded a $2.8 million extraordinary loss on early retirement of debt in connection with this transaction.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LONG-TERM DEBT (CONTINUED)
    On September 17, 2001, the Company entered into its second amendment and restatement of the Bank Credit Facility in order to: (1) combine the $97.5 million Tranche A Term Loan, $49.5 million Tranche B Term Loan and an additional $5.8 million tranche C term loan into a single term loan of $152.8 million; (2) modify the Company's scheduled amortization payments to instead repay $381,875 per quarter until December 2002, to be followed by two bullet payments of $75.2 million during each of March 2003 and June 2003;
(3) extend the commitment termination date of the Revolver from September 15, 2001 to June 30, 2003; (4) eliminate the "cash sweep" provision of such agreement in connection with any excess cash flows of the Company; and
(5) modify the financial covenants. The Company recorded a $1.4 million extraordinary loss on early retirement of debt in connection with this transaction. Each of the term loan and revolving loans under the Bank Credit Facility has an interest rate of 350 basis points over LIBOR. The average interest rate incurred during 2001 was 7.68% and was payable upon expiration of each LIBOR contract, limited to three months.

    The Company is required to enter into interest rate cap and/or floor agreements to limit the impact of increases in interest rates on its floating rate debt derived from the Bank Credit Facility. To meet the requirements of the Bank Credit Facility, the Company entered into a cap and floor agreement during 1998 which was further amended in 2000 and 2001 (the "Cap and Floor Agreement"), which resulted in a premium payment to counterparties and receipt of an equal payment from the counterparties, based upon notional principal amounts for a term equal to the term of the Bank Credit Facility. The interest rate cap provisions of the Cap and Floor Agreement entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in such agreement. Conversely, the interest rate floor provisions of the Cap and Floor Agreement require the Company to pay the counterparties the amounts, if any, by which the selected market interest rates are less than the strike rates stated in such agreement. The net effect of all such cap and floor agreements resulted in an increase of interest expense of $0.5 million for the year ended December 31, 2001. If the Company had terminated the cap and floor agreements as of December 31, 2001, the Company would have had to pay a net amount of $1.9 million based on quoted market values from the various institutions holding the swaps. In accordance with SFAS 133, the Company has recorded the fair value of its obligation in the accompanying financial statements. The notional amount of the Cap and Floor Agreement at December 31, 2001 was $76.2 million.

    FF&E FINANCING

    In December 1997, a credit facility (the "FF&E Credit Facility") secured by certain furniture, fixtures and equipment (the "Specified FF&E") was entered into with certain lenders (the "FF&E Lenders") to provide $97.7 million of financing for the Specified FF&E and an electrical substation. The financing provides for an interim loan during construction and a 60-month basic term loan after completion of the Casino Resort. In the initial and subsequent draws, the FF&E Lenders reimbursed the Company for amounts spent by the Company for Specified FF&E prior to the initial draw.

    Interest on the FF&E Credit Facility is the lower of (x) base rate plus 100 basis points and (y) a floating monthly rate calculated at the higher of
(a) the reserve-adjusted 30-day LIBOR rate plus 375 basis points and (b) the eurodollar interest rate margin in effect on the Bank Credit Facility plus 125

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LONG-TERM DEBT (CONTINUED)
basis points. The average interest rate incurred during 2001 was 8.36% and was payable quarterly. Amortization on the FF&E basic loan was 3% of the principal for the first four quarters beginning September 30, 1999 and 5.5% of the principal for the next 16 quarters. On September 28, 2001, the Company entered into a fourth amendment to the FF&E Credit Facility in order to modify its financial covenants to substantially match those under the September 17, 2001 amended and restated Bank Credit Facility, as described above. As of December 31, 2001, $97.7 million had been drawn and $44.0 million principal repayments had been paid under the FF&E Credit Facility.

    COMPLETION GUARANTY LOAN

    In accordance with its terms, advances made under the Principal Stockholder completion guaranty (the "Completion Guaranty") are treated as a junior loan from the Principal Stockholder to Venetian (the "Completion Guaranty Loan") that is subordinated in right of payment to the indebtedness under the Bank Credit Facility, the FF&E Credit Facility and the Notes. The Completion Guaranty Loan matures on November 16, 2005, bears interest at a rate of 14 1/4% per annum and compounds and is added to the principal balance semi-annually. Although interest may accrue on the Completion Guaranty Loan, no cash payments with respect to such loan may be made until senior indebtedness is repaid, except for payments made from certain construction-related recoveries. On November 12, 1999, an advance of approximately $23.5 million was made under the Completion Guaranty and treated as a Completion Guaranty Loan. During 2000 and 2001 the Company incurred interest expense of $3.6 million and $4.1 million, respectively under this loan which has been added to the principal balance of the Completion Guaranty Loan, resulting in a total balance of $31.1 million at December 31, 2001.

    PHASE II SUBSIDIARY CREDIT FACILITY

    On October 19, 2001, the Phase II Subsidiary entered into a loan agreement providing for a $17.5 million term and revolving loan, with a one time option to increase such loan to $30.0 million (the "Phase II Subsidiary Credit Facility"). The Phase II Subsidiary Credit Facility is secured by a first priority mortgage on the land on the site located adjacent to the Casino Resort (the "Phase II Land"), as well as the Phase II Subsidiary's interest in a five year lease of the Phase II Land to Venetian for an annual rental payment of $8.0 million (the "Phase II Lease"). The Phase II Subsidiary immediately drew $12.5 million for a letter of credit under the revolver portion of the Phase II Subsidiary Credit Facility (the "Letter of Credit") pursuant to the terms of and to be provided as credit support for the Bank Credit Facility. The Letter of Credit was released in February 2002, pursuant to its terms, immediately following the first fiscal quarter period ending after September 30, 2001 in which the Company's consolidated adjusted EBITDA exceeded $30.0 million. The Company drew
$3.9 million on the Phase II Credit Facility during 2001. The remaining portion of the Phase II Subsidiary Credit Facility and proceeds from rental payments from Venetian to the Phase II Subsidiary under the Phase II Lease are each available for any Phase II Resort pre-development expenses or may be loaned or distributed by the Phase II Subsidiary to the Company for other liquidity needs. The Phase II Subsidiary Credit Facility bears interest at LIBOR plus 400 basis points and is due on June 30, 2003. The average interest rate incurred during 2001 was 6.5% and was payable upon expiration of each LIBOR contract, limited to three months.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LONG-TERM DEBT (CONTINUED)

    PHASE II UNSECURED BANK LOAN

    In February 2001, the Phase II Subsidiary entered into an unsecured bank line of credit, as amended on May 31, 2001, for $1,092,000 and payable on July 15, 2002. This line of credit bears interest at LIBOR plus 100 basis points. The proceeds of the line of credit were used to fund payments of Phase II Subsidiary operating costs. The average interest rate incurred during 2001 was 5.25%.

    SCHEDULED MATURITIES OF LONG-TERM DEBT

    Scheduled maturities of long-term debt outstanding at December 31, 2001 (excluding amounts borrowed by the New Mall Subsidiary) are summarized as follows: $24.1 million for 2002, $215.9 million for 2003, $435.7 million for 2004, and $125.3 million for 2005 (which includes unamortized discount on the Senior Subordinated Notes).

    WAIVERS

    On November 12, 1999, the Company entered into various limited waiver agreements (the "Waivers") with the administrative agent and lenders under:
(1) the Bank Credit Facility; (2) the FF&E Credit Facility; and (3) certain parties to the Disbursement Agreement. Under the Waivers, the various lenders waived certain defaults and events of default (to the extent, if any, they existed or may have existed) arising from the Company's litigation with Lehrer McGovern Bovis, Inc., its construction manager (the "Construction Manager"), the facts relating to the underlying dispute with the Construction Manager and the mechanics liens that were filed against the Casino Resort (Note 11). As conditions to the effectiveness of the Waivers, the Company and the Principal Stockholder, among other things: (i) agreed to pay a fee to the lenders under the Bank Credit Facility and the FF&E Credit Facility; (ii) agreed to purchase surety bonds for all of the mechanics liens and cause the title company to provide endorsements ensuring that the deeds of trust under the Bank Credit Facility and the Mortgage Notes are superior in priority to all mechanics liens; and (iii) agreed that the Principal Stockholder's $25.0 million Completion Guaranty would, notwithstanding the prior agreement of the parties providing for termination of such guaranty upon substantial completion of the Casino Resort, remain in effect until "final completion" (i.e., the completion of all remaining punchlist items and the final resolution or settlement of all disputes with the Construction Manager and subcontractors) and be unlimited in amount with respect to all construction costs arising from scope changes. In order to be able to purchase the surety bonds, the Principal Stockholder had to provide a $5.0 million irrevocable letter of credit as collateral to the bonding company. All of the conditions to the effectiveness of the limited waivers were satisfied on November 12, 1999.

    The debt instruments described above contain certain covenants that require LVSI and the Company to pass a number of financial tests relating to, among other things, a minimum consolidated earnings before interest, taxes, depreciation and amortization ("EDITDA"), a consolidated leverage ratio, and a fixed charge coverage ratio (all as defined in the respective credit agreements). Additionally, the debt instruments contain certain restrictions that, among other things, limit the ability of the Company and/or certain subsidiaries to incur additional indebtedness, issue disqualified stock or equity interests, pay dividends or make other distributions, repurchase

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LONG-TERM DEBT (CONTINUED)
equity interests or certain indebtedness, create certain liens, enter into certain transactions with affiliates, enter into certain mergers or consolidations or sell assets of the Company without prior approval of the lenders or noteholders. The Company is also a party to certain intercreditor agreements. The intercreditor agreements set forth the lender's interests and claims in the Company's assets as collateral for borrowings.

    Consolidated EBITDA is dependent on LVSI and the Company's results of operations, which in turn are partially dependent on tables games revenues in the casino. While the table games win percentage is reasonably predictable over the long term, it can fluctuate significantly from quarter to quarter, affecting table games revenues. The financial covenants involving EBITDA are applied on a rolling four-quarter basis, and LVSI and the Company's compliance with financial covenants can be temporarily affected if LVSI and the Company experience a decline in hotel occupancy or room rates, or an unusually low win percentage in a particular quarter, which is not offset in subsequent quarters or by other results of operations.

    LVSI and the Company were challenged to meet these covenant tests in 2001 for certain quarters during the rolling measurement period due to an extremely low win percentage and reduced travel to Las Vegas during the fourth quarter of 2001 because of the September 11th terrorist attacks. These covenants allow the Principal Stockholder to increase EBITDA for measurement purposes by issuing a standby letter of credit to the Company's lenders. The covenants also allow the New Mall Subsidiary and the Phase II Subsidiary, subject to certain limitations, to make distributions to LVSI which would increase EBITDA for debt covenant measurement purposes. The Company used the letter of credit mechanism in the amount of $10.0 million during the first quarter of 2001. Pursuant to the terms of the Company's indebtedness, the letter of credit was subsequently reduced to $6.9 million during the third quarter of 2001.

    Due to decreased casino revenues attributable to an unusually low table games win percentage, LVSI and the Company also would not have met their financial covenants in the second quarter of 2001. As a result, on June 29, 2001, LVSI and the Company entered into limited waivers, consents and amendments to the Bank Credit Facility and the FF&E Credit Facility in order to, among other things: (1) obtain a waiver with respect to each of its minimum fixed charge ratio covenant, maximum leverage ratio covenant and minimum consolidated adjusted EBITDA covenant for the quarter ending June 30, 2001; and (2) amend the maximum consolidated capital expenditures covenant. Additionally, during the fourth quarter of 2001, LVSI and the Company entered into a limited waiver amendment to the Bank Credit Facility and FF&E Credit Facility to obtain a wavier with respect to the minimum consolidated adjusted EBITDA requirement. These covenants also allow the New Mall Subsidiary and the Phase II Subsidiary to make distributions to LVSI which would increase EBITDA for debt covenant measurement purposes. The ability of the New Mall Subsidiary and the Phase II Subsidiary to make distributions is subject to certain limitations. During February 2002, the New Mall Subsidiary paid a $7.0 million distribution to Venetian.

    For the next twelve months, the Company expects to fund Casino Resort operations, capital expenditures and debt service requirements (excluding the Tranche A Take-out Loan) from existing cash balances, operating cash flow, borrowings under its revolving credit line (the "Revolver") to the extent that funds are available, distributions of excess cash from the New Mall Subsidiary to the

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LONG-TERM DEBT (CONTINUED)
extent permitted under the Tranche A Take-out Loan, and loans or distributions of excess cash from the Phase II Subsidiary as a result of rental payments under the Phase II Lease and borrowings under the Phase II Subsidiary Credit Facility.

    LVSI and the Company expect to be challenged to meet certain of their covenant tests in the first quarter of 2002 due to the carry-over effects that the extremely low win percentage for certain of its fiscal 2001 quarters will have on the rolling measurement period. The Company has certain options available to it in the event that it needs to seek a cure in order to meet such covenants, including the ability to draw down on the Phase II Subsidiary Credit Facility, make distributions of excess cash from the Mall under the terms of the Tranche A Take-out Loan or the negotiation with its lenders of further waivers for debt covenant violations in 2002. LVSI and the Company anticipate that ultimately LVSI's win percentage will return to normal levels and that it will no longer need to rely on the various cures and waivers described above.

    FAIR VALUE

    Estimated fair values of the Company's debt and related financial instruments are as follows (in thousands):

                                                                   DECEMBER 31,
                                                   ---------------------------------------------
                                                           2000                    2001
                                                   ---------------------   ---------------------
                                                   CARRYING      FAIR      CARRYING      FAIR
                                                    AMOUNT       VALUE      AMOUNT       VALUE
                                                   ---------   ---------   ---------   ---------
12 1/4% Mortgage Notes...........................  $425,000    $422,875    $425,000    $439,875
14 1/4% Senior Subordinated Notes................    93,237      93,600      94,113      95,995
Completion Guaranty Loan.........................    27,071      27,071      31,123      31,123
Bank Credit Facility-Tranche A Term Loan.........   103,125     103,125          --          --
Bank Credit Facility-Tranche B Term Loan.........    49,750      49,750          --          --
Bank Credit Facility-Term Loan...................        --          --     151,986     151,986
Bank Credit Facility-Revolver....................        --          --      40,000      40,000
Phase II Subsidiary Credit Facility..............        --          --       3,933       3,933
Phase II Subsidiary Bank Loan....................        --          --       1,092       1,092
FF&E Credit Facility.............................    75,229      75,229      53,735      53,735
Cap and Floor Agreement..........................        --         184       1,937       1,937
Cap Agreement....................................        --           4           1           1

    The fair values of the Mortgage Notes and the Senior Subordinated Notes are based on quoted market prices. The fair values of the Senior Subordinated Notes are based upon the $94.1 million carrying value amounts. The fair values of other indebtedness and the FF&E Credit Facility approximate their respective carrying amounts based on the variable nature of these facilities. The fair value of the Cap and Floor Agreement and the Cap Agreement are based upon quotes from brokers.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--REDEEMABLE PREFERRED INTEREST IN VENETIAN CASINO RESORT, LLC

    During 1997, Interface Holding contributed $77.1 million in cash to Venetian in exchange for a Series A preferred interest (the "Series A Preferred Interest") in Venetian. By its terms, the Series A Preferred Interest was convertible at any time into a Series B preferred interest in Venetian (the "Series B Preferred Interest"). In August 1998, the Series A Preferred Interest was converted into the Series B Preferred Interest. The rights of the Series B Preferred Interest include the accrual of a preferred return of 12% from the date of contribution in respect of the Series A Preferred Interest. Until the indebtedness under the Bank Credit Facility is repaid and cash payments are permitted under the restricted payment covenants of the indentures entered into in connection with the Notes, the preferred return on the Series B Preferred Interest will accrue and will not be paid in cash. Commencing in November 2009, distributions must be made to the extent of the positive capital account of the holder. During the second and third quarters of 1999, Interface Holding contributed $37.3 million and $7.1 million, respectively, in cash in exchange for an additional Series B Preferred Interest. During the years ended
December 31, 1999, 2000 and 2001, $14.4 million, $18.5 million and
$20.8 million, respectively, were accrued on the Series B Preferred Interest related to the contributions made. There were no distributions of preferred interest or preferred return paid during 1999, 2000 or 2001.

NOTE 9--EMPLOYEE SAVINGS PLAN

    Participation in the Venetian Casino Resort, LLC 401 (k) employee savings plan is available for all full time employees. The savings plan allows participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax-deferred earnings as a retirement fund. Venetian matches 150% of the first $390 of employee contributions and 50% of employee contributions in excess of $390 up to a maximum of 3% of participating employee's eligible gross wages. For the year ended December 31, 1999, 2000 and 2001, contributions accrued under the savings plan were $0.8 million, $1.8 million and $2.0 million, respectively.

NOTE 10--RELATED PARTY TRANSACTIONS

    As support for the development and operation of the Casino Resort, the Principal Stockholder or his affiliates currently provide the following:

     (i) a construction completion guaranty unlimited in amount with respect to excess construction costs due to scope changes, with a remaining liability of approximately $5.0 million (collateralized by cash and cash equivalents) with respect to all other construction costs. On November 12, 1999, approximately $23.5 million of the completion guaranty collateral was utilized for excess construction costs, leaving the $5.0 million of cash collateral remaining as described above;

    (ii) a $20.0 million unsecured guaranty of the $105.0 million Tranche A Take-out Loan.

    The Principal Stockholder is a partner in four entities formed to operate restaurants in the Casino Resort. Valentino Las Vegas LLC and Night Market, LLC paid Venetian zero, $0.7 million and $1.0 million, and Postrio Las Vegas LLC and Carnevale Coffee Bar LLC paid the Mall Subsidiary

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--RELATED PARTY TRANSACTIONS (CONTINUED) zero, $0.8 million and $1.1 million for the years ended December 31, 1999, 2000 and 2001, respectively.

    During 2001, the Principal Stockholder guaranteed a $2.9 million bank loan made to architects of the Phase II Subsidiary to secure a trade payable owed to the architects by the Phase II Subsidiary.

    During November 1999, the Principal Stockholder purchased idle construction equipment from the Company (tower cranes) for $2.0 million, the cost basis of the equipment which was its fair value.

    During the fourth quarter of 1999, the Principal Stockholder purchased certain construction claims from various contractors and subcontractors for an aggregate price equal to the aggregate amount of the claims (approximately $1.6 million). On November 12, 1999, with the approval of all of the Company's lenders, the Company paid the Principal Stockholder the aggregate amount of these claims.

    IGN provides audio visual services to group customers of the Casino Resort. These services are provided pursuant to a contract that provides for an equal sharing of revenues after direct operating expenses. The Company received
$1.3 million, $3.7 million and $2.5 million pursuant to this contract during 1999, 2000 and 2001, respectively.

    The Company, the New Mall Subsidiary and IGN are parties to an Amended and Restated Reciprocal Easement, Use and Operating Agreement (the "Cooperation Agreement") which, among other things, provides for the integrated operation of all the facilities and addresses, encroachments, joint marketing and the sharing of certain facilities and costs related thereto.

    In conjunction with the Phase II Subsidiary Credit Facility on October 19, 2001, the Phase II Subsidiary leased the Phase II Land to Venetian for five years at an annual rent of $8.0 million. Prior to October 2001, IGN leased parking spaces on the Phase II Land from the Phase II Subsidiary for rent of $5,000 per month.

NOTE 11--COMMITMENTS AND CONTINGENCIES

ENERGY SERVICES AGREEMENTS AND OPERATING LEASE AGREEMENTS

    During 1997, Venetian and the Mall Subsidiary entered into separate energy service agreements with a heating and air conditioning ("HVAC") provider (the "HVAC Provider"). Under the terms of the energy services agreement and other separate energy services agreements, HVAC energy and services will be purchased by Venetian, the New Mall Subsidiary, its mall tenants and IGN over initial terms expiring in 2009 with an option to collectively extend the terms of their agreements for two consecutive five-year periods.

    Pursuant to the Company's construction management contract (as more fully defined under "Litigation" below), the HVAC plant was constructed by the Construction Manager on land owned by the Company and leased to the HVAC Provider. The HVAC equipment is owned by the HVAC

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Provider, which paid all costs ("HVAC Costs") in connection with the purchase and installation of the HVAC equipment. The total HVAC Costs were $70.0 million.

    The charges payable under the separate energy services agreements include a fixed component applied to the HVAC Costs paid by the HVAC Provider, reimbursement of operational and related costs and a management fee.

    As of December 31, 2001, Venetian and the New Mall Subsidiary were obligated under the energy services agreements to make future minimum payments as follows (in thousands):

YEARS ENDING DECEMBER 31,
-------------------------
2002........................................................  $ 7,657
2003........................................................    7,657
2004........................................................    7,657
2005........................................................    7,657
2006........................................................    7,657
Thereafter..................................................   19,142
                                                              -------
Total minimum payments......................................  $57,427
                                                              =======

    Expenses incurred under the energy services agreements were $4.3 million, $7.0 million ($7.657 million less leasee reimbursements) and $6.2 million for the years ended December 31, 1999, 2000 and 2001, respectively. The New Mall Subsidiary is responsible for 19% of energy services rental payments and these amounts exclude payments by IGN. Expenses incurred under short-term, variable rate operating lease agreements totaled $1.2 million, $1.7 million and $1.9 million for the years ended December 31, 1999, 2000 and 2001, respectively.

LITIGATION

    The Company is party to litigation matters and claims related to its operations and construction of the Casino Resort that could have a material adverse effect on the financial position, results of operations or cash flows of the Company to the extent such litigation is not covered by the Insurance Policy.

    The construction of the principal components of the Casino Resort was undertaken by the Construction Manager pursuant to a construction management agreement and certain amendments thereto (as so amended, the "Construction Management Contract"). The Construction Management Contract established a final guaranteed maximum price (the "Final GMP") of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the Construction Manager was responsible for any costs of the work covered by the Construction Management Contract in excess of the Final GMP. The obligations of the Construction Manager under the Construction Management Contract are guaranteed by Bovis, Inc. ("Bovis" and such guaranty, the "Bovis Guaranty"), the Construction Manager's direct parent at the time the Construction Management Contract was entered into. Bovis' obligations under the Bovis Guaranty are guaranteed by The Peninsular and Oriental Steam Navigation Company ("P&O"), a British

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED) public company and the Construction Manager's ultimate parent at the time the Construction Management Contract was entered into (such guaranty, the "P&O Guaranty").

    On July 30, 1999, Venetian filed a complaint against the Construction Manager and Bovis in United States District Court for the District of Nevada. The action alleges breach of contract by the Construction Manager of its obligations under the Construction Management Contract and a breach of contract by Bovis of its obligations under the Bovis Guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. The Company amended this complaint on November 23, 1999 to add P&O as an additional defendant. The suit is intended to ask the courts, among other remedies, to require the Construction Manager and its guarantors to pay its contractors, to compensate Venetian for the Construction Manager's failure to perform its duties under the Construction Management Contract and to pay the Company the agreed upon liquidated damages penalty for failure to meet the guaranteed substantial completion date. Venetian seeks total damages in excess of $100.0 million. The Construction Manager subsequently filed motions to dismiss the Company's complaint on various grounds, which the Company opposed. The Construction Manager's principal motions to date have either been denied by the court or voluntarily withdrawn.

    In response to Venetian's breach of contract claims against the Construction Manager, Bovis and P&O, the Construction Manager filed a complaint on August 3, 1999 against Venetian in the District Court of Clark County, Nevada. The action alleges a breach of contract and QUANTUM MERUIT claims under the Construction Management Contract and also alleges that Venetian defrauded the Construction Manager in connection with the construction of the Casino Resort. The Construction Manager seeks damages, attorney's fees and costs and punitive damages. In the lawsuit, the Construction Manager claims that it is owed approximately $90.0 million from Venetian and its affiliates. This complaint was subsequently amended by the Construction Manager, which also filed an additional complaint against the Company relating to work done and funds advanced with respect to the contemplated development of the Phase II Resort. Based upon its preliminary review of the complaints, the fact that the Construction Manager has not provided Venetian with reasonable documentation to support such claims, and the Company's belief that the Construction Manager has materially breached its agreements with the Company, the Company believes that the Construction Manager's claims are without merit and intends to vigorously defend itself and pursue its claims against the Construction Manager in any litigation.

    In connection with these disputes, as of December 31, 1999 the Construction Manager and its subcontractors filed mechanics liens against the Casino Resort for $145.6 million and $182.2 million, respectively. The Company believes that a major reason these lien amounts exceed the Construction Manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the Construction Manager. As of December 31, 1999, the Company had purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the Construction Manager purchased bonds). As a result, there can be no foreclosure of the Casino Resort in connection with the claims of the Construction Manager and its subcontractors. However, the Company will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED) valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

    The Company believes that these claims are, in general, unsubstantiated, without merit, overstated and/or duplicative. The Construction Manager itself has publicly acknowledged that at least some of the claims of its subcontractors are without merit. In addition, the Company believes that pursuant to the Construction Management Contract and the Final GMP, the Construction Manager is responsible for payment of any subcontractors' claims to the extent they are determined to be valid. The Company may also have a variety of other defenses to the liens that have been filed, including, for example, the fact that the Construction Manager and its subcontractors previously waived or released their rights to file liens against the Casino Resort. The Company intends to vigorously defend itself in any lien proceedings.

    On August 9, 1999, the Company notified the insurance companies providing coverage under its liquidated damages insurance policy (the "LD Policy") that it has a claim under the LD Policy. The LD Policy provides insurance coverage for the failure of the Construction Manager to achieve substantial completion of the portions of the Casino Resort covered by the Construction Management Contract within 30 days of the April 21, 1999 deadline, with a maximum liability under the LD Policy of approximately $24.1 million and with coverage being provided, on a per-day basis, for days 31-120 of the delay in the achievement of substantial completion. Because the Company believes that substantial completion was not achieved until November 12, 1999, the Company's claim under the LD Policy is likely to be for the above-described maximum liability of $24.1 million. The Company expects the LD Policy insurers to assert many of the same claims and defenses that the Construction Manager has asserted or will assert in the above-described litigations. Liability under the LD Policy may ultimately be determined by binding arbitration.

    In June 2000, the Company purchased an insurance policy (the "Insurance Policy") for loss coverage in connection with all litigation relating to the construction of the Casino Resort (the "Construction Litigation"). Under the Insurance Policy, the Company will self-insure the first $45.0 million and the insurer will insure up to the next $80.0 million of any possible covered losses. The Insurance Policy provides coverage for any amounts determined in the Construction Litigation to be owed to the Construction Manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by the Company during construction of the Casino Resort, as well as any defense costs. The insurance is in addition to, and does not affect, any scope change guarantees provided by the Principal Stockholder pursuant to the Completion Guaranty.

    All of the pending litigation described above is in preliminary stages and it is not yet possible to determine a range of loss or its ultimate outcome. If any litigation or other lien proceedings concerning the claims of the Construction Manager or its subcontractors were decided adversely to the Company, such litigation or other lien proceedings could have a material adverse effect on the financial position, results of operations or cash flows of the Company to the extent such litigation or lien proceedings are not covered by the Insurance Policy.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--INVESTMENT IN UNCONSOLIDATED MALL SUBSIDIARY

    Venetian has a non-controlling investment in the New Mall Subsidiary, the controlling interest of which is held indirectly by LVSI. The Company uses the equity method of accounting for this investment.

    Summarized balance sheet information and operating results for the unconsolidated subsidiary are as follows:

                                                           DECEMBER 31,
                                                       ---------------------
                                                         2000        2001
                                                       ---------   ---------
Cash.................................................  $   2,972   $   6,650
Restricted cash......................................      1,078       1,118
Other current assets.................................      1,290       1,799
Property and equipment, net..........................    140,185     136,167
Other assets.........................................      7,886       5,648
Other current liabilities............................     (4,673)     (3,822)
Notes payable........................................   (140,000)   (140,000)
Members' equity......................................      8,738       7,560

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                 1999       2000       2001
                                               --------   --------   --------
Revenue......................................  $  9,844   $ 30,781   $ 34,707
Operating expenses...........................     9,188     19,321     20,873
Operating income.............................       656     11,460     13,834
Interest expense, net........................    (7,573)   (17,730)   (15,012)
Loss on early debt retirement................      (589)        --         --
                                               --------   --------   --------
Net income (loss)............................  $ (7,506)  $ (6,270)  $ (1,178)
                                               ========   ========   ========

    MALL TRANCHE A TAKE-OUT LOAN

    On December 20, 1999, certain take-out lenders (collectively, the "Tranche A Take-out Lender") funded a $105.0 million Tranche A take-out loan to the New Mall Subsidiary (the "Tranche A Take-out Loan"). The proceeds were used to repay indebtedness under the mall construction loan facility for the Mall.

    The indebtedness under the Tranche A Take-out Loan is secured by first priority liens on the assets that comprise the Mall (the "Mall Assets"). The annual interest rate on the Tranche A Take-out Loan is 350 basis points over 30-day LIBOR and is payable monthly. The average interest rate incurred during 2001 was 7.71%. The Tranche A Take-out Loan is due in full on December 20, 2002. The Company currently plans to refinance the Tranche A Take-out Loan prior to its due date of December 20, 2002; however, no assurance can be given that refinancing for such indebtedness will be available to the New Mall Subsidiary prior to this date. No principal payments are due thereunder until December 20, 2002.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--INVESTMENT IN UNCONSOLIDATED MALL SUBSIDIARY (CONTINUED)
    The New Mall Subsidiary is required to enter into an interest rate cap agreement to limit the impact of increases in interest rates on its floating rate debt derived from the Tranche A Take-out Loan. To meet the requirements of the Tranche A Take-out Loan, the New Mall Subsidiary entered into a cap agreement during 2000 (the "Cap Agreement"), which resulted in a premium payment to counterparties based upon notional principal amounts for a term equal to the term of the Tranche A Take-out Loan. The interest rate cap provisions of the Cap Agreement entitle the New Mall Subsidiary to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in such agreement. The net effect on interest expense of the cap agreements was zero for the year ended December 31, 2001. If the New Mall Subsidiary had terminated the Cap Agreement as of December 31, 2001, the New Mall Subsidiary would not have had to pay any amounts based on quoted market values from the various institutions holding the swaps. The notional amount of the Cap Agreement at December 31, 2001 was $42.3 million.

    The New Mall Subsidiary is also required pursuant to the Tranche A Take-out Loan to maintain certain funds in escrow for mall management fees, tenant disputes, tenant allowances and leasing commissions. At each of December 31, 2000 and 2001, $1.1 million was held in escrow for these purposes and classified as restricted cash in the summarized balance sheet.

    MALL TRANCHE B TAKE-OUT LOAN

    On December 20, 1999, the Principal Stockholder funded a Tranche B take-out loan to provide $35.0 million in financing to the New Mall Subsidiary (the "Tranche B Take-out Loan" and, together with the Tranche A Take-out Loan, the "Mall Take-out Financing"). The proceeds, along with $105.0 million of proceeds from the Tranche A Take-out Loan, were used to repay the mall construction loan facility for the Mall in full.

    The indebtedness under the Tranche B Take-out Loan is secured by second priority liens on the Mall Assets. The loan bears interest at 14% per annum and is payable monthly. During 1999, 2000 and 2001, the New Mall Subsidiary incurred interest expense of $0.2 million, $5.2 million and $5.0 million, respectively, under this loan. The initial maturity date of the Tranche B Take-out Loan is December 20, 2004 with a right of extension to December 20, 2007. No principal payments are due thereunder until maturity.

    As further described in Note 14, the Mall Tranche A Take-out Loan and the Mall Tranche B Take-out Loan were refinanced on June 4, 2002.

    MINIMUM LEASE INCOME

    The New Mall Subsidiary has entered into an agreement with Forest City Enterprises (the "Mall Manager"), a subsidiary of Forest City Ratner Enterprises, a leading developer and manager of retail and commercial real estate developments, whereby the Mall Manager manages the Mall and supervises and assists in the creation of an advertising and promotional program and a marketing plan for the Mall. The Mall Manager is also responsible for, among other things, preparation of a detailed plan for the routine operation of the Mall, collection and deposit procedures for rents and other tenant charges, supervision of maintenance and repairs and, on an annual basis, preparation

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--INVESTMENT IN UNCONSOLIDATED MALL SUBSIDIARY (CONTINUED) of a detailed budget (including any anticipated extraordinary expenses and capital expenditures) for the Mall. The term of the management contract is five years from June 19, 1999, the date the Mall opened to the public. The Mall Manager receives a management fee of 2% of all gross rents received from the operation of the Mall; provided that the Mall Manager will receive a minimum fee of $450,000 per year. For the years ended December 31, 1999, 2000 and 2001, management fees paid to the Mall Manager were $240,000, $450,000 and $450,000, respectively. Beginning in June 2002, the minimum management fee will increase to $600,000 per year.

    The Company and the New Mall Subsidiary have entered into a number of operating leases in relation to the New Mall Subsidiary and various retail and food and beverage outlets in the Casino Resort, which range in length from 5 to 20 years. The future minimum lease income under these leases (of which approximately 90% is attributable to the New Mall Subsidiary) consisted of the following at December 31, 2001 (in thousands):

2002........................................................  $ 19,342
2003........................................................    19,117
2004........................................................    18,382
2005........................................................    16,467
2006........................................................    15,964
Thereafter..................................................    62,542
                                                              --------
Total.......................................................  $151,814
                                                              ========

    Most of the leases include provisions for reimbursements of other charges including real estate taxes, utilities and other operating costs. Total reimbursements amounted to $3.6 million, $9.9 million and $11.4 in 1999, 2000 and 2001, respectively.

    Because the New Mall Subsidiary is not a guarantor of any indebtedness of the Company, creditors of the Company's entities comprising the Company other than the New Mall Subsidiary (including the holders of the Notes but excluding creditors of the New Mall Subsidiary) do not have a direct claim against the Mall Assets. As a result, indebtedness of the entities comprising the Company other than the New Mall Subsidiary (including the Notes) is, with respect to the Mall Assets, effectively subordinated to indebtedness of the New Mall Subsidiary. The New Mall Subsidiary is not restricted by any of the debt instruments of LVSI, Venetian or the Company's other subsidiary guarantors (including the Indentures) from incurring any indebtedness. The terms of the Tranche A Take-out Loan prohibit the New Mall Subsidiary from paying dividends or making distributions to any of the other entities comprising the Company unless payments under the Tranche A Take-out Loan are current, and, with certain limited exceptions, prohibit the New Mall Subsidiary from making any loans to such entities. Any additional indebtedness incurred by the New Mall Subsidiary may include additional restrictions on the ability of the New Mall Subsidiary to pay any such dividends and make any such distributions or loans.

                          VENETIAN CASINO RESORT, LLC
                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION

    Venetian and LVSI are co-obligors of the Notes and certain other indebtedness related to construction of the Casino Resort and are jointly and severally liable for such indebtedness (including the Notes). Mall Intermediate, Mall Construction (which has no financial statement balances), and Lido Intermediate (collectively, the "Subsidiary Guarantors") are wholly-owned subsidiaries of Venetian. The Subsidiary Guarantors have jointly and severally guaranteed (or are co-obligors of) such debt on a full and unconditional basis. No other subsidiary of Venetian is an obligor or guarantor of any of the Casino Resort financing.

    As further described in Note 14, in connection with the June 4, 2002 refinancing of the Company's existing indebtedness, a new guarantor subsidiary, Venetian Venture Development, LLC was created by the Company.

    Prior to October 1998, Venetian owned approximately 44 acres of land on or near the Las Vegas Strip (the "Strip"), on the site of the former Sands. Such property includes the site on which the Casino Resort was constructed. Approximately 14 acres of such land was transferred to the Phase II Subsidiary in October 1998. On December 31, 1999, an additional 1.75 acres of land was contributed indirectly by the Principal Stockholder to the Phase II Subsidiary. The Phase II Resort is planned to be constructed adjacent to the Casino Resort. Because the Phase II Subsidiary will not be a guarantor of the Company's indebtedness, creditors of the Company (including the holders of the Notes) will not have a direct claim against the assets of the Phase II Subsidiary. As a result, the indebtedness of the Company (including the Notes) will, with respect to these assets, be effectively subordinated to indebtedness of the Phase II Subsidiary. The Phase II Subsidiary is not subject to any of the restrictive covenants of the debt instruments of the Company (including the Notes). Any indebtedness incurred by the Phase II Subsidiary in addition to the Phase II Subsidiary Credit Facility may include material restrictions on the ability of the Phase II Subsidiary to pay dividends or make distributions or loans to the Company and its subsidiaries.

    Separate financial statements and other disclosures concerning each of the Subsidiary Guarantors are not presented below because management believes that they are not material to investors. Summarized financial information of Venetian and the guarantor and the non-guarantor subsidiaries on a combined basis as of December 31, 2000 and 2001 and the three years in the period ended December 31, 2001 is as follows (in thousands):

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                            CONDENSED BALANCE SHEETS
                               DECEMBER 31, 2000

                                                        GUARANTOR SUBSIDIARIES
                                                     ----------------------------
                                         VENETIAN        LIDO           MALL
                                          CASINO     INTERMEDIATE   INTERMEDIATE                      CONSOLIDATING/
                                          RESORT       HOLDING         HOLDING       NON-GUARANTOR     ELIMINATING
                                            LLC      COMPANY LLC     COMPANY LLC    SUBSIDIARIES(1)      ENTRIES         TOTAL
                                         ---------   ------------   -------------   ---------------   --------------   ----------
Cash and cash equivalents..............  $  4,260      $     4         $     4          $    34          $             $    4,302
Restricted cash and investments........     1,471                                                                           1,471
Accounts receivable, net...............    17,686                                            60                            17,746
Inventories............................     3,868                                                                           3,868
Prepaid expenses.......................     2,897                                                                           2,897
                                         --------      -------         -------          -------          --------      ----------
  Total current assets.................    30,182            4               4               94                            30,284
Property and equipment, net............   840,960                                        80,948                           921,908
Investment in consolidated
  subsidiaries.........................    78,082                                                         (78,082)
Investment in unconsolidated Mall
  Subsidiary...........................     8,738                                                                           8,738
Deferred offering costs, net...........    18,335                                                                          18,335
Other assets, net......................    22,120                                                                          22,120
                                         --------      -------         -------          -------          --------      ----------
                                         $998,417      $     4         $     4          $81,042          $(78,082)     $1,001,385
                                         ========      =======         =======          =======          ========      ==========
Accounts payable.......................  $ 18,036      $               $                $                $             $   18,036
Construction payable...................     3,297                                         2,915                             6,212
Construction payable-contested.........     7,232                                                                           7,232
Payable to affiliates..................    10,206                                                                          10,206
Accrued interest payable...............    11,498                                                                          11,498
Other accrued liabilities..............    47,380                                            53                            47,433
Current maturities of long-term debt...    50,119                                                                          50,119
                                         --------      -------         -------          -------          --------      ----------
  Total current liabilities............   147,768                                         2,968                           150,736

Other long-term liabilities............    10,494                                                                          10,494
Long-term debt.........................   696,222                                                                         696,222
Long-term subordinated loans payable to
  Principal Stockholder of LVSI........    27,071                                                                          27,071
                                         --------      -------         -------          -------          --------      ----------
                                          881,555                                         2,968                           884,523
                                         --------      -------         -------          -------          --------      ----------
Redeemable Preferred Interest held
  indirectly by Principal Stockholder
  of LVSI..............................   168,012                                                                         168,012
                                         --------      -------         -------          -------          --------      ----------
Member's equity (deficit)..............   (51,150)           4               4           78,074           (78,082)        (51,150)
                                         --------      -------         -------          -------          --------      ----------
                                         $998,417      $     4         $     4          $81,042          $(78,082)     $1,001,385
                                         ========      =======         =======          =======          ========      ==========

----------------------------------

(1) Land with a historical cost basis of $29.2 million was transferred from Venetian Casino Resort, LLC, a co-obligor of the Notes to Lido Casino Resort, LLC., a non-guarantorsubsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

    Summarized financial information of Venetian and the guarantor and the non-guarantor subsidiaries on a combined basis as of December 31, 2000 and 2001 and the three years for the period ended December 31, 2001 is as follows (in thousands):

                            CONDENSED BALANCE SHEETS
                               DECEMBER 31, 2001

                                                        GUARANTOR SUBSIDIARIES
                                                     ----------------------------
                                         VENETIAN        LIDO           MALL
                                          CASINO     INTERMEDIATE   INTERMEDIATE                      CONSOLIDATING/
                                          RESORT       HOLDING         HOLDING       NON-GUARANTOR     ELIMINATING
                                           LLC       COMPANY LLC     COMPANY LLC    SUBSIDIARIES(1)      ENTRIES         TOTAL
                                        ----------   ------------   -------------   ---------------   --------------   ----------
Cash and cash equivalents.............  $    7,806     $      4       $      4          $ 3,105          $             $   10,919
Restricted cash and investments.......       1,528                                                                          1,528
Intercompany receivable...............                                                    1,508            (1,508)
Accounts receivable, net..............      18,240                                                                         18,240
Inventories...........................       4,747                                                                          4,747
Prepaid expenses......................       2,953                                                                          2,953
                                        ----------     --------       --------          -------          --------      ----------
  Total current assets................      35,274            4              4            4,613            (1,508)         38,387
Property and equipment, net...........     878,239                                       81,901                           960,140
Investment in consolidated
  subsidiaries........................      79,097                                                        (79,097)
Investment in unconsolidated Mall
  Subsidiary..........................       7,560                                                                          7,560
Deferred offering costs, net..........      16,250                                          836                            17,086
Other assets, net.....................      25,691                                                                         25,691
                                        ----------     --------       --------          -------          --------      ----------
                                        $1,042,111     $      4       $      4          $87,350          $(80,605)     $1,048,864
                                        ==========     ========       ========          =======          ========      ==========
Accounts payable......................  $   33,105     $              $                 $                $             $   33,105
Construction payable..................      22,955                                        3,160                            26,115
Construction payable-contested........       7,232                                                                          7,232
Intercompany payables.................       1,508                                                         (1,508)
Payable to affiliates.................       5,837                                                                          5,837
Accrued interest payable..............       9,125                                           11                             9,136
Other accrued liabilities.............      47,074                                           65                            47,139
Current maturities of long-term
  debt................................      23,021                                        1,092                            24,113
                                        ----------     --------       --------          -------          --------      ----------
  Total current liabilities...........     149,857                                        4,328            (1,508)        152,677
Other long-term liabilities...........       3,274                                                                          3,274
Long-term debt........................     741,813                                        3,933                           745,746
Long-term subordinated loans payable
  to Principal Stockholder of LVSI....      31,123                                                                         31,123
                                        ----------     --------       --------          -------          --------      ----------
                                           926,067                                        8,261            (1,508)        932,820
                                        ----------     --------       --------          -------          --------      ----------
Redeemable Preferred Interest held
  indirectly by Principal Stockholder
  of LVSI.............................     188,778                                                                        188,778
                                        ----------     --------       --------          -------          --------      ----------
Member's equity (deficit).............     (72,734)           4              4           79,089           (79,097)        (72,734)
                                        ----------     --------       --------          -------          --------      ----------
                                        $1,042,111     $      4       $      4          $87,350          $(80,605)     $1,048,864
                                        ==========     ========       ========          =======          ========      ==========

----------------------------------

(1) Land with a historical cost basis of $29.2 million was transferred from Venetian, a co-obligor of the Notes, to the Phase II Subsidiary, a non-guarantor subsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                            GUARANTOR SUBSIDIARIES
                                                          ---------------------------
                                                              LIDO           MALL
                                            VENETIAN      INTERMEDIATE   INTERMEDIATE       NON-       CONSOLIDATING/
                                          CASINO RESORT     HOLDING        HOLDING       GUARANTOR      ELIMINATING
                                               LLC        COMPANY LLC    COMPANY LLC    SUBSIDIARIES      ENTRIES         TOTAL
                                          -------------   ------------   ------------   ------------   --------------   ---------
Revenues:
  Rooms.................................    $ 89,585        $              $              $               $ (2,468)     $ 87,117
  Food and beverage.....................      30,786                                                        (1,162)       29,624
  Casino rental revenues from LVSI......      29,466                                                                      29,466
  Retail and other......................      17,731                                                          (510)       17,221
                                            --------        --------       --------       -------         --------      --------
  Total revenues........................     167,568                                                        (4,140)      163,428
Less promotional allowances.............      (4,140)                                                        4,140
                                            --------        --------       --------       -------         --------      --------
  Net revenues..........................     163,428                                                                     163,428
                                            --------        --------       --------       -------         --------      --------
Operating expenses:
  Rooms.................................      29,443                                                                      29,443
  Food and beverage.....................      26,184                                                                      26,184
  Retail and other......................       8,109                                                                       8,109
  Provision for doubtful accounts.......         730                                                                         730
  General and administrative............      47,800               1                            2                         47,803
  Corporate expense.....................         716                                                                         716
  Rental expense........................       3,852                                                                       3,852
  Pre-opening expense...................      21,341                                                                      21,341
  Depreciation and amortization.........      22,692                                                                      22,692
                                            --------        --------       --------       -------         --------      --------
                                             160,867               1                            2                        160,870
                                            --------        --------       --------       -------         --------      --------
Operating income (loss).................       2,561              (1)                          (2)                         2,558
                                            --------        --------       --------       -------         --------      --------
Other income (expense):
  Interest income.......................       2,336                                                                       2,336
  Interest expense, net of amounts
    capitalized.........................     (63,819)                                                                    (63,819)
  Income (loss) from equity investment
    in unconsolidated Mall Subsidiary...      (7,431)                                                                     (7,431)
  Income (loss) from equity investment
    in consolidated subsidiaries........          (3)                                                            3
                                            --------        --------       --------       -------         --------      --------
Net income (loss).......................     (66,356)             (1)                          (2)               3       (66,356)
Contribution of land by Principal
  Stockholder (at historical cost)......      11,791                                                                      11,791
Preferred return on Redeemable Preferred
  Interest held indirectly by Principal
  Stockholder of LVSI...................     (14,399)                                                                    (14,399)
Member's equity (deficit), beginning of
  year..................................      66,425               5             14        78,097          (78,116)       66,425
                                            --------        --------       --------       -------         --------      --------
Member's equity (deficit), end of
  year..................................    $ (2,539)       $      4       $     14       $78,095         $(78,113)     $ (2,539)
                                            ========        ========       ========       =======         ========      ========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                            GUARANTOR SUBSIDIARIES
                                                          ---------------------------
                                                              LIDO           MALL
                                            VENETIAN      INTERMEDIATE   INTERMEDIATE       NON-       CONSOLIDATING/
                                          CASINO RESORT     HOLDING        HOLDING       GUARANTOR      ELIMINATING
                                               LLC        COMPANY LLC    COMPANY LLC    SUBSIDIARIES      ENTRIES         TOTAL
                                          -------------   ------------   ------------   ------------   --------------   ---------
Revenues:
  Rooms.................................    $192,327        $              $              $               $ (3,870)     $188,457
  Food and beverage.....................      67,052                                                        (1,753)       65,299
  Casino rental revenues from LVSI......      45,164                                                                      45,164
  Retail and other......................      37,291                                                          (567)       36,724
                                            --------        --------       --------       -------         --------      --------
  Total revenues........................     341,834                                                        (6,190)      335,644
Less promotional allowances.............      (6,190)                                                        6,190
                                            --------        --------       --------       -------         --------      --------
  Net revenues..........................     335,644                                                                     335,644
                                            --------        --------       --------       -------         --------      --------
Operating expenses:
  Rooms.................................      55,803                                                                      55,803
  Food and beverage.....................      42,903                                                                      42,903
  Retail and other......................      18,937                                                                      18,937
  Provision for doubtful accounts.......       1,300                                                                       1,300
  General and administrative............      89,744                             10            21                         89,775
  Corporate expense.....................       3,982                                                                       3,982
  Rental expense........................       5,856                                                                       5,856
  Depreciation and amortization.........      37,180                                                                      37,180
                                            --------        --------       --------       -------         --------      --------
                                             255,705                             10            21                        255,736
                                            --------        --------       --------       -------         --------      --------
Operating income (loss).................      79,939                            (10)          (21)                        79,908
                                            --------        --------       --------       -------         --------      --------
Other income (expense):
  Interest income.......................         960                                                                         960
  Interest expense, net of amounts
    capitalized.........................     (98,437)                                                                    (98,437)
  Interest expense on indebtedness to
    Principal Stockholder...............      (3,568)                                                                     (3,568)
  Income (loss) from equity investment
    in unconsolidated Mall Subsidiary...      (6,207)                                                                     (6,207)
  Income (loss) from equity investment
    in consolidated subsidiaries........         (31)                                                           31
  Loss on early retirement of debt......      (2,785)                                                                     (2,785)
                                            --------        --------       --------       -------         --------      --------
Net income (loss).......................     (30,129)                           (10)          (21)              31       (30,129)
Preferred return on Redeemable Preferred
  Interest held indirectly by Principal
  Stockholder of LVSI...................     (18,482)                                                                    (18,482)
Member's equity (deficit), beginning of
  year..................................      (2,539)              4             14        78,095          (78,113)       (2,539)
                                            --------        --------       --------       -------         --------      --------
Member's equity (deficit), end of
  year..................................    $(51,150)       $      4       $      4       $78,074         $(78,082)     $(51,150)
                                            ========        ========       ========       =======         ========      ========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                          GUARANTOR SUBSIDIARIES
                                                      -------------------------------
                                                           LIDO             MALL
                                        VENETIAN       INTERMEDIATE     INTERMEDIATE        NON-       CONSOLIDATING/
                                     CASINO RESORT       HOLDING          HOLDING        GUARANTOR      ELIMINATING
                                          LLC          COMPANY LLC      COMPANY LLC     SUBSIDIARIES      ENTRIES         TOTAL
                                     --------------   --------------   --------------   ------------   --------------   ---------
Revenues:
  Rooms............................     $204,242         $                $               $               $ (2,801)     $201,441
  Food and beverage................       61,977                                                            (1,846)       60,131
  Casino rental revenues from
    LVSI...........................       45,973                                                                          45,973
  Retail and other.................       38,125                                            1,622           (2,156)       37,591
                                        --------         --------         --------        -------         --------      --------
  Total revenues...................      350,317                                            1,622           (6,803)      345,136
Less promotional allowances........       (5,181)                                                            5,181
                                        --------         --------         --------        -------         --------      --------
  Net revenues.....................      345,136                                            1,622           (1,622)      345,136
                                        --------         --------         --------        -------         --------      --------
Operating expenses:
  Rooms............................       55,322                                                                          55,322
  Food and beverage................       38,896                                                                          38,896
  Retail and other.................       21,148                                                                          21,148
  Provision for doubtful
    accounts.......................        1,866                                                                           1,866
  General and administrative.......       83,928                                                3                         83,931
  Corporate expense................        3,917                                                                           3,917
  Rental expense...................        6,625                                                            (1,622)        5,003
  Pre-opening and developemental
    expense........................          355                                                                             355
  Depreciation and amortization....       36,039                                                                          36,039
                                        --------         --------         --------        -------         --------      --------
                                         248,096                                                3           (1,622)      246,477
                                        --------         --------         --------        -------         --------      --------
Operating income (loss)............       97,040                                            1,619                         98,659
                                        --------         --------         --------        -------         --------      --------
Other income (expense):
  Interest income..................          613                                                                             613
  Interest expense, net of amounts
    capitalized....................      (90,947)                                            (604)                       (91,551)
  Interest expense on indebtedness
    to Principal Stockholder.......       (4,052)                                                                         (4,052)
  Other income (expense)...........       (1,938)                                                                         (1,938)
  Income (loss) from equity
    investment in unconsolidated
    Mall Subsidiary................       (1,166)                                                                         (1,166)
  Income (loss) from equity
    investment in consolidated
    subsidiaries...................        1,015                                                            (1,015)
  Loss on early retirement of
    debt...........................       (1,383)                                                                         (1,383)
                                        --------         --------         --------        -------         --------      --------
Net income (loss)..................         (818)                                           1,015           (1,015)         (818)
Preferred return on Redeemable
  Preferred Interest held
  indirectly by Principal
  Stockholder of LVSI..............      (20,766)                                                                        (20,766)
Member's equity (deficit),
  beginning of year................      (51,150)               4                4         78,074          (78,082)      (51,150)
                                        --------         --------         --------        -------         --------      --------
Member's equity (deficit), end of
  year.............................     $(72,734)        $      4         $      4        $79,089         $(79,097)     $(72,734)
                                        ========         ========         ========        =======         ========      ========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                              GUARANTOR SUBSIDIARIES
                                           -----------------------------
                               VENETIAN        LIDO            MALL
                                CASINO     INTERMEDIATE    INTERMEDIATE        NON-       CONSOLIDATING/
                                RESORT        HOLDING         HOLDING       GUARANTOR      ELIMINATING
                                  LLC       COMPANY LLC     COMPANY LLC    SUBSIDIARIES      ENTRIES          TOTAL
                               ---------   -------------   -------------   ------------   --------------   -----------
Net cash provided by (used
  in) operating activities...  $ (34,090)     $    (1)        $             $       (3)    $               $   (34,094)
                               ---------      -------         ------        ----------     ------------    -----------
Cash flows from investing
  activities:
  Proceeds from purchases of
    investments..............    125,147                                                                       125,147
  Construction of Casino
    Resort...................   (228,393)                                      (37,068)                       (265,461)
  Investment in
    unconsolidated Mall
    Subsidiary...............    (22,000)                                                                      (22,000)
                               ---------      -------         ------        ----------     ------------    -----------
  Net cash used in investing
    activities...............   (125,246)                                      (37,068)                       (162,314)
                               ---------      -------         ------        ----------     ------------    -----------
Cash flows from financing
  activities:
  Capital contributions......    (37,262)                                       37,262
  Proceeds from preferred
    interest in Venetian.....     44,431                                                                        44,431
  Proceeds from completion
    guaranty loan............     23,503                                                                        23,503
  Repayments on bank credit
    facility--tranche A term
    loan.....................    (11,250)                                                                      (11,250)
  Proceeds from bank credit
    facility--tranche A term
    loan.....................     34,000                                                                        34,000
  Repayments on bank credit
    facility--revolver.......    (10,231)                                                                      (10,231)
  Proceeds from bank credit
    facility--revolver.......     40,506                                                                        40,506
  Repayments on FF&E credit
    facility.................     (5,862)                                                                       (5,862)
  Proceeds from FF&E credit
    Facility.................     83,842                                                                        83,842
  Payments of deferred
    offering costs...........     (1,299)                                                                       (1,299)
  Net increase(decrease) in
    intercompany accounts....        170                                          (170)
                               ---------      -------         ------        ----------     ------------    -----------
Net cash provided by
  financing activities.......    160,548                                        37,092                         197,640
                               ---------      -------         ------        ----------     ------------    -----------
Increase (decrease) in cash
  and cash equivalents.......      1,212           (1)                              21                           1,232
Cash and cash equivalents at
  beginning of year..........      1,025            5              5                24                           1,059
                               ---------      -------         ------        ----------     ------------    -----------
Cash and cash equivalents at
  end of year................  $   2,237      $     4         $    5        $       45     $               $     2,291
                               =========      =======         ======        ==========     ============    ===========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                          GUARANTOR
                                                        SUBSIDIARIES
                                                 ---------------------------
                                                     LIDO           MALL
                                      VENETIAN   INTERMEDIATE   INTERMEDIATE
                                       CASINO      HOLDING        HOLDING          NON-       CONSOLIDATING/
                                       RESORT      COMPANY        COMPANY       GUARANTOR      ELIMINATING
                                        LLC          LLC            LLC        SUBSIDIARIES      ENTRIES        TOTAL
                                      --------   ------------   ------------   ------------   --------------   --------
Net cash provided by (used in)
  operating activities..............  $ 66,499      $              $  (10)         $(30)          $            $ 66,459
                                      --------      ------         ------          ----           ------       --------
Cash flows from investing
  activities:
  Proceeds from purchases of
    investments.....................     7,319                                                                    7,319
  Capital expenditures..............   (15,647)                                                                 (15,647)
  Construction of Casino Resort.....   (12,178)                                      (2)                        (12,180)
                                      --------      ------         ------          ----           ------       --------
Net cash used in investing
  activities........................   (20,506)                                      (2)                        (20,508)
                                      --------      ------         ------          ----           ------       --------
Cash flows from financing
  activities:
  Proceeds from capital
    contributions...................       (30)                         9            21
  Repayments on bank credit
    facility--tranche A term loan...   (35,625)                                                                 (35,625)
  Repayments on bank credit
    facility--tranche B term loan...      (250)                                                                    (250)
  Proceeds from bank credit
    facility--tranche B term loan...    50,000                                                                   50,000
  Repayments on bank credit
    facility--revolver..............   (50,160)                                                                 (50,160)
  Proceeds from bank credit
    facility--revolver..............    11,000                                                                   11,000
  Repayments on FF&E credit
    facility........................   (16,609)                                                                 (16,609)
  Payments of deferred offering
    costs...........................    (2,296)                                                                  (2,296)
                                      --------      ------         ------          ----           ------       --------
Net cash provided by (used in)
  financing activities..............   (43,970)                         9            21                         (43,940)
                                      --------      ------         ------          ----           ------       --------
Increase (decrease) in cash and cash
  equivalents.......................     2,023                         (1)          (11)                          2,011
Cash and cash equivalents at
  beginning of year.................     2,237           4              5            45                           2,291
                                      --------      ------         ------          ----           ------       --------
Cash and cash equivalents at end of
  year..............................  $  4,260      $    4         $    4          $ 34           $            $  4,302
                                      ========      ======         ======          ====           ======       ========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                        GUARANTOR SUBSIDIARIES
                                                    -------------------------------
                                      VENETIAN           LIDO             MALL
                                       CASINO        INTERMEDIATE     INTERMEDIATE        NON-       CONSOLIDATING/
                                       RESORT          HOLDING          HOLDING        GUARANTOR      ELIMINATING
                                        LLC          COMPANY LLC      COMPANY LLC     SUBSIDIARIES      ENTRIES          TOTAL
                                   --------------   --------------   --------------   ------------   --------------   -----------
Net cash provided by operating
  activities.....................    $  43,711        $                $               $      562     $               $    44,273
                                     ---------        ---------        ---------       ----------     ------------    -----------
Cash flows from investing
  activities:
  (Increase) decrease in
    restricted cash..............          (57)                                                                               (57)
  Capital expenditures...........      (53,660)                                              (708)                        (54,368)
                                     ---------        ---------        ---------       ----------     ------------    -----------
Net cash used in investing
  activities.....................      (53,717)                                              (708)                        (54,425)
                                     ---------        ---------        ---------       ----------     ------------    -----------
Cash flows from financing
  activities:
  Repayments on bank credit
    facility--tranche A term
    loan.........................     (103,125)                                                                          (103,125)
  Repayments on bank credit
    facility--tranche B term
    loan.........................      (49,750)                                                                           (49,750)
  Repayments on bank credit
    facility--tranche C term
    loan.........................       (5,750)                                                                            (5,750)
  Proceeds from bank credit
    facility--tranche C term
    loan.........................        5,750                                                                              5,750
  Repayments on bank credit
    facility--term...............         (764)                                                                              (764)
  Proceeds from bank credit
    facility--term...............      152,750                                                                            152,750
  Repayments on bank credit
    facility--revolver...........      (18,000)                                                                           (18,000)
  Proceeds from bank credit
    facility--revolver...........       58,000                                                                             58,000
  Repayments on FF&E credit
    facility.....................      (21,494)                                                                           (21,494)
  Proceeds from Phase II
    Subsidiary credit facility...                                                           3,933                           3,933
  Proceeds from Phase II
    Subsidiary unsecured bank
    loan.........................                                                           1,092                           1,092
  Payments of deferred offering
    costs........................       (5,573)                                              (300)                         (5,873)
  Net increase (decrease) in
    intercompany accounts........        1,508                                             (1,508)
                                     ---------        ---------        ---------       ----------     ------------    -----------
Net cash provided by (used in)
  financing activities...........       13,552                                              3,217                          16,769
                                     ---------        ---------        ---------       ----------     ------------    -----------
Increase in cash and cash
  equivalents....................        3,546                                              3,071                           6,617
Cash and cash equivalents at
  beginning of year..............        4,260                4                4               34                           4,302
                                     ---------        ---------        ---------       ----------     ------------    -----------
Cash and cash equivalents at end
  of year........................    $   7,806        $       4        $       4       $    3,105     $               $    10,919
                                     =========        =========        =========       ==========     ============    ===========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 14--SUBSEQUENT EVENTS

   On June 4, 2002, LVSI and the Company completed a series of refinancing transactions (collectively, the "Refinancing Transactions") including (1) the issuance of $850.0 million in aggregate principal amount of 11% mortgage notes due 2010 (the "Mortgage Notes") in a private placement, (2) entering into a new senior secured credit facility (the "Senior Secured Credit Facility") with a syndicate of lenders in an aggregate amount of $375.0 million, and (3) entering into a secured mall facility (the "Secured Mall Facility") in an aggregate amount of $105.0 million, which was subsequently increased to $120.0 million on June 28, 2002 (as described in Note 7, as the New Mall Subsidiary has been accounted for as an unconsolidated subsidiary, the Secured Mall Facility is not indebtedness of the Company). LVSI and the Company used or will use the proceeds of the Refinancing Transactions to repay, redeem or repurchase all of its outstanding indebtedness (including the Mortgage Notes, the Senior Subordinated Notes, the Bank Credit Facility, the FF&E Facility, the Completion Guaranty Loan, the Mall Take-out Financing, the Phase II Unsecured Bank Loan and the Phase II Subsidiary Credit Facility), to finance the construction and development of the Phase IA Addition and to pay all fees and expenses associated with the Refinancing Transactions. In addition, the Principal Stockholder's completion guarantee relating to the construction of the Casino Resort was terminated upon the consummation of the Refinancing Transactions and the remaining cash collateral was returned to the Principal Stockholder.

    In connection with the Refinancing Transactions, the Company incurred a loss on early retirement of indebtedness of $42.8 million during the three months ended June 30, 2002. As part of the Refinancing Transactions, LVSI and the Company also commenced a cash tender offer on May 6, 2002 to repurchase the Mortgage Notes and the Senior Subordinated Notes. Upon the consummation of the Refinancing Transactions, LVSI and the Company repurchased $316.6 million of the Mortgage Notes and $957 million of the Senior Subordinated Notes and affected a covenant defeasance with respect to the remaining Mortgage Notes. LVSI and the Company called all of the remaining Mortgage Notes upon the closing of the Refinancing Transactions and redeemed the balance of the Mortgage Notes
($108.4 million) and the Senior Subordinated Notes ($1.8 million) on July 5,
2002.

    Prior to the closing of the Refinancing Transactions, during 2002 LVSI established certain new subsidiaries including Grand Canal Shops II, LLC (the "Mall II Subsidiary"), Venetian Venture Development, LLC ("Venetian Venture"), Venetian Venture Development Intermediate Limited, Venetian Macau Management Limited, and Venetian Macau Holdings Limited ("Venetian Macau"). Of the new subsidiaries which were created only Venetian Venture is a guarantor of the new indebtedness of LVSI and the Company. As of December 31, 2000 and 2001 and for each of three years in the period ended December 31, 2001, new condensed, consolidating financial statements have not been presented as they do not differ materially from those as presented in Note 13.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2001           2002
                                                              ------------   -------------
                                                                               UNAUDITED
ASSETS
Current assets:
  Cash and cash equivalents.................................   $   10,919     $   11,514
  Restricted cash and investments...........................        1,528         14,908
  Receivable from affiliates................................           --         11,079
  Accounts receivable, net..................................       18,240         14,530
  Inventories...............................................        4,747          4,576
  Prepaid expenses..........................................        2,953          2,610
                                                               ----------     ----------
Total current assets........................................       38,387         59,217
Property and equipment, net.................................      960,140        993,832
Investment in unconsolidated Mall Subsidiary................        7,560         26,000
Deferred offering costs, net................................       17,086         36,197
Restricted Cash and investments.............................           --        140,614
Other assets, net...........................................       25,691         23,493
                                                               ----------     ----------
                                                               $1,048,864     $1,279,353
                                                               ==========     ==========

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $   33,105     $   14,353
  Construction payables.....................................       26,115         17,284
  Construction payables-contested...........................        7,232          7,232
  Payable to affiliates.....................................        5,837             --
  Accrued interest payable..................................        9,136         30,501
  Other accrued liabilities.................................       47,139         51,294
  Current maturities of long-term debt......................       24,113          2,500
                                                               ----------     ----------
Total current liabilities...................................      152,677        123,164
Other long-term liabilities.................................        3,274          1,201
Long-term debt..............................................      745,746      1,096,875
Long-term subordinated loans payable to Principal
  Stockholder...............................................       31,123             --
                                                               ----------     ----------
                                                                  932,820      1,221,240
                                                               ----------     ----------

Redeemable Preferred Interest held indirectly by Principal
  Stockholder of LVSI.......................................      188,778        206,108
                                                               ----------     ----------

Commitments and contingencies

Member's deficit............................................      (72,734)      (147,995)
                                                               ----------     ----------
                                                               $1,048,864     $1,279,353
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED       NINE MONTHS ENDED
                                                      SEPTEMBER 30,           SEPTEMBER 30,
                                                  ---------------------   ---------------------
                                                    2001        2002        2001        2002
                                                  ---------   ---------   ---------   ---------
Revenues:
  Rooms.........................................  $ 42,399    $ 46,862    $ 156,493   $ 154,589
  Food and beverage.............................    11,705      15,299       48,613      54,623
  Casino rental revenues from LVSI..............    11,563      10,632       34,410      33,163
  Retail and other..............................     7,724       8,380       25,386      25,081
                                                  --------    --------    ---------   ---------
                                                    73,391      81,173      264,902     267,456
                                                  --------    --------    ---------   ---------

Operating expenses:
  Rooms.........................................    13,535      14,692       42,972      43,387
  Food and beverage.............................     8,902      10,397       30,705      33,053
  Retail and other..............................     5,717       5,221       15,288      14,257
  Provision for doubtful accounts...............       266       1,350          266       4,500
  General and administrative....................    22,360      24,362       66,112      66,731
  Corporate expense.............................       996       1,225        2,892       3,111
  Rental expense................................     1,235       1,167        4,085       3,140
  Pre-opening and developmental expense.........        --       1,026           --       3,097
  Depreciation and amortization.................     8,667       9,895       26,721      29,499
                                                  --------    --------    ---------   ---------
                                                    61,678      69,335      189,041     200,775
                                                  --------    --------    ---------   ---------

Operating income................................    11,713      11,838       75,861      66,681
Other income (expense):
  Interest income...............................       192         942          541       1,404
  Interest expense, net of amounts
    capitalized.................................   (22,146)    (28,054)     (68,191)    (76,457)
  Interest expense on indebtedness to Principal
    Stockholder.................................      (855)         --       (3,031)     (1,914)
  Other income (expense)........................        --         202           --         565
  Loss on early retirement of debt..............    (1,383)     (8,629)      (1,383)    (50,372)
  Income (loss) from equity investment in Mall
    Subsidiary..................................      (269)      2,227       (1,730)      2,162
                                                  --------    --------    ---------   ---------
Net income (loss)...............................  $(12,748)   $(21,474)   $   2,067   $ (57,931)
                                                  ========    ========    =========   =========
Preferred interest..............................    (5,343)     (6,003)     (15,423)    (17,330)
                                                  --------    --------    ---------   ---------
Net loss available to LVSI......................  $(18,091)   $(27,477)   $ (13,356)  $ (75,261)
                                                  ========    ========    =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2001       2002
                                                              --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $  2,067   $ (57,931)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  (Income) loss from equity investment in unconsolidated
    Mall Subsidiary.........................................     1,730      (2,162)
  Depreciation and amortization.............................    26,721      29,499
  Amortization of debt offering costs and original issue
    discount................................................     4,502       5,390
  Loss on early retirement of debt..........................     1,383      50,372
  Loss on disposal of assets................................        --         301
  Non-cash interest on completion guaranty loan.............     1,940          --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     6,200       3,710
    Inventories.............................................      (545)        171
    Prepaid expenses........................................    (1,141)        343
    Other assets............................................    (5,053)      2,198
    Accounts payable........................................     4,926     (18,752)
    Accrued interest payable................................    15,155      21,365
    Other accrued liabilities...............................   (10,996)      2,082
                                                              --------   ---------
Net cash provided by operating activities...................    46,889      36,586
                                                              --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in restricted cash ($153.4 million for Phase 1A
    construction)...........................................       (47)   (153,994)
  Capital expenditures......................................   (41,864)    (72,324)
  Capital contribution to unconsolidated Mall Subsidiary....        --     (37,864)
  Dividend from unconsolidated Mall Subsidiary..............        --      21,590
                                                              --------   ---------
Net cash used in investing activities.......................   (41,911)   (242,592)
                                                              --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on 12 1/4% mortgage notes......................        --    (425,000)
  Proceeds from 11% mortgage notes..........................        --     850,000
  Repayments on senior subordinated notes...................        --     (97,500)
  Repayments on completion guaranty loan....................        --     (31,124)
  Repayments on senior secured credit facility-term B.......        --        (625)
  Proceeds from senior secured credit facility-term B.......        --     250,000
  Repayments on bank credit facility-term...................      (382)   (151,986)
  Proceeds from bank credit facility-term...................   152,750
  Repayments on bank credit facility-revolver...............    (8,000)    (61,000)
  Proceeds from bank credit facility-revolver...............    48,000      21,000
  Repayments on FF&E credit facility........................   (16,121)    (53,735)
  Repayments on Phase II Subidiary credit facility..........        --      (3,933)
  Repayments on Phase II Subidiary unsecured bank loan......        --      (1,092)
  Proceeds from Phase II Subsidiary unsecured bank loan.....     1,092          --
  Repayments on bank credit facility-tranche A term loan....  (103,125)         --
  Repayments on bank credit facility-tranche B term loan....   (49,750)         --
  Repayments on bank credit facility-tranche C term loan....    (5,750)         --
  Proceeds from bank credit facility-tranche C term loan....     5,750          --
  Repurchase premiums incurred in connection with
    refinancing transactions................................               (33,478)
  Payments of deferred offering costs.......................    (4,997)    (38,010)
  Net increase (decrease) in intercompany accounts..........     6,283     (16,916)
                                                              --------   ---------
Net cash provided by financing activities...................    25,750     206,601
                                                              --------   ---------
Increase in cash and cash equivalents.......................    30,728         595
Cash and cash equivalents at beginning of period............     4,302      10,919
                                                              --------   ---------
Cash and cash equivalents at end of period..................  $ 35,030   $  11,514
                                                              ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY

    The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, for the year ended December 31, 2001. The year end balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. In addition, certain amounts in the 2001 financial statements have been reclassified to conform with the 2002 presentation. In the opinion of management, all adjustments and normal recurring accruals considered necessary for a fair presentation of the results for the interim period have been included. The interim results reflected in the unaudited financial statements are not necessarily indicative of expected results for the full year.

    Venetian Casino Resort, LLC ("Venetian" or the "Company") was formed on March 20, 1997 to own a planned two-phase hotel-casino resort. The first phase of the hotel-casino resort (the "Casino Resort") includes 3,036 suites, casino space approximating 116,000 square feet, approximately 500,000 square feet of convention space, and approximately 475,000 gross leasable square feet of retail shops and restaurants.

    Las Vegas Sands, Inc. ("LVSI"), a Nevada corporation, is the managing member and owns 100% of the common voting equity in Venetian. The entire preferred interest in Venetian is owned by Interface Group Holding Company, Inc. ("Interface Holding"), which is wholly owned by LVSI's Principal stockholder (the "Principal Stockholder").

    Venentian operates the hotel and convention space of the Casino Resort. LVSI holds the casino gaming license and is the operator of the casino located within the Casino Resort. LVSI pays rent to Venetian for the use of space and certain equipment used in the casino gaming operations. In addition, LVSI pays Venetian for the use of hotel rooms and other services provided by Venetian to the casino customers of LVSI. Accordingly, the accompanying financial statements reflect as revenues the charges by Venetian to LVSI.

NEW ACCOUNTING PRONOUNCEMENT

    In April 2002, the Financial Accounting Standards Board issued statement No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. The Company has adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Additionally, prior period extraordinary losses have been reclassified to conform to this new presentation. Adoption of SFAS 145 had no impact on the Company's financial condition or cash flows.

NOTE 2--PROPERTY AND EQUIPMENT

    During the three month and nine month periods ended September 30, 2001 and September 30, 2002, the Company capitalized interest expense of $0.8 million and $1.4 million, and $0.7 million and $1.5 million, respectively.

    As of September 30, 2002, $125.8 million in construction in progress represented construction costs and project design for an approximately 1,000-room hotel tower on top of the Casino Resort's existing parking garage, an approximately 1,000-parking space expansion to the parking garage and approximately 150,000 square feet of additional convention center space on the Phase II Land

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--PROPERTY AND EQUIPMENT (CONTINUED)
(collectively, the "Phase IA Addition"), design and shared facilities costs for the planned second phase of the Casino Resort, to be owned by the Phase II Subsidiary (the "Phase II Resort"), design and pre-development costs for a casino in Macau, and on-going capital improvement projects at the Casino Resort.

NOTE 3--LONG-TERM DEBT

    On June 4, 2002, LVSI and the Company completed a series of refinancing transactions (collectively, the "Refinancing Transactions") including (1) the issuance of $850.0 million in aggregate principal amount of 11% mortgage notes due 2010 (the "Mortgage Notes") in a private placement, (2) entering into a new senior secured credit facility (the "Senior Secured Credit Facility") with a syndicate of lenders in an aggregate amount of $375.0 million, and (3) entering into a secured mall facility (the "Secured Mall Facility") in an aggregate amount of $105.0 million, which was subsequently increased to $120.0 million on June 28, 2002 (as described in Note 6, as the New Mall Subsidiary has been accounted for as an unconsolidated subsidiary, the Secured Mall Facility is not indebtedness of the Company). LVSI and the Company used the proceeds of the Refinancing Transactions to repay, redeem or repurchase all of its outstanding indebtedness (including the Old Notes, the Bank Credit Facility, the FF&E Facility, the Completion Guaranty Loan, the Mall Take-out Financing, the
Phase II Unsecured Bank Loan and the Phase II Subsidiary Credit Facility), to finance the construction and development of the Phase IA Addition and to pay all fees and expenses associated with the Refinancing Transactions. In addition, the Principal Stockholder's completion guarantee relating to the construction of the Casino Resort was terminated upon the consummation of the Refinancing Transactions and the remaining cash collateral was returned to the Principal Stockholder. In connection with the Refinancing Transactions, LVSI and the Company incurred a loss on early retirement of indebtedness of $8.6 million and $51.4 million during the three and nine months ended September 30, 2002.

    As part of the Refinancing Transactions, LVSI and the Company also commenced a cash tender offer on May 6, 2002 to repurchase the Old Notes. Upon the consummation of the Refinancing Transactions, LVSI and the Company repurchased $316.6 million of the Old Mortgage Notes and $95.7 million of the Old Subordinated Notes and effected a covenant defeasance with respect to the remaining Mortgage Notes. LVSI and the Company called all of the remaining Old Notes upon the closing of the Refinancing Transactions and redeemed the balance of the Old Mortgage Notes ($108.4 million) and the Old Subordinated Notes
($1.8 million) on July 5, 2002.

MORTGAGE NOTES

    The Mortgage Notes are secured by second priority liens on certain assets of the Company (the personal property and the real estate improvements that comprise the hotel, the casino, and the convention space, with certain exceptions). The Mortgage Notes are redeemable at the option of LVSI and Venetian at prices ranging from 100% to 105.5% commencing on or after June 15, 2006, as set forth in the Mortgage Notes and the indenture pursuant to which the Mortgage Notes were issued (the "Indenture"). Prior to June 15, 2006, LVSI and Venetian may redeem the Mortgage Notes at their principal amount plus an applicable make-whole premium. Upon a change of control (as defined in the Indenture), each Mortgage Note holder may require LVSI and Venetian to

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--LONG-TERM DEBT (CONTINUED)
repurchase such Mortgage Notes at 101% of the principal amount thereof plus accrued interest and other amounts which are then due, if any. Upon an event of loss or certain asset sales, the Company may also be required to offer to purchase all or a portion of the Mortgage Notes with the proceeds of such event of loss or sale. The Mortgage Notes are not subject to a sinking fund requirement.

    The Company is committed under a registration rights agreement to use its commercially reasonable efforts prior to 180 days after the closing date to effect a registered exchange offer for the Mortgage Notes or, subject to certain conditions, to provide a shelf registration for the Mortgage Notes. Should the Company not meet certain requirements of the registration rights agreement, liquidated damages in the amount of 0.25% to 2.00% per annum of the aggregate principal amount of the Mortgage Notes would accrue until such defaults are cured.

SENIOR SECURED CREDIT FACILITY

    The Senior Secured Credit Facility provides for a $250.0 million single draw senior secured term loan facility (the "Term B Facility"), a $50.0 million senior secured delayed draw facility (the "Term A Facility") and a $75.0 million senior secured revolving facility (the "Revolving Facility"). Term B Facility proceeds of $185.0 million were deposited into restricted accounts, invested in cash or permitted investments and pledged to a disbursement agent for the Senior Secured Credit Facility lenders. The $185.0 million will be used as required for Phase IA Addition project costs under disbursement terms specified in the Senior Secured Credit Facility. The disbursement account is subject to a security interest in favor of the lenders under the Senior Secured Credit Facility.

    The Term B Facility matures on June 4, 2008 and is subject to quarterly amortization payments in the amount of $625,000 from September 30, 2002 until September 30, 2007, followed by four equal quarterly amortization payments of $59.4 million until the maturity date. The Term A Facility is available from the closing date of the Senior Secured Credit Facility through the first anniversary of the closing date, subject to certain conditions. The Term A Facility matures on June 4, 2007 and is subject to quarterly amortization payments commencing on December 31, 2003 in the amount of $1,666,667 for three quarters, $2,500,000 for the succeeding four quarters, $3,750,000 for the next four quarters and $5,000,000 for the final four quarters. The Revolving Facility matures on June 4, 2007 and has no interim amortization. No amounts had been drawn under the Term A Facility or the Revolving Facility as of September 30, 2002.

NOTE 4--REDEEMABLE PREFERRED INTEREST IN VENETIAN CASINO RESORT, LLC

    During the three and nine month periods ended September 30, 2001 and September 30, 2002, $5.3 million and $15.4 million, and $6.0 million and $17.3 million, respectively, were accrued on the Series B Preferred Interest.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--COMMITMENTS AND CONTINGENCIES

    CONSTRUCTION LITIGATION

    The Company is party to litigation matters and claims related to its operations and construction of the Casino Resort that could have a material adverse effect on the financial position, results of operations or cash flows of the Company to the extent such litigation is not covered by the Insurance Policy (as defined below).

    The construction of the principal components of the Casino Resort was undertaken by Lehrer McGovern Bovis, Inc. (the "Construction Manager") pursuant to a construction management agreement and certain amendments thereto (as so amended, the "Construction Management Contract"). The Construction Management Contract established a final guaranteed maximum price (the "Final GMP") of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the Construction Manager was responsible for any costs of the work covered by the Construction Management Contract in excess of the Final GMP. The obligations of the Construction Manager under the Construction Management Contract are guaranteed by Bovis, Inc. ("Bovis" and such guaranty, the "Bovis Guaranty"), the Construction Manager's direct parent at the time the Construction Management Contract was entered into. Bovis' obligations under the Bovis Guaranty are guaranteed by The Peninsular and Oriental Steam Navigation Company ("P&O"), a British public company and the Construction Manager's ultimate parent at the time the Construction Management Contract was entered into (such guaranty, the "P&O Guaranty").

    On July 30, 1999, Venetian filed a complaint against the Construction Manager and Bovis in United States District Court for the District of Nevada. The action alleges breach of contract by the Construction Manager of its obligations under the Construction Management Contract and a breach of contract by Bovis of its obligations under the Bovis Guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. The Company amended this complaint on November 23, 1999 to add P&O as an additional defendant. The suit is intended to ask the courts, among other remedies, to require the Construction Manager and its guarantors to pay its contractors, to compensate Venetian for the Construction Manager's failure to perform its duties under the Construction Management Contract and to pay the Company the agreed upon liquidated damages penalty for failure to meet the guaranteed substantial completion date. Venetian seeks total damages in excess of $100.0 million. The Construction Manager subsequently filed motions to dismiss the Company's complaint on various grounds, which the Company opposed. The Construction Manager's motions were either denied by the court or voluntarily withdrawn.

    In response to Venetian's breach of contract claims against the Construction Manager, Bovis and P&O, the Construction Manager filed a complaint on August 3, 1999 against Venetian in the District Court of Clark County, Nevada. The action alleges a breach of contract and QUANTUM MERUIT claims under the Construction Management Contract and also alleges that Venetian defrauded the Construction Manager in connection with the construction of the Casino Resort. The Construction Manager seeks damages, attorney's fees and costs and punitive damages. In the lawsuit, the Construction Manager claims that it is owed approximately $90.0 million from Venetian and its affiliates. This complaint was subsequently amended by the Construction Manager, which also filed an additional complaint against the Company relating to work done and funds advanced with

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--COMMITMENTS AND CONTINGENCIES (CONTINUED) respect to the contemplated development of the Phase II Resort. Based upon its review of the complaints, the Company believes that the Construction Manager has not provided Venetian with reasonable documentation to support such claims, the Construction Manager has materially breached its agreements with the Company and the Construction Manager's claims are without merit. The Company intends to vigorously defend itself and pursue its claims against the Construction Manager in any litigation.

    In connection with these disputes, as of December 31, 1999 the Construction Manager and its subcontractors filed mechanics liens against the Casino Resort for $145.6 million and $182.2 million, respectively. The Company believes that a major reason these lien amounts exceed the Construction Manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the Construction Manager. As of December 31, 1999, the Company had purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the Construction Manager purchased bonds). As a result, there can be no foreclosure of the Casino Resort in connection with the claims of the Construction Manager and its subcontractors. However, the Company will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

    The Company believes that these claims are, in general, unsubstantiated, without merit, overstated, and/or duplicative. The Construction Manager itself has publicly acknowledged that at least some of the claims of its subcontractors are without merit. In addition, the Company believes that pursuant to the Construction Management Contract and the Final GMP, the Construction Manager is responsible for payment of any subcontractors' claims to the extent they are determined to be valid. The Company may also have a variety of other defenses to the liens that have been filed, including, for example, the fact that the Construction Manager and its subcontractors previously waived or released their rights to file liens against the Casino Resort. The Company intends to vigorously defend itself in any lien proceedings.

    On August 9, 1999, the Company notified the insurance companies providing coverage under its liquidated damages insurance policy (the "LD Policy") that it has a claim under the LD Policy. The LD Policy provides insurance coverage for the failure of the Construction Manager to achieve substantial completion of the portions of the Casino Resort covered by the Construction Management Contract within 30 days of the April 21, 1999 deadline, with a maximum liability under the LD Policy of approximately $24.1 million and with coverage being provided, on a per-day basis, for days 31-120 of the delay in the achievement of substantial completion. Because the Company believes that substantial completion was not achieved until November 12, 1999, the Company's claim under the LD Policy is likely to be for the above-described maximum liability of $24.1 million. The Company expects the LD Policy insurers to assert many of the same claims and defenses that the Construction Manager has asserted or will assert in the above-described litigations. Liability under the LD Policy may ultimately be determined by binding arbitration.

    In June 2000, the Company purchased an insurance policy (the "Insurance Policy") for loss coverage in connection with all litigation relating to the construction of the Casino Resort (the

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--COMMITMENTS AND CONTINGENCIES (CONTINUED)
"Construction Litigation"). Under the Insurance Policy, the Company will self-insure the first $45.0 million and the insurer will insure up to the next $80.0 million of any possible covered losses. The Insurance Policy provides coverage for any amounts determined in the Construction Litigation to be owed to the Construction Manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by the Company during construction of the Casino Resort, as well as any defense costs.

    The Company and the Construction Manager commenced a trial in state court in Clark County, Nevada to litigate certain of their respective claims in August 2002. Many of the remaining claims between the parties that are the subject of the state court action and the federal court action, will be proceeding concurrently in independent arbitration hearings. It is not yet possible to determine a range of loss or the ultimate outcome of the litigation. If any litigation or other lien proceedings concerning the claims of the Construction Manager or its subcontractors were decided adversely to the Company, such litigation or other lien proceedings could have a material adverse effect on the financial condition, results of operations or cash flows of the Company to the extent such litigation or lien proceedings are not covered by the Insurance Policy.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--INVESTMENT IN UNCONSOLIDATED MALL SUBSIDIARY

    Venetian has a non-controlling investment in the New Mall Subsidiary, the controlling interest of which is held indirectly by LVSI. The Company uses the equity method of accounting for this investment.

    Summarized balance sheet information and operating results for the unconsolidated subsidiary are as follows:

                                                   DECEMBER 31,   SEPTEMBER 30,
                                                       2001           2002
                                                   ------------   -------------
Cash.............................................   $   6,650       $   7,309
Restricted cash..................................       1,118           1,810
Other current assets.............................       1,799           1,267
Property and equipment, net......................     136,167         132,804
Other current liabilities........................      (3,822)         (3,358)
Notes payable....................................    (140,000)       (120,000)
Members' equity..................................       7,560          26,063

                                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                                         SEPTEMBER 30,          SEPTEMBER 30,
                                                     ---------------------   -------------------
                                                       2001        2002        2001       2002
                                                     ---------   ---------   --------   --------
Revenue............................................   $ 8,854     $ 9,643    $ 25,680   $27,262
Operating expenses.................................     5,452       6,029      15,772    16,982
Operating income...................................     3,402       3,614       9,908    10,280
Interest expense, net..............................    (3,679)     (1,396)    (11,691)   (7,109)
Other income (expense).............................        --          78          --        78
Loss on early debt retirement......................        --          --          --    (1,020)
                                                      -------     -------    --------   -------
Net income (loss)..................................   $  (277)    $ 2,296    $ (1,783)  $ 2,229
                                                      =======     =======    ========   =======

NOTE 7--SUMMARIZED FINANCIAL INFORMATION

    LVSI and Venetian are co-obligors of the Mortgage Notes and the indebtedness under the Senior Secured Credit Facility and are jointly and severally liable for such indebtedness. Venetian, Mall Intermediate, Mall Construction, Lido Intermediate, Venetian Venture, Venetian Athens, Venetian Marketing and Venetian Operating (collectively, the "Subsidiary Guarantors") are subsidiaries of LVSI, all of the capital stock of which is owned by LVSI and Venetian. The Subsidiary Guarantors have jointly and severally guaranteed (or are co-obligors of) such debt on a full and unconditional basis. The Mall is owned by the Mall II Subsidiary, a non-guarantor subsidiary which is the borrower under the Secured Mall Facility.

                              VENETIAN RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

    Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented below because management that they are not material to investors. Summarized financial information of Venetian and the guarantor and the non-guarantor subsidiaries on a combined basis as of September 30, 2002 and December 31, 2001 and for the three and nine month periods ended September 30, 2002 and September 30, 2001 is as follows (in thousands):

                            CONDENSED BALANCE SHEETS
                               DECEMBER 31, 2001

                                                                  GUARANTOR SUBSIDIARIES
                                                         -----------------------------------------
                                                             LIDO           MALL        VENETIAN         OTHER
                                           VENETIAN      INTERMEDIATE   INTERMEDIATE     VENTURE     NON-GUARANTOR   CONSOLIDATING/
                                         CASINO RESORT     HOLDING        HOLDING      DEVELOPMENT   SUBSIDIARIES     ELIMINATING
                                              LLC        COMPANY LLC    COMPANY LLC        LLC            (1)           ENTRIES
                                         -------------   ------------   ------------   -----------   -------------   --------------
Cash and cash equivalents..............   $    7,806       $     4        $     4        $              $ 3,105         $
Restricted cash and investments........        1,528
Receivable from affiliates.............                                                                   1,508           (1,508)
Accounts receivable, net...............       18,240
Inventories............................        4,747
Prepaid expenses.......................        2,953
                                          ----------       -------        -------        -------        -------         --------
  Total current assets.................       35,274             4              4                         4,613           (1,508)
Property and equipment, net............      878,239                                                     81,901
Investment in consolidated
  subsidiaries.........................       79,097                                                                     (79,097)
Investment in unconsolidated Mall
  Subsidiary...........................        7,560
Deferred offering costs, net...........       16,250                                                        836
Other assets...........................       25,691
                                          ----------       -------        -------        -------        -------         --------
                                          $1,042,111       $     4        $     4        $              $87,350         $(80,605)
                                          ==========       =======        =======        =======        =======         ========
Accounts payable.......................   $   33,105       $              $              $              $               $
Construction payable...................       22,955                                                      3,160
Construction payable-contested.........        7,232
Intercompany payables..................        1,508                                                                      (1,508)
Payable to affiliates..................        5,837
Accrued interest payable...............        9,125                                                         11
Other accrued liabilities..............       47,074                                                         65
Current maturities of long-term debt...       23,021                                                      1,092
                                          ----------       -------        -------        -------        -------         --------
  Total current liabilities............      149,857                                                      4,328           (1,508)
Other long-term liabilities............        3,274
Long-term debt.........................      741,813                                                      3,933
Long-term subordinated loans payable to
  Principal Stockholder................       31,123
                                          ----------       -------        -------        -------        -------         --------
                                             926,067                                                      8,261           (1,508)
                                          ----------       -------        -------        -------        -------         --------
Redeemable Preferred Interest held
  indirectly by Principal Stockholder
  of LVSI..............................      188,778
                                          ----------       -------        -------        -------        -------         --------
Stockholder's equity (deficit).........      (72,734)            4              4                        79,089          (79,097)
                                          ----------       -------        -------        -------        -------         --------
                                          $1,042,111       $     4        $     4        $              $87,350         $(80,605)
                                          ==========       =======        =======        =======        =======         ========


                                           TOTAL
                                         ----------
Cash and cash equivalents..............  $   10,919
Restricted cash and investments........       1,528
Receivable from affiliates.............
Accounts receivable, net...............      18,240
Inventories............................       4,747
Prepaid expenses.......................       2,953
                                         ----------
  Total current assets.................      38,387
Property and equipment, net............     960,140
Investment in consolidated
  subsidiaries.........................
Investment in unconsolidated Mall
  Subsidiary...........................       7,560
Deferred offering costs, net...........      17,086
Other assets...........................      25,691
                                         ----------
                                         $1,048,864
                                         ==========
Accounts payable.......................  $   33,105
Construction payable...................      26,115
Construction payable-contested.........       7,232
Intercompany payables..................
Payable to affiliates..................       5,837
Accrued interest payable...............       9,136
Other accrued liabilities..............      47,139
Current maturities of long-term debt...      24,113
                                         ----------
  Total current liabilities............     152,677
Other long-term liabilities............       3,274
Long-term debt.........................     745,746
Long-term subordinated loans payable to
  Principal Stockholder................      31,123
                                         ----------
                                            932,820
                                         ----------
Redeemable Preferred Interest held
  indirectly by Principal Stockholder
  of LVSI..............................     188,778
                                         ----------
Stockholder's equity (deficit).........     (72,734)
                                         ----------
                                         $1,048,864
                                         ==========

----------------------------------

(1) Land with a historical cost basis of $29.2 million was transferred from Venetian Casino Resort, a co-obligor of the Notes, to Lido Casino Resort, a non-guarantor subsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

                              VENETIAN RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                            CONDENSED BALANCE SHEETS
                               SEPTEMBER 30, 2002

                                                                       GUARANTOR SUBSIDIARIES
                                                              -----------------------------------------
                                                                  LIDO           MALL                        OTHER
                                                              INTERMEDIATE   INTERMEDIATE    VENETIAN         NON-
                                                VENETIAN        HOLDING        HOLDING        VENTURE      GUARANTOR
                                              CASINO RESORT     COMPANY        COMPANY      DEVELOPMENT   SUBSIDIARIES
                                                   LLC            LLC            LLC            LLC           (1)
                                              -------------   ------------   ------------   -----------   ------------
Cash and cash equivalents...................   $   11,409       $      3       $      3      $              $     99
Restricted cash and investments.............       14,908
Receivables from affiliates.................       11,079
Accounts receivable, net....................       14,530
Inventories.................................        4,576
Prepaid expenses............................        2,610
                                               ----------       --------       --------      --------       --------
Total current assets........................       59,112              3              3                           99
Property and equipment, net.................      909,905                                       1,258         82,669
Investment in consolidated subsidiaries.....       83,959
Investment in unconsolidated Grand Canal
  Shop II...................................       26,000
Deferred offering costs, net................       36,197
Restricted Cash and investments.............      140,614
Other assets, net...........................       23,493
                                               ----------       --------       --------      --------       --------
                                               $1,279,280       $      3       $      3      $  1,258       $ 82,768
                                               ==========       ========       ========      ========       ========
Accounts payable............................   $   14,353       $              $             $              $
Construction payable........................       17,284
Construction payable-contested..............        7,232
Accrued interest payable....................       30,501
Other accrued liabilities...................       51,221                                                         73
Current maturities of long-term debt........        2,500
                                               ----------       --------       --------      --------       --------
Total current liabilities...................      123,091                                                         73
Other long-term liabilities.................        1,201
Long-term debt..............................    1,096,875
                                               ----------       --------       --------      --------       --------
                                                1,221,167                                                         73
                                               ----------       --------       --------      --------       --------
Redeemable Preferred interest held
  indirectly by Principal
Stockholder of LVSI.........................      206,108
                                               ----------       --------       --------      --------       --------
Member's equity (deficit)...................     (147,995)             3              3         1,258         82,695
                                               ----------       --------       --------      --------       --------
                                               $1,279,280       $      3       $      3      $  1,258       $ 82,768
                                               ==========       ========       ========      ========       ========


                                              CONSOLIDATING/
                                               ELIMINATING
                                                 ENTRIES         TOTAL
                                              --------------   ----------
Cash and cash equivalents...................     $             $   11,514
Restricted cash and investments.............                       14,908
Receivables from affiliates.................                       11,079
Accounts receivable, net....................                       14,530
Inventories.................................                        4,576
Prepaid expenses............................                        2,610
                                                 --------      ----------
Total current assets........................                       59,217
Property and equipment, net.................                      993,832
Investment in consolidated subsidiaries.....      (83,959)
Investment in unconsolidated Grand Canal
  Shop II...................................                       26,000
Deferred offering costs, net................                       36,197
Restricted Cash and investments.............                      140,614
Other assets, net...........................                       23,493
                                                 --------      ----------
                                                 $(83,959)     $1,279,353
                                                 ========      ==========
Accounts payable............................     $             $   14,353
Construction payable........................                       17,284
Construction payable-contested..............                        7,232
Accrued interest payable....................                       30,501
Other accrued liabilities...................                       51,294
Current maturities of long-term debt........                        2,500
                                                 --------      ----------
Total current liabilities...................                      123,164
Other long-term liabilities.................                        1,201
Long-term debt..............................                    1,096,875
                                                 --------      ----------
                                                                1,221,240
                                                 --------      ----------
Redeemable Preferred interest held
  indirectly by Principal
Stockholder of LVSI.........................                      206,108
                                                 --------      ----------
Member's equity (deficit)...................      (83,959)       (147,995)
                                                 --------      ----------
                                                 $(83,959)     $1,279,353
                                                 ========      ==========

----------------------------------

(1) Land with a historical cost basis of $29.2 million was transferred from Venetian, a co-obligor of the Notes, to the Phase II Subsidiary, a non-guarantor subsidiary, in October 1998 and land with a value of $11.8 million was indirectly contributed by the Principal Stockholder during December 1999.

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001

                                                     GUARANTOR SUBSIDIARIES
                                            -----------------------------------------
                                                LIDO           MALL        VENETIAN        OTHER
                              VENETIAN      INTERMEDIATE   INTERMEDIATE     VENTURE         NON-       CONSOLIDATING/
                            CASINO RESORT     HOLDING        HOLDING      DEVELOPMENT    GUARANTOR      ELIMINATING
                                 LLC        COMPANY LLC    COMPANY LLC        LLC       SUBSIDIARIES      ENTRIES         TOTAL
                            -------------   ------------   ------------   -----------   ------------   --------------   ---------
Revenues:
  Room....................     $ 43,688        $              $             $             $               $ (1,289)     $  42,399
  Food and beverage.......       11,731                                                                        (26)        11,705
  Casino rental revenue
    from LVSI.............       11,563                                                                                    11,563
  Retail and other........        8,071                                                                       (347)         7,724
                               --------        ------         ------        -------       -------         --------      ---------
  Total revenues..........       75,053                                                                     (1,662)        73,391
Less promotional
  allowance...............       (1,662)                                                                     1,662
                               --------        ------         ------        -------       -------         --------      ---------
  Net revenues............       73,391                                                                                    73,391
                               --------        ------         ------        -------       -------         --------      ---------
Operating expenses:
  Casino..................
  Rooms...................       13,535                                                                                    13,535
  Food and beverage.......        8,902                                                                                     8,902
  Retail and other........        5,717                                                                                     5,717
  Provision for doubtful
    accounts..............          266                                                                                       266
  General and
    administrative........       22,359                                                         1                          22,360
  Corporate expense.......          996                                                                                       996
  Rental expense..........        1,235                                                                                     1,235
  Depreciation and
    amortization..........        8,667                                                                                     8,667
                               --------        ------         ------        -------       -------         --------      ---------
                                 61,677                                                         1                          61,678
                               --------        ------         ------        -------       -------         --------      ---------
Operating income (loss)...       11,714                                                        (1)                         11,713
                               --------        ------         ------        -------       -------         --------      ---------
Other income (expense):
  Interest income.........          192                                                                                       192
  Interest expense, net of
    amounts capitalized...      (22,146)                                                                                  (22,146)
  Interest expense on
    indebtedness to
    Principal
    Stockholder...........         (855)                                                                                     (855)
  Loss on early retirement
    of debt...............       (1,383)                                                                                   (1,383)
  Income (loss) from
    equity investment in
    Grand Canal Shop II...         (269)                                                                                     (269)
  Income (loss) from
    equity investment in
    consolidated
    subsidiaries..........           (1)                                                                         1
                               --------        ------         ------        -------       -------         --------      ---------
  Income (loss)...........      (12,748)                                                       (1)               1        (12,748)

Preferred return on
  Redeemable Preferred
  Interest held indirectly
  by Principal Stockholder
  of LVSI.................       (5,343)                                                                                   (5,343)
Member's equity (deficit),
  beginning of period.....      (46,435)            4              4                       78,074          (78,082)       (46,435)
                               --------        ------         ------        -------       -------         --------      ---------
Member's equity (deficit),
  end of period...........     $(64,526)       $    4         $    4        $             $78,073         $(78,081)     $ (64,526)
                               ========        ======         ======        =======       =======         ========      =========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

                                                     GUARANTOR SUBSIDIARIES
                                            -----------------------------------------
                                                LIDO           MALL        VENETIAN        OTHER
                              VENETIAN      INTERMEDIATE   INTERMEDIATE     VENTURE         NON-       CONSOLIDATING/
                            CASINO RESORT     HOLDING        HOLDING      DEVELOPMENT    GUARANTOR      ELIMINATING
                                 LLC        COMPANY LLC    COMPANY LLC        LLC       SUBSIDIARIES      ENTRIES         TOTAL
                            -------------   ------------   ------------   -----------   ------------   --------------   ---------
Revenues:
  Room....................    $  47,592        $              $             $             $               $   (730)     $  46,862
  Food and beverage.......       15,305                                                                         (6)        15,299
  Casino rental revenues
    from LVSI.............       10,632                                                                                    10,632
  Retail and other........        8,642                                                                       (262)         8,380
                              ---------        ------         ------        -------       -------         --------      ---------
  Total revenues..........       82,171                                                                       (998)        81,173
Less promotional
  allowance...............         (998)                                                                       998
                              ---------        ------         ------        -------       -------         --------      ---------
  Net revenues............       81,173                                                                                    81,173
                              ---------        ------         ------        -------       -------         --------      ---------
Operating expenses:
  Rooms...................       14,692                                                                                    14,692
  Food and beverage.......       10,397                                                                                    10,397
  Retail and other........        5,221                                                                                     5,221
  Provision for doubtful
    accounts..............        1,350                                                                                     1,350
  General and
    administrative........       24,360             1              1                                                       24,362
  Corporate expense.......        1,225                                                                                     1,225
  Rental expense..........        1,167                                                                                     1,167
  Pre-opening and
    developmental
    expense...............           (5)                                      1,031                                         1,026
  Depreciation and
    amortization..........        9,895                                                                                     9,895
                              ---------        ------         ------        -------       -------         --------      ---------
                                 68,302             1              1          1,031                                        69,335
                              ---------        ------         ------        -------       -------         --------      ---------
Operating income (loss)...       12,871            (1)            (1)        (1,031)                                       11,838
                              ---------        ------         ------        -------       -------         --------      ---------
Other income (expense):
  Interest income.........          942                                                                                       942
  Interest expense, net of
    amounts capitalized...      (28,054)                                                                                  (28,054)
  Other expenses..........          202                                                                                       202
  Loss on early retirement
    of debt...............       (8,629)                                                                                   (8,629)
  Loss from equity
    investment in Grand
    Canal Shop II.........        2,227                                                                                     2,227
  Income (loss) from
    equity investment in
    consolidated
    subsidiaries..........       (1,033)                                                                     1,033
                              ---------        ------         ------        -------       -------         --------      ---------
Net income (loss).........      (21,474)           (1)            (1)        (1,031)                         1,033        (21,474)
Preferred return on
  Redeemable Preferred
  Interest held indirectly
  by Principal Stockholder
  of LVSI.................       (6,003)                                                                                   (6,003)
Capital contributions.....                                                    2,289           272           (2,561)
Member's equity (deficit),
  beginning of period.....     (120,518)            4              4                       82,423          (82,431)      (120,518)
                              ---------        ------         ------        -------       -------         --------      ---------
Member's equity (deficit),
  end of period...........    $(147,995)       $    3         $    3        $ 1,258       $82,695         $(83,959)     $(147,995)
                              =========        ======         ======        =======       =======         ========      =========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                            GUARANTOR SUBSIDIARIES
                                                                 ---------------------------------------------
                                                                                      MALL
                                                                      LIDO        INTERMEDIATE     VENETIAN         OTHER
                                                   VENETIAN       INTERMEDIATE      HOLDING         VENTURE          NON-
                                                CASINO RESORT       HOLDING         COMPANY       DEVELOPMENT     GUARANTOR
                                                     LLC          COMPANY LLC         LLC             LLC        SUBSIDIARIES
                                                --------------   --------------   ------------   -------------   ------------
Revenues:
  Room........................................    $ 159,702         $               $              $               $
  Food and beverage...........................       49,088
  Casino rental revenue from LVSI.............       34,410
  Retail and other............................       26,072
                                                  ---------         --------        --------       --------        -------
  Total revenues..............................      269,272
Less promotional allowance....................       (4,370)
                                                  ---------         --------        --------       --------        -------
  Net revenues................................      264,902
                                                  ---------         --------        --------       --------        -------
Operating expenses:
  Rooms.......................................       42,972
  Food and beverage...........................       30,705
  Retail and other............................       15,288
  Provision for doubtful accounts.............          266
  General and administrative..................       66,111                                                              1
  Corporate expense...........................        2,892
  Rental expense..............................        4,085
  Depreciation and amortization...............       26,721
                                                  ---------         --------        --------       --------        -------
                                                    189,040                                                              1
                                                  ---------         --------        --------       --------        -------
Operating income (loss).......................       75,862                                                             (1)
                                                  ---------         --------        --------       --------        -------
Other income (expense):
  Interest income.............................          541
  Interest expense, net of amounts
    capitalized...............................      (68,191)
  Interest expense on indebtedness to
    Principal Stockholder.....................       (3,031)
  Loss on early retirement of debt............       (1,383)
  Income (loss) from equity investment in
    Grand Canal Shop II.......................       (1,730)
  Income (loss) from equity investment in
    consolidated subsidiaries.................           (1)
                                                  ---------         --------        --------       --------        -------
Income (loss).................................        2,067                                                             (1)
Preferred return on Redeemable Preferred
  Interest held indirectly by Principal
  Stockholder of LVSI.........................      (15,423)
Member's equity (deficit), beginning of
  period......................................      (46,415)               4               4                        78,074
                                                  ---------         --------        --------       --------        -------
Member's equity (deficit), end of period......    $ (59,771)        $      4        $      4       $               $78,073
                                                  =========         ========        ========       ========        =======


                                                CONSOLIDATING/
                                                 ELIMINATING
                                                   ENTRIES         TOTAL
                                                --------------   ---------
Revenues:
  Room........................................     $ (3,209)     $ 156,493
  Food and beverage...........................         (475)        48,613
  Casino rental revenue from LVSI.............                      34,410
  Retail and other............................         (686)        25,386
                                                   --------      ---------
  Total revenues..............................       (4,370)       264,902
Less promotional allowance....................        4,370
                                                   --------      ---------
  Net revenues................................                     264,902
                                                   --------      ---------
Operating expenses:
  Rooms.......................................                      42,972
  Food and beverage...........................                      30,705
  Retail and other............................                      15,288
  Provision for doubtful accounts.............                         266
  General and administrative..................                      66,112
  Corporate expense...........................                       2,892
  Rental expense..............................                       4,085
  Depreciation and amortization...............                      26,721
                                                   --------      ---------
                                                                   189,041
                                                   --------      ---------
Operating income (loss).......................                      75,861
                                                   --------      ---------
Other income (expense):
  Interest income.............................                         541
  Interest expense, net of amounts
    capitalized...............................                     (68,191)
  Interest expense on indebtedness to
    Principal Stockholder.....................                      (3,031)
  Loss on early retirement of debt............                      (1,383)
  Income (loss) from equity investment in
    Grand Canal Shop II.......................                      (1,730)
  Income (loss) from equity investment in
    consolidated subsidiaries.................            1
                                                   --------      ---------
Income (loss).................................            1          2,067
Preferred return on Redeemable Preferred
  Interest held indirectly by Principal
  Stockholder of LVSI.........................                     (15,423)
Member's equity (deficit), beginning of
  period......................................      (78,082)       (46,415)
                                                   --------      ---------
Member's equity (deficit), end of period......     $(78,081)     $ (59,771)
                                                   ========      =========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                                            GUARANTOR SUBSIDIARIES
                                                                 ---------------------------------------------
                                                                                      MALL
                                                                      LIDO        INTERMEDIATE     VENETIAN         OTHER
                                                   VENETIAN       INTERMEDIATE      HOLDING         VENTURE          NON-
                                                CASINO RESORT       HOLDING         COMPANY       DEVELOPMENT     GUARANTOR
                                                     LLC          COMPANY LLC         LLC             LLC        SUBSIDIARIES
                                                --------------   --------------   ------------   -------------   ------------
Revenues:
  Room........................................    $ 156,605         $               $              $               $
  Food and beverage...........................       54,838
  Casino rental revenues from LVSI............       33,163
  Retail and other............................       25,613                                                          3,333
                                                  ---------         --------        --------       --------        -------
  Total revenues..............................      270,219                                                          3,333
Less promotional allowance....................       (2,763)
                                                  ---------         --------        --------       --------        -------
  Net revenues................................      267,456                                                          3,333
                                                  ---------         --------        --------       --------        -------
Operating expenses:
  Rooms.......................................       43,387
  Food and beverage...........................       33,053
  Retail and other............................       14,257
  Provision for doubtful accounts.............        4,500
  General and administrative..................       66,729                1               1
  Corporate expense...........................        3,111
  Rental expense..............................        6,473
  Pre-opening and developmental expense.......                                                        3,097
  Depreciation and amortization...............       29,499
                                                  ---------         --------        --------       --------        -------
                                                    201,009                1               1          3,097
                                                  ---------         --------        --------       --------        -------
Operating income (loss).......................       66,447               (1)             (1)        (3,097)         3,333
                                                  ---------         --------        --------       --------        -------
Other income:
  Interest income.............................        1,404
  Interest expense, net of amounts
    capitalized...............................      (75,921)                                                          (536)
  Interest expense on indebtedness to
    Principal Stockholder.....................       (1,914)
  Other income................................          565
  Loss on early retirement of debt............      (49,865)                                                          (507)
  Income (loss) from equity investment in
    Grand Canal Shop II.......................        2,162
  Income (loss) from equity investment in
    consolidated subsidiaries.................         (809)
                                                  ---------         --------        --------       --------        -------
Income (loss).................................      (57,931)              (1)             (1)        (3,097)         2,290
  Preferred return on Redeemable Preferred
    Interest held indirectly by Principal
    Stockholder of LVSI.......................      (17,330)
  Capital contributions.......................                                                        4,355          1,316
  Member's equity (deficit), beginning of
    period....................................      (72,734)               4               4                        79,089
                                                  ---------         --------        --------       --------        -------
  Member's equity (deficit), end of period....    $(147,995)        $      3        $      3       $  1,258        $82,695
                                                  =========         ========        ========       ========        =======


                                                CONSOLIDATING/
                                                 ELIMINATING
                                                   ENTRIES         TOTAL
                                                --------------   ---------
Revenues:
  Room........................................     $ (2,016)     $ 154,589
  Food and beverage...........................         (215)        54,623
  Casino rental revenues from LVSI............                      33,163
  Retail and other............................       (3,865)        25,081
                                                   --------      ---------
  Total revenues..............................       (6,096)       267,456
Less promotional allowance....................        2,763
                                                   --------      ---------
  Net revenues................................       (3,333)       267,456
                                                   --------      ---------
Operating expenses:
  Rooms.......................................                      43,387
  Food and beverage...........................                      33,053
  Retail and other............................                      14,257
  Provision for doubtful accounts.............                       4,500
  General and administrative..................                      66,731
  Corporate expense...........................                       3,111
  Rental expense..............................       (3,333)         3,140
  Pre-opening and developmental expense.......                       3,097
  Depreciation and amortization...............                      29,499
                                                   --------      ---------
                                                     (3,333)       200,775
                                                   --------      ---------
Operating income (loss).......................                      66,681
                                                   --------      ---------
Other income:
  Interest income.............................                       1,404
  Interest expense, net of amounts
    capitalized...............................                     (76,457)
  Interest expense on indebtedness to
    Principal Stockholder.....................                      (1,914)
  Other income................................                         565
  Loss on early retirement of debt............                     (50,372)
  Income (loss) from equity investment in
    Grand Canal Shop II.......................                       2,162
  Income (loss) from equity investment in
    consolidated subsidiaries.................          809
                                                   --------      ---------
Income (loss).................................          809        (57,931)
  Preferred return on Redeemable Preferred
    Interest held indirectly by Principal
    Stockholder of LVSI.......................                     (17,330)
  Capital contributions.......................       (5,671)
  Member's equity (deficit), beginning of
    period....................................      (79,097)       (72,734)
                                                   --------      ---------
  Member's equity (deficit), end of period....     $(83,959)     $(147,995)
                                                   ========      =========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                     GUARANTOR SUBSIDIARIES
                                            -----------------------------------------
                                                LIDO           MALL        VENETIAN        OTHER
                              VENETIAN      INTERMEDIATE   INTERMEDIATE     VENTURE         NON-       CONSOLIDATING/
                            CASINO RESORT     HOLDING        HOLDING      DEVELOPMENT    GUARANTOR      ELIMINATING
                                 LLC        COMPANY LLC    COMPANY LLC        LLC       SUBSIDIARIES      ENTRIES         TOTAL
                            -------------   ------------   ------------   -----------   ------------   --------------   ---------
Net cash provided by
  operating activities....    $  46,799        $              $             $              $   90          $            $ 46,889
                              ---------        ------         ------        ------         ------          ------       --------

Cash flows from investing
  activities:
  Increase in restricted
    cash..................          (47)                                                                                     (47)
  Capital expenditures....      (41,009)                                                     (855)                       (41,864)
                              ---------        ------         ------        ------         ------          ------       --------
Net cash used in investing
  activities..............      (41,056)                                                     (855)                       (41,911)
                              ---------        ------         ------        ------         ------          ------       --------

Cash flows from financing
  activities:
  Repayments on bank
    credit facility-
    tranche A term loan...     (103,125)                                                                                (103,125)
  Repayments on bank
    credit facility-
    tranche B term loan...      (49,750)                                                                                 (49,750)
  Repayments on bank
    credit facility-
    tranche C term loan...       (5,750)                                                                                  (5,750)
  Proceeds from bank
    credit facility-
    tranche C term loan...        5,750                                                                                    5,750
  Repayments on bank
    credit facility-
    term..................         (382)                                                                                    (382)
  Proceeds from bank
    credit facility-term..      152,750                                                                                  152,750
  Repayments on bank
    credit facility-
    revolver..............       (8,000)                                                                                  (8,000)
  Proceeds from bank
    credit facility-
    revolver..............       48,000                                                                                   48,000
  Repayments on FF&E
    credit facility.......      (16,121)                                                                                 (16,121)
  Proceeds from Phase II
    Subsidiary unsecured
    bank loan.............                                                                  1,092                          1,092
  Payments of deferred
    offering costs........       (4,697)                                                     (300)                        (4,997)
  Net decrease in
    intercompany
    accounts..............        6,283                                                                                    6,283
                              ---------        ------         ------        ------         ------          ------       --------
Net cash provided by
  financing activities....       24,958                                                       792                         25,750
                              ---------        ------         ------        ------         ------          ------       --------
Increase (decrease) in
  cash and cash
  equivalents.............       30,701                                                        27                         30,728
Cash and cash equivalents
  at beginning of
  period..................        4,260             4              4                           34                          4,302
                              ---------        ------         ------        ------         ------          ------       --------
Cash and cash equivalents
  at end of period........    $  34,961        $    4         $    4        $              $   61          $            $ 35,030
                              =========        ======         ======        ======         ======          ======       ========

                          VENETIAN CASINO RESORT, LLC

                    (A SUBSIDIARY OF LAS VEGAS SANDS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--SUMMARIZED FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                     GUARANTOR SUBSIDIARIES
                                            -----------------------------------------
                                                LIDO           MALL        VENETIAN        OTHER
                              VENETIAN      INTERMEDIATE   INTERMEDIATE     VENTURE         NON-       CONSOLIDATING/
                            CASINO RESORT     HOLDING        HOLDING      DEVELOPMENT    GUARANTOR      ELIMINATING
                                 LLC        COMPANY LLC    COMPANY LLC        LLC       SUBSIDIARIES      ENTRIES         TOTAL
                            -------------   ------------   ------------   -----------   ------------   --------------   ---------
Net cash provided by (used
  in) operating
  activities..............    $  36,556        $   (1)        $   (1)       $(3,097)      $ 3,129          $            $ 36,586
                              ---------        ------         ------        -------       -------          ------       --------
Cash flows from investing
  activities:
  Increase in restricted
    cash ($153.4 million
    for Phase 1A
    construction).........     (153,994)                                                                                (153,994)
  Capital expenditures....      (67,138)                                     (1,258)       (3,928)                       (72,324)
  Capital contribution to
    unconsolidated Grand
    Canal Shops II........      (37,864)                                                                                 (37,864)
  Dividend from
    unconsolidated Grand
    Canal Shops II........       21,590                                                                                   21,590
                              ---------        ------         ------        -------       -------          ------       --------
Net cash used in investing
  activities..............     (237,406)                                     (1,258)       (3,928)                      (242,592)
                              ---------        ------         ------        -------       -------          ------       --------
Cash flows from financing
  activities:
  Capital contribution to
    Lido Casino Resort,
    LLC...................       (1,316)                                                    1,316
  Capital contribution to
    Venetian Venture
    Development, LLC......       (4,355)                                      4,355
  Repayments on 12 1/4%
    mortgage notes........     (425,000)                                                                                (425,000)
  Proceeds from 11%
    mortgage notes........      850,000                                                                                  850,000
  Repayments on senior
    subordinated notes....      (97,500)                                                                                 (97,500)
  Repayments on completion
    guaranty loan.........      (31,124)                                                                                 (31,124)
  Repayments on senior
    secured credit
    facility-term B.......         (625)                                                                                    (625)
  Proceeds from senior
    secured credit
    facility-term B.......      250,000                                                                                  250,000
  Repayments on bank
    credit
    facility-term.........     (151,986)                                                                                (151,986)
  Repayments on bank
    credit
    facility-revolver.....      (61,000)                                                                                 (61,000)
  Proceeds from bank
    credit
    facility-revolver.....       21,000                                                                                   21,000
  Repayments on FF&E
    credit facility.......      (53,735)                                                                                 (53,735)
  Repayments on Phase II
    Subidiary credit
    facility..............                                                                 (3,933)                        (3,933)
  Repayments on Phase II
    Subidiary unsecured
    bank loan.............                                                                 (1,092)                        (1,092)
  Repurchase premiums
    incurred in connection
    with refinancing
    transctions...........      (33,478)                                                                                 (33,478)
  Payments of deferred
    offering costs........      (38,004)                                                       (6)                       (38,010)
Net increase(decrease) in
  intercompany accounts...      (18,424)                                                    1,508                        (16,916)
                              ---------        ------         ------        -------       -------          ------       --------
Net cash provided by (used
  in) financing
  activities..............      204,453                                       4,355        (2,207)                       206,601
                              ---------        ------         ------        -------       -------          ------       --------
Increase (decrease) in
  cash and cash
  equivalents.............        3,603            (1)            (1)                      (3,006)                           595
Cash and cash equivalents
  at beginning of
  period..................        7,806             4              4                        3,105                         10,919
                              ---------        ------         ------        -------       -------          ------       --------
Cash and cash equivalents
  at end of period........    $  11,409        $    3         $    3        $             $    99          $            $ 11,514
                              =========        ======         ======        =======       =======          ======       ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE DIRECTORS AND MEMBERS OF GRAND CANAL SHOPS MALL SUBSIDIARY, LLC

    In our opinion, the accompanying balance sheets and the related statements of operations, of members' equity and of cash flows present fairly, in all material respects, the financial position of Grand Canal Shops Mall Subsidiary, LLC (the "Mall"), at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Mall's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As more fully described in Note 2, the Company changed its method of accounting for lossses on early retirements of debt in connection with its adoption of Financial Accounting Standards Board Statement No. 145.

PRICEWATERHOUSECOOPERS LLP

Las Vegas, Nevada
February 1, 2002 except for Notes 2 and 9
  as to which the date is June 28, 2002

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           2001
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  2,972       $  6,650
  Restricted cash and investments...........................       1,078          1,118
  Accounts receivable, net..................................         973          1,436
  Prepaid expenses..........................................         317            363
                                                                --------       --------
Total current assets........................................       5,340          9,567
Property and equipment, net.................................     140,185        136,167
Deferred offering costs, net................................       3,979          1,903
Other assets, net...........................................       3,907          3,745
                                                                --------       --------
                                                                $153,411       $151,382
                                                                ========       ========

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  1,005       $    368
  Payable to Venetian Casino Resort LLC.....................         526            935
  Accrued interest payable..................................       1,779            872
  Other accrued liabilities.................................       1,363          1,647
  Long-term debt............................................          --        105,000
                                                                --------       --------
Total current liabilities...................................       4,673        108,822

Long-term debt..............................................     105,000             --
Long-term subordinated loan payable to Principal
  Stockholder...............................................      35,000         35,000
                                                                --------       --------
                                                                 144,673        143,822

Commitments and contingencies
Members' equity.............................................       8,738          7,560
                                                                --------       --------
                                                                $153,411       $151,382
                                                                ========       ========

   The accompanying notes are an integral part of these financial statements.

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC

                            STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1999        2000        2001
                                                            ---------   ---------   ---------
Revenues:
  Rental income...........................................  $   5,283   $  14,776   $ 16,084
  Overage rent............................................        614       2,466      2,656
  Tenant reimbursements...................................      3,557       9,834     11,417
  Other...................................................        390       3,705      4,550
                                                            ---------   ---------   --------
                                                                9,844      30,781     34,707
                                                            ---------   ---------   --------

Operating expenses:
  Facility operating costs................................      4,397      11,194     12,230
  Provision for doubtful accounts.........................        700         209        132
  General and administrative..............................        512       1,219      1,570
  Rental expense..........................................      1,178       2,157      2,157
  Depreciation and amortization...........................      2,401       4,542      4,784
                                                            ---------   ---------   --------
                                                                9,188      19,321     20,873
                                                            ---------   ---------   --------
Operating income..........................................        656      11,460     13,834

Other income (expense)
  Interest income.........................................          6          72        129
  Interest expense, net of amounts capitalized............     (7,416)    (12,589)   (10,173)
  Interest expense on indebtedness to Principal
    Stockholder...........................................       (163)     (5,213)    (4,968)
  Loss on early retirement of debt........................       (589)         --         --
                                                            ---------   ---------   --------
Net income (loss).........................................  $  (7,506)  $  (6,270)  $ (1,178)
                                                            =========   =========   ========

   The accompanying notes are an integral part of these financial statements.

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC

                         STATEMENTS OF MEMBER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                               TOTAL
                                                              --------
BALANCE AT DECEMBER 31, 1998................................  $     11
Proceeds from capital contribution..........................    22,498
Net loss....................................................    (7,506)
                                                              --------
BALANCE AT DECEMBER 31, 1999................................    15,003
Net loss....................................................    (6,270)
Proceeds from capital contribution..........................         5
                                                              --------
BALANCE AT DECEMBER 31, 2000................................     8,738
Net loss....................................................    (1,178)
                                                              --------
BALANCE AT DECEMBER 31, 2001................................  $  7,560
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1999         2000       2001
                                                              -----------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $ (7,506)    $(6,270)   $(1,178)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      2,401       4,542      4,784
  Amortization of debt offering costs and original issue
    discount................................................      2,040       2,011      2,076
  Provision for doubtful accounts...........................        700         209        132
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (4,105)      2,223       (595)
    Prepaid expenses........................................       (214)       (103)       (46)
    Other assets............................................     (3,067)       (840)       162
    Accounts payable and related............................      1,452        (446)      (637)
    Payable to Venetian Casino Resort LLC...................      3,908        (159)       409
    Accrued interest payable................................        163       1,616       (907)
    Other accrued liabilities...............................        964         399        284
                                                               --------     -------    -------
Net cash provided by (used in) operating activities.........     (3,264)      3,182      4,484
                                                               --------     -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash......................     (2,191)      1,112        (40)
Capital expenditures........................................    (53,593)       (762)      (766)
                                                               --------     -------    -------
Net cash used in investing activities.......................    (55,784)        350       (806)
                                                               --------     -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contributions from Venetian Casino
  Resort LLC................................................     22,498           5         --
Repayments on mall construction loan facility...............   (140,000)         --         --
Proceeds from mall construction loan facility...............     37,287          --         --
Proceeds from mall--tranche A take-out loan.................    105,000          --         --
Proceeds from mall--tranche B take-out loan                      35,000          --         --
Payments of deferred offering costs.........................       (747)       (565)        --
                                                               --------     -------    -------
Net cash provided by financing activities...................     59,038        (560)        --
                                                               --------     -------    -------
Increase (decrease) in cash and cash equivalents............        (10)      2,972      3,678
Cash and cash equivalents at beginning of period............         10          --      2,972
                                                               --------     -------    -------
Cash and cash equivalents at end of period..................   $     --     $ 2,972    $ 6,650
                                                               ========     =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments for interest................................   $    349     $18,707    $13,972
                                                               ========     =======    =======

    The accompanying notes are an integral part of these financial statement

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS OF COMPANY

    Grand Canal Shops Mall Subsidiary, LLC (the "Company" or "Mall") was formed on December 9, 1999 and owns and operates the retail mall in the Venetian Casino Resort (the "Casino Resort"). The mall offers approximately 445,000 net leasable square feet of shopping dining and entertainment space within the Casino Resort. In addition to the Mall, the Casino Resort includes 3,036 suites, casino space approximating 116,000 square feet and 500,000 square feet of convention space.

    The Mall is indirectly owned by Las Vegas Sands, Inc. ("LVSI") through its subsidiaries Venetian Casino Resort LLC ("Venetian") and Grand Canal Shops Mall MM Subsidiary, Inc. ("Mall MM"). Mall MM is the managing member of the Mall.

    LVSI and Venetian are co-obligors of indebtedness used to construct the Casino Resort. The Mall is not a guarantor of the indebtedness.

    The Casino Resort is physically connected to the approximately 1.15 million square foot Sands Expo and Convention Center (the "Expo Center"). Interface Group--Nevada, Inc. ("IGN"), the owner of the Expo Center, is beneficially owned by the principal stockholder of LVSI. Venetian, the Mall and IGN transact business with each other and are parties to certain agreements (see Note 6).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

    The preparation of the financial statements in accordance with generally accepted accounting principles requires the Mall to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates those estimates, including those related to asset impairment, compensation and related benefits, revenue recognition, allowance for doubtful accounts, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term investments with original maturities not in excess of 90 days.

ACCOUNTS RECEIVABLE

    Accounts receivable are due within one year and are recorded net of amounts estimated to be uncollectible.

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Building and improvements.......................  15 to 40 years
Furniture, fixtures and equipment...............  3 to 15 years
Leasehold improvements..........................  term of related lease

    Maintenance, repairs and renewals that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.

    Management reviews assets for possible impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets exceeds their fair value. Impairment losses are recognized when estimated future undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying amounts.

CAPITALIZED INTEREST

    Interest costs associated with major construction projects are capitalized. Interest is capitalized on amounts expended on the Mall using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest ceases when the project is substantially complete.

DEBT DISCOUNT AND DEFERRED OFFERING COSTS

    Debt discount and offering costs are amortized based on the terms of the related debt instruments using the straight-line method, which approximates the effective interest method.

REVENUE RECOGNITION

    Minimum rental revenues are recognized on a straight-line basis over the terms of the related lease. Percentage rents are recognized in the period in which the tenants exceed their respective percentage rent thresholds. Charges to tenants for real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period billed which approximates the period in which the applicable costs are incurred.

INCOME TAXES

    The Mall has elected to be taxed as an LLC which is a tax pass-through entity for federal income tax purposes. Nevada does not levy a corporate income tax. Accordingly, no provision for federal or state income taxes is included in the statement of operations.

ADVERTISING COSTS

    Costs for advertising are expensed as incurred, which are capitalized and amortized over the period of the related program. Direct-response advertising consists primarily of mailing costs associated with the direct-mail programs. Capitalized advertising costs, included in prepaid

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expense, were immaterial at December 31, 2000 and 2001. Advertising costs that were expensed during the year were zero, $0.2 million and $0.7 million in 1999, 2000 and 2001, respectively.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of short-term investments and receivables. The short-term investments are placed with a high credit quality financial institution, which invests primarily in money market funds.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), entitled "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, it depends on its effectiveness as a hedge. SFAS 133 as amended is effective for all fiscal quarters of fiscal years beginning after December 31, 2000. SFAS 133 should not be applied retroactively to financial statements of prior periods. The Company adopted
SFAS 133 on January 1, 2001.

    The Company has a policy aimed at managing interest rate risk associated with its current and anticipated future borrowings. This policy enables the Company to use any combination of interest rate swaps, futures, options, cap and similar instruments. To the extent the Company employs such financial instruments pursuant to this policy, and the instruments qualify for hedge accounting, they are accounted for as hedging instruments. In order to qualify for hedge accounting, the underlying hedged item must expose the Company to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Company's exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in the period of change. Otherwise, gains and losses are not recognized except to the extent that the financial instrument is disposed of prior to maturity. Net interest paid or received pursuant to the financial instrument is included as interest expense in the period.

RECENT ACCOUNTING PRONOUNCEMENTS

    In July 2001, the Financial Accounting Standards Board issued Statement
No. 141 ("SFAS 141"), entitled "Business Combinations" and Statement No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 is effective as follows: (a) use of the pooling-of-interests method is prohibited for business combinations initiated after June 30 2001; and (b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provision that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

    In August 2001, the Financial Accounting Standards Board issued Statement No. 143 ("SFAS 143"), "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 15, 2002.

    In October 2001, the Financial Accounting Standards Board issued Statement No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, is to be applied prospectively.

    In April 2002, the Financial Accounting Standards Board issued statement
No. 145 ("SFAS 145") "Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13." SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations to the extent they do not meet the requirements for classification as an extraordinary loss, as defined by APB Opinion No. 30. The Company has adopted SFAS 145 and will no longer present losses on early retirements of debt as an extraordinary item. Accordingly, for the year ended December 31, 1999 the loss on early retirement of debt of $0.6 million has been reclassified to other income (expense) to conform to this new presentation. The adoption of SFAS 145 had no impact on the Company's financial condition or cash flows.

    The Company is currently evaluating the provisions of SFAS 141, SFAS 142, SFAS 143 and SFAS 144 and does not anticipate that the effects of these changes will have an impact the Company's financial position, results of operations or cash flows.

NOTE 3--RESTRICTED CASH

    Restricted cash represents amounts which have been deposited to certain restricted accounts, which are controlled by the Company, but which are restricted as to use under the terms of the disbursement agreement for the Company's indebtedness.

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4--PROPERTY AND EQUIPMENT, NET

    Property and equipment includes costs incurred to construct the Mall and consists of the following (in thousands):

                                                          DECEMBER 31,
                                                     -----------------------
                                                        2000         2001
                                                     ----------   ----------
Building and improvements..........................  $  146,215   $  146,624
Equipment, furniture, fixtures and leasehold
  improvements.....................................         494          494
Construction in progress...........................          27          142
                                                     ----------   ----------
                                                        146,736      147,260

Less: accumulated depreciation and amortization....      (6,550)     (11,093)
                                                     ----------   ----------
                                                     $  140,186   $  136,167
                                                     ==========   ==========

    During the years ended December 31, 1999, 2000 and 2001, the Company capitalized interest expense of $5.2 million, zero, and zero, respectively.

NOTE 5--LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
Mall Tranche A Take-out Loan................................    105,000    105,000
Subordinated Mall Tranche B Take-out Loan from Principal
  Stockholder...............................................     35,000     35,000
                                                              ---------   --------
                                                              $ 140,000   $140,000
                                                              =========   ========

    MALL TRANCHE A TAKE-OUT LOAN

    On December 20, 1999, certain take-out lenders (collectively, the "Tranche A Take-out Lender") funded a $105.0 million Tranche A take-out loan to the Company (the "Tranche A Take-out Loan"). The proceeds were used to repay indebtedness under the mall construction loan facility.

    The indebtedness under the Tranche A Take-out Loan is secured by first priority liens on the assets that comprise the retail mall (the "Mall Assets"). The annual interest rate on the Tranche A Take-out Loan is 350 basis points over 30-day LIBOR and is payable monthly. The average interest rate incurred during 2001 was 7.71%. The Tranche A Take-out Loan was due in full on December 20, 2002.

    The Company is required to enter into an interest rate cap agreement to limit the impact of increases in interest rates on its floating rate debt derived from the Tranche A Take-out Loan. To meet the requirements of the Tranche A Take-out Loan, the Company entered into a cap agreement during 2000 (the "Cap Agreement"), which resulted in a premium payment to counterparties based upon notional principal amounts for a term equal to the term of the Tranche A Take-out Loan. The interest rate cap provisions of the Cap Agreement entitle the Company to receive from the

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--LONG-TERM DEBT (CONTINUED)
counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in such agreement. The net effect on interest expense of the cap agreements was zero for the year ended December 31, 2001. If the Company had terminated the Cap Agreement as of December 31, 2001, the Company would not have had to pay any amounts based on quoted market values from the various institutions holding the swaps. The notional amount of the Cap Agreement at December 31, 2001 was $42.3 million.

    The Company is also required pursuant to the Tranche A Take-out Loan to maintain certain funds in escrow for mall management fees, tenant disputes, tenant allowances and leasing commissions. At each of December 31, 2000 and 2001, $1.1 million was held in escrow for these purposes and classified as restricted cash in the accompanying financial statements.

    MALL TRANCHE B TAKE-OUT LOAN

    On December 20, 1999, the Principal Stockholder funded a Tranche B take-out loan to provide $35.0 million in financing to the New Mall Subsidiary (the "Tranche B Take-out Loan" and, together with the Tranche A Take-out Loan, the "Mall Take-out Financing"). The proceeds, along with $105.0 million of proceeds from the Tranche A Take-out Loan, were used to repay the mall construction loan facility in full.

    The indebtedness under the Tranche B Take-out Loan is secured by second priority liens on the Mall Assets. The loan bears interest at 14% per annum and is payable monthly. During 1999, 2000 and 2001, the Company incurred interest expense of $0.2 million, $5.2 million and $5.0 million, respectively, under this loan. The initial maturity date of the Tranche B Take-out Loan is December 20, 2004 with a right of extension to December 20, 2007. No principal payments are due thereunder until maturity.

    As further described in Note 9, the Mall Tranche A Take-out Loan and the Mall Tranche B Take-out Loan were refinanced on June 4, 2002.

NOTE 6--RELATED PARTY TRANSACTIONS

    As support for the development and operation of the Casino Resort, the principal stockholder of LVSI or his affiliates provided the following:

     (i) the $35.0 million Tranche B Take-out Loan; and

    (ii) a $20.0 million unsecured guaranty of the $105.0 million Tranche A Take-out Loan.

    As further described in Note 9, as of June 4, 2002, in connection with a refinancing of the Company's indebtedness, the above transactions have been retired and cancelled, respectively.

    The principal stockholder of LVSI is a partner in two entities formed to operate restaurants in the Mall. The terms and conditions of the leases granted by the Mall for such restaurants are at amounts which management believes would be no less favorable than those negotiated with independent third parties. Postrio Las Vegas LLC and Carnevale Coffee Bar LLC paid the Mall zero,
$0.8 million and $1.1 million for the years ended December 31, 1999, 2000 and 2001, respectively.

    The Venetian leases certain retail outlets within the Mall from the Company. Total rental income, overage rents and tenant reimbursements earned by the Company from the Venetian in relation to

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--RELATED PARTY TRANSACTIONS (CONTINUED) these outlets for the years ended December 31, 1999, 2000 and 2001 were approximately $0.2 million, $0.9 million and $1.2 million, respectively.

    The Mall, the Venetian and IGN are parties to an Amended and Restated Reciprocal Easement, Use and Operating Agreement (the "Cooperation Agreement") which, among other things, provides for the integrated operation of all the facilities and addresses, encroachments, joint marketing and the sharing of certain facilities and costs related thereto.

NOTE 7--COMMITMENTS AND CONTINGENCIES

ENERGY SERVICES AGREEMENTS AND OPERATING LEASE AGREEMENTS

    During 1997, Venetian and the Company entered into separate energy service agreements with a heating and air conditioning ("HVAC") provider (the "HVAC Provider"). Under the terms of the energy services agreement and other separate energy services agreements, HVAC energy and services will be purchased by Venetian, the Company, its mall tenants and IGN over initial terms expiring in 2009 with an option to collectively extend the terms of their agreements for two consecutive five-year periods.

    Pursuant to the Venetian's construction management contract (as more fully defined under "Litigation" below), the HVAC plant was constructed by the Construction Manager on land owned by the Venetian and leased to the HVAC Provider. The HVAC equipment is owned by the HVAC Provider, which paid all costs ("HVAC Costs") in connection with the purchase and installation of the HVAC equipment. The total HVAC Costs were $70.0 million.

    The charges payable under the separate energy services agreements include a fixed component applied to the HVAC Costs paid by the HVAC Provider, reimbursement of operational and related costs and a management fee.

    As of December 31, 2001, Venetian and the Company were obligated under the energy services agreements to make future minimum payments as follows (in thousands):

YEARS ENDING DECEMBER 31,
-------------------------
2002........................................................  $ 7,657
2003........................................................    7,657
2004........................................................    7,657
2005........................................................    7,657
2006........................................................    7,657
Thereafter..................................................   19,142
                                                              -------
Total minimum payments......................................  $57,427
                                                              =======

    Expenses incurred under the energy services agreements were $4.3 million, $7.0 million and $6.2 million for the years ended December 31, 1999, 2000 and 2001, respectively. The Company is responsible for 19% of energy services rental payments and these amounts exclude payments by IGN.

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED)
LITIGATION

    LVSI and Venetian are party to litigation matters and claims related to its operations and construction of the Casino Resort that could have a material adverse effect on the financial position, results of operations or cash flows of LVSI or Venetian to the extent such litigation is not covered by the Insurance Policy.

    The construction of the principal components of the Casino Resort was undertaken by the Construction Manager pursuant to a construction management agreement and certain amendments thereto (as so amended, the "Construction Management Contract"). The Construction Management Contract established a final guaranteed maximum price (the "Final GMP") of $645.0 million, so that, subject to certain exceptions (including an exception for cost overruns due to "scope changes"), the Construction Manager was responsible for any costs of the work covered by the Construction Management Contract in excess of the Final GMP. The obligations of the Construction Manager under the Construction Management Contract are guaranteed by Bovis, Inc. ("Bovis" and such guaranty, the "Bovis Guaranty"), the Construction Manager's direct parent at the time the Construction Management Contract was entered into. Bovis' obligations under the Bovis Guaranty are guaranteed by The Peninsular and Oriental Steam Navigation Company ("P&O"), a British public company and the Construction Manager's ultimate parent at the time the Construction Management Contract was entered into (such guaranty, the "P&O Guaranty").

    On July 30, 1999, Venetian filed a complaint against the Construction Manager and Bovis in United States District Court for the District of Nevada. The action alleges breach of contract by the Construction Manager of its obligations under the Construction Management Contract and a breach of contract by Bovis of its obligations under the Bovis Guaranty, including failure to fully pay trade contractors and vendors and failure to meet the April 21, 1999 guaranteed completion date. The Venetian amended this complaint on November 23, 1999 to add P&O as an additional defendant. The suit is intended to ask the courts, among other remedies, to require the Construction Manager and its guarantors to pay its contractors, to compensate Venetian for the Construction Manager's failure to perform its duties under the Construction Management Contract and to pay Venetian the agreed upon liquidated damages penalty for failure to meet the guaranteed substantial completion date. Venetian seeks total damages in excess of $100.0 million. The Construction Manager subsequently filed motions to dismiss Venetian's complaint on various grounds, which the Venetian opposed. The Construction Manager's principal motions to date have either been denied by the court or voluntarily withdrawn.

    In response to Venetian's breach of contract claims against the Construction Manager, Bovis and P&O, the Construction Manager filed a complaint on August 3, 1999 against Venetian in the District Court of Clark County, Nevada. The action alleges a breach of contract and QUANTUM MERUIT claims under the Construction Management Contract and also alleges that Venetian defrauded the Construction Manager in connection with the construction of the Casino Resort. The Construction Manager seeks damages, attorney's fees and costs and punitive damages. In the lawsuit, the Construction Manager claims that it is owed approximately $90.0 million from Venetian and its affiliates. This complaint was subsequently amended by the Construction Manager, which also filed an additional complaint against the Venetian relating to work done and funds advanced with respect to the contemplated development of the Phase II Resort. Based upon its preliminary review of the complaints, the fact that the Construction Manager has not provided Venetian with

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED) reasonable documentation to support such claims, and the Venetian's belief that the Construction Manager has materially breached its agreements with the Venetian, the Venetian believes that the Construction Manager's claims are without merit and intends to vigorously defend itself and pursue its claims against the Construction Manager in any litigation.

    In connection with these disputes, as of December 31, 1999 the Construction Manager and its subcontractors filed mechanics liens against the Casino Resort for $145.6 million and $182.2 million, respectively. The Venetian believes that a major reason these lien amounts exceed the Construction Manager's claims of $90.0 million is based upon a duplication of liens through the inclusion of lower-tier claims by subcontractors in the liens of higher-tier contractors, including the lien of the Construction Manager. As of December 31, 1999, the Venetian had purchased surety bonds for virtually all of the claims underlying these liens (other than approximately $15.0 million of claims with respect to which the Construction Manager purchased bonds). As a result, there can be no foreclosure of the Casino Resort in connection with the claims of the Construction Manager and its subcontractors. However, the Venetian will be required to pay or immediately reimburse the bonding company if and to the extent that the underlying claims are judicially determined to be valid. If such claims are not settled, it is likely to take a significant amount of time for their validity to be judicially determined.

    The Venetian believes that these claims are, in general, unsubstantiated, without merit, overstated and/or duplicative. The Construction Manager itself has publicly acknowledged that at least some of the claims of its subcontractors are without merit. In addition, the Venetian believes that pursuant to the Construction Management Contract and the Final GMP, the Construction Manager is responsible for payment of any subcontractors' claims to the extent they are determined to be valid. The Venetian may also have a variety of other defenses to the liens that have been filed, including, for example, the fact that the Construction Manager and its subcontractors previously waived or released their rights to file liens against the Casino Resort. The Venetian intends to vigorously defend itself in any lien proceedings.

    On August 9, 1999, the Venetian notified the insurance companies providing coverage under its liquidated damages insurance policy (the "LD Policy") that it has a claim under the LD Policy. The LD Policy provides insurance coverage for the failure of the Construction Manager to achieve substantial completion of the portions of the Casino Resort covered by the Construction Management Contract within 30 days of the April 21, 1999 deadline, with a maximum liability under the LD Policy of approximately $24.1 million and with coverage being provided, on a per-day basis, for days 31-120 of the delay in the achievement of substantial completion. Because Venetian believes that substantial completion was not achieved until November 12, 1999, the Venetian's claim under the LD Policy is likely to be for the above-described maximum liability of $24.1 million. The Venetian expects the LD Policy insurers to assert many of the same claims and defenses that the Construction Manager has asserted or will assert in the above-described litigations. Liability under the LD Policy may ultimately be determined by binding arbitration.

    In June 2000, the Venetian purchased an insurance policy (the "Insurance Policy") for loss coverage in connection with all litigation relating to the construction of the Casino Resort (the "Construction Litigation"). Under the Insurance Policy, the Venetian will self-insure the first $45.0 million and the insurer will insure up to the next $80.0 million of any possible covered losses. The Insurance Policy provides coverage for any amounts determined in the Construction Litigation

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--COMMITMENTS AND CONTINGENCIES (CONTINUED) to be owed to the Construction Manager or its subcontractors relating to claimed delays, inefficiencies, disruptions, lack of productivity/unauthorized overtime or schedule impact, allegedly caused by the Venetian during construction of the Casino Resort, as well as any defense costs. The insurance is in addition to, and does not affect, any scope change guarantees provided by the Principal Stockholder pursuant to the Completion Guaranty.

    All of the pending litigation described above is in preliminary stages and it is not yet possible to determine a range of loss or its ultimate outcome. If any litigation or other lien proceedings concerning the claims of the Construction Manager or its subcontractors were decided adversely to the Venetian, such litigation or other lien proceedings could have a material adverse effect on the financial position, results of operations or cash flows of LVSI or Venetian to the extent such litigation or lien proceedings are not covered by the Insurance Policy.

NOTE 8--MINIMUM LEASE INCOME

    The Company has entered into a number of operating leases in relation to the Mall and various retail and food and beverage outlets in the Casino Resort, which range in length from 5 to 20 years. The future minimum lease income under these leases consisted of the following at December 31, 2001 (in thousands):

2002........................................................  $ 16,673
2003........................................................    16,605
2004........................................................    16,045
2005........................................................    14,233
2006........................................................    13,944
Thereafter..................................................    58,471
                                                              --------
Total.......................................................  $135,971
                                                              ========

    Most of the leases include provisions for reimbursements of other charges including real estate taxes, utilities and other operating costs. Total reimbursements amounted to $3.6 million, $9.8 million and $11.4 in 1999, 2000 and 2001, respectively.

    The Company has entered into an agreement with Forest City Enterprises (the "Mall Manager"), a subsidiary of Forest City Ratner Enterprises, a leading developer and manager of retail and commercial real estate developments, whereby the Mall Manager manages the Mall and supervises and assists in the creation of an advertising and promotional program and a marketing plan for the Mall. The Mall Manager is also responsible for, among other things, preparation of a detailed plan for the routine operation of the Mall, collection and deposit procedures for rents and other tenant charges, supervision of maintenance and repairs and, on an annual basis, preparation of a detailed budget (including any anticipated extraordinary expenses and capital expenditures) for the Mall. The term of the management contract is five years from June 19, 1999, the date the Mall opened to the public. The Mall Manager receives a management fee of 2% of all gross rents received from the operation of the Mall; provided that the Mall Manager will receive a minimum fee of $450,000 per year. For the years ended December 31, 1999, 2000 and 2001, management fees paid to the Mall Manager were $240,000, $450,000 and $450,000, respectively. Beginning in June 2002, the minimum management fee will increase to $600,000 per year.

                     GRAND CANAL SHOPS MALL SUBSIDIARY, LLC
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--SUBSEQUENT EVENTS

    On June 4, 2002, the Company entered into an agreement (the "Secured Mall Facility") with certain lenders to provide for a $105.0 million loan (subsequently increased to $120.0 million on June 28, 2002). The initial
$105.0 million of proceeds from the Secured Mall Facility, along with the proceeds of a $37.9 million investment in the Company by Venetian, were used to repay the Mall Take-out Financing upon the consummation of the Refinancing Transactions. The additional $15.0 million of proceeds (net of financing costs) were distributed to Venetian to be used for general corporate purposes. The indebtedness under the Secured Mall Facility is secured by a first priority lien on the assets that comprise the retail mall (the "Mall Assets").

    The amounts outstanding under the Secured Mall Facility bear interest at the adjusted one month Eurodollar rate plus 1.875% per annum interest is paid monthly and there is no scheduled principal amortization. The Secured Mall Facility is due in full on June 28, 2005 and provides for two one-year extensions at the option of the Company, subject to certain criteria. The Secured Mall Facility contains affirmative, negative and financial covenants including net operating income performance standards.

    In connection with a refinancing of the outstanding indebtedness of LVSI and Venetian and the Mall (the "Refinancing Transaction") a reorganization of the structure of LVSI occurred (the "Reorganization"), whereby, among other things, Grand Canal Shops II, LLC was created (the "New Mall Subsidiary") to operate the retail mall. The New Mall Subsidiary is also indirectly owned by LVSI through its subsidiaries Venetian and Mall MM as was Grand Canal Shops Mall Subsidiary, LLC. Due to the common control and continuation of ownership by Mall MM and the Venetian of the mall and New Mall Subsidiary, the transfer of the retail mall operations and related assets to the New Mall Subsidiary will be accounted for as a reorganization of entities under common control. Accordingly, the financial statements will be presented as if the Reorganization occurred at the beginning of the earliest period presented and include all the accounts of both entities involved on a historical cost basis, in a manner similar to a pooling of interests.

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                             LAS VEGAS SANDS, INC.
                          VENETIAN CASINO RESORT, LLC

                      EXCHANGE OFFER FOR ITS $850,000,000
                          11% MORTGAGE NOTES DUE 2010

                            -----------------------
                                   PROSPECTUS
                               NOVEMBER 22, 2002
                          ---------------------------

    No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Las Vegas Sands, Inc. or Venetian Casino Resort, LLC since the date of this prospectus.

    Broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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